Filed Pursuant to Rule 424(b)(3)
Registration No. 333-261876
PROSPECTUS
PEAR THERAPEUTICS, INC.
95,711,409 Shares of Class A Common Stock
5,013,333 Warrants to Purchase Shares of Class A Common Stock
This prospectus relates to the issuance by us of (a) up to 5,013,333 shares of Class A common stock, par value $0.0001 per share (“Pear Class A Common Shares”), issuable upon the exercise of the Private Placement Warrants (as defined below), (b) up to 9,199,944 Pear Class A Common Shares issuable upon the exercise of the Public Warrants (as defined below) and (c) 12,935,625 Pear Class A Common Shares that may be issued from time to time upon achievement of certain stock price thresholds (the “Earn-out Shares”).
In addition, this prospectus relates to the offer and sale from time to time by the selling securityholders named in this prospectus (the “Selling Securityholders”), or their permitted transferees, of (a) up to 73,575,840 Pear Class A Common Shares (which includes up to 5,013,333 Pear Class A Common Shares issuable upon the exercise of the Private Placement Warrants), up to 44,995,481 Pear Class A Common Shares beneficially owned by and/or underlying option grants to certain of our affiliates, 6,900,000 Pear Class A Common Shares beneficially owned by the Sponsor and certain other parties pursuant to the Sponsor Support Agreement, 10,280,000 Pear Class A Common Shares purchased at the closing of the Business Combination by a number of subscribers pursuant to separate PIPE Subscription Agreements (inclusive of shares purchased pursuant to the Forward Purchase Assignment) (the “PIPE Shares”) and 6,387,026 Pear Class A Common Shares beneficially owned by certain stockholders pursuant to the Amended Forward Purchase Agreement) and (b) up to 5,013,333 Private Placement Warrants to purchase Pear Class A Common Shares.
This prospectus provides you with a general description of such securities and the general manner in which the Selling Securityholders may offer or sell the securities. More specific terms of any securities that the Selling Securityholders may offer or sell may be provided in a prospectus supplement that describes, among other things, the specific amounts and prices of the securities being offered and the terms of the offering. The prospectus supplement may also add, update or change information contained in this prospectus.
We will not receive any proceeds from the sale of shares of Class A Common Stock or Private Placement Warrants by the Selling Securityholders pursuant to this prospectus, except with respect to amounts received by us upon exercise of the Warrants to the extent such Warrants are exercised for cash and from the exercise of options held by affiliates. However, we will pay the expenses, other than any underwriting discounts and commissions, associated with the sale of securities pursuant to this prospectus.
We are registering certain of the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that either we or the Selling Securityholders will issue, offer or sell, as applicable, any of the securities. The Selling Securityholders may offer and sell the securities covered by this prospectus in a number of different ways and at varying prices. We provide more information about how the Selling Securityholders may sell the shares or Private Placement Warrants in the section entitled “Plan of Distribution.”
You should read this prospectus and any prospectus supplement or amendment carefully before you invest in our securities.
Our Class A Common Stock is listed on The Nasdaq Capital Market (“Nasdaq”) under the symbol “PEAR” and the Public Warrants are listed on Nasdaq under the symbol “PEARW”. On December 22, 2021, the last quoted sale price for the Pear Class A Common Shares as reported on Nasdaq was $5.98 per share and the last quoted sale price for our Public Warrants as reported on Nasdaq was $0.66 per warrant.
We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.
Investing in our securities involves a high degree of risk. Before buying any securities, you should carefully read the discussion of the risks of investing in our securities in “Risk Factors” beginning on page 12 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is December 30, 2021.

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TRADEMARKS
This document contains references to trademarks, trade names and service marks belonging to other entities. Solely for convenience, trademarks, trade names and service marks referred to in this prospectus may appear without the ® or TM symbols, but such references are not intended to indicate, in any way, that the applicable licensor will not assert, to the fullest extent under applicable law, its rights to these trademarks and trade names. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

SELECTED DEFINITIONS
As used in this proxy statement/prospectus, unless otherwise noted or the context otherwise requires, references to the following capitalized terms have the meanings set forth below:
“Amended Forward Purchase Agreement” means the Forward Purchase Agreement, as amended from time to time, including by the Amendment to Forward Purchase Agreement and the Second Amendment to Forward Purchase Agreement.
“Amended Forward Purchase Units” means the units issued to the Anchor Investor pursuant to the Amended Forward Purchase Agreement, consisting solely of Forward Purchase Shares.
“Amendment to Forward Purchase Agreement” means the Amendment to Forward Purchase Agreement, dated as of June 21, 2021, by and between THMA and the Anchor Investor.
“Anchor Investor” means KLP SPAC 1 LLC, a Delaware limited liability company affiliated with the Pritzker Vlock Family Office, with which THMA has entered into the Amended Forward Purchase Agreement.
“Ancillary Agreements” means the Registration Rights Agreement, the Sponsor Agreement, the Subscription Agreements, the Pear Stockholder Support Agreements, the Lock-Up Agreements, the letter of transmittal delivered to Pear stockholders in connection with the Merger and the other agreements, documents, instruments contemplated by the Business Combination Agreement executed in connection with the transactions contemplated thereby.
“Business Combination” means the merger of Merger Sub with and into Pear US, with Pear US surviving the merger as a wholly-owned subsidiary of Pear.
“Business Combination Agreement” means the Business Combination Agreement, dated as of June 21, 2021, by and among THMA, Pear (US) and Merger Sub.
“Board” means the board of directors of Pear.
“Bylaws” means the Amended and Restated Bylaws of Pear.
“Closing Date” means December 3, 2021.
“Code” means the Internal Revenue Code of 1986, as amended. “Continental” means Continental Stock Transfer & Trust Company, as Pear’s transfer agent.
“Certificate of Incorporation” means the Second Amended and Restated Certificate of Incorporation of Pear.
“DGCL” means the Delaware General Corporation Law, as may be amended from time to time.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Forward Purchase Agreement” means the Forward Purchase Agreement, dated as of February 1, 2021, by and between THMA and the Anchor Investor.
“Forward Purchase Assignment” means the Forward Purchase Agreement Assignment, dated as of December 2, 2021, by and among THMA, the Anchor Investor and a Pipe Investor.
“Forward Purchase Shares” means the Pear Class A Common Shares sold to the Anchor Investor pursuant to the Amended Forward Purchase Agreement.
“Forward Purchase Warrants” means the warrants to purchase Pear Class A Common Shares sold to the Anchor Investor pursuant to the Forward Purchase Agreement (for the avoidance of doubt, prior to the execution of the Amendment to Forward Purchase Agreement).
“Founder Shares” means THMA Class B Common Shares and Pear Class A Common Shares issued upon the automatic conversion thereof upon the closing of the Business Combination.

“GAAP” means the generally accepted accounting principles in the United States, as applied on a consistent basis.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
“Initial Public Offering” means the initial public offering of THMA, which closed on February 4, 2021.
“Initial Stockholders” means holders of the THMA’s Founder Shares prior to the Business Combination.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“JOBS Act” means the Jumpstart Our Business Startups Act of 2012.
“Merger Sub” means Oz Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of THMA.
“Original Forward Purchase Units” means the units to be issued to the Anchor Investor pursuant to the Forward Purchase Agreement (for the avoidance of doubt, prior to the execution of the Amendment to Forward Purchase Agreement and Second Amendment to Forward Purchase Agreement), consisting of one Forward Purchase Share and one-third of one Forward Purchase Warrant.
“Pear” means Pear Therapeutics, Inc., a Delaware corporation (which, prior to the consummation of the Business Combination, was known as THMA).
“Pear Class A Common Shares” means the Class A common stock, par value $0.0001 per share, of Pear.
“Pear US” means Pear Therapeutics (US), Inc., a Delaware corporation (which, prior to the consummation of the Business Combinations, was known as Pear).
“Pear US Common Shares” means the Common Stock, par value $0.0001 per share, of Pear US.
“Pear US Preferred Shares” means, collectively, the Pear US Series A Preferred Shares, Pear US Series B Preferred Shares, Pear US Series C Preferred Shares, Pear US Series D-1 Preferred Shares and Pear US Series D-2 Preferred Shares.
“Pear US Series A Preferred Shares” means the Series A Preferred Stock, par value $0.0001 per share, of Pear US.
“Pear US Series B Preferred Shares” means the Series B Preferred Stock, par value $0.0001 per share, of Pear US.
“Pear US Series C Preferred Shares” means the Series C Preferred Stock, par value $0.0001 per share, of Pear US.
“Pear US Series D-1 Preferred Shares” means the Series D-1 Preferred Stock, par value $0.0001 per share, of Pear US.
“Pear US Series D-2 Preferred Shares” means the Series D-2 Preferred Stock, par value $0.0001 per share, of Pear US.
“Pear US Shares” means, collectively, the Pear US Common Shares and the Pear US Preferred Shares.
“Pritzker Vlock Family Office” means the PV Family Office LLC, a Delaware limited liability company affiliated with the Anchor Investor.
“Private Placement Warrants” means the warrants issued to the Sponsor in a private placement simultaneously with the closing of the Initial Public Offering.
“Public Shares” means Pear Class A Common Shares sold as part of the units in the Initial Public Offering (whether they were purchased in the Initial Public Offering or thereafter in the open market).

“Public Stockholders” means the holders of Public Shares, including the Sponsor and THMA’s management team to the extent the Sponsor and/or members of such management team purchase Public Shares; provided that the Sponsor’s and each member of such management team’s status as a “Public Stockholder” will only exist with respect to such Public Shares.
“Public Warrants” means the warrants sold as part of the units in the Initial Public Offering (whether they were purchased in the Initial Public Offering or thereafter in the open market).
“SEC” means the U.S. Securities and Exchange Commission.
“Second Amendment to Forward Purchase Agreement” means the Second Amendment to Forward Purchase Agreement, dated as of November 14, 2021, by and between THMA and the Anchor Investor.
“Securities Act” means the Securities Act of 1933, as amended.
“Sponsor” means LJ10 LLC, a Delaware limited liability company.
“Sponsor Support Agreement” means the Sponsor Support Agreement, dated as of June 21, 2021 by and among Sponsor, THMA and certain other parties thereto, as amended on November 14, 2021.
“Subscription Agreement” means each of the separate Subscription Agreements, effective as of June 21, 2021, by and between THMA and certain investors to purchase Pear Class A Common Shares.
“THMA” means Thimble Point Acquisition Corp., a Delaware corporation.
“THMA Class A Common Shares” means the Class A common stock, par value $0.0001 per share, of THMA.
“THMA Class B Common Shares” means the Class B common stock, par value $0.0001 per share, of THMA.
“Trust Account” means the trust account established by THMA for the benefit of its stockholders at Continental Stock Transfer & Trust Company.
“Warrants” means Private Placement Warrants and Public Warrants.

FORWARD-LOOKING STATEMENTS
This prospectus and some of the information incorporated by reference, includes forward-looking statements regarding, among other things, the plans, strategies, and prospects, both business and financial, of Pear. These statements are based on the beliefs and assumptions of the management of Pear. Although Pear believes that their respective plans, intentions, and expectations reflected in or suggested by these forward-looking statements are reasonable, it cannot assure you that it will achieve or realize these plans, intentions, or expectations. Forward-looking statements are inherently subject to risks, uncertainties, and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, and any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “might”, “will”, “should”, “seeks”, “plans”, “scheduled”, “possible”, “anticipates”, “intends”, “aims”, “works”, “focuses”, “aspires”, “strives” or “sets out” or similar expressions. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements which speak only as of the date hereof. Forward-looking statements contained in this prospectus include, for example, statements about:
•our ability to realize the benefits expected from the Business Combination;
•the projected financial information, growth rate, and market opportunity of Pear;
•the ability to maintain the listing of Pear Class A Common Shares on Nasdaq, and the potential liquidity and trading of such securities;
•our ability to grow and manage growth profitably;
•our ability to raise financing in the future, if and when needed;
•our success in retaining or recruiting, or adapting to changes in, our officers, key employees, or directors;
•our prescription digital therapeutics’ ability to achieve and maintain market acceptance and adoption by patients and physicians;
•our ability to obtain or maintain adequate payor coverage and reimbursement for our products;
•our ability to accurately forecast demand for our products;
•our ability to attract and retain our senior management and other highly qualified personnel (in particular, Corey McCann, our President and Chief Executive Officer and Christopher Guiffre, our Chief Financial Officer and Chief Operating Officer);
•our ability to maintain access for our products via the Apple Store and the Google Play Store;
•our ability to achieve or maintain profitability;
•our ability to maintain or obtain patent protection and/or the patent rights relating to our products and our ability to prevent third parties from competing against us;
•our ability to successfully commercialize our products;
•our ability to obtain and maintain regulatory authorization for our product candidates, and any related restrictions or limitations of an authorized product candidate;
•our ability to obtain funding for our operations, including funding necessary to complete further development, authorization and, if authorized, commercialization of our product candidates;
•the period over which we anticipate our existing cash and cash equivalents will be sufficient to fund our operating expenses and capital expenditure requirements;

•our ability to identify, in-license, or acquire additional product candidates;
•our ability to successfully protect against security breaches, ransomware attacks, and other disruptions to our information technology structure;
•the impact of applicable laws and regulations, whether in the United States or foreign countries, and any changes thereof;
•our ability to successfully compete against other companies developing similar products to our current and future product offerings;
•our estimates regarding expenses, future revenue, capital requirements, and needs for additional financing;
•our financial performance;
•the effect of COVID-19 on the foregoing; and
•other factors detailed under the section entitled “Risk Factors.”
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus described under the heading “Risk Factors.” Prospectus and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on the business of Pear or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. All forward-looking statements attributable to Pear or to persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligations to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

PROSPECTUS SUMMARY
The following summary highlights information contained elsewhere in this prospectus. It does not contain all the information you should consider before investing in the Pear Class A Common Shares or Warrants. You should read this entire prospectus carefully, including the sections titled “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Where You Can Find More Information,” “Unaudited Pro Forma Condensed Combined Financial Information,” and our consolidated financial statements and related notes included elsewhere in this prospectus, before making an investment decision. In this prospectus, unless the context requires otherwise, all references to “we,” “our,” “us,” “Pear,” the “Registrant,” and the “Company” refer to Pear Therapeutics, Inc. and its consolidated subsidiaries following the Business Combination.
Overview
Pear is a commercial-stage healthcare company pioneering a new class of software-based medicines, sometimes referred to as Prescription Digital Therapeutics (“PDTs”), which use software to treat diseases directly. PDTs are software applications authorized by the U.S. Food and Drug Administration (“FDA”) that are intended to treat disease. PDTs are designed to be prescribed by clinicians, reimbursed by third-party payors, and used by patients to improve clinical outcomes as part of a patient’s care, similar to FDA approved medications and medical devices. PDTs are authorized to deliver evidence-based mechanisms-of-action, such as cognitive behavioral therapy, contingency management, and exposure therapy, that the patient engages with on their mobile device and may be used alone or in combination with medications. The value of Pear’s FDA-authorized PDTs is supported by evidence demonstrating safety and clinical effectiveness in randomized control trials, and collected data on PDT usage and clinical outcomes in real-world data, and health economic value. Our vision is to advance healthcare through the widespread use of PDTs, and to be the one-stop shop for PDTs offered both by Pear and by other organizations that may choose to host their products on our commercial platform. See “Business” elsewhere in this prospectus for more information.
We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet website at www.sec.gov that contains reports, proxy and information statements and other information about issuers, like us, that file electronically with the SEC. We also maintain a website at https://peartherapeutics.com/. We make available, free of charge, on our investor relations website at https://investors.peartherapeutics.com/financial-information/sec-filings, our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to these reports as soon as reasonably practicable after electronically filing or furnishing those reports to the SEC. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.
Background
On December 3, 2021, THMA consummated the previously announced business combination pursuant to the terms of the Business Combination Agreement with Pear US and Oz Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of THMA (“Merger Sub”). Pursuant to the terms of the Business Combination Agreement, Merger Sub merged with and into Pear US, with Pear US surviving the merger as a wholly-owned subsidiary of THMA and was renamed Pear Therapeutics (US), Inc. The Merger was approved by THMA’s stockholders at a meeting held on November 30, 2021. In connection with the consummation of the Merger on the Closing Date, THMA changed its name from THMA to Pear Therapeutics, Inc.
On December 6, 2021, our common stock and warrants, formerly those of THMA, began trading on The Nasdaq Capital Market under the ticker symbols “PEAR” and “PEARW,” respectively.
As a result of the Merger, we raised gross proceeds of approximately $175.0 million, which included funds held in THMA’s trust account (after giving effect to redemptions), proceeds from the PIPE investment of $102.8 million (inclusive of the Forward Purchase Assignment), and proceeds of $63.9 million from the Amended Forward Purchase Agreement and transaction costs totaled approximately $33.2 million. See “Unaudited Pro Forma Condensed Combined Financial Information” elsewhere in this prospectus for more information.

Summary Risk Factors
Investing in our securities involves risks. If any of these risks actually occur, our business, financial condition and results of operations would likely be materially adversely affected. You should carefully consider all the information contained in this prospectus before making a decision to invest in Pear Class A Common Shares. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 12. Some of these risks related to our business and industry are summarized below.
Risks relating to Pear’s business and industry, including that:
•The failure of Pear’s prescription digital therapeutics to achieve and maintain market acceptance and adoption by patients and physicians would cause Pear’s business, financial condition and results of operation to be materially and adversely affected.
•The insurance coverage and reimbursement status of novel products, such as prescription digital therapeutics, is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for Pear’s products would substantially impair Pear’s ability to generate revenue.
•The market for prescription digital therapeutics is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for Pear’s products. As a result, all projections included herein are subject to change.
•Pear’s future depends on the continued contributions of its senior management team and its ability to attract and retain other highly qualified personnel; in particular, Corey McCann, its President and Chief Executive Officer, and Christopher Guiffre, its Chief Financial Officer and Chief Operating Officer, are critical to its future vision and strategic direction.
•Pear’s products are made available via the Apple Store and the Google Play Store and supported by third-party infrastructure. If Pear’s ability to access those markets or access necessary third-party infrastructure was stopped or otherwise restricted or limited, it would materially and adversely affect Pear’s business.
•Pear faces competition and new products may emerge that provide different or better alternatives for treatment of the conditions that Pear’s products are authorized to treat. Many of its current and future competitors have or will have significantly more resources.
Risks relating to Pear’s financial position, including that:
•Pear has a history of significant losses, anticipates increasing expenses in the future, and may not be able to achieve or maintain profitability.
•Due to the resources required for the development of Pear’s pipeline, and depending on its ability to access capital, Pear will have to prioritize the development of certain product candidates over others. Pear may fail to expend its limited resources on product candidates that may have been more profitable or for which there is a greater likelihood of success, which would cause Pear’s business, financial condition and results of operations to be materially and adversely affected.
•Pear will need substantial additional funding, and if it is unable to raise capital when needed or on terms favorable to Pear, Pear’s business, financial condition and results of operation could be materially and adversely affected.
Risks relating to Pear’s intellectual property and technology, including that:
•Limitations on Pear’s ability to maintain or obtain patent protection and/or the patent rights relating to Pear’s products and product candidates may limit Pear’s ability to prevent third parties from competing against Pear.

•Pear is party to and may, in the future, enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances with third parties that may not result in the development of commercially viable products or the generation of significant or any future revenues.
•Pear in-licenses patents and content from third parties to develop its products and product candidates. If Pear had a dispute with a third-party licensor, it could materially and adversely affect Pear’s ability to commercialize the product or product candidate affected by the dispute.
Risks relating to Pear’s products, including that:
•If Pear is not able to develop and release new products, or successful enhancements, new features and modifications to Pear’s existing products, Pear’s business, financial condition and results of operations could be materially and adversely affected.
•Clinical trials of any of Pear’s products or product candidates may fail to produce results necessary to support regulatory clearance or authorization.
•Interim, “topline” and preliminary data from clinical trials of Pear’s products or product candidates may change as more patient data becomes available and are subject to confirmation, audit, and verification procedures that could result in material changes in the final data.
Risks relating to Pear’s regulatory compliance and legal matters, including that:
•Pear operates in a highly regulated industry and is subject to a wide range of federal, state and local laws, rules and regulations, including FDA regulatory requirements and laws pertaining to fraud and abuse in healthcare, that affect nearly all aspects of our operations. Failure to comply with these laws, rules and regulations, or to obtain and maintain required licenses, could subject Pear to enforcement actions, including substantial civil and criminal penalties, and might require Pear to recall or withdraw a product from the market or cease operations. Any of the foregoing could materially and adversely affect its business, financial condition and results of operations.
•Pear is subject to data privacy and security laws and regulations governing Pear’s collection, use, disclosure, or storage of personally identifiable information, including protected health information and payment card data, which may impose restrictions on Pear and Pear’s operations. Any actual or perceived noncompliance with such laws and regulations may result in penalties, regulatory action, loss of business or unfavorable publicity.
•Security breaches, ransomware attacks and other disruptions to Pear’s information technology structure could compromise Pear’s information, disrupt its business and expose Pear to significant liability, which would cause Pear’s business and reputation to suffer and it may be unable to maintain and scale the technology underlying its offerings.
•Pear’s commercialization efforts to date have focused almost exclusively on the U.S. Pear’s ability to enter other foreign markets will depend, among other things, on its ability to navigate various regulatory regimes with which it does not have experience, which could delay or prevent the growth of Pear’s operations outside of the U.S.
•The regulatory framework for digital health products is constantly evolving. Increasingly stringent regulatory requirements could create barriers to Pear’s development and introduction of new products. Conversely, in the event that regulatory requirements are lowered, competitors could potentially enter the prescription digital therapeutic market and compete against the Company more easily. Either of the foregoing could materially harm the Company’s business.
•Pear’s products may face competition from digital health products that are marketed without regulatory clearance, authorization, or approval. Regulators have broad discretion in determining whether to enforce regulatory requirements, and may decide not to remove uncleared or unapproved products that compete with Pear’s products, which could materially and adversely impact Pear’s business.

•Premarket clearances, authorizations, and approvals for new or significantly modified devices could be denied or significantly delayed.
Risks relating to Pear’s financial reporting, including that:
•If Pear fails to maintain an effective system of internal control over financial reporting, it may not be able to accurately report its financial results or prevent fraud. As a result, investors may lose confidence in the accuracy of its financial reports, which would harm our business and the trading price of our common stock. Pear’s management will be required to evaluate the effectiveness of its internal control over financial reporting.
•Pear’s management has identified certain internal control deficiencies, which constitute material weaknesses. If it fails to maintain an effective system of disclosure controls and internal control over financial reporting, its ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
Implications of Being an Emerging Growth Company
We are an “emerging growth company” as defined in the JOBS Act. As such, we may take advantage of reduced disclosure and other requirements otherwise generally applicable to public companies, including:
•exemption from the requirement to have our registered independent public accounting firm attest to management’s assessment of our internal control over financial reporting;
•exemption from compliance with the requirement of the Public Company Accounting Oversight Board, or PCAOB, regarding the communication of critical audit matters in the auditor’s report on the financial statements;
•reduced disclosure about our executive compensation arrangements; and
•exemption from the requirement to hold non-binding advisory votes on executive compensation or golden parachute arrangements.
We will remain an emerging growth company until the earliest to occur of: (1) the last day of the fiscal year in which we have at least $1.07 billion in annual revenue; (2) the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates; (3) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period; and (4) the last day of the fiscal year ending after the fifth anniversary of the THMA IPO.
As a result of this status, we have taken advantage of reduced reporting requirements in this prospectus and may elect to take advantage of other reduced reporting requirements in our future filings with the SEC. In particular, in this prospectus, we have not included all of the executive compensation-related information that would be required if we were not an emerging growth company.
Additional Information
Our principal executive offices are located at 200 State Street, Boston, Massachusetts 02109, and our telephone number is (617) 925-7848.
Our website address is https://peartherapeutics.com/. The information on, or that can be accessed through, our website is not part of this prospectus, and you should not consider information contained on our website in deciding whether to purchase Pear Class A Common Shares.

THE OFFERING

Issuance of Pear Class A Common Shares

Pear Class A Common Shares to be issued upon exercise of all Private Placement Warrants and Public Warrants, and issuance of all Earn-out Shares	Up to 27,148,902 Pear Class A Common Shares.

Pear Class A Common Shares outstanding prior to the exercise of all public warrants and issuance of the Earn-out Shares (as of December 3, 2021)	137,799,218

Use of Proceeds	We will receive up to an aggregate of approximately $163,452,686 from the exercise of all 14,213,277 Warrants, assuming the exercise in full of all such Warrants for cash. Unless we inform you otherwise in a prospectus supplement or free writing prospectus, we intend to use the net proceeds from the exercise of such warrants for working capital and general corporate purposes.

Resale of Pear Class A Common Shares and Private Placement Warrants

Shares of our Class A Common Stock offered by the Selling Securityholders (including Pear Class A Common Shares that may be issued upon exercise of the Private Placement Warrants)	73,575,840 Pear Class A Common Shares

Private Placement Warrants offered by the Selling Securityholders	5,013,333 Private Placement Warrants

Exercise Price of the Warrants	$11.50 per share, subject to adjustment as described herein.

Redemption	The Warrants are redeemable in certain circumstances. See “Description of Our Securities – Warrants”.

Use of proceeds	We will not receive any proceeds from the sale of the Pear Class A Common Shares and the Private Placement Warrants to be offered by the Selling Securityholders. With respect to the issuance of the Pear Class A Common Shares underlying the Warrants, we will not receive any proceeds from such shares except with respect to amounts received by use upon exercise of such Warrants to the extent such Warrants are exercised for cash.

Lock-up Agreements	The securities that are owned by the parties to the Registration Rights Agreement and some of the parties to the Subscription Agreements are subject to lock-up provisions and/or Lock-up Agreements, which provide for certain restrictions on transfer until the termination of applicable lock-up periods.

Ticker symbols	“PEAR” and “PEARW” for the Pear Class A Common Shares and Public Warrants, respectively.

Risk factors
Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

RISK FACTORS
Investing in the Pear Class A Common Shares involves a high degree of risk. Before you decide to invest in the Pear Class A Common Shares, you should consider carefully the risks described below, together with the other information contained in this prospectus, including our financial statements and the related notes appearing at the end of this prospectus. We believe the risks described below are the risks that are material to us as of the date of this prospectus. If any of the following risks actually occur, our business, results of operations and financial condition would likely be materially and adversely affected. In these circumstances, the market price of the Pear Class A Common Shares could decline, and you may lose part or all of your investment.
Risks Related to Our Business and Industry
The failure of the Company’s prescription digital therapeutics to achieve and maintain market acceptance and adoption by patients and physicians would cause the Company’s business, financial condition and results of operation to be materially and adversely affected.
Our current business strategy is highly dependent on our prescription digital therapeutics, or PDTs, achieving and maintaining broad market acceptance by patients and physicians. Market acceptance and adoption of our PDTs depends on educating people with chronic conditions, as well as self-insured employers, commercial and government payors, health plans and physicians and other government entities, as to the distinct features, therapeutic benefits, cost savings, and other advantages of our PDTs as compared to competitive products or other currently available methodologies. If we are not successful in demonstrating to existing or potential patients and prescribers the benefits of our products, or if we are not able to achieve the support of patients, healthcare providers and payors for our products, our sales may decline or we may fail to increase our sales in line with our forecasts.
Achieving and maintaining market acceptance of our products could be negatively impacted by many factors, including:
•the failure of reSET, reSET-O and Somryst to achieve wide acceptance among people with substance use disorder, opioid use disorder and chronic insomnia, self-insured employers, commercial and government payors, health plans, physicians and other government entities, and key opinion leaders in the treatment community;
•lack of additional evidence or peer-reviewed publication of clinical or real world evidence supporting the effectiveness, safety, cost-savings or other advantages of our products over competitive products or other currently available methodologies;
•perceived risks associated with the use of our products or similar products or technologies generally;
•our ability to secure and maintain FDA and other regulatory clearance, authorization or approval for our products;
•the introduction of competitive products and the rate of acceptance of those products as compared to our products; and
•results of clinical, real world and health economics and outcomes research (“HEOR”) studies relating to chronic condition products or similar competitive products.
In addition, our products may be perceived by patients and healthcare providers to be more complicated or less effective than traditional approaches, and people may be unwilling to change their current health regimens. Moreover, we believe that healthcare providers tend to be slow to change their medical treatment practices because of perceived liability risks arising from the use of new products and the uncertainty of third-party reimbursement. Accordingly, healthcare providers may not recommend our products until there is sufficient evidence to convince them to alter their current approach.

The insurance coverage and reimbursement status of novel products, such as prescription digital therapeutics, is uncertain. Failure to obtain or maintain adequate coverage and reimbursement for our products would substantially impair our ability to generate revenue.
In the United States, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to the ability of patients to afford treatments and new product acceptance. Our ability to successfully commercialize our products will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. The availability of coverage and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford treatments. Sales of products, and of product candidates that we may identify, will depend substantially on the extent to which the costs to users of such products will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors. If coverage and adequate reimbursement is not available, or is available only to limited levels, we may not be able to successfully commercialize our products. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability.
There is also significant uncertainty related to, and there may be significant delays in obtaining, the insurance coverage and reimbursement of newly cleared, authorized, or approved products and coverage may be more limited than the purposes for which the device is cleared, authorized, or approved by the FDA or comparable foreign regulatory authorities. In the United States, the principal decisions about reimbursement for new medicines or medical devices are typically made by the Centers for Medicare & Medicaid Services (“CMS”), an agency within the U.S. Department of Health and Human Services (“HHS”). FDA clearance or authorization provides no assurance of coverage or reimbursement by any payor. CMS decides whether and to what extent a new medicine or medical device will be covered and reimbursed under Medicare, and private payors tend to follow CMS to a substantial degree.
Factors payors consider in determining reimbursement are based on whether the product is:
•a covered benefit under its health plan;
•safe, effective and medically necessary;
•supported by robust clinical data from well-controlled clinical research;
•appropriate for the specific patient;
•cost-effective; and
•neither experimental nor investigational.
Each payor determines whether or not it will provide coverage for a treatment, what amount it will pay the manufacturer for the treatment and on what tier of its formulary the treatment will be placed. The position of a treatment on a payor’s list of covered drugs, biological products, and medical devices, or formulary, generally determines the co-payment that a patient will need to make to obtain the treatment and can strongly influence the adoption of such treatment by patients and physicians. Patients who are prescribed treatments for their conditions and providers prescribing such services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use our products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of our products.
Moreover, eligibility for coverage and reimbursement does not imply that a product will be paid for in all cases or at a rate that covers our costs, including research, development, intellectual property, manufacture, marketing, sale and distribution expenses. Interim reimbursement levels for new products, if applicable, may also not be sufficient to cover our costs and may not be made permanent. Reimbursement rates may vary according to the use of the product and the clinical setting in which it is used, may be based on reimbursement levels already set for lower cost products and may be incorporated into existing payments for other services. Net prices for products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors, by any future laws limiting prices and by any future relaxation of laws that presently restrict imports of products from countries where they may be sold at lower prices than in the United States.
Third-party payors have attempted to control costs by limiting coverage and the amount of reimbursement for particular drugs or devices. We cannot be sure that coverage and reimbursement will be available for all products that we commercialize and, if reimbursement is available, what the level of reimbursement will be. Inadequate coverage and reimbursement may impact the demand for, or the price of, any product for which we obtain marketing approval. If coverage and adequate reimbursement are not available, or are available only at limited levels, we may not be able to successfully commercialize our products.
In addition, in some foreign countries, the proposed pricing for a prescription device must be approved before it may be lawfully marketed. The requirements governing medical product pricing vary widely from country to country. For example, the European Union provides options for its Member States to restrict the range of medicinal products for which their national health insurance systems provide reimbursement and to control the prices of medicinal products for human use. To obtain reimbursement or pricing approval, some of these countries may require the completion of clinical trials that compare the cost effectiveness of a particular product candidate to currently available therapies. A Member State may approve a specific price for the medicinal products or it may instead adopt a system of direct or indirect controls on the profitability of the company placing the medicinal product on the market. There can be no assurance that any country that has price controls or reimbursement limitations for pharmaceuticals or medical devices will allow favorable reimbursement and pricing arrangements for any of our products. Historically, products launched in the European Union do not follow price structures of the United States and generally prices tend to be significantly lower. While the Company is not currently marketing or selling its products in any country other than the United States, including the European Union or any of its Member States, in the event that the Company chooses to do so in the future, it will need to comply with such requirements.
The market for prescription digital therapeutics is new, rapidly evolving, and increasingly competitive, as the healthcare industry in the United States is undergoing significant structural change, which makes it difficult to forecast demand for the Company’s products. As a result, all projections included herein are subject to change.
The market for our PDTs is new and rapidly evolving, and it is uncertain whether it will achieve and sustain high levels of demand and market adoption. Our future financial performance will depend on growth in this market and on our ability to adapt to emerging demands of our customers. It is difficult to predict the future growth rate and size of our target market. Negative publicity concerning our products or the PDT market as a whole could limit market acceptance of our products. If patients and healthcare providers do not perceive the benefits of PDTs, then our market may not develop at all, or it may develop more slowly than we expect. Our success will depend to a substantial extent on the willingness of healthcare providers to prescribe our products, the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations and our ability to demonstrate the value of our products to existing and potential patients and prescribers. Similarly, negative publicity regarding patient confidentiality and privacy in the context of technology-enabled healthcare or concerns experienced by our competitors could limit market acceptance of PDTs.
The healthcare industry in the United States is undergoing significant structural change and is rapidly evolving. We believe demand for our products has been driven in large part by rapidly growing costs in the traditional healthcare system, the movement toward patient-centricity and personalized healthcare, and advances in technology. Widespread acceptance of personalized healthcare is critical to our future growth and success. A reduction in the growth of personalized healthcare could reduce the demand for our PDTs and result in a lower revenue growth rate or decreased revenue.

If our assumptions regarding these uncertainties are incorrect or change in reaction to changes in our markets, or if we do not manage or address these risks successfully, our results of operations could differ materially from our expectations, and our business could suffer.
Our future depends on the continued contributions of our senior management team and our ability to attract and retain other highly qualified personnel; in particular, Corey McCann, our President and Chief Executive Officer, and Christopher Guiffre, our Chief Financial Officer and Chief Operating Officer, are critical to our future vision and strategic direction.
Our success depends in large part on our ability to attract and retain high-quality management in sales, market access, product development, software engineering, marketing, operations, finance and support functions, especially in the Boston area and the San Francisco Bay area. We compete for qualified technical personnel with other life sciences and information technology companies. Competition for qualified employees is intense in our industry, particularly for software engineers, and the loss of even a few qualified employees, or an inability to attract, train, retain and motivate additional highly skilled employees required for the planned expansion of our business could harm our operating results and impair our ability to grow. The loss of one or more of our key employees, and any failure to have in place and execute an effective succession plan for key executives, could seriously harm our business.
As we continue to grow, we may be unable to continue to attract or retain the personnel we need to maintain our competitive position. To attract, train and retain key personnel, we use various measures, including competitive compensation and benefit packages (including an equity incentive program), which may require significant investment. These measures may not be enough to attract and retain the personnel we require to operate our business effectively and efficiently.
Moreover, if the perceived value of our equity awards declines, it may materially and adversely affect our ability to attract and retain key employees. If we do not maintain the necessary personnel to accomplish our business objectives, we may experience staffing constraints that materially and adversely affect our ability to support our programs and operations.
Many of our employees may receive proceeds from sales of our equity in the public markets, which may reduce their motivation to continue to work for us.
In addition, our future also depends on the continued contributions of our senior management team and other key personnel, each of whom would be difficult to replace. In particular, Corey McCann, our President and Chief Executive Officer, and Christopher Guiffre, our Chief Financial Officer and Chief Operating Officer, are critical to our future vision and strategic direction. We rely on our executive team in the areas of operations, research and development, commercial, and general and administrative functions. Although we have entered into employment agreements or offer letters with our key employees, these agreements have no specific duration and constitute at-will employment, and we do not maintain key person life insurance for some of our key employees.
In addition, from time to time, there may be changes in our senior management team that may be disruptive to our business. If our senior management team, including any new hires that we may make, fails to work together effectively and to execute our plans and strategies on a timely basis, our business, results of operations and financial condition could be harmed.
A limited number of healthcare insurers have agreed to reimburse purchases of our products, and there is no assurance that additional healthcare insurers will agree to reimburse purchases of our products in the future.
To date, a limited number of healthcare insurers have agreed to reimburse purchases of reSET, reSET-O and Somryst. We depend upon revenue from sales of reSET, reSET-O and Somryst, and in turn on reimbursement from third-party payors for such products. The amount that we receive in payment for our products may be materially and adversely affected by factors we do not control, including federal or state regulatory or legislative changes, and cost-containment decisions and changes in reimbursement schedules of third-party payors. Any reduction or elimination of these payments could have a material adverse effect on our business, prospects, results of operations and financial condition.

Additionally, the reimbursement process is complex and can involve lengthy delays. Also, third-party payors may reject, in whole or in part, requests for reimbursement based on determinations that certain amounts are not reimbursable under plan coverage, that services provided were not medically necessary, that additional supporting documentation is necessary, or for other reasons. Retroactive adjustments by third-party payors may be difficult or cost-prohibitive to appeal, and such changes could materially reduce the actual amount we receive. Delays and uncertainties in the reimbursement process may be out of our control and may materially and adversely affect our business, prospects, results of operations and financial condition.
Our products are made available via the Apple Store and the Google Play Store and supported by third-party infrastructure. If our ability to access those markets or access necessary third-party infrastructure was stopped or otherwise restricted or limited, it would materially and adversely affect our business.
Our PDTs are exclusively accessed through and depend on the Apple App Store and the Google Play Store. Both Apple and Google have broad discretion to make changes to their operating systems or payment services or change the manner in which their mobile operating systems function and their respective terms and conditions applicable to the distribution of our PDTs and to interpret their respective terms and conditions in ways that may limit, eliminate or otherwise interfere with our products, our ability to distribute our products through their stores, our ability to update our products, including to make bug fixes or other feature updates or upgrades, the features we provide, the manner in which we market our products and our ability to access native functionality or other aspects of mobile devices. To the extent either or both of them do so, our business, financial condition and results of operations would be materially and adversely affected.
There is no guarantee that the third-party infrastructure that currently support our PDTs will continue to support them or, if it does not, that other alternatives will be available. We will continue to be dependent on third-party mobile operating systems, technologies, networks and standards that we do not control, such as the Android and iOS operating systems, and any changes, bugs, technical or regulatory issues in such systems, our current relationships with carriers or future relationships with mobile manufacturers, or in their terms of service or policies that degrade our PDTs’ functionality, reduce or eliminate our ability to distribute our PDTs, limit our ability to deliver high quality PDTs, or impose fees or other charges related to delivering our offerings, could adversely affect our product usage and revenue.
We face competition and new products may emerge that provide different or better alternatives for treatment of the conditions that our products are authorized to treat. Many of our current and future competitors have or will have significantly more resources.
Our ability to achieve our strategic objectives will depend, among other things, on our ability to develop and commercialize products for the treatment of chronic conditions that are effective and safe, offer distinct features, are easy-to-use, provide measurable and meaningful cost savings to payors, and are more appealing than available alternatives. Our competitors, as well as a number of other companies, within and outside the healthcare industry, are pursuing new delivery devices, delivery technologies, sensing technologies, procedures, drugs, and other therapies for the monitoring and treatment of chronic conditions. Any technological breakthroughs in monitoring, treatment or prevention could reduce the potential market for our products, which would significantly reduce our sales.
The introduction by competitors of products that are or claim to be superior to our products may create market confusion, which may make it difficult for potential customers to differentiate the benefits of our products over competitive products. In addition, the entry of new PDTs to the market which treat the same or similar chronic conditions to our products may lead some of our competitors to employ pricing strategies that could materially and adversely affect the pricing of our products. If a competitor develops a product that competes with or is perceived to be superior to our products, or if a competitor employs strategies that place downward pressure on pricing within our industry, our sales may decline significantly or may not increase in line with our forecasts, either of which would materially and adversely affect our business, financial condition and results of operations.
While our market is in an early stage of development, it is evolving rapidly and becoming increasingly competitive, and we expect it to attract increased competition. We currently face competition from a range of companies. Our competitors include both enterprise companies who are focused on or may enter the healthcare industry, including initiatives and partnerships launched by these large companies, and from private companies that offer solutions for specific chronic conditions. We compete with pharmaceutical and biotechnology companies that are developing treatments for addiction and insomnia, including Alkermes and their product Vivitrol, Orexo and their product Zubsolv, Sandoz and their product Suboxone, Braeburn and their product Brixadi, Pfizer and their product Halcion, Merck and their product Belsomra, Sunovion and their product Lunesta and Sanofi and their product Ambien. In the digital health space we compete with companies that have created non-regulated products to treat addiction and insomnia such as Dynamicare, CBT4CBT and Orexo and their product Modia, and Big Health and their product Sleepio, Pzizz, and Calm. These companies, which may offer their solutions at lower prices, are continuing to develop additional products and becoming more sophisticated and effective. Competition from wellness apps, which are not authorized by the FDA but may attract consumers for other reasons, and from other parties will result in continued pricing pressures, which are likely to lead to price declines in certain product segments, which could negatively impact our sales, profitability and market share. Our ability to compete effectively depends on our ability to distinguish our company and our solution from our competitors and their products, and includes factors such as:
•FDA authorization;
•effectiveness and safety;
•robust and well-controlled clinical research;
•long-term outcomes;
•ease of use and convenience;
•price;
•greater name and brand recognition;
•information security standards;
•greater market penetration;
•larger sales forces;
•larger marketing budgets;
•access to significantly greater financial, human, technical and other resources;
•breadth, depth, and effectiveness of offerings;
•FDA compliance, quality, and reliability of solutions; and
•healthcare provider, government agency and insurance carrier acceptance.
Some of our competitors may have, or new competitors or alliances may emerge that have, greater name and brand recognition, greater market share, a larger customer base, more widely adopted proprietary technologies, greater marketing expertise, larger sales forces, or significantly greater resources than we do and may be able to offer solutions competitive with ours at a more attractive price than we can. Further, our current or potential competitors may be acquired by third parties with greater available resources. As a result, our competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements and may have the ability to initiate or withstand substantial price competition. In addition, our competitors may in the future establish cooperative relationships with vendors of complementary products, technologies or services to increase the availability of their solutions in the marketplace. Our competitors could also be better positioned to serve certain segments of our market, which could create additional price pressure. In light of these factors, even if our products are more effective than those of our competitors, current or potential customers may accept competitive products in lieu of purchasing our products. If we are unable to successfully compete, our business, financial condition, and results of operations could be materially and adversely affected.
Acquisitions and strategic alliances could distract management and expose us to financial, execution and operational risks that could have a detrimental effect on our business.
We intend to continue to pursue acquisitions or licenses of technology to, among other things, expand the number of products we provide as well as the features within those products. We cannot guarantee that we will identify suitable candidates for acquisition or licensing, that the transactions will be completed on acceptable terms, or that we will be able to integrate newly acquired or licensed technology into our existing business. The acquisition and integration of another technology would divert management attention from other business activities, including our core business. This diversion, together with other difficulties we may incur in integrating newly acquired or licensed technology, could have a material adverse effect on our business, financial condition and results of operations. In addition, we may borrow money or issue capital stock to finance such transactions. Such borrowings might not be available on terms as favorable to us as our current borrowing terms and may increase our leverage, and the issuance of capital stock (or securities exchangeable therefore) could dilute the interests of our stockholders.
We have experienced rapid growth since inception which may not be indicative of our future growth and, if we continue to grow rapidly, we may not be able to manage our growth effectively.
Since launching reSET in 2019, we have experienced rapid growth and we continue to rapidly and significantly expand our operations. For example, our full-time employee headcount has grown from 9 employees as of December 31, 2018 to 173 employees as of December 31, 2020, and 293 as of September 30, 2021 . This expansion increases the complexity of our business and places significant strain on our management, personnel, operations, systems, technical performance, financial resources, and internal financial control and reporting functions. We may not be able to manage growth effectively, which could damage our reputation, limit our growth, and negatively affect our operating results.
The growth and expansion of our business creates significant challenges for our management, operational, and financial resources. In the event of continued growth of our operations or in the number of our third-party relationships, our information technology systems, and our internal controls and procedures may not be adequate to support our operations. To effectively manage our growth, we must continue to improve our operational, financial, and management processes and systems and to effectively expand, train, and manage our employee base. As our organization continues to grow and we are required to implement more complex organizational management structures, we may find it increasingly difficult to maintain the benefits of our corporate culture, including our ability to quickly develop and launch new and innovative products. This could negatively affect our business performance.
We continue to experience growth in our headcount and operations, which will continue to place significant demands on our management and our operational and financial infrastructure. As we continue to grow, we must effectively integrate, develop and motivate a large number of new employees, and we must maintain the beneficial aspects of our corporate culture. To attract top talent, we have had to offer, and believe we will need to continue to offer, highly competitive compensation packages before we can validate the productivity of those employees. In addition, fluctuations in the price of our common stock may make it more difficult or costly to use equity compensation to motivate, incentivize and retain our employees. We face significant competition for talent from other healthcare, technology and high-growth companies, which include both large enterprises and privately-held companies. We may not be able to hire new employees quickly enough to meet our needs. If we fail to effectively manage our hiring needs and successfully integrate our new hires, our efficiency and ability to meet our forecasts and our employee morale, productivity and retention could suffer, and our business, results of operations and financial condition could be materially and adversely affected.
If we cannot maintain our corporate culture, we could lose the innovation, collaboration and focus on the mission that contribute to our business.
We believe that our culture has been and will continue to be a critical contributor to our success. We expect to continue to hire aggressively as we expand, and we believe our corporate culture has been crucial in our success and our ability to attract highly skilled personnel. If we do not continue to develop our corporate culture or maintain and preserve our core values as we grow and evolve both in the United States and internationally, we may be unable to foster the innovation, curiosity, creativity, focus on execution, teamwork and the facilitation of critical knowledge transfer and knowledge sharing we believe we need to support our growth. Moreover, liquidity available to our employee equityholders could lead to disparities of wealth among our employees, which could adversely impact relations among employees and our culture in general. Our anticipated headcount growth and our status as a public company may result in a change to our corporate culture, which could harm our business.
The COVID-19 pandemic has had and continues to have an adverse impact on our business, operations, and the markets and communities in which we operate.
In March 2020, the World Health Organization declared COVID-19 a global pandemic. This pandemic, which has continued to spread, and the related adverse public health developments, including orders to shelter-in-place, travel restrictions, and mandated business closures, have adversely affected workforces, organizations, governments, customers, economies, and financial markets globally, leading to an economic downturn and increased market volatility. It has also disrupted the normal operations of many businesses, including ours. This outbreak, as well as intensified measures undertaken to contain the spread of COVID-19, could decrease healthcare industry spending for our products, adversely affect demand for our products, affect the ability of our sales team to travel to potential customers and the ability of our professional services teams to conduct in-person services and trainings, impact expected spending from new customers, negatively impact collections of accounts receivable, and harm our business, results of operations, and financial condition.
Further, the sales cycle for a new customer of our products could lengthen, resulting in a potentially longer delay between increasing operating expenses and the generation of corresponding revenue, if any. We cannot predict with any certainty whether and to what degree the disruption caused by the COVID-19 pandemic and reactions thereto will continue and expect to face difficulty accurately predicting our internal financial forecasts. The pandemic also presents challenges as the majority of our workforce is currently working remotely and shifting to assisting new and existing customers who are also generally working remotely. It is not possible for us to predict the duration or magnitude of the adverse results of the outbreak and its effects on our business, results of operations, or financial condition at this time.
Risks Related to Our Financial Position
We have a history of significant losses, anticipate increasing expenses in the future, and may not be able to achieve or maintain profitability.
We have incurred significant net losses since our inception. We incurred net losses of $83.9 million and $49.4 million for the nine months ended September 30, 2021 and 2020, respectively. As of September 30, 2021, we had an accumulated deficit of $266.7 million. We expect to incur significant losses and negative cash flow from operations for the foreseeable future as we invest significant additional funds towards developing our pipeline of product candidates, working to achieve and maintain market acceptance by physicians and patients, expanding our marketing channels and operations, growing and enhancing our platform offering of products, and making the necessary investments in our human capital to scale our business. Based on our recurring losses and expectations to incur significant expenses and negative cash flow for the foreseeable future, our independent registered public accounting firm has included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2020 and December 31, 2019 expressing substantial doubt about our ability to continue as a going concern.
Further, we will invest in planned clinical trials and future clinical trials. These investments may be more costly than we expect, and if we do not achieve the benefits anticipated from these investments, or if the realization of these benefits is delayed, they may not result in increased revenue or growth in our business. We also expect our operating costs to increase as a result of becoming a public company and will continue to increase as we grow our business. These efforts may prove more expensive than we currently anticipate, and our expenses may exceed revenues for the foreseeable future and we may not achieve profitability.

To date, we have financed our operations principally from the sale of our convertible preferred stock, payments received in connection with collaboration agreements and proceeds from borrowings under a credit facility. Historically the revenue from product sales and collaboration agreements have not covered the full cost of our operations. Our cash flow from operations was negative for the years ended December 31, 2020 and 2019 and for the nine months ended September 30, 2021. We may not generate positive cash flow from operations or achieve profitability for the foreseeable future. Our limited operating history may make it difficult for you to evaluate our current business and future prospects. Even if we do achieve profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.
Given our limited operating history, our ability to achieve revenues sufficient to cover our operating costs may not be achieved. If we are not able to scale and grow the business to achieve significant product sales, it would materially and adversely affect our business, financial condition and results of operations. Our failure to achieve or maintain profitability would negatively impact the value of our common stock.
Due to the resources required for the development of our pipeline, and depending on our ability to access capital, we will have to prioritize the development of certain product candidates over others. We may fail to expend our limited resources on product candidates that may have been more profitable or for which there is a greater likelihood of success, which would cause our business, financial condition and results of operations to be materially and adversely affected.
We currently have three FDA-authorized or cleared products, reSET, reSET-O and Somryst, as well as several other product candidates that are at various stages of development. We seek to maintain a process of prioritization and resource allocation to maintain an optimal balance between aggressively pursuing our more advanced clinical-stage product candidates and ensuring the development of new product candidates.
Due to the significant resources required for the development of our product candidates, we must decide which product candidates to pursue and advance and the amount of resources to allocate to each. Our decisions concerning the allocation of research, development, collaboration, management and financial resources toward particular product candidates or therapeutic areas may not lead to the development of any viable commercial products and may divert resources away from better opportunities or cause us to relinquish valuable rights to such product candidates through collaboration, licensing, or other royalty arrangements in cases in which it would have been advantageous for us to invest additional resources to retain sole development and commercialization rights. If we make incorrect determinations regarding the viability or market potential of any of our product candidates or misreads trends in the healthcare industry, our business, financial condition and results of operations would be materially and adversely affected.
We will need substantial additional funding, and if it is unable to raise capital when needed or on terms favorable to us, our business, financial condition and results of operation could be materially and adversely affected.
We have consumed substantial amounts of capital to date, and we expect to incur net losses over the next several years as we continue to develop our business, direct market our products, and make investments in our human capital in order to grow our business. We expect to continue to spend substantial amounts to continue the development of our pipeline of product candidates, to complete our currently planned clinical trials and future clinical trials, to achieve and maintain market acceptance by physicians and patients, expand our marketing channels and operations, grow and enhance our platform offering of products, and make the necessary investments in human capital to scale our business. Other unanticipated costs may arise in the course of its development efforts. If we are able to gain marketing clearance, authorization, or approval for additional product candidates, we will require significant additional amounts of funding in order to launch and commercialize such additional product candidates. We cannot reasonably estimate the actual amounts necessary to successfully complete the development and commercialization of any product candidate we develop and may need substantial additional funding after consummation of this Business Combination to complete the development and commercialization of our existing and any future product candidates. Our future need for additional funding depends on many factors, including:
•the scope, progress, results and costs of researching and developing our current product candidates, as well as other additional product candidates we may develop and pursue in the future;

•the timing of, and the costs involved in, obtaining marketing clearance, authorization, or approvals for our product candidates and any other additional product candidates we may develop and pursue in the future;
•the number of future product candidates that we may pursue and their development requirements;
•the costs of commercialization activities for our product candidates, including the costs and timing of establishing product sales, marketing, and distribution capabilities;
•revenue received from commercial sales of our current products and, subject to receipt of regulatory clearance, authorization, or approval, revenue, if any, received from commercial sales of our product candidates;
•the extent to which our in-licenses or acquires rights to other products, product candidates or technologies;
•our investment in our human capital required to grow the business and the associated costs as we expand our research and development and establish a commercial infrastructure;
•the costs of preparing, filing and prosecuting patent applications, maintaining and protecting our intellectual property rights, including enforcing and defending intellectual property-related claims; and
•the costs of operating as a public company.
We cannot be certain that additional funding will be available on acceptable terms, or at all. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, reduce or terminate our product development programs or plans for commercialization. Further, if we raise additional capital in the form of capital stock (or securities exchangeable therefore), such issuances could dilute the interests of our stockholders.
We do not currently have any commitments for future funding or additional capital. If we are unable to raise additional capital in sufficient amounts or on terms acceptable to us, we may have to significantly delay, scale back or discontinue the development or commercialization of our products or future product candidates or other research and development initiatives or commercial activities. We may need to seek collaborators for our products and any future product candidates at an earlier stage than otherwise would be desirable or on terms that are less favorable than might otherwise be available or relinquish or license on unfavorable terms our rights to our products and any future product candidates in markets where we otherwise would seek to pursue development or commercialization ourselves. Any of the above events could significantly harm our business, prospects, financial condition, and results of operations and cause the price of our common stock to decline.
Our estimates may prove to be wrong, and we could use our available capital resources sooner than expected. Further, changing circumstances, some of which are beyond our control, could cause us to consume capital significantly faster than anticipated, and we may need to seek additional funds sooner than planned. If adequate funds are not available on acceptable terms, we may not be able to successfully execute our business plan or continue our business.
Risks Related to Our Intellectual Property and Technology
Limitations on our ability to maintain or obtain patent protection and/or the patent rights relating to our products and product candidates may limit our ability to prevent third parties from competing against us.
Our success depends, in part, on our ability to obtain and maintain patent protection (including utility patents and design patents) for our products and product features, including back-end architecture and graphical user interfaces. Our success further depends on our ability to obtain copyright registrations for our products’ source code; to obtain and maintain trademark protection for our product names and other key marks; to preserve our trade secrets and know-how; and to operate without infringing the intellectual property rights of others.
We cannot assure investors that we will continue to innovate and file new patent applications, or that if filed any future patent applications will result in granted patents. We cannot assure you that any of our currently pending patent applications will result in issued patents, that any current or future patents will not be challenged, invalidated or circumvented, that the scope of any of our patents will exclude competitors, or that the patent rights granted to us will provide us any competitive advantage or protect our products. The patent position of PDT companies, including ours, is generally uncertain and involves complex legal and factual considerations and, therefore, validity and enforceability cannot be predicted with certainty. Patents may be challenged, deemed unenforceable, invalidated or circumvented. We will be able to protect our proprietary rights from unauthorized use by third parties only to the extent that our proprietary technologies and any future products are covered by valid and enforceable patents and/or copyrights or are effectively maintained as trade secrets.
Any patents we have obtained or do obtain may be challenged in the United States Patent and Trademark Office (“USPTO”) or in federal courts, and may be invalidated or otherwise found unenforceable. Both the patent application process and the process of managing patent disputes can be time-consuming and expensive. If we (either alone or with a patent licensor or co-owner, as the case may require) were to initiate legal proceedings against a third party to enforce a patent related to one of our products, the defendant in such litigation could counterclaim that our (or our licensors’) patent is invalid and/or unenforceable. In patent litigation in the United States, defendant counterclaims alleging invalidity and/or unenforceability are commonplace, as are validity challenges by the defendant against the subject patent or other patents before the USPTO. Grounds for a validity challenge could be an alleged failure to meet any of several statutory requirements, including lack of novelty, obviousness or non-enablement, failure to meet the written description requirement, indefiniteness, and/or failure to claim patent-eligible subject matter. Grounds for an unenforceability assertion could be an allegation that someone connected with prosecution of the patent intentionally withheld material information from the USPTO, or made a misleading statement, during prosecution, or otherwise committed fraud on the USPTO. Additional grounds for an unenforceability assertion include an allegation of misuse or anticompetitive use of patent rights, and an allegation of incorrect inventorship with deceptive intent. Third parties may also raise similar claims before the USPTO even outside the context of litigation. The outcome is unpredictable following legal assertions of invalidity and unenforceability. With respect to the validity question, for example, we cannot be certain that no invalidating prior art existed of which we (or a patent licensor or co-owner) and the patent examiner were unaware during prosecution. These assertions may also be based on information known to us or the USPTO. If a defendant or third party were to prevail on a legal assertion of invalidity and/or unenforceability, we would lose at least part, and perhaps all, of the claims of the challenged patent. Such a loss of patent protection would or could have a material adverse impact on our business.
The standards that the USPTO (and foreign equivalents) use to grant patents are not always applied predictably or uniformly and can change. There is also no uniform, worldwide policy regarding the subject matter and scope of claims granted or allowable in utility patents. Accordingly, we do not know the degree of future protection for our proprietary rights or the breadth of claims that will be allowed in any patents issued to us (or to a patent licensor) or to others.
There can be no assurance that our technology will not be found in the future to infringe upon the rights of others or be infringed upon by others. Moreover, patent applications are in some cases maintained in secrecy until patents are issued. The publication of discoveries in the scientific or patent literature frequently occurs substantially later than the date(s) on which the underlying discoveries were made and patent applications were filed. Because patents can take many years to issue, there may be currently pending applications of which we are unaware that may later result in issued patents that our products or product candidates infringe. For example, pending applications may exist that provide support or can be amended to provide support for a claim that results in an issued patent that our products infringe. In such a case, others may assert infringement claims against us, and should we be found to infringe upon their patents or otherwise impermissibly utilize their intellectual property, we might be subject to injunctive relief and/or forced to pay damages, potentially including treble damages, if we are found to have willfully infringed such parties’ patent rights. In addition to any damages we might have to pay, we may be required to obtain licenses from the holders of this intellectual property. We may fail to obtain any of these licenses of intellectual property rights on commercially reasonable terms (and even if we are able to obtain a license, it may be non-exclusive, in which case our competitors would potentially have access to the same technologies licensed to us as non-exclusive licensees). In that event, we may be required to expend significant time and resources to develop or license replacement technology. If we are unable to do so, we may be unable to develop or commercialize the affected products or product candidates, which could materially harm our business, and the third parties owning such intellectual property rights could seek either an injunction prohibiting our sales, or, with respect to our sales, an obligation on our part to pay royalties and/or other forms of compensation. Conversely, we may not always be able to successfully pursue our claims against others that infringe intellectual property rights in our technology. Thus, the proprietary nature of our technology or technology licensed by us may not provide adequate protection against competitors.
In addition to patents, we rely on copyrights to protect our products’ source code. We also rely on trademarks to differentiate our products from those of others and to protect the recognition of our company and products in the marketplace. We also rely on trade secrets, know-how, and proprietary knowledge that we seek to protect, in part, through confidentiality agreements with employees, consultants and others. We cannot assure you, however, that our proprietary information will not be shared or accessed without authorization, that our confidentiality agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known to or independently developed by competitors.
Accusations of infringement of third-party intellectual property rights could materially and adversely affect our business.
There has been substantial litigation in the areas in which we operate regarding intellectual property rights, and we may be sued for infringement from time to time in the future. Also, in some instances, we have agreed to indemnify third parties for expenses and liability resulting from claimed intellectual property infringement. From time to time, we may receive requests for indemnification in connection with allegations of intellectual property infringement and we may choose, or be required, to assume the defense and/or reimburse third parties for their expenses, settlement and/or liability. We cannot assure you that we will be able to settle any future claims or, if we are able to settle any such claims, that the settlement will be on terms favorable to us. Our broad range of technology may increase the likelihood that third parties will claim that we infringe their intellectual property rights.
We may in the future receive notices of allegations of infringement, misappropriation or misuse of other parties’ proprietary rights. Furthermore, regardless of their merits, accusations and litigation of this nature may require significant time and expense to defend, may negatively affect customer relationships, may divert management’s attention away from other aspects of our operations and, upon resolution, may have a material adverse effect on our business, results of operations, financial condition, and cash flows.
Certain technology necessary for us to provide our solutions may, in fact, be patented by other parties either now or in the future. If such technology were validly patented by a third party, we may have to negotiate a license for the use of that technology. We may not be able to negotiate such a license at a price that is acceptable to us or at all. The existence of such a patent, or our inability to negotiate a license for any such technology on acceptable terms, could force us to cease using the technology and cease offering products incorporating the technology, which could materially and adversely affect our business and results of operations.
If we, or any of our products, were found to be infringing on the intellectual property rights of any third party, we could be subject to liability for such infringement, which could be material. We could also be prohibited from using or selling certain products, prohibited from using certain processes, or required to redesign certain products, each of which could have a material adverse effect on our business and results of operations.
These and other outcomes may: result in the loss of a substantial number of existing customers or prohibit the acquisition of new customers; cause us to pay license fees for intellectual property we are deemed to have infringed; cause us to incur costs and devote valuable technical resources to redesigning our products; cause our cost of product revenues to increase; cause us to accelerate expenditures to preserve existing revenues; materially and adversely affect our brand in the marketplace and cause a substantial loss of goodwill; cause us to change our business methods or products; and require us to cease certain business operations or offering certain products or features.

Confidentiality and intellectual property assignment agreements with employees and others may not adequately prevent disclosure of trade secrets and other proprietary information.
We depend heavily upon confidentiality agreements with our officers, employees, consultants and subcontractors to maintain the proprietary nature of our technology. These measures may not afford us complete or even sufficient protection, and may not afford an adequate remedy in the event of an unauthorized disclosure of confidential information. If we fail to protect and/or maintain our intellectual property, third parties may be able to compete more effectively against us, we may lose our technological or competitive advantage, and/or we may incur substantial litigation costs in our attempts to recover or restrict use of our intellectual property. In addition, others may independently develop technology similar to ours, otherwise avoiding the confidentiality agreements, or produce patents that would materially and adversely affect our business, prospects, financial condition and results of operations.
We are party to and may, in the future, enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances with third parties that may not result in the development of commercially viable products or the generation of significant or any future revenues.
In the ordinary course of our business, we may enter into collaborations, in-licensing arrangements, joint ventures, or strategic alliances to develop new PDTs and to pursue new markets. Proposing, negotiating, and implementing collaborations, in-licensing arrangements, joint ventures, and strategic alliances may be a lengthy and complex process. Other companies, including those with substantially greater financial, marketing, sales, technology or other business resources, may compete with us for these opportunities or arrangements. We may not identify, secure or complete any such transactions or arrangements in a timely manner, on a cost-effective basis, on acceptable terms, or at all. We have limited institutional knowledge and experience with respect to these business development activities, and we may also not realize the anticipated benefits of any such transaction or arrangement. In particular, these collaborations may not result in the development of products that achieve commercial success or result in significant revenues and could be terminated prior to developing any products.
Additionally, we may not be in a position to exercise sole decision-making authority regarding the transaction or arrangement, which could create the potential risk of creating impasses on decisions, and our collaborators may have economic or business interests or goals that are, or that may become, inconsistent with our business interests or goals. It is possible that conflicts may arise with our collaborators, such as conflicts concerning the achievement of performance milestones, or the interpretation of significant terms under any agreement, such as those related to financial obligations or the ownership or control of intellectual property developed during the collaboration. If any conflicts arise with our current or future collaborators, they may act in their self-interest, which may be adverse to our best interest, and they may breach their obligations to us. In addition, we have limited control over the amount and timing of resources that our current collaborators or any future collaborators devote to our collaborators’ or our future products. Disputes between us and our collaborators may result in litigation or arbitration which would increase our expenses and divert the attention of our management. Further, these transactions and arrangements are contractual in nature and may be terminated or dissolved under the terms of the applicable agreements and, in such event, we may not continue to have rights to the products relating to such transaction or arrangement or may need to purchase such rights at a premium.
Our in-licenses patents and content from third parties to develop its products and product candidates. If we had a dispute with a third-party licensor, it could materially and adversely affect our ability to commercialize the product or product candidate affected by the dispute.
Licensing intellectual property involves complex legal, business and scientific issues. Disputes may arise between us and our licensors regarding intellectual property subject to a license agreement, including:
•the scope of rights granted under the license agreement and other interpretation-related issues;
•amount of royalty payments under the license agreement;
•whether and to what extent our technology and processes infringe on intellectual property of the licensor that is not subject to the licensing agreement;

•our right to sublicense patent and other rights to collaborators and other third parties;
•our diligence obligations with respect to the use of the licensed technology in relation to our development and commercialization of our products, and what activities satisfy those diligence obligations; and
•the ownership of inventions and know-how resulting from the joint creation or use of intellectual property by our licensors and us and our collaborators.
If disputes over licensed intellectual property prevent or impair our ability to maintain the licensing arrangements on acceptable terms, we may be unable to successfully develop and commercialize the affected product, or the dispute may have an adverse effect on our results of operation.
Our products utilize third-party open source software components, which may pose particular risks to its proprietary software, technologies, products and services in a manner that could negatively affect its business.
We have chosen, and we may choose in the future, to use open source software in our products. We use various software composition tools, including Veracode and Snyk, which are designed to monitor risks related to licenses and vulnerabilities related to open-source software. Use and distribution of open source software may entail greater risks than use of third-party commercial software, as open source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open source licenses may contain requirements that we make available source code for modifications or derivative works we create based upon the type of open source software we use. If we combine our proprietary software with open source software in a certain manner, we could, under certain open source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar products with less development effort and time and ultimately could result in a loss of product sales.
Although we intend to monitor any use of open source software to avoid subjecting our products to conditions we do not intend, the terms of many open source licenses have not been interpreted by U.S. courts, and there is a risk that any such licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our products. Moreover, there is no assurance that our processes for controlling our use of open source software in our products will be effective. If we are held to have breached the terms of an open source software license, we could be required to seek licenses from third parties to continue offering our products on terms that are not economically feasible, to re-engineer our products, to discontinue the sale of our products if re-engineering could not be accomplished on a timely basis, or to make generally available, in source code form, our proprietary code, any of which could materially and adversely affect our business, operating results and financial condition.
Risks Relating to Our Products
Our products may cause undesirable side effects or have other properties that could limit their commercial potential.
If we or others identify undesirable side effects directly or indirectly caused by our products, a number of potentially significant negative consequences could result, including:
•regulatory authorities may withdraw clearance, authorization, or approvals of such product;
•regulatory authorities may require additional warnings on the product’s label;
•we may be required to issue safety communications to patients or healthcare providers that outline the risks of such side effects;
•we could be sued and held liable for harm caused to patients; and
•our reputation may suffer.

Any of these events could prevent us from achieving or maintaining market acceptance of the particular product or product candidate and, as a result of negative impacts to our reputation, our other products or product candidates and could significantly harm our business, results of operations and prospects.
If we are unable to develop and release new products, or successful enhancements, new features and modifications to our existing products, our business, financial condition and results of operations could be materially and adversely affected.
We expect that the PDT market, as with many technology markets, will be characterized by rapid technological change, frequent new product and service introductions and enhancements, changing customer demands, and evolving industry standards. As an initial matter, a significant portion of our market may not have access to smartphones or other technology necessary to utilize our PDTs. In addition, the introduction of products and services embodying new technologies could quickly make existing products and services obsolete and unmarketable. Additionally, changes in laws and regulations could impact the usefulness of our products and could necessitate changes or modifications to our products to accommodate such changes. We invest substantial resources in researching and developing new products and enhancing our existing products by incorporating additional features, improving functionality, and adding other improvements to meet our patients’ evolving needs. The success of any enhancements or improvements to our products or any new products depends on several factors, including regulatory review timelines, timely completion, competitive pricing, adequate quality testing, integration with new and existing technologies in our products and third-party collaborators’ technologies and overall market acceptance. We may not succeed in developing, marketing and delivering on a timely and cost-effective basis enhancements or improvements to our products or any new products that respond to continued changes in market demands or new customer requirements, and any enhancements or improvements to our products or any new products may not achieve market acceptance. Since developing our products is complex, the timetable for the release of new products and enhancements to existing products is difficult to predict, and we may not offer new products and updates as rapidly as our users require or expect. Any new products that we develop or acquire may not be introduced in a timely or cost-effective manner, may contain errors or defects, or may not achieve the broad market acceptance necessary to generate significant or any revenue.
The introduction of new products and products by competitors, the development of entirely new technologies to replace existing offerings or shifts in healthcare benefits trends could make our products obsolete or materially and adversely affect our business, financial condition and results of operations. We may experience difficulties with software development, industry standards, design or marketing that could delay or prevent our development, introduction or implementation of new products, enhancements, additional features or capabilities. If patients and healthcare providers do not widely adopt our products, we may not be able to realize a return on our investment. If we do not accurately anticipate patient demand or we are unable to develop, license or acquire new features and capabilities on a timely and cost-effective basis, or if such enhancements do not achieve market acceptance, it could result in adverse publicity, loss of revenue or market acceptance or claims by patients or healthcare providers brought against us, each of which could have a material and adverse effect on our reputation, business, results of operations and financial condition.
Clinical trials of any of our products or product candidates may fail to produce results necessary to support regulatory clearance or authorization.
We incur substantial expense for, and devote significant time to, clinical trials but cannot be certain that the trials will ever result in commercial gains. We may experience significant setbacks in clinical trials, even after earlier clinical trials showed promising results, and failure can occur at any time during the clinical development process. Any of our products may malfunction or may produce undesirable adverse effects that could cause us, institutional review boards (“IRBs”) or regulatory authorities to interrupt, delay or halt clinical trials. We, IRBs, the FDA, or another regulatory authority may suspend or terminate clinical trials at any time to avoid exposing trial participants to unacceptable health risks. Our clinical trials may produce negative or inconclusive results or may demonstrate a lack of effect of our product candidates. Additionally, the FDA may disagree with our interpretation of the data from our pilot studies and clinical trials, or may find the clinical trial design, conduct or results inadequate to demonstrate safety or effectiveness, and may require us to pursue additional clinical trials, which could further delay the clearance or authorization of our product candidates. If we are unable to demonstrate the safety and effectiveness of product candidates in our clinical trials, we will be unable to obtain the regulatory clearances or authorizations we need to commercialize new products.
In addition to the extent that additional information regarding products being studied in clinical trials could translate to currently cleared or authorized products, such as information on new side effects, those results may impact existing clearances and authorizations, and required contraindications, warnings or precautions in product labeling.
Interim, “topline” and preliminary data from clinical trials of our products or product candidates may change as more patient data becomes available and are subject to confirmation, audit, and verification procedures that could result in material changes in the final data.
From time to time, we may publicly disclose preliminary or topline data from our pilot studies and clinical trials, which is based on a preliminary analysis of then-available data, and the results and related findings and conclusions are subject to change following a more comprehensive review of the data related to the particular study or trial. We also make assumptions, estimations, calculations, and conclusions as part of our analyses of data, and we may not have received or had the opportunity to fully and carefully evaluate all data. As a result, the topline or preliminary results that we report may differ from future results of the same studies, or different conclusions or considerations may qualify such results, once additional data have been received and fully evaluated. Topline data also remain subject to audit and verification procedures that may result in the final data being materially different from the preliminary data we previously published. As a result, topline data should be viewed with caution until the final data are available. From time to time, we may also disclose interim data from our clinical trials. Interim or preliminary data from clinical trials are subject to the risk that one or more of the clinical outcomes may materially change as patient enrollment and treatment continues and more patient data become available or as patients from our clinical trials continue other treatments for their disease. Adverse differences between preliminary or interim data and final data could significantly harm our business prospects. Further, disclosure of interim data by us or by our competitors could result in volatility in the price of the Pear Class A Common Shares.
Further, third parties, including regulatory agencies, may not accept or agree with our assumptions, estimates, calculations, conclusions or analyses or may interpret or weigh the importance of data differently, which could impact the potential of the particular program, the likelihood of marketing authorization or clearance or commercialization of the particular product candidate, the commercial success of any product for which we may have already obtained authorization or clearance, and our company in general. In addition, the information we choose to publicly disclose regarding a particular study or clinical trial is derived from information that is typically extensive, and you or others may not agree with what we determine is material or otherwise appropriate information to include in our disclosure.
If the interim, topline, or preliminary data that we report differ from actual results, or if others, including regulatory authorities, disagree with the conclusions reached, our ability to obtain clearance, authorization, or approval for, and commercialize, our product candidates may be harmed, which could harm our business, operating results, prospects or financial condition.
Risks Related to Our Regulatory Compliance and Legal Matters
We operate in a highly regulated industry and are subject to a wide range of federal, state and local laws, rules and regulations, including FDA regulatory requirements and laws pertaining to fraud and abuse in healthcare, that affect nearly all aspects of our operations. Failure to comply with these laws, rules and regulations, or to obtain and maintain required licenses, could subject us to enforcement actions, including substantial civil and criminal penalties, and might require us to recall or withdraw a product from the market or cease operations. Any of the foregoing could materially and adversely affect our business, financial condition and results of operations.
We and our products are subject to extensive regulation in the United States, including by the FDA. The regulations to which we are subject are complex. The FDA regulates, among other things, with respect to medical devices: design, development and manufacturing; testing, labeling, content and language of instructions for use; clinical trials; product safety; medical device cybersecurity; pre-market clearance, authorization, and approval; establishment registration and device listing; marketing, sales and distribution; complaint handling; record keeping procedures; advertising and promotion; recalls and field safety corrective actions; post-market surveillance, including reporting of deaths or serious injuries and malfunctions that, if they were to recur, could lead to death or serious injury; post-market studies; and product import and export. The FDA monitors compliance with these applicable regulatory requirements through periodic unannounced inspections as well as various other channels, such as reviewing post-market surveillance and recall reports, monitoring advertising and promotional practices on-line and at trade shows, and reviewing trade complaints submitted by competitors or other third parties. We do not know whether we will pass any future inspections for FDA compliance, or whether the FDA might identify compliance concern(s) through other channels of information. Failure to comply with applicable regulations could jeopardize our ability to sell our products and result in enforcement-related actions such as: FDA Form 483s; untitled or warning letters; clinical holds on research; fines; injunctions; civil penalties; termination of distribution; recalls or seizures of products; delays in the introduction of products into the market; total or partial suspension of production; refusal to grant future clearances, authorizations, or approvals; withdrawals or suspensions of current clearances or marketing authorizations, resulting in prohibitions on the sale and distribution of our products; and in the most serious cases, criminal penalties. Any of these sanctions could result in higher than anticipated costs or lower than anticipated sales and have a material adverse effect on our reputation, business, financial condition and results of operations.
The FDA and the Federal Trade Commission (“FTC”) also regulate the advertising and promotion of our products to ensure that the claims we make are consistent with our regulatory authorizations, that there is adequate and reasonable data to substantiate the claims and that our promotional labeling and advertising is neither false nor misleading. If the FDA or FTC determines that any of our advertising or promotional claims are false, misleading, not substantiated or not permissible, we may be subject to enforcement actions, including untitled or warning letters, and we may be required to revise our promotional claims and make other corrections or restitutions. We also may be subject to fines, or other regulatory, civil, or criminal sanctions.
Additional federal and state healthcare laws and regulations that may affect our ability to conduct business include, without limitation:
•the federal Anti-Kickback Statute, which prohibits, among other things, any person from knowingly and willfully offering, soliciting, receiving or providing remuneration, directly or indirectly, in exchange for or to induce either the referral of an individual for, or the purchase, order or recommendation of, any good or service for which payment may be made under federal healthcare programs, such as CMS programs;
•the federal civil false claims and civil monetary penalties laws, including, without limitation, the federal False Claims Act, which prohibits, among other things, individuals or entities from knowingly presenting, or causing to be presented, false claims, or knowingly using false statements, to obtain payment from the federal government;
•federal criminal laws that prohibit executing a scheme to defraud any healthcare benefit program or making false statements relating to healthcare matters;
•the federal Civil Monetary Penalties Law prohibits, among other things, offering or transferring remuneration to a federal healthcare beneficiary that a person knows or should know is likely to influence the beneficiary’s decision to order or receive items or services reimbursable by the government from a particular provider or supplier;
•the federal Physician Payment Sunshine Act, or Open Payments, created under the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Affordability Reconciliation Act of 2010, or collectively the Affordable Care Act (“ACA”), and its implementing regulations, which requires manufacturers of drugs, medical devices, biologicals and medical supplies for which payment is available under Medicare, Medicaid, or the Children’s Health Insurance Program to report annually to CMS information related to payments or other transfers of value made to licensed physicians and teaching hospitals, as well as ownership and investment interests held by physicians and their immediate family members;

•Health Insurance Portability Administration and Accountability Act of 1996 (“HIPAA”), as amended by the Health Information Technology for Economic and Clinical Health Act, and its implementing regulations, which impose certain requirements relating to the privacy, security and transmission of protected health information (“PHI”), on certain healthcare providers, health plans and healthcare clearinghouses, and their business associates that access or otherwise process individually identifiable health information on their behalf; HIPAA also created criminal liability for knowingly and willfully falsifying or concealing a material fact or making a materially false statement in connection with the delivery of or payment for healthcare benefits, items or services;
•medical device regulations pursuant to the federal Food, Drug and Cosmetic Act which require, among other things, pre-market clearance, authorization, or approval; compliant labeling; medical device adverse event reporting; establishment registration and device listing; reporting of corrections and removals; and quality system requirements;
•state law equivalents of each of the above federal laws, such as anti-kickback and false claims laws which may apply to items or services reimbursed by any third-party payor, including commercial insurers, and state and foreign laws governing the privacy and security of health information in certain circumstances, many of which differ from each other in significant ways and are in addition to requirements under HIPAA, thus complicating compliance efforts; and
•state laws governing the corporate practice of medicine and other healthcare professions and related fee-splitting laws.
Our employees, consultants and commercial collaborators may engage in misconduct or other improper activities, including non-compliance with such regulatory standards and requirements.
Because of the breadth of these laws and the narrowness of available statutory and regulatory exemptions, it is possible that some of our activities could be subject to challenge under one or more of such laws. Any action brought against us for violations of these laws or regulations, even if successfully defended, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. We may be subject to private “qui tam” actions brought by individual whistleblowers on behalf of the federal or state governments, with potential liability under the federal False Claims Act including mandatory treble damages and significant per-claim penalties.
Although we have adopted policies and procedures designed to comply with these laws and regulations and conduct internal reviews of our compliance with these laws, our compliance is also subject to governmental review. The growth of our business and sales organization including future expansion outside of the United States may increase the potential of violating these laws or our internal policies and procedures. The risk of our being found in violation of these or other laws and regulations is further increased by the fact that many have not been fully interpreted by the regulatory authorities or the courts, and their provisions are open to a variety of interpretations. Any action brought against us for violation of these or other laws or regulations, even if we successfully defend against it, could cause us to incur significant legal expenses and divert our management’s attention from the operation of our business. If our operations are found to be in violation of any of the federal, state and foreign laws described above or any other current or future fraud and abuse or other healthcare laws and regulations that apply to us, we may be subject to penalties, including significant criminal, civil and administrative penalties, damages and fines, disgorgement, additional reporting requirements and oversight if we become subject to a corporate integrity agreement or similar agreement to resolve allegations of noncompliance with these laws, imprisonment for individuals and exclusion from participation in government programs, such as Medicare and Medicaid, as well as contractual damages and reputational harm. We could also be required to curtail or cease our operations. Any of the foregoing consequences could seriously harm our business, financial condition and results of operations.
We will incur significant liability if it is determined that we are promoting any “off-label” uses of our products.
Although our products are marketed for the specific therapeutic uses for which the devices were designed and our personnel are trained not to promote our products for uses outside of the FDA-cleared or authorized indications for use, known as “off-label uses,” we cannot, however, prevent a physician from using our products in ways, when in the physician’s independent professional medical judgment, he or she deems it appropriate. There may be increased risk of harm to patients if primary care physicians attempt to use our products off-label. Furthermore, the use of our products for indications other than those authorized, cleared, or approved by the FDA or authorized by any foreign regulatory body may not effectively treat such conditions, which could harm our reputation in the marketplace among primary care physicians and patients.
If the FDA or any foreign regulatory body determines that our promotional materials or training constitute promotion of an off-label use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions, including the issuance or imposition of an untitled letter or warning letter, injunction, seizure, civil fine or criminal penalties. It is also possible that other federal, state or foreign enforcement authorities might take action under other regulatory authority, such as false claims laws, based on our off-label promotion having caused submission of false (non-reimbursable) claims, for any products for which we obtain government reimbursement, if they consider our business activities to constitute promotion of an off-label use, which could result in significant penalties, including, but not limited to, criminal, civil and administrative penalties, damages, fines, disgorgement, exclusion from participation in government healthcare programs and the curtailment of our operations. In addition, certain jurisdictions have “all payor” false claims act laws that extend penalties for false claims beyond those submitted to government programs.
In addition, physicians may misuse our products with their patients if they are not adequately trained, potentially leading to injury and an increased risk of product liability. If our products are misused, we may become subject to costly litigation by our patients or their patients. As described above, product liability claims could divert management’s attention from our core business, be expensive to defend and result in sizeable damage awards against us that may not be covered by insurance.
We face potential product liability exposure, and, if claims brought against us are successful, we could incur substantial liabilities.
Our business exposes us to potential product liability claims that are inherent in the design, manufacture, testing and sale of medical devices. We could become the subject of product liability lawsuits alleging that component failures, manufacturing flaws, design defects or inadequate disclosure of product-related risks or product-related information resulted in an unsafe condition, injury or death to patients. In addition, the misuse of our products, or the failure of patients to adhere to operating guidelines, could cause significant harm to patients, including death, which could result in product liability claims. Product liability lawsuits and claims, safety alerts or product recalls, with or without merit, could cause us to incur substantial costs, and could place a significant strain on our financial resources, divert the attention of management from our core business, harm our reputation and materially and adversely affect our ability to attract and retain patients, any of which could have a material adverse effect on our business, financial condition and results of operations.
Although we maintain third-party product liability insurance coverage, it is possible that claims against us may exceed the coverage limits of our insurance policies. Even if any product liability loss is covered by an insurance policy, these policies typically have substantial deductibles for which we are responsible. Product liability claims in excess of applicable insurance coverage could have a material adverse effect on our business, financial condition and results of operations. In addition, any product liability claim brought against us, with or without merit, could result in an increase of our product liability insurance premiums. Insurance coverage varies in cost and can be difficult to obtain, and we cannot guarantee that we will be able to obtain insurance coverage in the future on terms acceptable to us or at all.
Additionally, from time to time we may enter into agreements pursuant to which we indemnify third parties for certain claims relating to our products. These indemnification obligations may require us to pay significant sums of money for claims that are covered by these indemnification obligations. We are not currently subject to any product liability claims; however, any future product liability claims against us, regardless of their merit, may result in negative publicity about us that could ultimately harm our reputation and could have a material adverse effect on our business, financial condition and results of operations.

Healthcare reform and other governmental and private payor initiatives may have an adverse effect upon, and could prevent, our products’ or product candidates’ commercial success.
In the United States and in certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact our ability to sell our products profitably, such as the ACA.
Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and we expect there will be additional challenges and amendments to the ACA in the future. For example, various portions of the ACA are currently undergoing legal and constitutional challenges in the United States Supreme Court. Additionally, the former Trump administration issued various Executive Orders which eliminated cost-sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. Further, on December 20, 2019, the Further Consolidated Appropriations Act (H.R. 1865), which repeals the Cadillac tax, the health insurance provider tax, and the medical device excise tax, was signed into law. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. We cannot predict what affect further changes to the ACA would have on our business, especially under the Biden administration.
Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional congressional action is taken. Pursuant to the Coronavirus Aid, Relief, and Economic Security Act (the “CARES Act”), as well as subsequent legislation, these reductions were suspended from May 1, 2020 through March 31, 2021 due to the COVID-19 pandemic. Proposed legislation, if passed, would extend this suspension until the end of the pandemic.
There has been increasing legislative and enforcement interest in the United States with respect to prescription-pricing practices. Specifically, there have been several recent U.S. Congressional inquiries and proposed federal and state legislation designed to, among other things, bring more transparency to drug pricing, reduce the cost of prescription drugs under Medicare, review the relationship between pricing and manufacturer patient programs, and reform government program reimbursement methodologies for drugs. The HHS has already started the process of soliciting feedback on some of these measures and, at the same time, is immediately implementing others under its existing authority. It is unclear what effect such legislative and enforcement interest may have on prescription devices. Further, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify the prior administration’s executive and administrative actions.
We expect that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that we receive for any cleared, authorized, or approved device, which could have an adverse effect on patients for our products or product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.
There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels in the United States directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent us from being able to generate revenue, attain profitability or commercialize our products. Such reforms could have an adverse effect on anticipated revenue from product candidates that we may successfully develop and for which we may obtain regulatory clearance, authorization, or approval and that may affect our overall financial condition and ability to develop product candidates. If we or any third parties we may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if we or such third parties are not able to maintain regulatory compliance, our current or any future product candidates we may develop may lose any regulatory clearance, authorization, or approval that may have been obtained and we may not achieve or sustain profitability.
We are subject to data privacy and security laws and regulations governing our collection, use, disclosure, or storage of personally identifiable information, including protected health information and payment card data, which may impose restrictions on us and our operations. Any actual or perceived noncompliance with such laws and regulations may result in penalties, regulatory action, loss of business or unfavorable publicity.
Numerous federal and state laws and regulations govern the collection, use, disclosure, storage and transmission of personally identifiable information (“PII”), including PHI, and information related to treatment for substance use disorders. These laws and regulations, including their interpretation by governmental agencies, are subject to frequent change and could have a negative impact on our business. In addition, in the future, industry requirements or guidance, contractual obligations, and/or legislation at both the federal and the state level may limit, forbid or regulate the use or transmission of health information outside of the United States.
These varying interpretations can create complex compliance issues for us and our partners and potentially expose us to additional expense, adverse publicity and liability, any of which could materially and adversely affect our business.
Federal and state consumer protection laws are increasingly being applied by the FTC and states’ attorneys general to regulate the collection, use, storage and disclosure of PII, through websites or otherwise, and to regulate the presentation of website content. In addition, other laws, such as the Confidentiality of Substance Use Disorder Patient Records regulations at 42 C.F.R. Part 2, limit the potential use of in substance use disorder treatment-related data in non-treatment-based setting, such as administrative or criminal hearings related to the patient, and include associated restrictions on disclosure of information.
The security measures that we and our third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect our facilities and systems from security breaches, acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Even though we provide for appropriate protections through our agreements with our third-party vendors, we still have limited control over their actions and practices. A breach of privacy or security of PII or PHI may result in an enforcement action, including criminal and civil liability, against us. We are not able to predict the extent of the impact such incidents may have on our business. Enforcement actions against us could be costly and could interrupt regular operations, which may materially and adversely affect our business. While we have not received any notices of violation of the applicable privacy and data protection laws and believe we are in compliance with such laws, there can be no assurance that we will not receive such notices in the future.
There is ongoing concern from privacy advocates, regulators and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identification, anonymization or pseudonymization of health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. We expect there will continue to be new proposed and amended laws, regulations and industry standards concerning privacy, data protection and information security in the United States, such as the California Consumer Privacy Act (“CCPA”), which went into effect on January 1, 2020 and has been amended several times. Further, a new California privacy law, the California Privacy Rights Act (“CPRA”), was passed by California voters on November 3, 2020, and in March 2021, Virginia passed a new privacy law, the Consumer Data Protection Act (“VCDPA”), similar to the CPRA. The CPRA will create additional obligations with respect to processing and storing personal information and the VCDPA is scheduled to take effect on January 1, 2023 (with certain provisions of the CPRA having retroactive effect to January 1, 2022). In addition New York’s Stop Hacks and Improve Electronic Data Security Act (“SHIELD Act”), requires any person or business owning or licensing computerized data that includes the private information of a resident of New York to implement and maintain reasonable safeguards to protect the security, confidentiality and integrity of the private information. Other U.S. states also are considering omnibus privacy legislation and industry organizations regularly adopt and advocate for new standards in these areas. While the CCPA and CPRA contain exceptions for certain activities involving PHI under HIPAA, we cannot yet determine the impact the CCPA, CPRA, VCDPA or other such future laws, regulations and standards may have on our business.
Future laws, regulations, standards, obligations, amendments, and changes in the interpretation of existing laws, regulations, standards and obligations could impair our or our customers’ ability to collect, use or disclose information relating to patients or consumers, including information derived therefrom, which could decrease demand for our products, increase our costs and impair our ability to maintain and grow our customer base and increase our revenue. Accordingly, we may find it necessary or desirable to fundamentally change our business activities and practices or to expend significant resources to modify our software or platform and otherwise adapt to these changes.
Further, our patients may expect us to comply with more stringent privacy and data security requirements than those imposed by laws, regulations or self-regulatory requirements, and we may be obligated contractually to comply with additional or different standards relating to our handling or protection of data.
Any failure or perceived failure by us to comply with federal or state laws or regulations, industry standards or other legal obligations, or any actual or suspected privacy or security incident, whether or not resulting in unauthorized access to, or acquisition, release or transfer of PII or other data, may result in governmental enforcement actions and prosecutions, private litigation, fines and penalties or adverse publicity and could cause our customers to lose trust in us, which could have an adverse effect on our reputation and business. We may be unable to make such changes and modifications in a commercially reasonable manner or at all, and our ability to develop new products could be limited. Any of these developments could harm our business, financial condition and results of operations. Privacy and data security concerns, whether valid or not valid, may inhibit retention of our products by existing customer or adoption of our products by new customers.
Security breaches, ransomware attacks and other disruptions to our information technology structure could compromise our information, disrupt its business and expose us to significant liability, which would cause our business and reputation to suffer and we may be unable to maintain and scale the technology underlying our offerings.
In the ordinary course of our business, we collect, store, use and disclose sensitive data, including PHI and other types of PII. We also process and store, and use additional third parties to process and store, sensitive information including intellectual property and other proprietary business information, including that of our patients. Patient information is encrypted but not always de-identified. We manage and maintain our platform and data utilizing a combination of managed data center systems and cloud-based computing center systems.
We are highly dependent on information technology networks and systems, including the internet, to securely process, transmit and store this critical information. Security breaches of this infrastructure, including physical or electronic break-ins, computer viruses, attacks by hackers and similar breaches, and employee or contractor error, negligence or malfeasance, can create system disruptions, shutdowns or unauthorized disclosure or modifications of confidential information, causing member PHI and other PII to be accessed or acquired without authorization or to become publicly available. We utilize third-party service providers for important aspects of the collection, storage and transmission of customer, user and patient information, and other confidential and sensitive information, and therefore rely on third parties to manage functions that have material cybersecurity risks. Because of the sensitivity of the PHI, other PII, and other confidential information we and our service providers collect, store, transmit, and otherwise process, the security of our technology platform and other aspects of our services, including those provided or facilitated by our third-party service providers, are important to our operations and business strategy. We take certain administrative, physical and technological safeguards to address these risks, such as by requiring outsourcing subcontractors who handle customer, user and patient information for us to enter into agreements that contractually obligate those subcontractors to use reasonable efforts to safeguard PHI, other PII, and other sensitive information. Measures taken to protect our systems, those of our subcontractors, or the PHI, other PII, or other sensitive data we or our subcontractors process or maintain, may not adequately protect us from the risks associated with the collection, storage and transmission of such information. Although we take steps to help protect confidential and other sensitive information from unauthorized access or disclosure, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses, failures or breaches due to third-party action, employee negligence or error, malfeasance or other disruptions.
A security breach or privacy violation that leads to disclosure or unauthorized use or modification of, or that prevents access to or otherwise impacts the confidentiality, security, or integrity of, member information, including PHI or other PII, or other sensitive information we or our subcontractors maintain or otherwise process, could harm our reputation, compel us to comply with breach notification laws, cause us to incur significant costs for remediation, fines, penalties, notification to individuals and for measures intended to repair or replace systems or technology and to prevent future occurrences, potential increases in insurance premiums, and require us to verify the accuracy of database contents, resulting in increased costs or loss of revenue. If we are unable to prevent such security breaches or privacy violations or implement satisfactory remedial measures, or if it is perceived that we have been unable to do so, our operations could be disrupted, we may be unable to provide access to our platform, and could suffer a loss of customers or users or a decrease in the use of our platform, and we may suffer loss of reputation, adverse impacts on customer, user and investor confidence, financial loss, governmental investigations or other actions, regulatory or contractual penalties, and other claims and liability. In addition, security breaches and other inappropriate access to, or acquisition or processing of, information can be difficult to detect, and any delay in identifying such incidents or in providing any notification of such incidents may lead to increased harm.
Any such breach or interruption of our systems, or those of any of our third-party information technology partners, could compromise our networks or data security processes and sensitive information could be inaccessible or could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Any such interruption in access, improper access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws and regulations that protect the privacy of member information or other personal information, such as HIPAA, the CCPA, other state data breach laws and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt our operations, including our ability to perform our services, provide member assistance services, conduct research and development activities, collect, process, and prepare company financial information, provide information about our current and future solutions and engage in other user and clinician education and outreach efforts. Any such breach could also result in the compromise of our trade secrets and other proprietary information, which could materially and adversely affect our business and competitive position. While we maintain insurance covering certain security and privacy damages and claim expenses, we may not carry insurance or maintain coverage sufficient to compensate for all liability and in any event, insurance coverage would not address the reputational damage that could result from a security incident.
Our patient service center uses text and voice calls to communicate with healthcare providers, patients and prospective patients, and we are subject to various marketing and advertising laws including the Telephone Consumer Protection Act. If we fail to comply with applicable laws, including the TCPA, we may be subject to significant liabilities.
Our patient service center uses short message service (“SMS”), text messages and telephone calls to communicate with healthcare providers, patients and prospective patients. The actual or perceived improper sending of text messages or the making of telephone calls may subject us to potential risks, including liabilities or claims relating to consumer protection laws. Numerous class-action suits under federal and state laws have been filed in recent years against companies who conduct SMS texting programs or make unwanted telephone calls, with many resulting in multi-million-dollar settlements to the plaintiffs. Any future such litigation against us could be costly and time-consuming to defend. For example, the Telephone Consumer Protections Act of 1991 (“TCPA”), a federal statute that protects consumers from unwanted telephone calls, faxes, and text messages, restricts telemarketing and the use of automated SMS text messages without proper consent. Additionally, state regulators may determine that telephone calls to our patients are subject to state telemarketing regulations. Federal or state regulatory authorities or private litigants may claim that the notices and disclosures we provide, form of consents we obtain, or our SMS texting practices are not adequate or violate applicable law. This may in the future result in civil claims against us. The scope and interpretation of the laws that are or may be applicable to the delivery of text messages are continuously evolving and developing. If we do not comply with these laws or regulations or if we become liable under these laws or regulations, we could face direct liability, could be required to change some portions of our business model, could face negative publicity, and our business, financial condition, and results of operations could be materially and adversely affected. Even an unsuccessful challenge of our SMS texting or telephone calling practices by our customers, regulatory authorities, or other third parties could result in negative publicity and could require a costly response from and defense by us.
We may be subject to governmental investigation, litigation and other proceedings, including intellectual property disputes, which are costly to defend and could materially harm our business and results of operations.
We may be party to government investigations, lawsuits and legal proceedings in the normal course of business. These matters are often expensive and disruptive to normal business operations. We may face allegations, lawsuits and regulatory inquiries, audits and investigations regarding data privacy, security, labor and employment, consumer protection and intellectual property infringement, including claims related to privacy, patents, publicity, trademarks, copyrights and other rights. A portion of the technologies we use incorporates open source software, and we may face claims claiming ownership of open source software or patents related to that software, rights to our intellectual property or breach of open source license terms, including a demand to release material portions of our source code or otherwise seeking to enforce the terms of the applicable open source license. We may also face allegations or litigation related to our acquisitions, securities issuances or business practices, including public disclosures about our business. Litigation and regulatory proceedings, and particularly the patent infringement and class action matters we could face, may be protracted and expensive, and the results are difficult to predict. Certain of these matters may include speculative claims for substantial or indeterminate amounts of damages and include claims for injunctive relief. Additionally, our litigation costs could be significant. Adverse outcomes with respect to litigation or any of these legal proceedings may result in significant settlement costs or judgments, penalties and fines, or require us to modify our solution or require us to stop offering certain features, all of which could negatively impact our business. We may also become subject to periodic audits, which would likely increase our regulatory compliance costs and may require us to change our business practices, which could negatively impact our results of operations. Managing legal proceedings, litigation and audits, even if we achieve favorable outcomes, is time-consuming and diverts management’s attention from our business.
The results of regulatory proceedings, litigation, claims, and audits cannot be predicted with certainty, and determining reserves for pending litigation and other legal, regulatory and audit matters requires significant judgment. There can be no assurance that our expectations will prove correct, and even if these matters are resolved in our favor or without significant cash settlements, these matters, and the time and resources necessary to litigate or resolve them, could harm our reputation, business, financial condition, results of operations and the market price of the Pear Class A Common Shares.
Our commercialization efforts to date have focused almost exclusively on the U.S. Our ability to enter other foreign markets will depend, among other things, on its ability to navigate various regulatory regimes with which it does not have experience, which could delay or prevent the growth of our operations outside of the U.S.
To date, our commercialization efforts have focused almost exclusively on the United States. Expanding our business to attract customers in countries other than the United States is an element of our long-term business strategy. Our ability to continue to expand our business and to attract talented employees and customers in various international markets will require considerable management attention and resources and is subject to the particular challenges of supporting a rapidly growing business in an environment of multiple languages, cultures, customs, legal systems, alternative dispute resolution systems, regulatory systems and commercial infrastructures. Entering new international markets will be expensive, our ability to successfully gain market acceptance in any particular market is uncertain and the distraction of our senior management team could harm our business, financial condition and results of operation.
Sales of our products outside of the United States are subject to foreign regulatory requirements that vary widely from country to country. In addition, the FDA regulates exports of medical devices from the United States. While the regulations of some countries may not impose barriers to marketing and selling our products or only require notification, others require that we obtain the marketing authorization of a specified regulatory body. Complying with foreign regulatory requirements, including obtaining registrations or marketing authorizations, can be expensive and time-consuming, and we may not receive regulatory authorizations, clearances or approvals in each country in which we may plan to market our products or we may be unable to do so on a timely basis. The time required to obtain registrations or marketing authorizations, if required by other countries, may be longer than that required for FDA clearance, authorization, or approval, and requirements for such registrations and marketing authorizations may significantly differ from FDA requirements. If we modify our products, we may need to apply for additional regulatory authorizations before we are permitted to sell the modified product. In addition, we may not continue to meet the quality and safety standards required to maintain the authorizations that we have received. If we are unable to maintain our authorizations in a particular country, we will no longer be able to sell the applicable product in that country. Regulatory de novo classification, clearance or approval by the FDA does not ensure registration or marketing authorization by regulatory authorities in other countries, and registration or marketing authorization by one or more foreign regulatory authorities does not ensure registration or marketing authorization by regulatory authorities in other foreign countries or by the FDA. A failure or delay in obtaining registration or marketing authorization in one country may have a negative effect on the regulatory process in others.
Doing business internationally involves a number of additional risks, including:
•multiple, conflicting and changing laws and regulations such as tax laws, privacy and data protection laws and regulations, export and import restrictions, employment laws, regulatory requirements and other governmental approvals, permits and licenses;
•requirements to maintain data and the processing of that data on servers located within the United States or in such countries;
•protecting and enforcing our intellectual property rights;
•converting our products as well as the accompanying instructional and marketing materials to conform to the language and customs of different countries;
•complexities associated with managing multiple payor reimbursement regimes, and government payors;
•competition from companies with significant market share in our market and with a better understanding of user preferences;
•financial risks, such as longer payment cycles, difficulty collecting accounts receivable, the effect of local and regional financial pressures on demand and payment for our products and services and exposure to foreign currency exchange rate fluctuations;
•natural disasters, political and economic instability, including wars, terrorism, political unrest, outbreak of disease (including the recent coronavirus outbreak), boycotts, curtailment of trade, and other market restrictions; and
•regulatory and compliance risks that relate to maintaining accurate information and control over activities subject to regulation under the U.S. Foreign Corrupt Practices Act (the “FCPA”), and comparable laws and regulations in other countries.
These risks and uncertainties may impact our ability to enter foreign markets, which could delay or prevent the growth of our operations outside of the United States, and have a material adverse effect on our business, prospects, results of operations and financial condition.
The regulatory framework for digital health products is constantly evolving. Increasingly stringent regulatory requirements could create barriers to our development and introduction of new products. Conversely, in the event that regulatory requirements are lowered, competitors could potentially enter the prescription digital therapeutic market and compete us more easily. Either of the foregoing could materially harm our business.
Our PDTs are novel and represent a new category of therapeutics for which the regulatory framework continues to evolve. Our ability to develop and introduce new products will depend, in part, on our ability to comply with these complex requirements, which include regulations related to product design, development and manufacturing; testing, labeling, content and language of instructions for use; clinical trials; product safety; pre market clearance, authorization, and approval; establishment registration and device listing; and marketing, sales and distribution. If, however, the regulatory framework for digital health products simplifies and the requirements that we and others are required to comply with are lowered, it could result in the increased competition and the introduction by competitors of products that are or claim to be superior to our products. For example, due to the COVID-19 public health emergency, the FDA issued, “Enforcement Policy for Digital Health Devices For Treating Psychiatric Disorders During the Coronavirus Disease 2019 (COVID-19) Public Health Emergency,” which allows for marketing of certain digital therapeutics without premarket clearance, authorization, or approval so long as certain criteria are met. Similarly, competitors using our products as predicates for 510(k)s may successfully argue that they should be required to submit substantially less data to support approval of their product than was required for our products based on FDA’s growing familiarity with the technology. As a result, we are subject to risks related to the developing regulatory landscape applicable to our PDTs that could have a material adverse effect on our business and results of operations.
Our products may face competition from digital health products that are marketed without regulatory clearance, authorization, or approval. Regulators have broad discretion in determining whether to enforce regulatory requirements, and may decide not to remove uncleared or unapproved products that compete with our products, which could materially and adversely impact our business.
Our PDTs, reSET, reSET-O and Somryst have been authorized or cleared by the FDA after completion of clinical trials and related regulatory review. The FDA and other regulators have broad discretion in determining whether to enforce these requirements, however, which could result in uncleared or unapproved products entering the marketplace. If uncleared or unapproved products are allowed to compete with our products, we will face increased competition from parties who have fewer barriers to enter our industry. This increased competition could have a material, adverse effect on our business, results of operations and financial condition.
Premarket clearances, authorizations, and approvals for new or significantly modified devices could be denied or significantly delayed.
Under FDA regulations, unless exempt, a new medical device may only be commercially distributed after it has received 510(k) clearance, is authorized through the de novo classification process, or is the subject of a premarket approval (“PMA”). The FDA will clear marketing of a medical device through the 510(k) process if it is demonstrated that the new product is substantially equivalent to another legally marketed product not subject to a PMA. Sometimes, premarket submissions must be supported by clinical data. Our ability to enroll patients in clinical trials could be impacted by the COVID-19 outbreak, as many patients are electing or being asked to delay procedures at this time. The PMA process typically is more costly, lengthy and stringent than the 510(k) process and usually requires more substantial clinical studies.
The FDA may not authorize marketing via de novo classification or clear our 510(k) applications on a timely basis or at all. For example, the COVID-19 outbreak could affect the FDA’s ability to review applications or supplements. Such delays or refusals, regardless of the cause, could have a material adverse effect on our business, financial condition, and results of operations. The FDA may also change its clearance and authorization policies, adopt additional regulations or revise existing regulations, or take other actions which may prevent or delay authorization or clearance of our products.
Material modifications to our devices may require new 510(k) clearance, de novo classification, PMA approval, or PMA supplement approval, or may require us to cease marketing or recall the modified devices until clearances, authorizations, or approvals are obtained.
Material modifications to the intended use or technological characteristics of our devices may require new 510(k) clearance, de novo classification, PMA approval, or PMA supplement approval, or may require us to cease marketing or recall the modified devices until clearances, authorizations, or approvals are obtained. Any modification to a 510(k)-cleared device that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, design, or manufacture, requires a new 510(k) clearance or, possibly, a de novo or a PMA. The FDA requires every manufacturer to make and document this determination in the first instance. A manufacturer may determine that a modification could not significantly affect safety or effectiveness and does not represent a major change in its intended use, so that no new 510(k) clearance is necessary. The FDA may review any manufacturer’s decision and may not agree with our decisions regarding whether new clearances, authorization, or approvals are necessary. The FDA may also on its own initiative determine that a new clearance, authorization, or approval is required.
We have modified some of our cleared and authorized devices and have determined based on our review and interpretation of the applicable FDA guidance that in certain instances new 510(k) clearances are not required. If the FDA disagrees with our determination and requires us to submit new 510(k) clearances for modifications to our previously cleared or authorized products for which we have concluded that new clearances are unnecessary, we may be required to cease marketing or to recall the modified product until we obtain clearance, authorization, or approval. In these circumstances, we may be subject to significant enforcement actions, regulatory fines, or penalties, which could require us to redesign our products and harm our operating results.
Products may be subject to product recalls. A recall of our products, either voluntarily or at the direction of the FDA or another governmental authority, or the discovery of serious safety issues with our products, could materially and adversely affect us.
The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in their design or manufacture or in the event that a product poses an unacceptable risk to health.
The FDA’s authority to require a recall for medical devices must be based on a finding that there is reasonable probability that the device would cause serious injury or death. We may also decide to voluntarily recall our products. A government-mandated or voluntary recall could occur as a result of an unacceptable risk to health, component failures, malfunctions, manufacturing errors, design or labeling defects or other deficiencies and issues. On March 20, 2021, we initiated a voluntary correction of reSET and reSET-O due to a software defect related to contingency management. This recall was reportable to the FDA and is in-process. Recalls of any of our products would divert managerial and financial resources and could materially and adversely affect our reputation and business, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be subject to liability claims, be required to bear other costs, or take other actions that could materially and adversely affect our business, results of operations and financial condition.
Companies are required to maintain certain records of recalls and corrections, even if they are not reportable to the FDA. We may initiate voluntary recalls or corrections for our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls and we may be subject to enforcement action.
We are required to report certain malfunctions, deaths, and serious injuries associated with our products, which can result in voluntary corrective actions or agency enforcement actions.
Under the FDA’s medical device reporting regulations, we are required to report to the FDA when information from any source suggests that our product may have caused or contributed to a death or serious injury or that our product has malfunctioned and, if the malfunction were to recur, would likely cause or contribute to death or serious injury. We have not been required to make any such reports to date. If we fail to report these events to the FDA within the required timeframes, or at all, the FDA could take enforcement action against us.
Any adverse event involving our products, whether in the United States or abroad, could result in future voluntary corrective actions, such as recalls, including corrections or customer notifications, or agency action, such as inspection or enforcement actions. If malfunctions do occur, we may be unable to correct the malfunctions adequately or prevent further malfunctions, in which case we may need to cease manufacture and distribution of the affected products, initiate voluntary recalls, and redesign the products. Regulatory authorities may also take actions against us, such as ordering recalls, imposing fines, or seizing the affected products. Any corrective action, whether voluntary or involuntary, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.
If we fail to comply with the FDA’s Quality System Regulation (“QSR”), or any applicable foreign equivalent, our operations could be interrupted, and our potential product sales and operating results could suffer.

We are required to comply with the FDA’s QSR, which delineates, among other things, the design controls, document controls, purchasing controls, identification and traceability, production and process controls, acceptance activities, nonconforming product requirements, corrective and preventive action requirements, labeling and packaging controls, handling, storage, distribution and installation requirements, complaint handling, records requirements, servicing requirements, and statistical techniques potentially applicable to the production of our medical devices. We are also subject to the regulations of foreign jurisdictions if we market products overseas.
The FDA enforces the QSR through periodic and announced or unannounced inspections of manufacturing facilities. Our facilities have been inspected by the FDA and other regulatory authorities, and we anticipate that we will be subject to additional future inspections. If our facilities or processes are found to be in non-compliance or fail to take satisfactory corrective action in response to adverse QSR inspectional findings, the FDA could take legal or regulatory enforcement actions against us and/or our products, including but not limited to the cessation of sales or the initiation of a recall of distributed products, which could impair our ability to produce our products in a cost-effective and timely manner in order to meet our customers’ demands. We may also be required to bear other costs or take other actions that may have a negative impact on our future sales and our ability to generate profits.
The FDA’s and other comparable non-U.S. regulatory agencies’ statutes, regulations, policies or interpretations may change, and additional government regulation or statutes may be enacted, which could increase regulatory requirements, or delay, suspend, prevent marketing of any cleared, authorized, or approved products or necessitate the recall of distributed products. We cannot predict the likelihood, nature or extent of adverse governmental regulation that might arise from future legislative or administrative action, either in the United States or abroad.
The medical device industry has been under heightened FDA scrutiny as the subject of government investigations and enforcement actions. If our operations and activities are found to be in violation of any FDA laws or any other governmental regulations that apply to us, we may be subject to penalties, including civil and criminal penalties, damages, fines and other legal and/or agency enforcement actions. Any penalties, damages, fines, or curtailment or restructuring of our operations or activities could materially and adversely affect our ability to operate our business and our financial results. The risk of us being found in violation of FDA laws is increased by the fact that many of these laws are broad and their provisions are open to a variety of interpretations. Any action against us for violation of these laws, even if we successfully defend ourselves against that action and its underlying allegations, could cause us to incur significant legal expenses and divert management’s attention from the operation of our business. Where there is a dispute with a federal or state governmental agency that cannot be resolved to the mutual satisfaction of all relevant parties, we may determine that the costs, both real and contingent, are not justified by the commercial returns to us from maintaining the dispute or the product.
Various claims, design features, or performance characteristics of our medical devices that we regarded as permitted by the FDA without new marketing clearance, authorization, or approval may be challenged by the FDA or state or foreign regulators. The FDA or state or foreign regulatory authorities may find that certain claims, design features, or performance characteristics, in order to be made or included in the products, may have to be supported by further clinical studies and marketing clearances, authorizations, or approvals, which could be lengthy, costly, and possibly unobtainable.
Risks Related to Our Financial Reporting
We rely on assumptions, estimates, and business data to calculate our key performance indicators and other business metrics, and real or perceived inaccuracies in these metrics may harm our reputation and negatively affect our business.
Certain of our performance indicators and other business metrics are calculated using third-party applications or internal company data that have not been independently verified. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring such information. In addition, our measurement of certain metrics may differ from estimates published by third parties or from similarly-titled metrics of our competitors due to differences in methodology and as a result our results may not be comparable to our competitors.

Our results of operations and financial condition are subject to management’s accounting judgments and estimates, as well as changes in accounting policies.
The preparation of our financial statements requires us to make estimates and assumptions affecting the reported amounts of the Company’s assets, liabilities, revenues, expenses and earnings. If these estimates or assumptions are incorrect, it could have a material adverse effect on our results of operations or financial condition. We have identified several accounting policies as being critical to the fair presentation of our financial condition and results of operations because they involve major aspects of our business and require us to make judgments about matters that are inherently uncertain. These policies are described under the section entitled “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” and should be considered in conjunction with our audited consolidated financial statements and notes thereto included elsewhere in this proxy statement/prospectus. The implementation of new accounting requirements or other changes to Generally Accepted Accounting Principles, or GAAP, could have a material adverse effect on our reported results of operations and financial condition.
If we fail to maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in the accuracy of our financial reports, which would harm our business and the trading price of our common stock. Our management will be required to evaluate the effectiveness of our internal control over financial reporting.
As a public reporting company, we are subject to the reporting requirements of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations established by the SEC and Nasdaq. These rules and regulations require, among other things, that we establish and periodically evaluate procedures with respect to our internal control over financial reporting. Reporting obligations as a public company place a considerable strain on our financial and management systems, processes and controls, as well as on our personnel, including senior management. In addition, as a public company, we are required to document and test our internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act so that our management can certify as to the effectiveness of our internal control over financial reporting. Management’s initial certification under Section 404 of the Sarbanes-Oxley Act will be required with our annual report on Form 10-K for the year ending December 31, 2022.
In support of such certifications, we have and will be required to document and make significant changes and enhancements, including potentially hiring additional personnel, to our internal control over financial reporting. Likewise, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting until our first annual report is required to be filed with the SEC following the date we are no longer an emerging growth company.
To achieve compliance with Section 404 within the prescribed period, and in order to maintain and improve the effectiveness of our internal controls over financial reporting, we have expended, and anticipate we will continue to expend, significant resources, including accounting-related costs and significant management oversight. If any of these new or improved controls and systems do not perform as expected, we may experience further deficiencies in our controls.
We have identified gaps in our internal control environment in the past and cannot provide assurances that there will not be material weaknesses or significant deficiencies in our internal control over financial reporting in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report our financial condition or results of operations. If we are unable to conclude that our internal control over financial reporting is effective or if our independent registered public accounting firm determines we have a material weakness or significant deficiency in our internal control over financial reporting, we could lose investor confidence in the accuracy and completeness of our financial reports, the market price of shares of our common stock could decline, and we could be subject to sanctions or investigations by Nasdaq, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.

Our management has identified certain internal control deficiencies that constitute material weaknesses. If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.
We have identified material weaknesses in our internal control over financial reporting. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis. If we are unable to remediate these material weaknesses, or if we identify additional material weaknesses in the future or otherwise fail to maintain an effective system of internal controls, we may not be able to accurately or timely report our financial condition or results of operations, which may adversely affect investor confidence in us and, as a result, our stock price.
As of December 31, 2020 and September 30, 2021, we did not maintain an effective control environment as we did not maintain a sufficient complement of accounting and financial reporting resources commensurate with our financial reporting requirements. This resulted in the following material weaknesses:
•We did not have sufficient accounting and reporting resources to ensure adequate segregation of duties.
•We did not design, implement and maintain adequate information systems controls, including access and change management controls.
•We did not design, implement and maintain controls to ensure the accurate and timely reporting of material transactions, including the capitalization of software costs and capital stock valuations performed by us or our advisors.
These control deficiencies could result in a misstatement in our accounts or disclosures that would result in a material misstatement to our financial statements that would not be prevented or detected. Accordingly, we determined that these control deficiencies constitute material weaknesses.
In addition, they could cause us to fail to meet our reporting obligations or may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could materially and adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC.
We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. For example, we hired additional personnel in our finance group, including a VP, Corporate Controller and Director, SEC Reporting and Technical Accounting. In addition, we implemented a new enterprise resource planning system to replace the former general ledger package. Any failure to develop or maintain effective controls or any difficulties encountered as a result of the implementation or improvements could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could materially and adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC.
Some members of our management team have limited experience in operating a public company.
Some of our executive officers have limited experience in the management of a publicly traded company. Our management team may not successfully or effectively manage our transition to a public company that will be subject to significant regulatory oversight and reporting obligations under federal securities laws. Certain executives’

limited experience in dealing with the increasingly complex laws pertaining to public companies could be a significant disadvantage as they will likely need to devote an increasing amount of their time to these activities, resulting in less time being devoted to the management and growth of our Company. We may not have adequate personnel with the appropriate level of knowledge, experience, and training in the accounting policies, practices or internal controls over financial reporting required of public companies.
We could be subject to additional tax liabilities and our ability to use our net operating loss carryforwards and other tax attributes may be limited.
The Company has incurred net operating losses (“NOLs”) since its inception and may never achieve or sustain profitability. Generally, for U.S. federal income tax purposes, NOLs incurred will carry forward. However, NOL carryforwards generated prior to January 1, 2018, are subject to expiration for U.S. federal income tax purposes. As of December 31, 2020, we had federal NOL carryforwards of approximately $124.3 million, of which $0.6 million will begin to expire in 2034. As of December 31, 2020, we also had research and development tax credits of $4.4 million, which may be available to offset future income tax liabilities. The research and development tax credit carryforwards would begin to expire in 2033. The state research and development tax credit carryforwards are not subject to expiration.
In general, under Sections 382 and 383 of the Code, a corporation that undergoes an “ownership change,” generally defined as a greater than 50% change by value in its equity ownership by certain stockholders over a three-year period, the corporation’s ability to use its pre-ownership change NOLs, carryforwards and other pre-ownership change tax attributes, such as research tax credits, to offset its post-ownership change income or taxes may be limited. Similar provisions of state tax law may also apply to limit the use of our state NOL carryforwards and other state tax attributes. We have not performed an analysis to determine whether our past issuances of stock and other changes in our stock ownership may have resulted in one or more ownership changes. In addition, future changes in our stock ownership, including with respect to the proposed Business Combination, which may be outside of our control, may materially limit our ability to utilize our NOL carryforwards and other tax attributes. As a result, even if we earn net taxable income in the future, we may be unable to use a material portion of our NOL carryforwards and other tax attributes, which could materially and adversely affect our future cash flows. There is also a risk that regulatory changes, such as suspensions on the use of NOL or other unforeseen reasons, may result in our existing NOL carryforwards expiring or otherwise becoming unavailable to offset future taxable income. For these reasons, we may not be able to utilize a material portion of our NOL carryforwards and other tax attributes, even if we attain profitability. A temporary suspension of the use of certain net operating losses and tax credits has been enacted in California, and other states may enact suspensions as well. If we are limited in our ability to use our NOLs in future years in which we have taxable income, we will pay more taxes than if we were able to fully utilize our NOLs. This could materially and adversely affect our results of operations.
We rely on assumptions, estimates, internally developed software and data from third parties to deliver timely and accurate information in order to accurately report our financial results in the timeframe and manner required by law.
We need to receive timely, accurate and complete information from our internal company data utilizing internally developed software that have not been independently verified and several third parties in order to accurately report our financial results on a timely basis. If the information that we receive is not accurate, our consolidated financial statements may be materially incorrect and may require restatement. While these numbers are based on what we believe to be reasonable calculations for the applicable period of measurement, there are inherent challenges in measuring such information. As a result, we may have difficulty completing accurate and timely financial disclosures, which could have an adverse effect on our business.

Public Company Operating Risks
Our projections are subject to significant risks, assumptions, estimates and uncertainties, including assumptions regarding future legislation and changes in regulations, both inside and outside of the United States. As a result, our projected revenues, market share, expenses and profitability may differ materially from our expectations.
We operate in rapidly changing and competitive industries and our projections are subject to the risks and assumptions made by management with respect to our industries. Operating results are difficult to forecast because they generally depend on our assessment of the timing of adoption of future legislation and regulations by different states, which are uncertain. Furthermore, if we invest in the development of new products that do not achieve significant commercial success, whether because of implementation, competition or otherwise, we may not recover the often substantial “up front” costs of developing and marketing those products or recover the opportunity cost of diverting management and financial resources away from other products.
The requirements of being a public company may strain our resources and divert management’s attention, and the increases in legal, accounting and compliance expenses may be greater than we anticipate.
As a result of being a public company we will incur significant legal, accounting and other expenses that we did not incur as a private company. We are subject to the reporting requirements of the Exchange Act and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of Nasdaq, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it difficult and expensive for us to obtain director and officer liability insurance and could also make it more difficult for us to attract and retain qualified members of our Board of Directors as compared to when we were a private company. In particular, we expect to incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404 of the Sarbanes-Oxley Act, which will increase when we are no longer an “emerging growth company.” We may need to hire additional accounting and financial staff, and engage outside consultants, all with appropriate public company experience and technical accounting knowledge and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs in the event that we decide to pay cash compensation closer to that of other public companies, which would increase our general and administrative expenses and could materially and adversely affect our profitability. We cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
As a private company, we were not required to document and test our internal controls over financial reporting nor was our management required to certify the effectiveness of our internal controls, and our auditor was not required to opine on the effectiveness of our internal control over financial reporting. A prior failure to maintain adequate financial, information technology, and management processes and controls has resulted in and could result in material weaknesses which could lead to errors in our financial reporting, which could adversely affect our business.
As a private company, we were not required to document and test our internal controls over financial reporting nor was our management required to certify the effectiveness of our internal controls and our auditors were not required to opine on the effectiveness of our internal control over financial reporting.
We have identified a material weaknesses in our internal control over financial reporting as of December 31, 2020, which relates to a deficiency in the design and operation of the financial statement close and reporting controls, including lack of sufficient accounting and reporting resources to ensure adequate segregation of duties and maintaining sufficient written policies and procedures. In addition, we did not design, implement and maintain adequate information system controls, including access and change management, or controls to ensure the accurate and timely reporting of material transactions.

We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we will file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our principal executive and financial officers. For example, we have taken steps to hire additional personnel in our accounting and finance group, including a VP, Corporate Controller and a Director, SEC Reporting and Technical Accounting and implemented a new enterprise resource planning system to replace the prior general ledger package. Any failure to develop or maintain effective controls or any difficulties encountered as a result of the implementation or improvements could harm our results of operations or cause us to fail to meet our reporting obligations and may result in a restatement of our financial statements for prior periods. Any failure to implement and maintain effective internal control over financial reporting also could materially and adversely affect the results of periodic management evaluations and annual independent registered public accounting firm attestation reports regarding the effectiveness of our internal control over financial reporting that we will eventually be required to include in our periodic reports that will be filed with the SEC.
A material weakness is a deficiency or combination of deficiencies in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of its financial statements would not be prevented or detected on a timely basis. These deficiencies could result in misstatements to our financial statements that would be material and would not be prevented or detected on a timely basis.
Our management has concluded that this material weakness is due to the fact that, prior to the Business Combination, we were a private company with limited resources. We did not have the necessary business processes and related internal controls, or the appropriate resources or level of experience and technical expertise, that would be required to oversee financial reporting processes or to address the accounting and financial reporting requirements. The material weakness will not be considered remediated until management designs and implements effective controls that operate for a sufficient period of time and management has concluded, through testing, that these controls are effective. Our management is in the process of developing a remediation plan and we cannot assure you that the measures that we implement will fully address the material weakness and deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remediated. The material weaknesses remain unremediated as of September 30, 2021.
We are subject to the Sarbanes-Oxley Act of 2002, and specifically to Section 404 thereof, which requires that we include a certification from management on the effectiveness of our internal controls in our annual report on Form 10-K. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, our reporting obligations may place a significant strain on our management, operational and financial resources and systems. We may be unable to complete our evaluation testing and any required remediation on a timely basis or at all.
During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting. If we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or audited from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally speaking, if we fail to achieve and maintain an effective internal control environment, it could result in material misstatements in our financial statements and could also impair our ability to comply with applicable financial reporting requirements and related regulatory filings on a timely basis. As a result, our business, financial condition and results of operations may be materially and adversely affected. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from Nasdaq, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Risks Related to Ownership of Class A Common Stock and Warrants
The terms of the Warrants may be amended in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment.
The Warrants were issued in registered form under the Warrant Agreement, between us and Continental Stock Transfer & Trust Company, as Warrant agent. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants. Accordingly, we may amend the terms of the Public Warrants in a manner adverse to a holder if holders of at least 50% of the then outstanding Public Warrants approve of such amendment. Although our ability to amend the terms of the Public Warrants with the consent of at least 50% of the then outstanding Public Warrants is unlimited, examples of such amendments could be amendments to, among other things, increase the exercise price of the Warrants, shorten the exercise period or decrease the number of Pear Class A Common Shares purchasable upon exercise of a Warrant.
We are an emerging growth company within the meaning of the Securities Act, and if we take advantage of certain exemptions from disclosure requirements available to emerging growth companies, this could make our securities less attractive to investors and may make it more difficult to compare our performance with other public companies.
We are an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act, and may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies for as long as we continue to be an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. As a result, our stockholders may not have access to certain information they may deem important. We will remain an emerging growth company until the earliest of (i) the day we are deemed to be a large accelerated filer, which, in addition to certain other criteria, means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter, (ii) the last day of the fiscal year in which we have total annual gross revenue of $1.07 billion or more during such fiscal year, (iii) the date on which we have issued more than $1 billion in non-convertible debt in the prior three-year period and (iv) the last day of the fiscal year ending after the fifth anniversary of the THMA IPO. Investors may find our securities less attractive because we will rely on these exemptions. If some investors find our securities less attractive as a result of our reliance on these exemptions, the trading prices of our securities may be lower than they otherwise would be, there may be a less active trading market for our securities and the trading prices of our securities may be more volatile.
In addition, Section 107 of the JOBS Act also provides that an emerging growth company can take advantage of the exemption from complying with new or revised accounting standards provided in Section 7(a)(2)(B) of the Securities Act as long as we are an emerging growth company. An emerging growth company can therefore delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected not to opt out of such an extended transition period and, therefore, we may not be subject to the same new or revised accounting standards as other public companies that are not emerging growth companies. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
The exclusive forum provision in our Certificate of Incorporation may have the effect of discouraging lawsuits against our directors and officers.
Our Certificate of Incorporation provides that unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for (i) any derivative action brought by a stockholder on behalf of us, (ii) any claim of breach of a fiduciary duty owed by any of our directors, officers, stockholders, or employees, (iii) any claim against us arising under our charter or bylaws or the DGCL and (iv) any claim against us governed by the internal affairs doctrine. The Certificate of Incorporation designates the United States District Court for the District of Delaware as the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended.
This exclusive forum provision does not apply to claims under the Exchange Act, but does apply to other state and federal law claims including actions arising under the Securities Act. Section 22 of the Securities Act, however, created concurrent jurisdiction for federal and state courts over all suits brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. Accordingly, there is uncertainty as to whether a court would enforce such a forum selection provision as written in connection with claims arising under the Securities Act.
Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this choice of forum provision may have the effect of increasing costs for investors to bring a claim against us and our directors and officers and of limiting a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage (but not prevent) lawsuits with respect to such claims.
Provisions in our Certificate of Incorporation and Delaware law may inhibit a takeover of us, which could limit the price investors might be willing to pay in the future for the Pear Class A Common Shares and could entrench management.
Our Certificate of Incorporation contains provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include three-year director terms and the ability of our Board of Directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
Section 203 of the DGCL affects the ability of an “interested stockholder” to engage in certain business combinations, for a period of three years following the time that the stockholder becomes an “interested stockholder.” We elected in our Certificate of Incorporation not to be subject to Section 203 of the DGCL. Nevertheless, our Certificate of Incorporation contains provisions that have the same effect as Section 203 of the DGCL, except that it provides that affiliates of our Sponsor and their transferees will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and will therefore not be subject to such restrictions. These Certificate of Incorporation provisions may limit the ability of third parties to acquire control of our company.
Claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.
Our Certificate of Incorporation and Bylaws provide that we will indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. In addition, as permitted by Section 145 of the DGCL, our Bylaws and our indemnification agreements that we entered into with our directors and officers provide that:
•We will indemnify our directors and officers for serving in those capacities or for serving other business enterprises at our request, to the fullest extent permitted by Delaware law. Delaware law provides that a corporation may indemnify such person if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the registrant and, with respect to any criminal proceeding, had no reasonable cause to believe such person’s conduct was unlawful;
•We may, in our discretion, indemnify employees and agents in those circumstances where indemnification is permitted by applicable law;

•We are required to advance expenses, as incurred, to our directors and officers in connection with defending a proceeding, except that such directors or officers shall undertake to repay such advances if it is ultimately determined that such person is not entitled to indemnification;
•We are not obligated pursuant to our Bylaws to indemnify a person with respect to proceedings initiated by that person against Aurora or our other indemnitees, except with respect to proceedings authorized by our Board of Directors or brought to enforce a right to indemnification;
•the rights conferred in our Bylaws are not exclusive, and we are authorized to enter into indemnification agreements with our directors, officers, employees and agents and to obtain insurance to indemnify such persons; and
•We may not retroactively amend our amended and restated bylaw provisions to reduce our indemnification obligations to directors, officers, employees and agents.
We do not intend to pay dividends for the foreseeable future.
We have never declared or paid any cash dividends on our capital stock and do not intend to pay any cash dividends in the foreseeable future. We expect to retain future earnings, if any, to fund the development and growth of our business. Any future determination to pay dividends on our capital stock will be at the discretion of our Board of Directors. Accordingly, investors must rely on sales of the Pear Class A Common Shares after price appreciation, which may never occur, as the only way to realize any future gains on their investments.
We may be subject to securities litigation, which is expensive and could divert management attention.
The market price of our common stock may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could seriously harm its business.
Future resales of the Pear Class A Common Shares may cause the market price of our securities to drop significantly, even if our business is doing well.
Subject to customary exceptions, the Sponsor, parties to the Registration Rights Agreement, certain holders of PIPE Shares and certain other holders of Pear Class A Common Shares are subject to lock-up provisions in which they agreed not to sell or otherwise dispose of any Pear Class A Common Shares or any other equity securities of Pear convertible into or exercisable or exchangeable for Pear Class A Common Shares held by any of them for a period of 180 days after the Closing Date.
However, following the expiration of each lock-up, the applicable stockholders will not be restricted from selling the Pear Class A Common Shares held by them, other than by applicable securities laws. As such, sales of a substantial number of shares of our common stock in the public market could occur at any time after the expiration of the applicable lock-up periods. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of the Pear Class A Common Shares.
As restrictions on resale end and registration statements are available for use, the sale or possibility of sale of these shares could have the effect of increasing the volatility in our share price or the market price of our stock could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The market price and trading volume of the Pear Class A Common Shares may be volatile and could decline significantly.
The stock markets, including Nasdaq on which we list the Pear Class A Common Shares, have from time to time experienced significant price and volume fluctuations. Even if an active, liquid and orderly trading market develops and is sustained for our stock, the market price of our stock may be volatile and could decline significantly. In addition, the trading volume in our stock may fluctuate and cause significant price variations to occur. If the market price of our stock declines significantly, you may be unable to resell your shares at an attractive price (or at all). We cannot assure you that the market price of our stock will not fluctuate widely or decline significantly in the future in response to a number of factors, including, among others, the following:
•the realization of any of the risk factors presented in this prospectus;
•changes in the industries in which we operate;
•developments involving our competitors;
•changes in laws and regulations affecting its business;
•actual or anticipated differences in our estimates, or in the estimates of analysts, for our revenues, Adjusted EBITDA, results of operations, level of indebtedness, liquidity or financial condition;
•additions and departures of key personnel;
•failure to comply with the requirements of Nasdaq;
•failure to comply with the Sarbanes-Oxley Act or other laws or regulations;
•future issuances, sales, resales or repurchases or anticipated issuances, sales, resales or repurchases, of our securities;
•publication of research reports by securities analysts about us or our competitors or our industry;
•the public’s reaction to our press releases, its other public announcements and its filings with the SEC;
•actions by stockholders, including the sale by the PIPE investors of any of their shares of our stock;
•the performance and market valuations of other similar companies;
•commencement of, or involvement in, litigation involving us;
•broad disruptions in the financial markets, including sudden disruptions in the credit markets;
•speculation in the press or investment community;
•actual, potential or perceived control, accounting or reporting problems;
•changes in accounting principles, policies and guidelines;
•other events or factors, including those resulting from infectious diseases, health epidemics and pandemics (including the ongoing COVID-19 public health emergency), natural disasters, war, acts of terrorism or responses to these events;
•actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to us;
•changes in the market’s expectations about our results of operations;
•our results of operations failing to meet the expectation of securities analysts or investors in a particular period;
•any major change in our Board of Directors or management;
•sales of substantial amounts of the shares of common stock by our directors, executive officers or significant stockholders or the perception that such sales could occur; and
•general economic and political conditions such as recessions, interest rates, fuel prices, international currency fluctuations and acts of war or terrorism.

In the past, securities class-action litigation has often been instituted against companies following periods of volatility in the market price of their shares. This type of litigation could result in substantial costs and divert our management’s attention and resources, which could have a material adverse effect on us.
Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general, and Nasdaq in particular, have experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for retail stocks or the stocks of other companies which investors perceive to be similar to the Company could materially and adversely affect our business, prospects, financial condition and results of operations. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Our actual financial position and results of operations may differ materially from the unaudited pro forma condensed combined financial information included in this prospectus.
The unaudited pro forma condensed combined financial information included in this prospectus is presented for illustrative purposes only and is not necessarily indicative of what our actual financial position or results of operations are, nor is it indicative of our future financial position or results of operations. The unaudited pro forma adjustments represent our management’s estimates based on information available and are subject to change as additional information becomes available and analyses are performed. See “Unaudited Pro Forma Condensed Combined Financial Information” for more information.
The exercise of Warrants for our stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. Such dilution will increase if more of our shares are redeemed.
As of December 3, 2021, we had Warrants to purchase an aggregate of 14,213,277 shares of our stock outstanding, comprising 9,199,944 Public Warrants and 5,013,333 Private Placement Warrants. These Warrants will become exercisable at any time commencing on February 4, 2022. The likelihood that those Warrants will be exercised increases if the trading price of shares of our stock exceeds the exercise price of the Warrants. The exercise price of these Warrants is $11.50 per share.
There is no guarantee that the Warrants will ever be in the money after they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless.
To the extent the Warrants are exercised, additional Pear Class A Common Shares will be issued, which will result in dilution to the holders of our stock and increase the number of shares eligible for resale in the public market. Holders of Warrants do not have a right to redeem the Warrants. Sales of substantial numbers of shares issued upon the exercise of Warrants in the public market or the potential that such Warrants may be exercised could also adversely affect the market price of our stock.
We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worthless.
We will have the ability to redeem the Public Warrants in whole and not in part at any time after they become exercisable and prior to their expiration, at a price of $0.01 per Warrant, if, and only if, the last reported sales price of the Pear Class A Common Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date we send the notice of redemption to the Warrant holders. If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants as described above could force you to: (1) exercise your Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so; (2) sell your Warrants at the then-current market price when you might otherwise wish to hold your Warrants; or (3) accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, we expect would be substantially less than the market value of your Warrants. The Private Placement Warrants are not redeemable by us in such a case so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will be entitled to certain registration rights.
In addition, we will have the ability to redeem the outstanding Warrants in whole and not in part for shares of our stock at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant if, among other things, (i) the closing price of Pear Class A Common Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders and (ii) the closing price of Pear Class A Common Shares (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like). If this occurs, then the Private Placement Warrants must also concurrently be called for redemption on the same terms (except with respect to a holder’s ability to cashless exercise its Warrants) as the outstanding Public Warrants. In such a case, the holders will be able to exercise their Warrants prior to redemption for a number of Pear Class A Common Shares determined based on the redemption date and the fair market value of the Pear Class A Common Shares. The value received upon exercise of the Warrants (1) may be less than the value the holders would have received if they had exercised their Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the Warrants.
If securities or industry analysts do not publish or cease publishing research or reports about us, our business, or the market in which we operate, or if they change their recommendations regarding our securities adversely, the price and trading volume of our securities could decline.
The trading market for our securities will be influenced by the research and reports that industry or securities analysts may publish about us, our business, market or competitors. If any of the analysts who may cover us change their recommendation regarding our shares of common stock adversely, or provide more favorable relative recommendations about our competitors, the price of our common stock would likely decline. If any analyst who may cover us were to cease our coverage of us or fail to regularly publish reports on it, we could lose visibility in the financial markets, which in turn could cause our share price or trading volume to decline.
Future issuances of debt securities and equity securities may adversely affect us, including the market price of our stock and may be dilutive to existing stockholders.
In the future, we may incur debt or issue equity ranking senior to the Pear Class A Common Shares. Those securities will generally have priority upon liquidation. Such securities also may be governed by an indenture or other instrument containing covenants restricting its operating flexibility. Additionally, any convertible or exchangeable securities that we issue in the future may have rights, preferences and privileges more favorable than those of the Pear Class A Common Shares. Because our decision to issue debt or equity in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing, nature or success of our future capital raising efforts. As a result, future capital raising efforts may reduce the market price of our stock and be dilutive to existing stockholders.
Our failure to meet the continued listing requirements of Nasdaq could result in a delisting of our securities.
If we fail to satisfy the continued listing requirements of Nasdaq such as the corporate governance requirements or the minimum closing bid price requirement, Nasdaq may take steps to delist our securities. Such a delisting would likely have a negative effect on the price of the securities and would impair your ability to sell or purchase the securities when you wish to do so. In the event of a delisting, we can provide no assurance that any action taken by us to restore compliance with listing requirements would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our securities from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq’s listing requirements. Additionally, if our securities are not listed on, or become delisted from, Nasdaq for any reason, and are quoted on the OTC Bulletin Board, an inter-dealer automated quotation system for equity securities that is not a national securities exchange, the liquidity and price of our securities may be more limited than if we were quoted or listed on Nasdaq or another national securities exchange. You may be unable to sell your securities unless a market can be established or sustained.

USE OF PROCEEDS
All of the Pear Class A Common Shares and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from the sale of the Pear Class A Common Shares or Private Placement Warrants hereunder.
With respect to the registration of all Pear Class A Common Shares and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus, the Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by them for brokerage, accounting, tax or legal services or any other expenses incurred by them in disposing of the Securities. We will bear the costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including all registration and filing fees and fees and expenses of our counsel and our independent registered public accounting firm.
We will receive up to an aggregate of approximately $163,452,686 from the exercise of all 14,213,277 Warrants assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for working capital and general corporate purposes. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants or that they will exercise any or all of them for cash. The amount of cash we would receive from the exercise of Warrants will decrease to the extent that Warrants are exercised on a cashless basis.

DETERMINATION OF OFFERING PRICE
The offering price of the Pear Class A Common Shares underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $11.50 per share. The Public Warrants are listed on Nasdaq under the symbol “PEARW.”
We cannot currently determine the price or prices at which the Pear Class A Common Shares or Warrants may be sold by the Selling Securityholders under this prospectus. Our Class A Common Shares are listed on Nasdaq under the symbol “PEAR.”

MARKET PRICE AND DIVIDEND INFORMATION
Market Price
Pear Class A Common Shares and Public Warrants are listed on Nasdaq under the symbols “PEAR” and “PEARW,” respectively. Prior to the consummation of the Business Combination our Class A common shares, units and public warrants were traded on Nasdaq under the symbols “THMA,” “THMA.U” and “THMA.W,” respectively.
The closing price of our Class A Common Shares and Public Warrants on December 22, 2021 was $5.98 and $0.66, respectively.
Holders
As of December 22, 2021, there were 74 holders of record of our Class A Common Shares, one holder of Private Placement Warrants and one holder of record of Public Warrants. The number of holders of record does not include for example a substantially greater number of “street name” holders or beneficial holders whose Pear Class A Common Shares and Public Warrants are held of record by banks, brokers and other financial institutions.
Dividend Policy
We have not paid any cash dividends to date. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any cash dividends will be within the discretion of our Board at such time. The terms of our existing credit agreement preclude us from paying cash dividends without consent. Our ability to declare dividends may also be limited by restrictive covenants pursuant to any future debt financing agreements.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Selected Unaudited Pro forma
Condensed Combined Financial Information and Other Data
Unless otherwise indicated or the context otherwise requires, all references in this section to “Pear US” refer to Pear Therapeutics (US) Inc. and its wholly-owned subsidiaries after giving effect to the Business Combination.
The following unaudited pro forma condensed combined balance sheet as of September 30, 2021, combine the historical balance sheets of THMA and Pear US on a pro forma basis as if the following transactions (collectively, the “Transactions”) that occurred on the Closing Date, were completed on September 30, 2021:
•Merger Sub merged with and into Pear US, with Pear US surviving as a wholly-owned subsidiary of the Company;
•each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time was automatically converted into an equal number of Pear US Common Shares, which shares shall constitute the only outstanding shares of capital stock of Pear US to be held by the Company;
•all issued and outstanding shares of Pear US’ capital stock (other than shares held by Pear) converted at a ratio of approximately 1.47 into an aggregate of 113,399,293 Pear Class A Common Shares;
•all shares of Pear US’ capital stock held in treasury were canceled without any conversion thereof;
•all of the outstanding options of Pear US to acquire Pear US Common Shares were assumed by the Company and converted at a ratio of approximately 1.47 into options to acquire an aggregate of approximately 18,713,285 Pear Class A Common Shares;
•all of the 6,900,000 outstanding shares of THMA Class B Shares, held by the Sponsor and the former independent directors of THMA converted into an aggregate of 6,900,000 Pear Class A Common Shares;
•all of the remaining outstanding THMA units were separated, pursuant to their terms, into one Pear Class A Common Shares and one-third (1/3) of one redeemable warrant (and THMA’s units ceased trading on the Nasdaq);
•Pear issued an aggregate of 10,280,000 Pear Class A Common Shares to the PIPE Investors (inclusive of the Forward Purchase Assignment) pursuant to the closing of the PIPE Investment; and
•Pear issued an aggregate of 6,387,026 Pear Class A Common Shares to the Anchor Investor, pursuant to the Forward Purchase Agreement, as amended.
The unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021, and year ended December 31, 2020, combine the historical statements of operations of THMA and Pear US on a pro forma basis as if the Transactions had been consummated on January 1, 2020, the beginning of the earliest period presented.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X, Pro Forma Financial Information, as amended by the final rule, Release No. 33-10786, “Amendments to Financial Disclosures about Acquired and Disposed Businesses,” which is herein referred to as Article 11. In accordance with Article 11, the historical financial statements may be adjusted in the unaudited pro forma condensed combined financial information to give pro forma effect to provide for “Transaction Accounting Adjustments” reflecting only the application of required accounting for the Transactions. The unaudited pro forma condensed combined financial information does not reflect any Management Adjustments (as defined under Release No. 33-10786).
In the opinion of management, all adjustments necessary to reflect the effects of the Transaction have been included in the unaudited pro forma condensed combined financial information. The unaudited pro forma condensed combined balance sheet, and unaudited pro forma condensed combined statements of operations, and the selected financial and other data are primarily based on, and should be read in conjunction with, THMA unaudited financial statements and accompanying notes included in THMA’s quarterly report on Form 10-Q for the quarter ended September 30, 2021, and THMA Form S-4 declared effective on October 26, 2021.
The unaudited pro forma combined financial information does not necessarily reflect what Pear’s financial condition or results of operations would have been had the Transactions occurred on the dates indicated. The unaudited pro forma combined financial information also may not be useful in predicting the future financial condition and results of operations of Pear. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus:
•the (a) historical audited financial statements of THMA as of December 31, 2020 and for the period from December 1, 2020 (inception) through December 31, 2020 and (b) the historical unaudited condensed financial statements as of and for nine months ended September 30, 2021 of THMA, and the related notes;
•the (a) historical unaudited condensed consolidated financial statements of Pear US as of and for the nine months ended September 30, 2021 and (b) the historical audited consolidated financial statements of Pear US as of and for the years ended December 31, 2020 and 2019; and
•other information relating to THMA and Pear US in this prospectus.
The unaudited pro forma condensed combined financial information should also be read together with the section entitled “THMA’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Pear US’s Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and other financial information included elsewhere in this prospectus.
Description of the Transaction
Pursuant to the Merger Agreement, Oz-Merger Sub Inc. merged with and into THMA, with Oz-Merger Sub Inc. surviving the Transactions. Oz-Merger Sub Inc. became a wholly-owned subsidiary of THMA and THMA was immediately renamed Pear Therapeutics, Inc. Upon the consummation of the Transactions, all holders of 77,015,965 issued and outstanding Pear US Common Shares (after giving effect to the conversion of all Pear US Preferred Shares) received Pear Class A Common Shares at a deemed value of $10.00 per share after giving effect to the Exchange Ratio of approximately 1.47 resulting in 113,399,293 Pear Class A Common Shares immediately issued and outstanding as of the Closing, which includes the net exercise of Pear US warrants prior to Closing for 1,079,686 Pear Class A Common Shares.
In addition, all holders of issued and outstanding vested Pear US Equity Awards of 4,896,475 Pear Class A Common Shares were deemed converted into 6,600,543 Pear Class A Common Shares after giving effect to the Exchange Ratio, of approximately 1.47 and cashless exercise. In addition, all unvested Pear US Equity Awards converted into unvested Pear Class A Common Shares after giving effect to the Exchange Ratio, of approximately 1.47. Based on the following events contemplated by the Business Combination Agreement and based on Pear US’s capitalization as of November 30, 2021:
(i)the exercise of 1,012,672 Pear US Series D-1 Preferred Shares held by Perceptive Credit Holdings III, LP (“Perceptive”) warrants to purchase 629,057 Pear US Common Shares and subsequent conversion of the 629,057 Pear US Common Shares into 926,232 Pear Class A Common Shares;
(ii)the exercise of 32,711 Pear US Series A Preferred Shares and 81,322 Pear US Common Shares warrants held by Silicon Valley Bank to purchase 30,673 Pear US Preferred Shares and 73,547 Pear US Common Shares and subsequent conversion of the Pear US Common Shares and Pear US Preferred Shares into 153,454 Pear Class A Common Shares;

(iii)the conversion of all 64,472,667 Pear US Preferred Shares issued and outstanding into 94,930,404 shares of Pear Class A Common Shares as adjusted by the Exchange Ratio;
(iv)the conversion of all 11,810,021 Pear US Common Shares issued and outstanding (excluding shares owned by Pear US as treasury stock or dissenting shares) into 17,389,203 shares of Pear Class A Common Shares as adjusted by the Exchange Ratio; and
(v)the conversion of all 4,896,475 granted and outstanding Pear US In-the-Money Options into an option to purchase 6,600,543 Pear Class A Common Shares as adjusted by the Exchange Ratio.
The determination of the 113,399,293 Pear Class A Common Shares issued and outstanding as of the Closing and Pear awards covering 6,600,543 shares reserved for the potential future issuance of Pear Class A Common Shares is summarized below:

	Pear US Stock Outstanding at September 30, 2021	Additional Pear US Stock Issued and Options Vested After September 30, 2021(1)	Conversion of Pear US Preferred Stock, Exercisable Warrants, and Vested Options into Pear US Common Stock		Pear US Stock Outstanding Prior to Closing		Pear Stock Held by Pear Stockholders Post Closing(2)
COMMON STOCK
Common Stock(3)	11,798,521	11,500	65,205,944	(4)	77,015,965		113,399,293
PREFERRED STOCK
Series A Preferred Stock	20,308,856		(20,308,856)		—		—
Series B Preferred Stock	11,808,789		(11,808,789)		—		—
Series C Preferred Stock	8,951,819		(8,951,819)		—		—
Series D-1 Preferred Stock	15,293,315		(15,293,315)		—		—
Series D-2 Preferred Stock	8,109,888		(8,109,888		—		—
WARRANTS
Pear US Warrants	1,126,705		(1,126,705)		—
Total Common and Preferred Stock(3)	76,271,188	11,500	(393,428)		77,015,965		113,399,293
Pear US In-the-Money Options	4,560,750	335,725	(413,595)		4,482,880	(5)	6,600,543
Total Pear US Stock and Options(3)	80,831,938	347,225	(807,023)		81,498,845		119,999,836
__________________
(1)Reflects the capitalization activity of Pear US subsequent to the latest balance sheet date through November 30, 2021, in connection with the Business Combination Agreement.
(2)Per the terms of the Business Combination Agreement, no fractional Pear Class A Common Shares were issued. Each holder of Pear US stock entitled to a fraction of a Pear Class A Common Share had its fractional share rounded down to the nearest whole share. Each holder of a Pear US Vested-In-The-Money-Option underlying a fraction of a share of Pear Class A Common Shares had its fractional Vested-In-The-Money-Option rounded down to the nearest whole share.
(3)Excludes up to 12,395,625 shares in the aggregate of additional Pear Class A Common Shares (the “THMA Earn-Out Shares”) that the holders of Pear US Class A common stockholders can contingently receive in three equal tranches of 4,131,875 shares respectively, upon PEAR achieving $12.50, $15.00, or $17.50, respectively, as its volume-weighted average price per share for any 20 trading days within a 30 consecutive trading day period (as adjusted for share splits, reverse share splits, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares, or the like).
(4)Includes 733,277 shares representing the cashless exercise of all 1,126,705 outstanding Pear US warrants prior to Closing.
(5)Represents the shares outstanding after cashless exercise of 4,896,475 outstanding Pear US equity awards prior to Closing.
The pro forma condensed combined financial information may not be useful in predicting the future financial condition and results of operations of Pear. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.

Other related events that occurred in connection with the Merger are summarized below:
(i)the conversion of all THMA Class B Common Share issued and outstanding shares immediately prior to the Merger were converted into one THMA Class A Common Share;
(ii)the filing and effectiveness of our amended and restated certificate of incorporation and the effectiveness of our restated bylaws, each of which occurred immediately prior to the Effective Time and the closing of the PIPE Investment;
(iii)The sale and issuance of 10,280,000 PIPE Shares to PIPE Investors (inclusive of Forward Purchase Assignment), at a purchase price of $10.00 per share pursuant to the Subscription Agreements, and an aggregate purchase price of $102.8 million; and
(iv)The sale and issuance of 6,387,026 Pear Class A Common Shares to the Anchor Investor, at a purchase price of $10.00 per share pursuant to the Amended Forward Purchase Agreement.
Expected Accounting Treatment
The Transactions will be accounted for as a reverse recapitalization in accordance with United States generally accepted accounting principals, or GAAP. Under this method of accounting, THMA is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Transactions are expected to be reflected as the equivalent of Pear US issuing stock for the net assets of THMA, accompanied by a recapitalization. The net assets of THMA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Transactions will be those of Pear US. Pear US has been determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:
(i)Pear US stockholders have a relative majority of the voting power of the Company;
(ii)The board of directors of the Company has seven members, and Pear US stockholders have the ability to nominate a majority of the members of the board of directors;
(iii)Pear US’s existing senior management comprise the senior management roles of the Company and are responsible for the day-to-day operations;
(iv)The intended strategy and operations of the Company continues Pear US’s current strategy and operation; and
(v)THMA assumed the Pear Therapeutics, Inc. name and corporate headquarters.
Basis of Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X.
The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information in accordance with GAAP necessary for an illustrative understanding of the Company upon consummation of the Transactions. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated, and does not reflect adjustments for any anticipated synergies, operating efficiencies, tax savings, or cost savings. Any cash proceeds remaining after the consummation of the Transactions and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of Pear following the completion of the

Transactions. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. THMA and Pear US have not had any historical relationship prior to the Transactions. Accordingly, no pro forma adjustments were required to eliminate activities between the companies. The unaudited pro forma condensed combined financial information contained herein reflects THMA stockholders’ approval of the Transactions on November 30, 2021 and the redemption of 26,767,101 public shares of THMA’s Class A common stock at approximately $10.00 per share based on the pro rata portion of the funds in the trust account, for an aggregate payment of $267.7 million.
The following summarizes the Pear common stock issued and outstanding immediately after the Closing of the Transactions on December 1, 2021:

	Series A Common Stock Outstanding
Equity Capitalization Summary at Closing	Shares	%
THMA Public Stockholders(1)	832,899	0.6%
THMA Initial Stockholders(2)	6,900,000	5.0%
Pear Equityholders(3)(4)	113,399,293	82.3%
PIPE Investors(5)	10,280,000	7.5%
Anchor Investors Forward Purchase Shares(6)	6,387,026	4.6%
Total Series A Common Stock Outstanding	137,799,218	100.0%
__________________
(1)Reflects redemptions of 26,767,101 public shares of THMA Class A common stock in connection with the Transactions at a redemption price of $10.00 per share based on funds held in the trust account as of December 1, 2021, two business days prior to closing.
(2)Includes shares held by LJ10 LLC (the Sponsor) and THMA’s former directors and Advisors.
(3)Excludes all 4,896,475 granted and outstanding Pear US In-the-Money Option that convert into an option to purchase 6,600,543 Pear Class A Common Shares.
(4)Excludes up to 12,395,625 THMA Earn-Out Shares in the aggregate of additional Pear Class A Common Shares that the holders of Pear US Class A common stockholders can contingently receive in three equal tranches of 4,131,875 shares respectively, upon PEAR achieving $12.50, $15.00, or $17.50, respectively, as its volume-weighted average price per share for any 20 trading days within a 30 consecutive trading day period (as adjusted for share splits, reverse share splits, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or the like).
(5)Inclusive of shares under the Forward Purchase Assignment.
(6)Purchased in accordance with the Amended Forward Purchase Agreement.
Assumptions and estimates underlying the Transaction Accounting Adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes. The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Transactions occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of the Company following the completion of the Transactions. The Transaction Accounting Adjustments unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. If the actual facts are different than these assumptions, then the amounts and shares outstanding in the unaudited pro forma condensed combined financial information will be different and those changes could be material.

Pear Therapeutics, Inc.
Unaudited Pro Forma Condensed Combined Balance Sheet as of September 30, 2021
(dollars in thousands, except per share amounts)

	As of September 30, 2021
	Historical U.S. GAAP
(dollars in thousands)	Pear Therapeutics (US), Inc.	Thimble Point Acquisition Corp.	Transaction Accounting Adjustments (Note 3)		Pro Forma Condensed Combine
ASSETS
Current assets
Cash and cash equivalents	$62,438	$771	$276,024	3a	$209,002
			(25,090)	3b
			99,316	3c
			63,870	3d
			(631)	3e
			(267,696)	3k
Short-term investments	6,508	—	—		6,508
Restricted cash	750	—	—		750
Accounts receivable	321	—	—		321
Prepaid expenses and other current assets	2,620	233	—		2,853
Total current assets	72,637	1,004	145,793		219,434
Property and equipment, net	6,112	—	—		6,112
Restricted cash	411	—	—		411
Deferred offering costs	6,917	—	(6,917)	3b	—
Other long-term assets	1,436	—	—		1,436
Marketable securities held in Trust Account	—	276,024	(276,024)	3a	—
TOTAL ASSETS	$87,513	$277,028	$(137,148)		$227,393
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,097	$—	$(326)	3b	$2,771
Accrued expenses and other current liabilities	17,002	2,869	(4,635)	3b	15,236
Deferred revenues	380	—	—		380
Debt	26,820	—	—		26,820
Promissory note—related party		631	(631)	3e	—
Total current liabilities	47,299	3,500	(5,592)		45,207
Embedded debt derivative	675	—	—		675
Warrant liabilities	9,952	13,503	(9,529)	3f	13,503
			(423)	3g
Earn-out liabilities	—	—	104,851	3h	104,851
Other long-term liabilities	1,625	—	—		1,625
Deferred underwriting fee payable	—	9,660	(9,660)	3b	—
Total Liabilities	59,551	26,663	79,647		165,861
Convertible preferred stock	291,392	—	(291,392)	3i	—

Class A common stock subject to possible redemption, 27,600,000 shares as of September 30, 2021 at redemption value of $10.00 per share	—	276,000	(276,000)	3i	—
Stockholders’ equity (deficit)
Common stock	1	—	1	3c	12
			—	3d
			—	3f
			—	3g
			13	3i
			(3)	3k
			—	3l
Class B common stock $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding as of September 30, 2021	—	1	(1)	3j	—
Additional paid-in capital	3,302	—	(15,154)	3b	330,485
			99,315	3c
			63,870	3d
			9,529	3f
			423	3g
			(104,851)	3h
			567,380	3i
			(25,636)	3j
			(267,693)	3k
Accumulated deficit	(266,733)	(25,636)	25,636	3j	(268,965)
			(2,232)	3b
Accumulated other comprehensive income	—	—	—		—
Total stockholders’ (deficit) equity	(263,430)	(25,635)	350,597		61,532
TOTAL LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY	87,513	277,028	(137,148)		227,393

Pear Therapeutics, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
for the Year Ended December 31, 2020
(dollars in thousands, except per share amounts)

	Year ended December 31, 2020
	Pear Therapeutics (US), Inc.	Thimble Point Acquisition Corp.	Transaction Accounting Adjustments (Note 3)		Pro Forma Condensed Combined
Revenue
Product revenue	$149	$—	$—		$149
Collaboration and license revenue	9,235	—	—		9,235
Total revenue	9,384	—	—		9,384
Cost and operating expenses:
Cost of product revenue	1,718	—	—		1,718
Research and development	28,084	—	—		28,084
Selling, general and administrative	56,226	—	1,324	3o	57,550
Operating and formation costs	—	2	3,173	3p	3,175
Total cost and operating expenses	86,028	2	4,497		90,527
Loss from operations:	(76,644)	(2)	(4,497)		(81,143)
Other income (expense), net
Interest and other (expense) income, net	(2,561)	—	—		(2,561)
Loss on issuance of convertible preferred stock	(16,819)	—	—		(16,819)
Gain/loss on change in fair value of earn out	—	—	—		—
Loss on extinguishment of debt	(998)	—	—		(998)
Total other (expense) income, net	(20,378)	—	—		(20,378)
Net loss	$(97,022)	$(2)	$(4,497)		$(101,521)
Net Loss	(97,022)	(2)	(4,497)		(101,521)
Loss on repurchase of convertible preferred stock	(11,053)	—	—		(11,053)
Net loss attributable to common stockholders	$(108,075)	$(2)	$(4,497)		$(112,574)
Net loss per share
Weighted average Class A common shares outstanding				3n	137,799,218
Loss per share (basic and diluted) attributable to Class A common stockholders					$(0.74)

Pear Therapeutics, Inc.
Unaudited Pro Forma Condensed Combined Statement of Operations
for the Nine Months Ended September 30, 2021
(dollars in thousands, except per share amounts)

	Nine Months Ended September 30, 2021
	Pear Therapeutics (US), Inc.	Thimble Point Acquisition Corp.	Transaction Accounting Adjustments (Note 3)		Pro Forma Condensed Combined
Revenue
Product revenue	$2,550	$—	$—		$2,550
Collaboration and license revenue	338	—	—		338
Total revenue	2,888	—	—		2,888
Cost and operating expenses:
Cost of product revenue	3,585	—	—		3,585
Research and development	24,943	—	—		24,943
Selling, general and administrative	45,811	—	—		45,811
Operating and formation costs	—	5,036	(80)	3l	4,956
Total cost and operating expenses	74,339	5,036	(80)		79,295
Loss from operations:	(71,451)	(5,036)	80		(76,407)
Other income (expense), net
Interest and other (expense) income, net	(3,086)	24	(24)	3m	(3,086)
Change in fair value of warrants	(7,302)	3,127	—		(4,175)
Loss on issuance of convertible preferred stock	(2,053)	—	—		(2,053)
Change in fair value of promissory note	—	369	—		369
Total other (expense) income, net	(12,441)	3,520	(24)		(8,945)
Net (loss) income	$(83,892)	$(1,516)	$56		$(85,352)
Net loss per share
Weighted average Class A common shares outstanding				3n	137,799,218
Loss per share - basic and diluted attributable to Class A common stockholders					$(0.62)

Pear Therapeutics, Inc.
Notes to Unaudited Pro Forma Condensed Combined Financial Information
1.Basis of Presentation
The Merger are accounted for as a reverse recapitalization in accordance with GAAP. Accordingly, for accounting purposes, the Merger is treated as the equivalent of Pear US issuing shares for the net assets of THMA accompanied by a recapitalization. The net assets of THMA are stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Pear US.
The unaudited pro forma condensed combined balance sheet as of September 30, 2021 gives pro forma effect to the Transactions as if it had been consummated on September 30, 2021. The unaudited pro forma condensed combined statement of operations for the nine months ended September 30, 2021, and the year ended December 31, 2020, gives pro forma effect to the Merger as if it had been consummated on January 1, 2020.
The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes, which are included elsewhere in this prospectus and incorporated herein by reference:
•the historical unaudited condensed balance sheet of THMA as of September 30, 2021 and unaudited condensed statement of operations for the nine months ended September 30, 2021 and the related notes, included in this prospectus; and
•the historical unaudited condensed balance sheet of Pear US as of September 30, 2021 and unaudited condensed consolidated statement of operations for the nine months ended September 30, 2021 and the related notes, included in this prospectus.
The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2020 has been prepared using, and should be read in conjunction with, the following:
•the historical audited statement of operations for THMA for the year ended December 31, 2020 and the related notes, included in this prospectus; and
•the historical audited statement of operations of Pear US for the year ended December 31, 2020 and the related notes, included in this prospectus.
Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Merger and as such the financial information does not reflect any Management Adjustments (as defined under Release No. 33-10786).
The pro forma adjustments reflecting the consummation of the Merger are based on currently available information and certain assumptions and methodologies that management believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments, and it is possible the difference may be material. Management believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Merger based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
One-time direct incremental transaction costs incurred prior to, or concurrent with, the Closing are reflected on the unaudited pro forma condensed combined balance sheet as a direct reduction to Pear’s additional paid-in capital and are assumed to be cash settled.

2.Accounting Policies
In the preparation of this unaudited pro forma condensed combined financial information, no reclassifications were determined to be necessary to align THMA and Pear US’s financial statement presentations.
There were no intercompany transactions between THMA and Pear US that require adjustments to the unaudited pro forma condensed combined financial information for any of the periods presented.
3.Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Merger and has been prepared for informational purposes only. The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses”. THMA has elected not to present Management’s Adjustments and has only presented Transaction Accounting Adjustments in the unaudited pro forma condensed combined financial information. THMA and Pear have not had any historical relationship prior to the Merger. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
Transaction Accounting Adjustments to Unaudited Pro Forma Condensed Combined Balance Sheet
The adjustments included in the unaudited pro forma condensed combined balance sheet as of September 30, 2021 are as follows:
a.Reflects the reclassification $276.0 million held in THMA’s trust account to cash and cash equivalents.
b.Reflects the settlement of estimated unpaid transaction costs of Pear US of $20.0 million and THMA of $13.2 million totaling approximately $33.2 million for which $4.6 million of Pear US costs have been prepaid and recognized in the historical financial statements and $2.1 million of THMA costs have been accrued and recognized in the historical financial statements. The remaining costs have not yet been recognized in the historical financial statements but have been incurred or are expected to be incurred in connection with the Merger and PIPE financing. Transaction costs include legal, financial advisory, and other professional fees related to the Merger. In connection with the reverse recapitalization treatment, Pear US’s transaction costs are recorded as reductions to additional paid-in capital.
THMA’s transaction costs are recorded through the income statement and are treated as a reduction to accumulated deficit, however, as THMA’s accumulated deficit is reclassified to additional paid-in capital in connection with the Merger, this adjustment reflects the recording of the transaction costs directly to additional paid-in capital.
This adjustment also reflects the payment of $7.4 million of deferred underwriting fee payable by THMA upon completion of the Business Combination Agreement.
The Company allocated $1.4 million of transaction costs to the liability classified THMA Earn-Out Shares based on the relative fair value of these instruments as compared to the total Merger consideration. The portion of transaction costs allocated to the THMA Earn-Out Shares is reflected as a reduction to cash and retained earnings. These costs are determined to relate to future share issuances and not to the initial recapitalization, and therefore, they are expensed at the Closing.
c.Reflects net proceeds of $99.3 million ($102.8 million gross less $3.5 million in direct placement fees) from the issuance and sale of 10,280,000 Pear Class A Common Shares at $10.00 per share in connection with the sale of the PIPE Shares pursuant to the Subscription Agreements.
d.Reflects the cash proceeds of $63.9 million from the issuance and sale of 6,387,026 Pear Class A Common Shares at $10.00 per share in connection with the Amended Forward Purchase Agreement. The Pear Class

A Common Shares are recorded at their par value and balance is recorded as additional paid-in capital related.
e.Reflects the cash payment of THMA’s $0.6 Promissory note – related party (held by the Sponsor) at Closing.
f.Reflects the cashless exercise of warrants to purchase 1,012,672 Pear US Series D-1 Preferred Shares held by Perceptive Credit Holdings III, LP (“Perceptive”), pursuant to which Perceptive obtained 629,057 Pear US Series D-1 Preferred Shares. This adjustment removes the carrying value of the warrant liability related to the warrants to purchase Pear US Series D-1 Preferred Shares on Pear US’s books and recognizes the par value and additional paid-in capital of the net shares issued on exercise. Upon completion of the Merger, the Pear US Series D-1 shares converted into Pear Class A Common Shares.
g.Reflects the cashless exercise of warrants to purchase 32,711 Pear US Series A Preferred Shares and 81,322 Pear US Common Shares held by Silicon Valley Bank, pursuant to which Silicon Valley Bank obtained 30,674 Pear US Series A Preferred Shares and 73,547 Pear US Common Shares. This adjustment removes the carrying value of the warrant liability related to the warrants to purchase Pear US Series A Preferred Shares and the exercise of the common stock warrants on Pear US’s books and recognizes the par value and additional paid-in capital of the net shares issued on exercise. Upon completion of the Merger, the Pear US Series A Preferred Shares and the Pear US Common Shares converted directly into Pear Class A Common Shares.
h.Reflects the fair value of the THMA Earn-Out Shares contingently issuable to eligible Pear US stockholders. The fair value was determined based on information available as of the date of the unaudited pro forma condensed combined financial information. Refer to Note 5 for more information.
i.Reflects the issuance of 120,000,000 of Pear Class A Common Shares at $0.0001 par value to holders of Pear US common stock at the Closing pursuant to the Business Combination Agreement to effect the reverse recapitalization. Total consideration issued to Pear US stockholders totaled $1.2 billion or 120,000,000 shares ($10 per share price).
Additionally, in connection with the reverse recapitalization, the Public Shares subject to redemption by Public Stockholders totaling $276.0 million transferred to permanent equity and all THMA Class B Common Shares converted into THMA Class A Common Shares.
j.Reflects the elimination of THMA historical accumulated deficit with a corresponding adjustment to additional paid-in capital for Pear US in connection with the reverse recapitalization at Closing.
k.Reflects the redemptions of 26,767,101 THMA Class A Common Shares by Public Stockholders being redeemed for an aggregate payment of approximately $267.7 million (the redemption price of $10.00 per share plus interest earned on the funds held in trust account and not previously released to THMA to pay taxes, or approximately $10.00 per share).
Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the nine months ended September 30, 2021 are as follows:
l.Reflects the elimination of the THMA’s administrative service fee paid to the Sponsor that ceased upon the closing of the Merger.
m.Reflects the elimination of dividends, interest income, and unrealized loss on investments related to the funds held in the Trust Account of THMA that would not have been earned if the Merger were consummated on January 1, 2020.
n.Represents the weighted average shares outstanding due to the issuance of THMA Class A Common Shares (and redemptions of Public Shares) in connection with the Merger.

The pro forma adjustments in the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2020 are as follows:
o.Reflects $1.3 million of transaction costs related to the liability classified THMA Earn-Out Shares based on the relative fair value of these instruments as compared to the total Merger consideration. These costs are determined to relate to future share issuances and not to the initial recapitalization and therefore they are expensed at the Closing.
p.Reflects $3.2 million of THMA’s transaction costs which have not yet been recorded in THMA’s historical financial statements.
4.Loss per Share
Represents the net loss per share calculated using the historical weighted average shares outstanding, and the issuance of additional shares in connection with the Merger, assuming the shares were outstanding since January 1, 2020. As the Merger is being reflected as if it had occurred at the beginning of the periods presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Merger have been outstanding for the entire periods presented.

(dollars in thousands, except per share data)	Year Ended December 31, 2020	Nine Months Ended September 30, 2021
Numerator:
Pro forma net loss attributable to common stockholders	$(101,521)	$(85,352)
Denominator:
Public Shares and Founder Shares	7,732,899	7,732,899
Pear Stockholders—Shares issued in Merger(1)	113,399,293	113,399,293
PIPE Shares(2)	10,280,000	10,280,000
Forward Purchase Shares, Including Anchor Investor(3)	6,387,026	6,387,026
Pro forma weighted average shares outstanding—basic and diluted	137,799,218	137,799,218
Pro Forma net loss per share attributable to Class A common stockholders—basic and diluted(4)	$(0.74)	$(0.62)
__________________
(1)Excludes 6,600,543 shares underlying vested stock options as these shares will not be issued until the underlying stock options are exercised. Excludes up to 12,395,625 contingent shares of THMA Earn-Out Shares that the holders of Pear US Class A common stockholders can contingently receive in three equal tranches of 4,131,875 Shares, upon PEAR achieving $12.50, $15.00, or $17.50, respectively, as its volume-weighted average price per share for any 20 trading days within a 30 consecutive trading day period (as adjusted for share splits, reverse share splits, share dividends, reorganizations, recapitalizations, reclassifications, combination, exchange of shares or the like). Accordingly, the weighted average pro forma shares outstanding at close has been adjusted to exclude the portion of consideration shares that will be unexercised at the closing of the Merger.
(2)Includes PIPE Shares and shares issued in connection with the Forward Purchase Assignment.
(3)Includes the issuance and sale of 6,387,026 THMA Class A Common Shares at $10.0 per share in connection with the Amended Forward Purchase Agreement.
(4)For the purposes of applying the if-converted method for calculating diluted earnings per share, it was assumed all outstanding Public Warrants, Private Placement Warrants, and Pear options are exchanged for THMA Class A Common Shares. However, since this results in anti-dilution, the effect of such exchange was not included in the calculation of diluted loss per share. Shares underlying these instruments are as follows: (a) 14,213,277 shares underlying Public Warrants and Private Placement Warrants and (b) 6,600,543 shares underlying vested and unexercised stock options.
Following the Closing, the following outstanding shares of common stock equivalents were excluded from the computation of pro forma diluted net loss per share for all the periods presented because including them would have an anti-dilutive effect:

(in thousands)	Year Ended December 31, 2020	Nine Months Ended September 30, 2021
Pear options outstanding	13,620,315	16,253,317

5.THMA Earn-Out Shares
The THMA Earn-Out Shares are expected to be accounted for as liability classified instruments because the earn-out triggering and acceleration events that determine the number of THMA Earn-Out Shares to be issued to the eligible Pear US stockholders are not indexed to the common shares of the Company. The preliminary estimated fair value of the THMA Earn-Out Shares is $104.9 million. This preliminary estimated fair value of the THMA Earn-Out was determined using a Monte Carlo simulation valuation model using the following assumptions:
•Price Target: Price Target as defined in the Business Combination Agreement for each Triggering Event:
•Triggering Event 1 is $12.50
•Triggering Event 2 is $15.00
•Triggering Event 3 is $17.50
•Vesting Date: The trading day that the target share price is achieved in at least 20 of the last 30 trading days
•Discount period: Number of trading days between two dates, excluding holidays
•Discount rate: An interpolated continuous risk-free rate commensurate with the longest term simulated
•Expected pre-announcement future volatility: the volatility rate was implied from the existing Thimble Point Acquisition Corp. SPAC warrants. Estimated within a lattice framework, considering the make-whole feature and estimated forced exercise prices ranging from $18.50 to $20.00.
•Expected post-announcement future volatility: the volatility rate was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to Pear US’ business
•Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of issuance for zero-coupon U.S. Treasury notes with maturities corresponding to the expected five-year term of the Earn-Out Period.
•Expected term: The expected term is the five-year term of the Earn-Out Period.
•Expected dividend yield: The expected dividend rate is zero as the Company currently has no history or expectation of declaring
6.Unaudited Historical Comparative and Pro Forma Comparative Per Share Data of THMA and Pear US
The unaudited pro forma book value information reflects the Transactions as if they had occurred on September 30, 2021. The weighted average shares outstanding and net earnings per share information reflect the Transactions as if they had occurred on January 1, 2020. This information is only a summary and should be read together with the summary historical financial information, the historical financial statements of THMA and Pear US and related notes which are included in this prospectus. The unaudited pro forma combined per share information of THMA and Pear US is derived from, and should be read in conjunction with, the unaudited pro forma combined financial information and related notes which are included in this prospectus. The unaudited pro forma combined earnings per share information below does not purport to represent the earnings per share would have occurred had the companies been combined during the periods presented, nor earnings per share that for any future date or period.

The unaudited pro forma combined book value per share information below does not purport to represent what the value of THMA and Pear US would have been had the companies been combined during the periods presented:

	Historical
(in thousands, except share and per share amounts)	Thimble Point Acquisition Corp	Pear Therapeutics (US), Inc.	Pro Forma Combined
As of and for the Nine Months Ended September 30, 2021(1)
Book value per share(2)	$(0.74)	$(3.45)	$(0.45)
Weighted average common shares outstanding—basic and diluted	n/a	11,481,620	137,799,218
Weighted average shares outstanding of Class A—basic and diluted	24,061,538	n/a	n/a
Weighted average shares outstanding of Class B—basic and diluted	6,784,615	n/a	n/a
Net loss per common share—basic and diluted	n/a	$(7.31)	$(0.62)
Net income per Class A share—basic and diluted	$(0.05)	n/a	n/a
Net income per Class B share—basic and diluted	$(0.05)	n/a	n/a
__________________
(1)There were no cash dividends for either THMA or Pear US in the period presented.
(2)Historical book value per share for THMA and Pear US is calculated as permanent equity divided by the total number of outstanding shares. Pro forma book value per share is calculated as pro forma total stockholders’ equity divided by the total shares of the Company immediately after the Transactions under each scenario.

BUSINESS
Unless the context otherwise requires, for purposes of this section, the terms “we,” “us,” “the Company” or “Pear” refer to Pear and its subsidiaries.
Overview
Pear is a commercial-stage healthcare company pioneering a new class of software-based medicines, sometimes referred to as Prescription Digital Therapeutics (“PDTs”), which use software to treat diseases directly. Our vision is to advance healthcare through the widespread use of PDTs, and to be the one-stop shop for PDTs offered both by Pear and by other organizations that may choose to host their products on our commercial platform.
Recent global trends are converging to highlight a significant unmet need for new and innovative solutions for the treatment of diseases. We believe that our software-based, data-driven solutions are well suited to satisfy this growing unmet need for treatment of diseases, including addiction and insomnia. We believe that PDTs have the potential to become a cornerstone of the emerging digital health ecosystem and that PDTs are a transformative new generation of therapeutics.
We believe that Pear’s platform has the potential to provide for discovery, development, and commercialization of PDTs at scale. We have designed our development platform to allow for the repeated advancement of PDTs through FDA market authorization. Over time, our commercial platform, Pear Connect, is similarly designed to offer the infrastructure needed to distribute PDTs developed by us or others. Due to our first-mover advantage, we believe that Pear is positioned to be a long-term leader in this novel therapeutic class.
Pear is one of the category creators and leaders of the PDT industry, as evidenced by being the first company to receive FDA market authorization for a PDT. Our marketed PDTs, reSET, reSET-O and Somryst, were among the first three PDTs authorized by FDA and address psychiatric indications, an area with significant unmet need.
Two of Pear’s FDA-authorized PDTs treat addiction, which currently affects more than 20 million people in the United States.
Pear’s first product, reSET, is indicated for the treatment of substance use disorder (“SUD”) as a monotherapy. To combat SUD, reSET works to enhance patient abstinence, improve patient treatment retention relative to human intervention-based alternatives, and extend clinicians’ reach outside of scheduled office visits. reSET’s mechanisms of action seek to directly modify addiction-related neurocircuitry and induce dopamine in the brain, a process with the potential to repair dysfunctional neurophysiology.
Pear’s second product, reSET-O, is the first PDT to receive FDA Breakthrough Designation, and is FDA-authorized for treatment of opioid use disorder (“OUD”) in combination with buprenorphine. Approximately 1.6 million Americans suffer from OUD annually in the United States, and approximately 50,000 Americans die each year from opioid overdose. To combat OUD, reSET-O works alongside buprenorphine to reduce dependence on opioids, and, similar to reSET, to improve patient treatment adherence and extend clinicians’ reach outside of scheduled office visits.
Pear’s third product, Somryst, is the only software-based, FDA-authorized, and guideline-recommended treatment for chronic insomnia. Chronic insomnia is estimated to affect approximately 30 million people in the United States. In addition to adversely affecting quality of life, chronic insomnia can also give rise to other serious and life-threatening medical conditions. Many patients turn to sleep medications to combat their chronic insomnia. Most available sleep medications are only recommended for short-term use due to their habit-forming side effects, and, as a result, are not a long-term solution to treat chronic insomnia. We believe that the lack of a convenient and effective solution for chronic insomnia represents a significant unmet medical need that Somryst can help address to reduce the occurrence of chronic insomnia.
We believe that PDTs have the potential to directly treat a breadth of additional diseases beyond our initial products for the treatment of addiction and insomnia, including the diseases listed in the graphic below. To capitalize on this potential, Pear has developed a robust pipeline of PDTs for a variety of additional indications across psychiatry, neurology, and other therapeutic areas. Pear currently has a pipeline of 14 PDT product candidates, as well as the infrastructure and knowledge base needed to continue to expand upon this pipeline, which we believe has the potential to deliver more than one hundred PDTs.
Note: Diseases show above are potential medication conditions that PDTs could address in the future.
The Prescription Digital Therapeutic Opportunity
For decades, innovations have expanded the classes of therapeutics to treat disease, from small molecules starting in the 1900s to biologics starting in the late 1970s to cell and gene therapies starting around 2000. This collective innovation has resulted in consistent improvement of health outcomes around the world. Still, across numerous disease states, limited treatment options and substantial barriers to access persist. These barriers include excessive cost, conditions that are difficult to treat with drugs, geographic inaccessibility, and unfavorable side effect profiles.

Pear is advancing PDTs, a novel class of therapeutics, which are software that can be prescribed by a clinician, either alone or in combination with drugs, to treat disease directly. We believe that PDTs are a transformative new class of medicines.
Similar to pharmaceuticals, novel PDTs undergo rigorous clinical development via clinical trials designed to seek FDA authorization to safely and effectively treat disease. Similar to wellness apps, PDTs utilize digital technology to remotely interface with patients. PDTs are designed to expand access and convenience for patients, improve reach for clinicians, and reduce cost for payors by reducing and/or augmenting human intervention, providing for more efficient care, and by ideally improving clinical outcomes.
Currently, the medical community is embracing the integration of software into the navigation and delivery of care. Payors are increasingly recognizing the near- and long-term cost benefit of using software for treatment of diseases. The pervasiveness of technology and growth of telehealth allows for virtual access that was not previously available. As the category creator and leader in PDTs, Pear is defining and expanding the opportunities in this market due to factors which include, but are not limited to:
•being the first mover and leader in the PDT space, defining the industry via the first three FDA-authorized products.
•having products in major markets, with reSET and reSET-O for the treatment of addiction, and Somryst for the treatment of chronic insomnia, with the potential to address, in the aggregate, more than 50 million US patients and more than 850 million patients worldwide.
•having a deep and broad pipeline of PDTs, with 14 product candidates with the potential to redefine care across a range of therapeutic areas via diverse mechanisms of action.
•having the first scalable end-to-end platform to discover, develop, and deliver PDTs to patients, creating the horizontal infrastructure to enable our PDTs, and potentially those of other companies, to come to market and be delivered to patients. Pear’s platform also has the potential to integrate into care delivery and payor infrastructure with virtuous network effects and modularity, facilitating speed and scale in PDT deployment.
•demonstrating adoption by patients, clinicians, and payors, which could be leveraged across various future opportunities.
Products and Pipeline
PDTs are software applications authorized by FDA that are intended to treat disease. PDTs are designed to be prescribed by clinicians, reimbursed by third-party payors, and used by patients to improve clinical outcomes as part of a patient’s care, similar to FDA approved medications and medical devices. PDTs are authorized to deliver evidence-based mechanisms-of-action, such as cognitive behavioral therapy, contingency management, and exposure therapy, that the patient engages with on their mobile device and may be used alone or in combination with medications. The value of Pear’s FDA-authorized PDTs is supported by evidence demonstrating safety and clinical effectiveness in randomized control trials, and collected data on PDT usage and clinical outcomes in real-world data, and health economic value.
We believe PDTs can be utilized in the treatment of a wide variety of diseases. Pear’s first three FDA-authorized products address behavioral health indications:
•reSET is authorized in the United States and Singapore for the treatment of substance use disorder related to alcohol, cannabis, cocaine, and stimulants (such as methamphetamine).
•reSET-O is authorized for use in combination with buprenorphine in the United States for the treatment of opioid use disorder and was the first PDT to receive FDA Breakthrough Designation.
•Somryst is the only software-based FDA-authorized and guideline-recommended treatment for chronic insomnia and the first PDT submitted through FDA’s traditional 510(k) pathway while simultaneously being reviewed as part of FDA’s Software Precertification Pilot Program.
Our pipeline consists of 14 product candidates, including candidates in psychiatry, neurology, and outside of central nervous system therapeutic areas such as gastrointestinal (“GI”), oncology, and cardiovascular. We are initially focusing on psychiatric and neurologic conditions, which supports our strategy to commercialize our own products.
All of Pear’s product candidate development is, at present, conducted in humans. As therapeutic candidates consisting of software, there are no in vivo animal or in vitro pre-clinical or non-clinical studies. This reduces the translational risk of going from animals to humans that is encountered by many biotechnology and typical pharmaceutical companies.
The pipeline chart below uses four stages of development: Discovery, Proof of Concept (POC), Pivotal, and Commercial. Because PDTs are regulated as medical devices, these four stages align with guidance from the Center for Devices and Radiological Health (CDRH), which has two broad stages of clinical development before commercialization—pre-pivotal (such as feasibility, including first-in-human) and pivotal (generates definitive evidence of the safety and effectiveness for a specified intended use). Pear breaks down the pre-pivotal clinical development stage into Discovery and POC.
Pre-commercial development at Pear is segregated into three stages: Discovery, POC, and Pivotal. Pear refers to the stage before clinical development as Discovery. Discovery is the concept stage, in which the product candidate, its mechanism(s) of action and target patient population(s) are defined, technical capabilities and prototypes are built, and then the candidate concept is rapidly tested in iterative evaluations. Some Discovery stage programs are focused on a specific indication, and others are focused on a disease area that may be refined based on further research. POC is the early clinical development stage, in which the product candidate is being tested in human clinical trials designed to prove that the candidate concept is worthy of advancement to the Pivotal stage. POC stage activities are related to technical work, study design, planning, other operational clinical trial activities, and statistical analysis. Pivotal is the registrational phase, in which the product candidate is tested in a randomized controlled trail designed to support market authorization from a regulatory authority such as FDA. Pivotal stage activities are related to technical work, study design, planning, other operational clinical trial activities, and/or statistical analysis that are part of a regulatory submission. Commercial stage includes any products which have received market authorization from FDA.
Pear seeks out and licenses content suitable for the development of PDTs that has been initially developed by third parties. These parties, or content partners, are primarily academics or academic institutions, and Pear’s current partners are listed in the table below.

Below is a summary of our products and product candidates:
As reflected above, Pear has licensed or otherwise acquired rights in content suitable for the development of PDTs from a variety of content partners. For further information concerning content collaborations see the section below entitled “License Agreements.”
Our agreement involving the University of Virginia relates to our license agreement with BeHealth Solutions, LLC and the relationship between Pear and University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures.
Our license with Red 5 Group LLC relates to our content collaboration involving a researcher employed by Dartmouth.
Pear licenses certain content related to treatment of irritable bowel syndrome (“IBS”) developed by individual researchers employed by the Karolinska Institute who founded a company called Hedman-Lagerlöf Och Ljótsson Psykologi AB (“NCAB”) and assigned intellectual property rights in and to the IBS-related content to NCAB. Under Pear’s license agreement with NCAB, entered on December 14, 2019, Pear was granted an exclusive license in the United States and a non-exclusive license throughout the rest of the world to develop and commercialize digital therapeutic products incorporating NCAB’s IBS-related content, in exchange for an upfront payment in the mid-five figures, one-time milestone payments in low-six figures upon delivery to Pear of updated IBS-related content and upon first FDA approval of such a therapeutic product, and a royalty percentage in the low-single digits on net sales of such therapeutic products.
Pear licenses contain content related to treatment of stress disorders from the University of Southern California (“USC”). Under the Technology License and Distribution Agreement entered with USC on January 11, 2016, Pear was granted worldwide exclusive rights to develop drug/software combination products incorporating that content to treat disorders, illness or trauma, in addition to certain worldwide non-exclusive rights. Pear initially paid USC an upfront fee in the low-five figures and agreed to pay a royalty percentage in the low-to-mid single digits on net sales of licensed products, an annual license fee (creditable against royalty payment obligations in the same year) increasing in amount from the low-six figures in 2018 to the low-seven figures in 2021, and regulatory and commercialization milestone payments that, in the aggregate, could reach a total in the low-seven figures. On February 11, 2019, Pear notified USC of its election no longer to pay the annual license fee, thus converting the exclusive license granted by USC to a non-exclusive license.
Pear licenses certain contain related to treatment of mental health conditions including anxiety and depression from Instituto Auxologico Italiano (“IAI”). Under a software license agreement dated March 23, 2015, IAI granted Pear worldwide exclusive rights to develop drug/software combination products incorporating that content, in addition to certain worldwide non-exclusive rights. Pear agreed to pay IAI a royalty percentage in the low-to-mid single digits on net sales of licensed products, subject to an annual minimum revenue threshold in the low-six figures beginning in the fifth year of the license to maintain exclusivity; as this threshold was not met, Pear’s license from IAI is now non-exclusive.
Pear licenses certain content related to treatment of migraine headaches from Children’s Hospital Medical Center, d/b/a Cincinnati Children’s Hospital Medical Center (“CHMC”). Under a license agreement entered by the parties on December 17, 2019, CHMC granted a worldwide, non-exclusive license to Pear to develop and commercialize therapeutic products incorporating CHMC’s migraine-related content in exchange for an upfront payment in the mid-five figures and Pear’s agreement to pay CHMC one-time regulatory and commercial milestone payments that, in the aggregate, could reach a total in the mid-six figures, and a royalty percentage in low-single digits on net sales of such therapeutic products.
Under a Services Agreement dated January 9, 2020 with Apricity Health, LLC (“Apricity”), a company engaged in the business of creating digital health therapeutic solutions for improving cancer treatment, Pear has a right of first offer to negotiate terms of a license with Apricity to develop and commercialize each of the first two commercial products developed by Apricity.
Under a Services Agreement with Ironwood Pharmaceuticals, Inc. (“Ironwood”) dated October 25, 2019, Ironwood agreed to pay Pear a sum not to exceed the low-six figures to develop initial concepts for PDTs for treatment of gastrointestinal indications.
Under an Assignment Agreement dated January 15, 2019, Pear acquired rights in certain assets primarily related to treatment of acute and chronic pain from Firsthand Technology, Inc. (“Firsthand”). In exchange for acquiring those assets, Pear issued Pear Common Shares to Firsthand, agreed to pay an amount capped in the low-six figures to certain creditors of Firsthand, and agreed to pay a one-time milestone payment in the mid-six figures to Firsthand upon first commercial sale of an FDA-cleared Product (as defined in the Assignment Agreement) and to pay a royalty percentage in the low-single digits on net sales of such Products. Other than the agreements with ISF, Red 5 and BeHealth, Pear does not consider any of the foregoing agreements to be material for purposes of Item 601(b)(10) of Regulation S-K.
Pear’s PDTs and its product candidates achieve their therapeutic potential by delivering evidence-based mechanisms-of-action, such as standard behavioral treatments. For example, reSET delivers an addiction-specific form of cognitive behavioral therapy called Community Reinforcement Approach (“CRA”), fluency training, and contingency management (“CM”). Somryst delivers a disease-specific intervention called Cognitive Behavioral Therapy for Insomnia (“CBTi”), which is also the first-line treatment recommended for patients with chronic insomnia in the American College of Physicians and the American Academy of Sleep Medicine’s clinical guidelines for patients with chronic insomnia. Across Pear’s pipeline, the product candidates each deliver various forms of standardized and disease-specific behavioral treatments such cognitive behavioral therapy (“CBT”), behavioral activation (“BA”), exposure therapy, and/or cognitive restructuring. Product candidates that are intended to treat diseases with standard-of-care pharmacotherapy, such as schizophrenia, for example, would make recommendations on medication usage to support overall care.

Pear’s products and product candidates may be studied both in trials sponsored and conducted by Pear and trials that are conducted by non-Pear researchers in collaborative and investigator-initiated trials. Pear is currently enrolling patients in the following studies that it is sponsoring and conducting on its own:
•Gamification of reSET-O, which is an outpatient-based, randomized-controlled, open-label study conducted at two addiction treatment programs of a gamified-version of reSET-O. This trial is partially supported by a grant from the National Institute on Drug Abuse. The study objectives are (i) to evaluate participant engagement data [Time Frame: From Week 1 to Week 8 (End of Treatment)], and (ii) to evaluate the number of active sessions per week between PEAR-008 (gamification version) and reSET-O.
•DREAM, which is an open-label, 9-week treatment, de-centralized trial to collect real-world evidence for Somryst. The study objectives are (i) to measure the change in the Insomnia Severity Index (ISI) [Time Frame: From baseline to Day 63 (End of Treatment) and Days 243 and 428 (Follow-up)], and (ii) to measure the change in the ISI total score from baseline to end of treatment and follow-up. The ISI’s total score ranges from 0 (not clinically significant) to 28 (clinically significant).
Key Elements of Our Growth Strategy
Our mission is to use software to treat disease directly and increase access to care for patients, including underserved constituents of the healthcare ecosystem. We plan to accomplish this goal by developing, licensing, and acquiring PDTs, and building the preferred PDT commercialization platform for use by prescribing clinicians. We aim to be the one-stop shop for PDTs offered both by Pear and by other organizations that may choose to host their products on our commercial platform. To achieve our mission, we are pursuing the following strategies:
•Capitalize on our leadership position in the PDT market. By obtaining FDA market authorization for the first three PDTs, we established ourselves as the leader and pioneer of a new category. We currently have 14 additional product candidates in our pipeline, and we intend to capitalize on our leadership position via horizontal scale.
•Continue to invest in our efforts to create the primary commercial platform through which patients and clinicians access PDTs. We are pioneering new commercialization approaches for PDTs. We seek to capture the best of tech and life science approaches to create a scalable and capital-efficient model across our existing portfolio and downstream pipeline. To date, our sales, marketing, and medical affairs teams have engaged with more than 800 clinicians who have written prescriptions for one or more of our three FDA-authorized products. We expect that number will grow proportionally in response to increasing traction with payors and growth in the number of commercially available PDTs. In addition, we recently began piloting direct-to-patient engagement via our virtual care platform, which allows patients to obtain a prescription without going to a clinician’s office.
•Establish reimbursement pathways. To date, we have 15 organizations across over 20 million individuals with healthcare coverage (“covered lives”) providing access to our three FDA-authorized products via listing on formulary, as a covered benefit, bulk purchase, or funding a study. Pear’s payor strategy focuses across all major payor channels, including employers, Integrated Delivery Networks (“IDNs”), pharmacy benefit managers (“PBMs”), commercial payors, and government payors including Medicaid and Medicare.
•Opportunistically license and acquire PDT product candidates and host third-party PDT products. We aspire to host products from other PDT companies on our multi-product Pear MD™ Clinician Dashboards and technology infrastructure. This has the potential to create a PDT marketplace for all patients to access safe, effective, and secure digital therapeutics. We believe we will be the acquirer and licensing partner of choice for other PDT companies and academia. Our development platform is designed to bring product candidates through development, and our commercialization platform could afford long-term commercial success. We will continue to opportunistically pursue acquisitions and licensing opportunities to grow our developmental pipeline. Pear’s experience developing and guiding PDTs through the regulatory review process, as well as our scalable platform, provide a foundation on which Pear could potentially develop and host more than a hundred additional PDTs.

•Protect our intellectual property. In addition to securing regulatory authorization for our PDTs, we make strategic use of various intellectual property regimes: patents; copyrights; trademarks; and trade secrets. We strive to protect and enhance the proprietary technology, inventions, and improvements that are commercially important to the development of our business, including seeking, maintaining, and defending patent rights, whether developed internally or licensed from third parties.
•Expand outside the United States. Today, we operate only in the United States. At this point, we intend to expand our capabilities to support ex-U.S. partners who would commercialize specific products in specific regions. We plan on evaluating potential partners on a geography-by-geography basis and will pursue partnerships to maximize the value of our company.
Industry Trends Overview
Pear believes that major trends are converging to create a significant opportunity to treat disease with software, either alone or in combination with drugs, due to the following factors:
•The ongoing burden of chronic disease. Ninety percent of the $3.8 trillion in US annual healthcare expenditures are for people with chronic and mental health conditions.
•There is a pronounced shortage of clinicians. Across many disease areas there are tens of millions of patients with only a few thousand trained specialists who can provide treatment.
•There is a rapid patient and clinician adoption of digital for healthcare delivery such as telemedicine. The number of people who have used telehealth has doubled from 40% prior to the COVID-19 pandemic to 80% post-quarantine.
•There is pervasive use of technology. Americans spend an average of 5.4 hours per day on their mobile phones. Connection to a therapeutic delivered digitally is convenient and available for most Americans. The data captured by this engagement could also drive deeper insights into disease states and the ability to personalize treatment.
We believe the trends described above have created a moment in time when technology-based approaches are essential to, and capable of, revolutionizing healthcare. We believe that these trends have accelerated due to the COVID-19 pandemic, which resulted in fewer in-person visits and increased the adoption and use of technology and digital health experiences across consumers, clinicians, payors, and the broader healthcare system.
Our PDT Solution and Value Proposition
PDTs are prescribed by clinicians, downloaded by the patient to a smart phone, tablet, or VR headset, and used under the supervision of a prescribing clinician. PDTs have a recommended frequency and duration of use, but patients can use the product whenever they want and wherever they are. PDTs receive market authorization from regulators, like FDA, with a label that addresses both safety and effectiveness. To obtain a label from FDA, PDT companies developing novel therapies are generally required to submit data from one or more randomized, controlled trial (“RCT”) that demonstrate safety and effectiveness, and product candidates must be developed in a good manufacturing practice (“GMP”)-compliant environment.
In order for a patient to obtain a prescription, there is first an appropriate assessment and diagnosis of the patient, which is then followed by direction and ongoing guidance, as well as accountability related to product use and ongoing care management. Engagement levels for Pear’s PDTs significantly exceed that of published rates of health and wellness digital products. For patients with disease, a prescription is an enabler of access, engagement, and real-world effectiveness. PDTs integrate into existing healthcare infrastructure allowing for a digital experience via a patient’s own clinician, enhancing the continuum of care rather than fragmenting care paradigms.
We believe that PDTs will become an important segment of the digital health revolution and a vital part of the medical armamentarium because they have qualities that are similar to those of both health and wellness apps and pharmaceuticals. PDTs leverage the pervasiveness and accessibility of digital technology to improve human health. However, PDTs are always developed in a GMP-compliant environment, maintain compliance with data security and HIPAA protocols, and integrate into standard of care. PDTs are also tested in RCTs and are FDA-authorized as safe and effective therapies for particular indications like pharmaceuticals but also enable clinicians to receive timely feedback regarding patient progress and therapy adherence. This patient monitoring capability afforded by PDTs may be the difference in a patient’s success during a course of treatment. The table below shows some of the key differences between PDTs and other products.
Pear reimagined what treating disease could look like from the vantage point of patients, clinicians, and payors. We set out to disrupt the healthcare system with urgency because we believe there is a growing need for the treatments that can be provided by PDTs. With our proprietary development and commercialization platform, we can bring product candidates to FDA for market authorization, and we can bring FDA-authorized products to patients, clinicians, and payors. We continue to refine and optimize our development capabilities, and we believe we will be able to scale our operations significantly in the near-term, allowing us to pursue authorizations for more product candidates, to self-commercialize our products inside the United States and commercialize our products outside of the United States with the help of regional partners.
Pear is a platform-based, product-driven company. Our end-to-end PDT engine, which currently includes three FDA-authorized products and a pipeline of 14 product candidates, continues to produce clinical and real-world data as well as health economic outcome research (“HEOR”) data that provide evidence of Pear’s ability to enhance outcomes, increase access and reduce healthcare costs, and validate Pear’s value proposition. We believe our value proposition will magnify over time, as our model scales and we expand the reach and impact of PDTs.
We believe PDTs are poised to disrupt healthcare delivery in ways that could offer benefits to three major stakeholders:
1.Patients: PDTs provide 24/7 remote treatment access to patients that can improve outcomes and be used alongside other standard of care treatments. Additionally, PDTs have a relatively benign side effect profile compared to traditional pharmaceutical therapies.
2.Clinicians: PDTs provide additional treatment options and improve clinicians’ reach to patients, potentially resulting in broader patient impact. They are integrated into standard practice and may also be used alongside traditional drug-based treatments. Data from the PDT provides insight to the clinician and the clinical care team which can facilitate enhanced care navigation and delivery. They also provide reimbursable events for interactions on the Pear MD Clinician Dashboard.
3.Payors: PDTs have the potential to reduce overall healthcare costs to payors by providing patients with therapies that may be more cost-effective. Additionally, PDTs may fill gaps in care across indications with high prevalence.
For Patients
PDTs have the potential to be safe, effective, and accessible care options for patients with diseases and mental health disorders. These options are increasingly needed as diseases and mental health disorders require more innovative approaches to overcome current treatment challenges and realize better patient outcomes. With Pear’s PDTs, patients have 24/7 remote access to their treatment program and to clinicians who can monitor progress to inform their treatment approach, regardless of physical proximity. They can be integrated into standard of care and may be used alongside pharmacotherapy. Pear’s software is designed to be easy-to-use and intuitive, and it also generates data from patient usage to inform the treatment approach for each patient. Our clinical trial and real-world data also continue to demonstrate a favorable side-effect profile versus existing medications, which could foster stronger adherence to treatment programs.
The privacy provided by reSET and reSET-O, for example, offers access to treatment of addiction without fear of stigma. Patients also gain control over where they conduct addiction treatment and can conduct clinician check-ins remotely, which empower patients to better navigate their care. Further, we believe that our software enables a larger portion of Americans access to addiction treatment. Only a small fraction of patients with addiction are actively enrolled in treatment today, and we believe that reSET and reSET-O may significantly lower treatment barriers to ongoing care and substantially increase the ability of clinicians to serve more and diverse patient needs. An analogous shift is seen in Somyrst, Pear’s treatment for chronic insomnia. Clinical guidelines indicate Cognitive Behavioral Therapy for insomnia (“CBTi”) as the first-line treatment, but there are currently less than 300 certified and licensed CBTi clinicians in the United States to treat a patient population of approximately 30 million. We believe that Somyrst as a therapeutic may substantially change the access paradigm, creating an ability for patients to get the treatment they need when they need it most.
For Clinicians
PDTs provide a new treatment option that clinicians can provide to their patients. Many clinicians today lack evidence-based treatment options with the potential to improve outcomes. PDTs are a standardized, evidence-based, cost-effective, and easily accessed class of treatments that can be used as a standalone treatment or in conjunction with pharmacotherapies. Not only can PDTs better enable clinicians to serve their patients, but PDTs can also improve the reach of clinicians, creating the potential for broader patient impact.
In addition, we believe Pear’s products enable richer and more effective patient data and engagement capabilities. For clinicians prescribing reSET, reSET-O, or Somryst, clinicians may use our Pear MD Clinician Dashboard and review a wealth of data-based, real-time feedback that can help them better understand and manage their patients’ treatment journey. The Pear MD Clinical Dashboard is easy to use and accessible 24/7, enabling care teams to conveniently manage populations of patients. This real-time engagement is particularly impactful in the world of addiction, in which adherence is continually decided, moment to moment, outside of the walls of the clinician’s office. The ability of a clinician to regularly monitor and engage with their patient can make the difference in successful navigation of the treatment journey.
Pear’s platform can also create reimbursable events for Pear MD Clinician Dashboard interactions.
For Payors
We believe Pear’s PDTs will reduce overall medical costs, support value-based care initiatives, and improve member experience. Insights and information collected by Pear’s PDTs can be integrated within care management workflows to provide payors with valuable insights that support population health management and value-based care initiatives. Pear’s PDTs can also fill gaps in specialty care across large populations, providing timely insights into patient engagement and practice performance via a dedicated platform.
A study evaluating healthcare resource utilization via insurance claims in the six months before reSET-O initiation compared to six months after reSET-O initiation, for example, found that out of 351 patients there were 45 fewer inpatient hospitalizations (62%) and 27 fewer emergency room visits (20%), resulting in a near-term cost-savings of $2,150 per patient in patients treated with reSET-O.
In addition, on May 19, 2021, Pear presented results of two analyses demonstrating the cost-effectiveness of reSET-O at the virtual annual meeting of The Professional Society for Health Economics and Outcomes Research. These data showed that reSET-O plus treatment-as-usual (“TAU”) (i.e., transmucosal buprenorphine, face-to-face counseling and contingency management) versus TAU alone resulted in a projected cost savings over a five year period.
In another analysis, engagement with reSET-O was associated with an approximate 60% reduction in the proportion of patients with inpatient (“IP”) stays and emergency department (“ED”) visits versus non-engaging patients who experienced a 21% increase in IP and ED. These data show reSET-O can provide compelling cost-savings to payors seeking a high level of care for their members.
Our Scalable Commercial Platform
Pear’s commercial platform was designed to be agile and scalable with the ability to host multiple PDTs developed by Pear and potentially by third parties. We believe that the investments that we are making in our development engine, commercialization strategy, clinician and patient awareness, and HEOR data will enable our platform to become the industry standard. We also believe that this will be an advantage not only to Pear, but also to our third-party developers that can potentially host their PDTs on Pear’s commercial platform. Through this replicable process, Pear expects to further boost its industry-leading position as the primary provider of PDTs.
With this potential ability to host third-party PDTs on its platform, Pear is positioning itself not only as a leading PDT developer, but also as a centralized marketplace for patients seeking PDTs, which is a key value proposition and brand definer for Pear.
Our Advantages
•Pear is pioneering the PDT industry. Pear is the first mover in the PDT industry, and as a result has advanced experience in developing and commercializing PDTs. Pear was the first company to receive FDA authorization for a PDT and the term PDT was conceived and defined during that initial authorization process. Pear currently has the greatest number of FDA-authorized PDTs and has been developing PDTs since 2013.
•Pear leverages our data aggregation capabilities. Pear’s ability to collect data from existing PDTs, generate insights and improvements based on these data, and then quickly develop new PDTs using these insights has enabled us to bring to market the first three FDA-authorized PDTs. We believe it will enable us to continue to bring additional FDA-authorized PDTs to market across a breadth of indications.
•Pear developed a reproducible process for cost-effective development and regulatory review of PDTs. We conduct agile software development in a GMP-compliant environment. Due to our remote clinical trial infrastructure, we are able to conduct clinical trials without the need for external sites and develop our products iteratively, which both accelerates timelines and reduces costs. This iterative product development paradigm contrasts with traditional drug development in which a molecule that enters the clinic cannot be improved or adapted along the way.
•Pear utilizes a relatively lean and efficient salesforce to target customers at the enterprise level. Our commercialization model is built on the intersection of biotech, tech, and medical device commercialization methods. We take an enterprise-level, key-account management approach to pursuing IDNs, health systems, academic teaching hospitals, and large addiction clinics and systems. This is a capital-efficient and scalable model that allows for accelerated growth. As we secure additional reimbursement contracts with payors, we will seek to accelerate revenue growth through increased investment in sales and marketing. Pear currently promotes reSET and reSET-O using a small specialty salesforce and targeted marketing budget. Despite our lean salesforce and budget, our commercialization efforts have resulted in over 700 clinicians across 32 states who have prescribed reSET and reSET-O over 20,000 times since launch. Pear currently boasts patient and prescriber satisfaction scores of 89% and 82%, respectively, which validates our approach. The results achieved by reSET and reSET-O provide Pear with a strong foundation to achieve scalable and sustainable sales over time. Pear currently promotes Somryst via a direct-to-consumer pilot that launched in the fourth quarter of 2020.
•Pear is building a robust IP portfolio. Pear regularly applies for patents, copyrights, and trademarks throughout the development and iteration of its products, and also judiciously maintains trade secrets. Pear protects the iterations of its proprietary technology that are commercially important to its business by filing, maintaining, and, if necessary, defending patent rights, whether developed internally or licensed from third parties. We also rely on copyright, including registrations for product source code, graphic user interfaces and other content, as well as on trademarks. Finally, Pear maintains trade secrets relating to its proprietary

PDT product development platform to enable Pear to strengthen its leadership position in the PDT industry over the long-term.
•Pear has a diverse and scalable management team that is pioneering the PDT space. The discovery, development, and commercialization of PDTs as a new healthcare delivery system requires both a breadth and depth of experience. Our cross-disciplinary and cross-functional team of experts collectively synthesizes years of experience in medicine, biotech, technology, and data science. This breadth and depth of experience has enabled Pear to forge new pathways within the healthcare industry.
Our Commercialization Strategy
With three FDA-authorized products on the market, and a deep and broad pipeline of product candidates, Pear is currently at a commercial inflection point. Additionally, the PDT category continues to expand with three other companies recently receiving marketing authorization. There is strong momentum in the industry, and we believe our commercialization platform has the potential to set us up as the one-stop shop for PDTs.
We are pioneering PDT commercialization
By developing PDTs as a new class of medicines, Pear pioneers innovative approaches for its commercialization. Pear’s commercialization strategy attempts to combine the most effective features of the commercialization methodologies of both tech and life sciences companies to create a scalable yet capital-efficient PDT commercialization model.
Pear deploys two distinct commercialization models. First, to capture the most effective features of traditional life sciences commercialization methodologies, Pear utilizes a conventional sales-enabled approach focused on targeting large, multi-specialty health systems. Second, to capture the most effective features of traditional tech commercialization methodologies, Pear utilizes a virtual care platform to directly engage with clinicians and patients.
Pear’s platform enables the collection of data characterizing patient engagement and progress during treatment with PDTs. This data collection capability appeals to clinicians and payors who seek to track treatment progress. Pear’s centralized PDT platform is configured to provide robust data that describes patient treatment progress to clinicians and payors, thereby providing these stakeholders with insights that have the potential to improve clinical outcomes and lower costs. Clinicians can use the insights provided by Pear’s platform to enable the clinician to support a patient’s course of treatment outside of routine office visits, and during periods when the patient may be experiencing increased challenges with treatment adherence. Similarly, payors can use the data provided by Pear’s platform to supplement their understanding of population-level treatment outcomes, and to adjust access to PDTs accordingly. As a result, Pear’s PDT platform serves as an enterprise sales tool for stakeholders looking to monitor and improve the clinical outcomes of patients through data collection and analysis.
We are building patient, clinician, and payor awareness
As the pioneer in PDTs, Pear is built to educate all participants of care delivery, including patients, clinicians and payors, about a new class of medicines. To inform and educate the public about PDTs, Pear has built and deployed sales, marketing, patient and clinician services, and medical affairs teams. These PDT specialists are dedicated to educating patients, clinicians, payors, and other stakeholders about PDTs.
As a result of the efforts of our PDT specialists, PDTs are increasingly recognized as a treatment option by the medical community as evidenced by the increasing number of clinicians prescribing PDTs and the increasing number of PDT prescriptions being written. To date, Pear has educated more than 800 clinicians that have collectively written prescriptions for one or more of Pear’s three FDA-authorized products, and we expect that number will grow significantly over time. Once introduced to PDTs, those clinicians are equipped to provide valuable education and guidance to patients and other clinicians regarding how the use of PDTs.

We are creating access to PDTs by establishing reimbursement pathways
The Pear team is actively working to establish reimbursement pathways for PDTs, and we believe that as a result of these efforts, payors are increasingly providing their members with access to PDTs. To date, Pear has 15 payors across more than 20 million covered lives that provide access to its PDTs. reSET and reSET-O are currently covered as pharmacy benefits, medical benefits, and/or via direct purchase transactions. In an effort to onboard additional payors, Pear engages directly with payors to establish coding, coverage, and payment pathways for its PDTs and the PDT category as a whole. Pear is also exploring innovative contracting models with payors that utilize the strong correlation between patient engagement with PDTs and the resulting clinical and economic benefits. We believe that these continued payor engagement efforts will result in reimbursement for PDTs by both commercial and public payors in the United States, including, but not limited to, self-insured employers, PBMs, health plans, IDNs, and public payors, including Medicaid and Medicare.
In addition to pursuing traditional payor reimbursement of PDTs, Pear also offers a PEAR Assistance Program (“PAP”) to ensure that eligible, underserved patients living with SUD or OUD have access to reSET and reSET-O. PAP is designed for SUD or OUD patients who are being treated by a licensed US clinician on an outpatient basis and have been prescribed a PDT. PAP-qualifying patients have limited or no health insurance coverage, a demonstrated qualifying financial need, and live within the United States. Patients enrolled in PAP generate additional real world and HEOR data that may be used to support the utilization and coverage of Pear’s products.
We are building end-to-end infrastructure that provides ease of use to clinicians
To enable a high degree of accessibility to PDTs for clinicians, Pear has developed and deployed a patient service platform, called PearConnect™, designed to be a convenient one-stop shop for PDTs. PearConnect features four distinct system components, consisting of PDTs for patient use, the Pear MD Clinician Dashboard, an end-to-end patient service center, and a data analytics system configured to aggregate patient engagement, adherence, and clinical outcome data for insight generation. These components of PearConnect are intentionally designed to improve accessibility to Pear’s PDTs. PearConnect also incorporates various data privacy and security features to support the protection, quality, and integrity of each component of our platform, including the data that is processed and stored by the platform. Each component plays a meaningful role in ongoing and product evolution and performance, building Pear’s PDT marketplace, and enabling clinicians and payors to assess the value of each PDT on a population and individual level.
The Pear MD Clinician Dashboard displays icons representing multiple different PDTs to a viewing clinician. Via the Pear MD Clinician Dashboard, clinicians are able to learn about the PDTs offered and prescribe them to patients. Clinicians are able to gain valuable, timely insights into their patients’ progress over the course of a PDT prescription through the Pear MD Clinician Dashboard based on engagement, adherence, and clinical outcome data gathered and analyzed by the analytics component of the platform. If clinicians and payors deem initial PDT prescriptions a success as supported by this collected and displayed health economic data, we can easily add any new PDT products to existing agreements with clinicians and to the Pear MD Clinician Dashboard.
Pear’s end-to-end patient service center provides support to patients that have been prescribed PDTs, which includes informational and technical support regarding use of the PDT and the virtual care platform. The service makes it easier for clinicians to introduce new patients to PDTs and to Pear’s platform.
The data analytics component of PearConnect collects patient engagement, adherence, and clinical outcome data, and generates insights based on this data. The insights generated by the data analytics component of PearConnect can be accessed by clinicians via the Pear MD Clinician Dashboard to inform clinicians of their patients’ progress over the course of a PDT prescription. The insights generated by the data analytics can also be used by us to incrementally evolve individual PDTs to better serve patients, and we believe will ultimately generate improved clinical outcomes.
We are able to demonstrate the value of our PDTs with HEOR data generated based on commercial patients
Pear’s commercial infrastructure allows for the analysis of patients’ healthcare claims data pre-, during, and post-use of Pear’s PDTs. Based on these robust analytics, Pear is able to gain insight into PDT utilization across patient groups, and to understand how use of its PDTs correlates with clinical outcomes. Data-derived insights support collaboration with clinicians, coverage and reimbursement by payors, and product enhancements.
Discovery Strategy and Development Platform
Developing an entirely new class of medicines led to Pear pioneering new approaches for the discovery and development of PDTs. We have invested in and created a model to progress from concept to market authorization, and we believe we have optimized that model to the point where it is now ready to scale.
Pear is pioneering clinical development. Our three approaches consist of: (i) an integrated virtual and decentralized clinical study platform, (ii) agile development as therapeutic candidates move through phases, and (iii) integrated health economic and real-world extension studies to facilitate regular and timely evidence generation.
First, Pear has designed and built its own integrated virtual and decentralized study platform. This technology facilitates a seamless experience for fully virtual and decentralized studies. Pear’s remote, real-world clinical study (“DREAM”) of Somryst is the first to utilize this platform, with recruitment, enrollment, consents, monitoring, and assessments all completed through digital and virtual means. Patients do not need to be present at a clinic or site for any step of the process. In addition to being more cost-effective, the speed of recruitment and enrollment is enhanced by facilitating fully automated screening and consenting, and by minimizing the number of patients requiring manual or direct human interaction.
Second, as Pear’s therapeutic candidates move from discovery and through subsequent stages of development, Pear iterates the product. If data indicate that adding additional modalities or mechanisms of action to the candidate is warranted, Pear is able to refine the PDT in between subsequent studies and re-evaluate the candidate in a variety of clinical study designs. We believe deploying this agile and adaptable framework to clinical development has the potential to increase not only speed but also the probability of success.
Third, as Pear conducts pre-market studies, health economic endpoints are integrated and real-world extension studies are built into development plans. Registrational and even earlier stage development studies having health economic or insurance claims endpoints have the potential to facilitate earlier insights to support payor engagement. Post-randomized studies and even post-market, Pear continues to generate clinical and economic data on every patient that uses a PDT whether it is a Pear PDT or a third-party PDT using the Pear platform. Adaptive real-world extension studies post-registration demonstrate generalizability from RCTs, and have the ability to demonstrate that RCT outcomes are consistent in real-world use and across various clinical settings and patient populations.
Our Commercial Products
reSET
reSET is the first PDT to receive FDA market authorization and is authorized in the United States and Singapore for the treatment of SUD in patients who are 18 years of age and older. reSET is the only FDA-authorized product indicated to treat addiction to alcohol, cannabis, cocaine, and stimulants (such as methamphetamines) as no pharmacotherapy or other FDA-approved treatments for this patient population exist. reSET is a 12-week prescription-only treatment for patients who are actively enrolled in outpatient therapy under the supervision of a clinician.
Disease Overview
Addiction is a disease of the brain that manifests as compulsive substance use, known as SUD. In the United States, the disease of addiction can be characterized as an epidemic, with more than 20 million Americans struggling with addiction based on 2019 data.
Each year, there are approximately 13,000 overdose deaths related to stimulant use, particularly methamphetamine, and approximately 16,000 deaths related to cocaine use. Since the 1970s, there has been a significant increase in mortality related to unintentional drug poisonings, growing at 7% per year. Unfortunately, the COVID-19 pandemic has only accelerated these trends. In 2020, there was an 18% increase in drug related overdose deaths and a 26% increase in overdoses involving cocaine.

Traditional medical guidelines recommend Cognitive Behavioral Therapy (“CBT”) and contingency management (“CM”) as best practices in treating SUD. However, there are multiple roadblocks that prevent a majority of SUD patients from ultimately receiving effective behavioral treatment, such as CBT and CM. CBT is largely conducted in outpatient settings, and is a time-intensive, location-dependent treatment methodology. This and the sheer quantity of SUD patients results in an insufficient number of trained therapists and facilities to meet demand. This results in SUD patients often receiving inconsistent treatment in inconvenient locations. Insufficient access to CBT can cause patients to drop out of therapy or not pursue therapy in the first place. Even when SUD patients are able to gain sufficient access to CBT, clinician education, training, and treatment paradigms vary. Documented discrepancies in CBT administration standards and protocols impede the ability of CBT to adequately and uniformly treat the wide range and quantity of SUD patients that require care. Furthermore, many patients may experience perceived or real stigma associated with physical attendance at CBT sessions. As a result of these many obstacles, only a fraction of SUD patients receive CBT treatment. For instance, in 2019, only 1.5% of SUD patients received formal treatment.
In addition to the challenges to initiating and completing a first round of SUD treatment, for many patients, addiction can be a lifelong battle that often involves multiple relapses. This constant and recurring need for treatment places additional burdens on SUD patients, particularly given the currently insufficient treatment options available. There remains a significant unmet need for accessible and effective SUD treatment options.
Our Solution
To bridge this gap between disease prevalence and treatment availability, Pear has an FDA-authorized PDT that has been clinically proven to help treat addiction and extend the reach of clinicians to patients during their recovery journey. reSET is authorized for the treatment of SUD in patients 18 years or older. reSET’s mechanism of action combines addiction-specific CBT, fluency training, contingency management, and craving and trigger assessment, all provided by Pear’s software-based application. It is intended to reduce substance abuse during treatment, eventually supporting discontinuance and recovery while simultaneously improving retention rates in the outpatient treatment program.
To begin treatment, the clinician prescribes the patient the PDT. The patient then downloads the software to a smart phone, tablet or VR headset, inputs their prescription access code and gets access to the PDT. The PDT includes three evidence-based treatments, each of which represent a distinct mechanism of action:
•The first is an addiction-specific form of cognitive behavioral therapy, called a community reinforcement approach (“CRA”), that moves patients from actively using a substance to reducing and ultimately discontinuing use. CRA is a form of treatment that integrates cognition and learning with treatment techniques. CRA is based on the insight that cognitive, emotional, and behavioral variables are functionally interrelated. Treatment is aimed at identifying and modifying the patient’s maladaptive thought processes and problematic behaviors through cognitive restructuring and behavioral techniques to achieve change. Disease-specific CRA targets the associated neurocircuitry for addiction, harnessing adaptive neuroplasticity. reSET is comprised of 61 interactive modules (31 core and 30 supplement modules). Core modules focus on key CRA concepts to build skills to support behavior change and prevent relapse. Supplemental modules provide more in-depth information on specific topics such as relationship skills and living with a disease.
•The second is fluency training, which assesses proficiency and reinforces concept mastery. Fluency training supports the ability of the patient to apply their learnings in moments of stress to facilitate their treatment and ultimate recovery.
•The third is contingency management, which is a positive reinforcement mechanism. CM induces a dopamine response directly competing with the negative response induced by substance use. It does this by rewarding healthy behaviors and key outcomes such as engagement in treatment and reduced substance use through a clinical algorithm.
CRA and fluency training strengthen affected neurocircuitry while CM induces dopamine in the nucleus accumbens repairing dysfunctional neurophysiology, driving engagement with CRA and treatment in a virtuous cycle. These integrated mechanisms of action drive patient engagement and target the pathophysiology of addiction to correct and restore neurofunction.
reSET also includes validated assessments including substance use, triggers, and cravings supporting interactive engagement and insights to the clinical care team. All of this information is shared with the clinical care team via the Pear MD Clinician Dashboard enabling the clinician and care team to derive insights to inform optimal patient care.
By integrating PDTs into the practice of medicine, the clinician and patient relationship may be strengthened, and data insights facilitate clinician extension for greater efficiency and effectiveness. reSET and reSET-O provide 24/7 anytime, anywhere treatment. As the patient undergoes therapy with reSET, the patient and clinician can continue to meet in person or virtually as part of their outgoing treatment therapy, and the clinician has easy access via the Pear MD Clinician Dashboard to monitor and adjust treatment. We believe the connectivity established through our PDTs is valuable to patients and clinicians.
Our Clinical Trial Data
Among patients with SUD (i.e. addiction to cocaine, cannabis, stimulants, and/or alcohol), RCT data demonstrated that adding the PDT to TAU more than doubled abstinence rates during the last month of the 12-week trial. Among all patients, adding a PDT to outpatient care improved retention rate compared to TAU (72.2% vs 63.5%) at the end of the 12-week trial. Treatment with the PDT did not demonstrate a significant difference in unanticipated adverse events compared to TAU.
Adult men and women (N=399) entering 10 outpatient addiction treatment programs were randomly assigned to receive 12 weeks of either TAU (N=193) or reduced treatment-as-usual (“rTAU”) plus the PDT, with the intervention substituting for about two hours of standard care per week (N=206).
TAU consisted of individual and group counseling at the participating programs for 4-6 hours per week. rTAU consisted of 2 hours less than TAU of aggregate individual and group counseling. The primary outcome measures were abstinence from drugs and heavy drinking (measured by twice-weekly urine drug screens and self-report) and time to dropout from treatment.

Those in the PDT+rTAU group had a higher retention rate of 76.2% compared to 63.2% in TAU and a greater abstinence rate in the last 4 weeks of 40.3% in the PDT+rTAU group relative to 17.6% in the TAU group. This effect was more pronounced among patients who had a positive urine drug or breath alcohol screen at study entry (N=192) with an abstinence rate in the last 4 weeks in the PDT+rTAU group of 16.1% compared to 3.2% of TAU.
reSET Pivotal Clinical Trial. Abstinence in TAU relative to rTAU + PDT.
reSET Pivotal Clinical Trial. Abstinence and Retention in TAU relative to rTAU + PDT.

Outcomes	TAU	rTAU+reSET	p-value
Abstinence: All patients	17.6%	40.3%	0.0004
Abstinence: Non-abstinent at study start	3.2%	16.1%	0.0013
Retention in treatment: All patients	63.2%	76.2%	0.0042
Overall safety was in-line with expectations and no significant difference was observed in the rate of adverse events between groups (p = 0.3563).
Evaluation of rTAU+PDT abstinence and retention compared to TAU.

	TAU	rTAU+PDT	p-value
Number of Adverse Events	29	37
% of Adverse Events	11.5%	14.5%	0.3563
Adverse events evaluated were typical of patients with SUD, including cardiovascular disease, GI events, depression, mania, suicidal behavior, suicidal thoughts and attempts. None of the adverse events in the interventional arm were adjudicated by the study investigators to be related to the PDT.
This RCT was reviewed by FDA and supported Pear’s FDA market authorization of reSET to treat patients with SUD to improve clinical outcomes.
Real World Evidence and Health Economic and Outcomes Research Data
Pear intends to publish reSET Real World Evidence (“RWE”) and HEOR data starting with a six-month duration.

reSET-O
reSET-O is the second PDT to receive FDA authorization and the first to receive breakthrough designation in the United States for the treatment of OUD in patients who are 18 years of age and older. reSET-O is a 12-week prescription-only treatment that is intended to increase retention of patients with OUD in outpatient treatment by providing CBT as an adjunct to outpatient treatment that includes transmucosal buprenorphine and CM. reSET-O is indicated only for patients who are currently under the supervision of a clinician.
Disease Overview
Opioid abuse in the United States has increased so dramatically and taken such a heavy toll on American lives over the past decade that, in 2017, the United States Department of Human Health Services declared the opioid epidemic a public health emergency. Approximately 1.6 million Americans suffer from OUD annually in the United States, and approximately 50,000 Americans die each year from opioid overdose. Every year, there are over 500,000 emergency room visits for opioid overdoses in the United States. Of those patients that are discharged from the emergency room following overdose, 24% are readmitted to the emergency room for additional emergency care within 30 days. As a result of these frequent emergency room visits, opioid overdoses are estimated to cost the United States $11 billion in hospital costs alone. A recent study evaluated the direct healthcare cost of 2,044,000 people with OUD to be $89.1 B with an average cost of $43,590 per patient per year. The cost of the current opioid crisis in the United States is estimated to exceed $700 billion to society.
The current standard of care for treating opioid addiction is medication-assisted treatment (“MAT”). MAT consists of the administration of medication, such as buprenorphine, in combination with counseling and behavioral therapy. Only a fraction of opioid-addicted patients, however, receive treatment. Similar to SUD patients, there are significant barriers to opioid-addicted patients receiving accessible and effective care. Many patients fail to receive care as a result of care inaccessibility, cost, or patient stigmatization. It is estimated that only 19% of opioid-addicted patients receive treatment each year. In addition, many opioid-addicted patients elect to rely solely on medication and reject counseling. For example, only 10% of opioid-addicted patients that are prescribed buprenorphine receive adjunct psychotherapy treatment. While reliance solely on the medication portion of the recommended treatment paradigm may provide a higher level of convenience for patients, adherence to only a portion of treatment decreases overall probability of success. Therefore, due to the current lack of effective treatment options for OUD, and the continually growing number of patients, there remains a significant unmet need in the fight against OUD.
Our Solution
To bridge this gap between disease prevalence and treatment, Pear has an FDA-authorized PDT that has been clinically proven to treat OUD and extend the reach of clinicians to patients during their recovery journey. reSET-O is authorized for use in combination with buprenorphine in the United States for the treatment of OUD in patients who are 18 years or older.
Similar to reSET, reSET-O is intended to increase retention of patients with OUD in outpatient treatment by providing the same behavioral treatments. This PDT is a 12-week treatment used as an adjunct to outpatient treatment, including transmucosal buprenorphine and CM. Patients using reSET-O are required to be under the supervision of a clinician.
reSET-O has three mechanisms of action consisting of addiction-specific CRA, fluency training, and CM. reSET-O has an additional function that supports the patient’s appropriate use of buprenorphine. This function includes reminders, assessments of use, non-use and reasons and beliefs. reSET-O also has additional content modules specific to OUD.
Similar to reSET, patients download reSET-O to their smart phone, tablet or VR headset for discreet, convenient access to therapy, interactive treatment, learning, and support. reSET-O lets patients practice what their clinicians taught them anytime, anywhere, and report daily triggers, cravings, and substance use so they feel more engaged and supported between appointments.

reSET-O also encourages patients with tangible rewards via its CM capabilities. These rewards can be managed by clinicians.
As the patient undergoes therapy with reSET-O, the patient and clinician continue to meet in person or virtually as part of their outgoing treatment therapy, and the clinician has real-time access via the Pear MD Clinician Dashboard to monitor and adjust treatment.
Our Clinical Trial Data
There have been multiple RCTs evaluating PDTs in patients with OUD in combination with MAT and Medications for Opioid Use Disorder (“MOUD”). These studies have been conducted across a variety of durations and clinical care models. The primary RCT that FDA reviewed to support marketing authorization of reSET-O is described below.
In summary, the clinical data demonstrated that adding reSET-O alongside outpatient treatment and buprenorphine use increased retention of patients with OUD by 14% at the end of the 12-week trial and reduced opioid use. Patients achieving no substance use by end of treatment was 75.9% in TAU + PDT group versus 60.6% in TAU-alone (p = 0.03). Patients in the TAU + PDT group had an 82.4% retention rate compared to 68.4% in the TAU group (p = 0.02). The observed adverse events were of a type and frequency as anticipated in a large population of patients with OUD or associated with buprenorphine pharmacotherapy, particularly during the induction phase. The adverse events observed were not adjudicated to be device-related.
A block-randomized, parallel, 12-week treatment trial was conducted with 170 opioid-dependent adult patients. Participants received an internet-based community reinforcement approach intervention plus CM (“CRA+”) and buprenorphine, or CM-alone plus buprenorphine.
•All patients received 30 minutes of face-to-face clinician interaction every other week.
•Patients provided urine samples three times per week to objectively monitor substance use.
•Primary endpoints were:
▪retention in treatment, and
▪no substance use (during last four weeks).
Incorporation of a PDT increased retention and abstinence

	TAU + PDT	TAU	p-value
Retention	82.4%	68.4%	0.02
No Substance Use (last 4 weeks)	77.3%	62.1%	0.03
Among patients whose primary addiction was opioids, adding reSET-O to TAU had significantly greater odds of opioid abstinence during weeks 9-12 of the 12-week trial with abstinence rates (no opioids) at 77.3% for the TAU + reSET-O treatment group versus 62.1% for the TAU group (p = 0.02). Further, adding reSET-O to outpatient therapy buprenorphine increased retention of patients with OUD by 14% at the end of the 12-week trial, with retention found to be 82.4% in the TAU + reSET-O treatment group versus 68.4% in the TAU group (p = 0.02).
Overall safety was in line with expectations and no significant difference was observed in the rate of adverse events between groups (p = 0.42). The observed adverse events were of a type and frequency as anticipated in a large population of patients with OUD or associated with buprenorphine pharmacotherapy, particularly during the induction phase. The adverse events observed were not adjudicated to be device related.
Real World Evidence
Pear continues to generate RWE evaluating the use of reSET-O across prospective and commercial use. We plan to continue to publish and disseminate reSET-O real-world data.
For example, a published real-world analysis evaluated patient engagement, usage of reSET-O and associated outcomes of opioid use and treatment retention in those using buprenorphine MAT/MOUD. The results demonstrated that reSET-O is readily and broadly used by patients with OUD and that real-world therapeutic engagement is positively associated with abstinence and retention in treatment.
The real-world observational analysis was conducted in a population of 3,144 patients with OUD who were prescribed their first 12-week prescription for reSET-O. The patients came from 30 different states and represented a wide range of demographics (15.4% of individuals were between ages 19-29, 45.5% were between 30-39, 25% were between 40-49, 11.2% were between 50-59, and 2.9% were age 60 or older).
A summary of results are set forth below:
•Patients in the 40-49 age range had highest level of “Active” days of treatment.
•80% of patients completed at least 25% of core modules, 66% completed half of all core modules, and 49% completed all core modules across the entire cohort of patients.
•Patients exhibited usage of reSET-O across a 24-hour period, including before and after clinic hours, at times when clinicians would not traditionally be available.
•Over 70% of patients were retained in reSET-O treatment and continued to use their PDT during the last 4 weeks.
•91% of the patients were “responders”, meaning 80% of their self-reports and urine drug screens (“UDS”) were negative for illicit opioid use.
•Patient engagement on reSET-O was higher than other products as shown in the chart below.

Patient Engagement on reSET-O Compared to Other Products
(using the above-reference study for reSET-O)
Healthcare Economic & Outcomes Research
Pear continues to generate real-world evidence evaluating the use of reSET-O across prospective and commercial use.
Real-world data analyzing healthcare resource utilization up to six months after reSET-O initiation and showing real-world evidence of the economic value of reSET-O were published in a peer-reviewed journal. This retrospective claims study (10/01/2018-10/31/2019) evaluated healthcare resource utilization up to 6 months before/after reSET-O initiation—this equated to 351 patients with sufficient data in their claims history. 82% of these patients had Medicaid as their primary payer. Repeated-measures negative binomial models compared incidences of encounters/procedures and net change in costs was assessed. Results demonstrated a robust decrease in healthcare utilization categories in patients with OUD by $2,150 per patient. The savings from reSET-O use were due to fewer inpatient, intensive care unit, emergency department, and other clinical encounters, lowering net healthcare costs over six months, including a 62% reduction in inpatient hospital utilization and a 20% reduction in emergency department visits at six months. These data indicate a strong potential for the cost effectiveness of reSET-O and benefit to expanded use.
An economic analysis describing the cost-effectiveness of reSET-O entitled, “Economic Modeling of reSET-O, a Prescription Digital Therapeutic for Patients with Opioid Use Disorder,” was published in the peer-reviewed Journal of Medical Economics. This study concluded reSET-O plus TAU was cost effective versus TAU alone. In the study, adult patients with OUD diagnosis and treated with buprenorphine were identified from commercial and Medicare databases. The 12-week healthcare resource utilization (“HCRU”) costs for patients categorized as adherent and nonadherent to buprenorphine treatment were estimated and total 12-week costs included OUD treatment and other HCRU costs. The 12-week budget impact of reSET-O was modeled for a one-million-member healthcare plan.
An analysis entitled, “Cost-Effectiveness Analysis of a Prescription Digital Therapeutic for the Treatment of Opioid Use Disorder” was published in a peer-reviewed journal. Results showed that reSET-O plus TAU (i.e., transmucosal buprenorphine, face-to-face counseling and contingency management) decreased total healthcare costs and resulted in improved post-treatment quality-adjusted life year gains. In the study, a decision analytic model evaluated the cost-effectiveness of reSET-O relative to TAU alone over 12 weeks. Results of this model showed population-level gains in quality-adjusted life years at a lower cost with reSET-O treatment as compared to TAU alone. In addition to clinical value, these results support the cost-savings benefit of reSET-O as an adjunct to TAU.
Somryst
Somryst is the only non-drug FDA-authorized and guideline-recommended treatment for chronic insomnia in adults over 22 years of age. It is intended to improve patients’ symptoms of chronic insomnia. Somryst is the first PDT submitted through FDA’s traditional 510(k) pathway while simultaneously reviewed as part of FDA’s Software Precertification Pilot Program to help build and test FDA’s Digital Health Precertification Working Model 1.0. Somryst is a nine-week prescription-only treatment. Somryst has been the subject of 29 completed clinical studies and ongoing clinical studies.
Disease Overview
Insomnia is a sleep disorder that manifests as difficulty falling or remaining asleep. Insomnia can be a short-term (e.g., acute) or a long-term (e.g., chronic) condition. Chronic insomnia is classified as persistent insomnia that occurs at least three nights a week for a period of at least three months. Chronic insomnia is a relatively common medical condition in the United States, and is estimated to affect approximately 30 million Americans.
Chronic insomnia adversely affects many facets of a patient’s everyday quality of life, including social, occupational, and educational. These reductions in a patient’s daily quality of life can also give rise to more serious, and life-threatening medical conditions, including depression, suicidality, hypertension, and heart attacks. For example, in patients with chronic insomnia approximately 40% have depression and up to 35% have anxiety. Chronic insomnia also results in a plethora of more measurable detrimental consequences, including heavy costs and resource utilization strain on the healthcare system. For example, annual medical costs for patients diagnosed with insomnia are approximately 25% higher relative to those without insomnia.
Current options for the treatment of chronic insomnia are limited, and the available treatment options have thus far proven ineffective. The American Academy of Sleep Medicine and the American College of Physicians clinical guidelines recommend CBTi as the first-line treatment for patients suffering from chronic insomnia. However, CBTi is difficult to access, as less than 300 certified and licensed CBTi clinicians currently exist in the United States to treat a patient population of approximately 30 million.
Despite the clinical guidance recommending CBTi as the first-line treatment for chronic insomnia, over 50% of chronic insomnia patients do not seek CBTi treatment, but instead rely on the use of sleep medications (e.g., “sleeping pills”), such as Ambien (zolpidem). Because most available sleep medications are only recommended for short-term use, they are not recommended as a long-term solution to chronic insomnia. Long-term use of sleep medications can yield unwanted side-effects and result in serious, adverse health consequences. Further, utilization of sleep medications can result in reliance on the medication for sleep induction, rather than addressing the underlying condition, thereby perpetuating the chronic nature of the disease.
Our Solution
We believe Somryst addresses the limitations of current standard of care by treating the underlying factors without a label risk of dependence, inappropriate use, and adverse effects of pharmacotherapy. Somryst effectively delivers all three primary mechanism of actions provided by face-to-face CBTi (sleep restriction and consolidation, cognitive restructuring, and stimulus control), using Pear’s software-based PDT. By delivering CBTi digitally, barriers to people with chronic insomnia are reduced while receiving guideline-recommended treatment. The following is a brief description of each mechanism of action.
•Sleep restriction and consolidation reduces the time it takes to fall-to-sleep and reduces amount of wakefulness in the middle of the night by consolidating the patient’s sleep through an algorithm to direct the patient’s sleep-wake pattern.
•Cognitive restructuring teaches patients to identify maladaptive thought patterns related to sleep circuits and replace and strengthen healthy neurocircuits.
•Stimulus control teaches patients to identify behaviors, thoughts, and practices that increase arousal and limit sleep and then to correct those behaviors.
Patients are prescribed Somryst by their clinician. After downloading the PDT to a smart phone, tablet or VR headset, patients engage in fully digital, automated, and interactive exercises that move patients through the mechanisms of action to get better sleep. These interactive modules span a range of topics including properly tracking sleep patterns and identifying stimulants that may be harming sleep quality and restructuring maladaptive thoughts about sleep. Patients use Somryst for approximately 45-60 minutes weekly, over a period of 6-9 weeks. The content and interface encourages engagement, facilitates active learning, and promotes behavioral change, while the algorithm supports a tailored experience.
Our Clinical Trial Data
Somryst provides a clinician-facing dashboard that allows healthcare providers to track patient treatment and progress. The PearMD Clinician Dashboard displays information about patients’ use of Somryst, including the Insomnia Severity Index (“ISI”), the Patient Health Questionnaire 8 scores, and sleep metrics derived from nightly sleep diaries (“Sleep-Onset-Latency” or “SOL”) and Wakefulness-After-Sleep-Onset (“WASO”). The evidence base for Somryst is extensive and includes the following:
•Somryst has been examined in an aggregate of 29 completed and ongoing studies. FDA submission and authorization was supported by two RCTs with an aggregate of more than 1,400 adults with chronic insomnia. The data from the RCTs showed a 45% decrease in the severity of insomnia symptoms, a 50% decrease in depression symptoms and nearly a 45% decrease in anxiety symptom. It has also demonstrated durable effect on insomnia, depression, and anxiety for up to 18 months.
•In a clinical trial of 303 patients with chronic insomnia (Study 1), those on treatment demonstrated clinically meaningful improvements in insomnia severity, SOL (time to fall asleep), and WASO (time awake at night) at the end of treatment, as well as at six and 12 months follow-up compared to active control. Results of the study were published in JAMA Psychiatry.
•In a separate study of 1,149 adult patients with chronic insomnia and depressive symptoms (Study 2), those on treatment for nine weeks saw a significant reduction in insomnia severity measurements compared to controls.
The majority of patients randomized to the Somryst arm no longer met clinical criteria for insomnia at the end of the nine-week treatment. Patients were examined at baseline, nine weeks, six months, 12 months and 18 months following treatment. At treatment end, the patients who received Somryst experienced a decrease in their mean ISI score to 7.3 from baseline of mean 15.9, while the control arm had a reduction to 13.2 from 16.2 baseline. In addition, the Somryst group had a reduction in depression severity to a mean score of 3.8 from an 8.0 baseline mean. The mean score decreased to 6.2 from a mean of 7.8 at baseline in control subjects. It was observed that the clinical improvements were maintained to 18 months post-treatment. Study data, published in Lancet Psychiatry, showed decreases in anxiety symptoms and suicidal ideation.

The Diagnostic and Statistical Manual of Mental Disorders, Fifth Edition (“DSM-5”) makes no distinction between primary and comorbid insomnia. This previous distinction had been of questionable relevance in clinical practice and a diagnosis of insomnia is made if an individual meets the diagnostic criteria, despite any coexisting conditions. The International Classification of Sleep Disorders, Third Edition criteria are consistent with the changes to the DSM-5.
The DSM-5 defines insomnia as dissatisfaction with sleep quantity or quality, associated with one (or more) of the following symptoms:
•Difficulty initiating sleep;
•Difficulty maintaining sleep, characterized by frequent awakenings or problems returning to sleep after awakenings; and
•Early-morning awakening with inability to return to sleep
Other criteria include the following:
•The sleep disturbance causes clinically significant distress or impairments in social, occupational, educational, academic, behavioral, or other important areas of functioning;
•The sleep difficulty occurs at least 3 nights per week;
•The sleep difficulty is present for at least 3 months;
•The sleep difficulty occurs despite adequate opportunity for sleep;
•The insomnia cannot be explained by and does not occur exclusively during the course of another sleep-wake disorder;
•The insomnia is not attributable to the physiological effects of a drug of abuse or medication; and
•Coexisting mental disorders and medical conditions do not adequately explain the predominant complaint of insomnia
Somryst use led to a meaningful reduction in ISI as well as reduction SOL and WASO, as shown by the UVA and GoodNight Studies.

UVA Study: ISI Score Results
Proportion of ISI responders (reduction in ISI score > 7 from baseline)

Time of Assessment	Somryst Group	Control Group	p-value
End of Treatment Period (Week 9)	52.6%	16.9%	<0.0001
Month 6 Follow-Up	59.6%	35.7%	0.0002
Month 12 Follow-Up	69.7%	43.0%	<0.0001
GoodNight Study: ISI Score Results
Proportion of ISI responders (reduction in ISI score > 7 from baseline)

Time of Assessment	Somryst Group	Control Group	p-value
End of Treatment Period (Week 9)	62.8%	14.0%	<0.0001
Month 6 Follow-Up	56.2%	18.9%	<0.0001
Month 12 Follow-Up	59.3%	25.2%	<0.0001
Real World Evidence and Health Economics & Outcomes Research
Pear continues to generate RWE and HEOR data in patients with chronic insomnia.
A real world deployment with 7,414 patients who utilized Somryst evaluated the benefits and health outcomes. In the real-world experience, patients utilized the product for nine weeks, consisting of six treatment modules. Data were collected on the FDA-reviewed endpoint, ISI, patient reported outcomes, and over 300,000 sleep diaries. As shown in the figures below, ISI, SOL, and WASO scores saw meaningful decreases as patients progressed through the six treatment modules.

Patient Engagement, ISI Score, SOL and WASO by completed core of the 6 cores in Somryst.
Dynamic Evidence Generation
We believe that PDTs have an advantage over molecular therapeutics because data of product usage, patient-reported, and clinical outcomes of PDTs may be captured more rapidly. These data collected in studies as well as in commercial use facilitate regular evidence generation. Pear’s platform can facilitate linking healthcare resource utilization in the form of public and private insurance claims. Pear is able to rapidly scale evidence (clinical and health economic) and analyze across care-settings, specific populations, regions, and customers.
This evidence continuum is a key competitive advantage of Pear and its platform. Pear plans to continue to expand evidence for its PDTs in additional RCTs, RWE and health-economic evaluation to support continued product improvement, and to generate information for clinicians, and value for payors.

Our Development Pipeline
PDTs have the potential to treat many diverse diseases directly and enhance health outcomes for patients. We have 14 product candidates in our pipeline, including ten product candidates in psychiatry and neurology, our two initial areas of focus to support our self-commercialization strategy, and four candidates in other therapeutic areas as set forth below.
We are initially building a portfolio of psychiatry and then neurology-focused PDTs. We also have early stage programs in GI, oncology, and cardiovascular indications. Our near-term focus is to expand our leadership in psychiatry by developing PDTs for the treatment of Alcohol Use Disorder (“AUD”), depression, anxiety, and schizophrenia. These four additions have potential to help fill the need for additional treatment options and enhance the offering to mental and behavioral health clinicians and psychiatrists while supporting payors’ need to reduce morbidity and cost in these indications.
Additional details about our four key research and development projects in our pipeline are set forth below:
1)Alcohol Use Disorder Product Candidate
•Current Stage: POC
•Patient Population: Alcohol Use Disorder
•Product Candidate Number: PEAR-009
•Description of Therapeutic Modality and Method of Action (“MoA”):
i.Mobile Device

ii.PEAR-009 is a multimodal PDT candidate that delivers digital CRA, Fluency Training, CM and Behavioral Activation and validated assessments to improve clinical outcomes of AUD
•Expected Use: Alone (“monotherapy”) with potential for future combination (“combination therapy”)
•Objective: To develop a PDT that could be used alone or in combination with another medication to treat patients with AUD
•Current Status and Next Steps: This product candidate is at POC stage. Pear is currently evaluating data to determine the next steps.
•Risks and Uncertainties: There are limited therapies for AUD currently and no existing FDA-market authorized PDTs for AUD on the market. For example, it is uncertain that further clinical testing would support the safety and effectiveness of the product and its market authorization, or whether the product, if authorized, would be receive reimbursement from third party payors.
2)Schizophrenia Product Candidate
•Current Stage: POC
•Patient Population: Psychotic Spectrum Disorders including patients with schizophrenia
•Product Candidate Number: PEAR-004
•Description of Therapeutic Modality and MoAs:
i.Mobile Device
ii.Pear-004 is a multimodal PDT candidate that delivers BA, cognitive restructuring, illness self-management, cognitive behavioral therapy, and validated assessments to improve clinical outcomes in patients with schizophrenia
•Expected Use: Combination therapy with antipsychotics
•Objective: To develop a PDT that could be used in combination with pharmacotherapy to treat patients with schizophrenia
•Current Status and Next Steps This product candidate has completed the POC stage and is ready for a potential pivotal randomized clinical trial to support potential FDA submission. Pear has development plans outlining specific types of studies and purposes, but the clinical trial planning has not commenced.
•Risks and Uncertainties: There are many failures of therapeutics while in development for schizophrenia and/or psychotic spectrum disorder. There are no existing FDA-market authorized PDTs for schizophrenia on the market.
3)Anxiety Product Candidate
•Current Stage: POC
•Patient Population: Generalized Anxiety Disorder (“GAD”)
•Product Candidate Number: PEAR-011
•Description of Therapeutic Modality and MoAs:
i.Mobile Device

ii.PEAR-011 is a multimodal PDT candidate that delivers Panic Modulation (A digitized form of psychotherapy where the patient is instructed and learns to employ mechanisms of modulating their fear, anxiety or panic response to stimuli to desensitize them to future exposures to the inciting stimuli), BA, CBT, sleep hygiene and stimulus control plus medication management and validated assessments to improve clinical outcomes in patients with anxiety disorder
•Expected Use: Potential for monotherapy and combination therapy
•Objective: To develop a PDT that could be used alone and/or in combination with pharmacotherapy to treat patients with anxiety disorder
•Current Status and Next Steps: This product candidate is at the POC stage and is ready for a potential pivotal randomized clinical trial, which is the next step to support potential FDA submission. Pear has development plans outlining specific types of studies and purposes, but the clinical trial planning has not commenced.
•Risks and Uncertainties: There are many failures of therapeutics while in development for psychiatric diseases like Anxiety-Spectrum Disorders. There are no existing FDA-market authorized PDTs for anxiety on the market.
4)Depression Product Candidate
•Current Stage: Discovery
•Patient Population: Major Depressive Disorder and additional Depression populations
•Product Candidate Number: PEAR-015
•Description of Therapeutic Modality and MoAs:
i.Mobile Device
ii.PEAR-015 is a multimodal PDT candidate that delivers CBT, BA with Ecologic Momentary Assessment (repeated sampling of a patient’s behaviors and experiences on which brief interventions by the software are delivered), sleep content plus medication and validated assessments to improve clinical outcomes in patients with depression
•Expected Use: Potential for monotherapy and combination therapy
•Objective: To develop a PDT that could be used alone and/or in combination with pharmacotherapy to treat patients with Depression
•Current Status and Next Steps: This product candidate is at the Discovery stage. It will require clinical studies, and if promising, would then in the future be evaluated in a potential pivotal clinical trial to support potential FDA submission.
•Risks and Uncertainties: There are many failures of therapeutics while in development for psychiatric diseases like Depression. There are no existing FDA-market authorized PDTs for Depression on the market.
Development activities for product candidates have a number of risks and uncertainties. All therapeutic development activities have risk and probabilities of success that can vary by disease indication. In many of the disease areas Pear is developing product candidates there is a long history of failure. The areas of mental and behavioral health or neuropsychiatry, which is a primary focus for Pear, have had notable failures across biotech, pharma, and digital health. Each of Pear’s pipeline candidates have technical, clinical, regulatory, and commercial risk. See “Risk Factors—Risks Related to Pear’s Products— If the Company is not able to develop and release new products, or successful enhancements, new features and modifications to the Company’s existing products, the

Company’s business, financial condition and results of operations could be materially and adversely affected” for more information on risks related to product development.
Additional specific risks and uncertainties also include but are not limited to:
•each potential therapeutic must achieve levels of use by the patient in their disease population sufficient for the evidence-based treatment or mechanism of action to exert its behavioral and/or biologic effect. If levels of product use or engagement are not high enough a study may not be successful and a product candidate may not be viable;
•even if patients do engage at sufficient levels, the proposed evidence-based treatment or scientific mechanism of action may not be effective in achieving the desired clinical outcome;
•clinical trials may fail for numerous reasons including operational complexities, difficulty in measurement, challenges in enrollment, adverse events and safety events, poor endpoints, variabilities amongst sites, protocol deviations, and many others; and
•the technology, such as algorithms or engineering, may fail.
Ongoing PDT discovery
There are two categories of PDT’s interventional mechanisms of action. The first is delivery of neurobehavioral interventions. These are scientific and evidence-based practices, many of which we know work from face-to-face delivery, and target affected disease-specific neurocircuitry. Examples include CBT, cognitive restructuring, behavioral activation, exposure therapy, and CM. The second category is dose-optimization. In diseases where pharmacotherapy exists, PDTs can be integrated with the molecular therapeutic to assess patient response and optimize medication dose and frequency. Use cases include titrating a medication to therapeutic effect, optimizing chronic dosing, tapering medication, and recommending dosing as needed when a disease exacerbation is occurring.
We believe utilizing both categories of interventional mechanisms of action will facilitate further pipeline expansion. Pear’s existing PDT candidates in neurologic diseases including epilepsy, pain, and multiple sclerosis, have potential to increase the patient populations and addressable markets.
Gastroenterology, cardiology, and oncology are particularly promising therapeutic areas. In oncology, combining dose-optimization of immuno-oncology drugs (which could target both solid or liquid tumors) with neurobehavioral mechanisms of action, multi-modal PDTs could optimize both the treatment of cancer directly and the behavioral disorders that often coincide with cancer treatment. For example, by utilizing labs, patient-reported outcomes, and sensor data, recommendations to refine the dosing and frequency of chemotherapeutic agents to reduce dose-limiting toxicities and maximize overall-survival can be integrated with CBTi for insomnia in patients undergoing treatment for cancer. Similar approaches may be deployed in GI and cardiovascular.
In addition, we will continue our strategic pursuit of enabling technologies, such as digital sensors, that may be used to enhance our products and product candidates.
We expect to significantly grow our pipeline through internal discovery efforts, in-licensing, and acquisition. We continue to seek to accumulate early-stage clinical assets and technologies for development. We believe our scalable infrastructure to discover, develop, and deliver these products to patients will allow us to be a partner of choice for development, regulatory, and commercial stage deals.
Competition
The pharmaceutical, biotechnology and digital health industries are characterized by rapidly advancing technologies, intense competition, and an emphasis on proprietary products. While Pear believes that Pear’s technology, development experience and scientific knowledge provide Pear with competitive advantages, Pear faces potential competition from many different sources, including large pharmaceutical and biotechnology companies, digital health companies, and academic institutions. To drive continual technology advantage, Pear seeks patent protection and establishes collaborative arrangements for the research, development, manufacturing and commercialization of evidence-based therapeutics. Any products that Pear successfully develops and commercializes will compete with new therapies that may become available in the future.
Pear competes in the segments of the pharmaceutical, biotechnology and other related markets that develop therapeutics as treatments, in particular treatments for addiction (reSET and reSET-O) and insomnia (Somryst). There are many other companies that have commercialized and/or are developing such treatments for addiction and insomnia including large pharmaceutical and biotechnology companies such as Alkermes and their product Vivitrol, Orexo and their product Zubsolv, Sandoz and their product Suboxone, Braeburn and their product Brixadi, Pfizer and their product Halcion, Merck and their product Belsomra, Sunovion and their product Lunesta and Sanofi and their product Ambien.
Pear’s competitors in the digital health space, with specific focus in addiction and insomnia have created non-regulated products, are not supported by randomized controlled trials to support treatment claims, such as Dynamicare, CBT4CBT and Orexo and their product Modia, and Big Health and their products Sleepio, Pzizz, and Calm.
Rather, Pear believes the competitive landscape is best understood by comparing the primary mechanism of action (behavioral support/intervention or improving medication adherence and tracking); to the business model for patient acquisition (apps marketed direct-to-consumer; tech-enabled healthcare services offered to members of health plans, most often those of self-insured employers; or regulated products prescribed by providers).
While some solutions have evolved to include elements of various mechanisms such as behavioral support, reminders for medication adherence, or remote monitoring and transmission of biometric data, in Pear’s view, each has a primary mechanism for affecting disease and a clearly defined model for acquiring patients or consumers.
To Pear’s knowledge, Pear’s reSET and reSET-O are the only FDA-authorized PDTs with a direct treatment-related claim for addiction, and Pear’s Somryst is the only FDA-authorized PDT with a direct treatment-related claim for chronic insomnia that can be prescribed by providers and reimbursed by insurance. This has required Pear to generate significant evidence to demonstrate safety, effectiveness, clinical outcomes and distinct impact on the total cost of care. While many early market entrants (in fact, nearly 360,000 health and wellness apps are now available in Apple’s App Store) are making marketing claims related to the ability to help treat addiction and insomnia, Pear believes the landscape will change dramatically when new solutions that can be prescribed by providers and covered by insurance become broadly available.
There are a number of companies in the prescription digital therapeutics space but none of these companies have commercialized an FDA-authorized prescription digital therapeutic to target addiction or insomnia at this time. Other than Pear, we are aware of 3 companies that have received FDA-authorization to make medical claims as prescription digital therapeutics. This includes Akili Interactive Labs and their product Endeavor for ADHD, Mahana Therapeutics and their product Parallel for IBS and Nightware for patients with PTSD that are experiencing nightmares. Other companies of which Pear is aware in the space that have not received FDA-authorization and are not authorized to make medical claims but may pursue FDA-authorization in the future include: (i) Click Therapeutics in Depression, (ii) Better Therapeutics in Cardiometabolic, (iii) Cognoa in Autism, (iv) AppliedVR in Pain, (v) Orexo and GAIA AG in Depression, (vi) MedRhythms in Stroke, and (vii) Blue Note Therapeutics for Cancer Related Anxiety and Depression.
License Agreements
We have rights to use and exploit technologies disclosed in issued and pending patents and other therapeutic content under licenses and/or assignment agreements with other entities (collectively, “License Agreements”). We consider the commercial terms of these License Agreements, which provide for milestone and royalty payments, and their provisions regarding diligence, insurance, indemnification, and other similar matters, to be reasonable and customary for our industry.
The material License Agreements are those with The Invention Science Fund I, LLC (“ISF”), Red 5 Group, LLC (“Red 5”) and BeHealth Solutions, LLC (“BeHealth”).

ISF
We entered into a contribution and license agreement with ISF in February 2015, as amended on February 28, 2018 (the “ISF Agreement”), pursuant to which ISF grants the Company certain licenses under specified patent rights to develop and commercialize licensed products either independently and/or in combination with a drug for use in connection with the treatment of central nervous system disorders. The oldest patent in the family is expected to expire in 2028.
Under the terms of the ISF Agreement, we are required to pay a minimum annual royalty, capped at low-seven figures per year. From inception through September 30, 2021, we have paid ISF $1.9 million in minimum annual royalties and as of September 30, 2021 recorded annual minimum royalties payable of $0.8 million. The ISF Agreement also requires us to pay a royalty percentage in the low single digits on net sales of products covered by the in-licensed patents that do not include drugs. To date, no royalties have been paid on net sales of products covered by the in-licensed patents that do not include drugs. In addition, as to sales of products covered by the in-licensed patents that do include drugs, the ISF Agreement requires us to pay either (i) a royalty percentage on net sales in the low single digits or (ii) an annual fee based on net sales. To date, no royalties have been paid on net sales of products covered by the in-licensed patents that include drugs.
Under the ISF Agreement, ISF covenants that neither it nor any of its affiliates will sue, or assert any claim against (or cause any third party to sue or assert any claim against) us for infringement of any patent covered under the ISF Agreement with respect to our permitted use of such patents under the ISF Agreement (the “Covenant”).
In consideration of the Covenant granted to us in the ISF Agreement, the ISF Agreement requires us to pay an annual covenant fee (the “Covenant Fee”) in a variable amount ranging from mid-to-high five digits to a low-six figures per year through December 2030. Through September 30, 2021, we have paid ISF $0.2 million in annual Covenant Fees.
The ISF Agreement will terminate upon the expiration or invalidation of all of the patents subject to the license. Additionally, ISF may terminate the ISF Agreement upon certain breaches by us of the terms of the ISF Agreement, and we may terminate the ISF Agreement 90 days after providing written notice to ISF. The Covenant, and our related obligation to pay the annual Covenant Fee, may be terminated by us 30 days after providing written notice to ISF.
Red 5
In January 2015, we entered into a software license agreement with Red 5, and on March 21, 2018, the parties entered into an amended and restated software license agreement which was further amended on July 1, 2021 to clarify certain terms and increase the royalty rate by a de minimis amount (such agreement, as amended, “Amended Red 5 Group License”). Under the Amended Red 5 Group License, Red 5 grants us, inter alia, an exclusive (other than a limited reserved right for ongoing academic studies), worldwide, sublicensable, royalty-bearing license to develop and commercialize integrated products incorporating certain technology and documentation materials relating to the treatment of psychological and substance use disorders. Under the Amended Red 5 Group License, we agreed to use commercially reasonable efforts to develop integrated products in accordance with a development plan, to introduce any integrated products that gain regulatory approval into the commercial markets, to market integrated products that have gained regulatory approval following such introduction into the market, and to make integrated products that have gained regulatory approval reasonably available to the public.
In March 2018, the parties amended the original Red 5 agreement, and we subsequently paid an amendment fee in the high-six figures in consideration for expanding the scope of our exclusive license.
To the extent achieved, we are obligated to pay Red 5 up to an aggregate of $0.4 million if certain milestones related to product regulatory approval and commercial sales are achieved in respect to a software/drug combination, which we are not currently pursuing. Each such regulatory and sales milestone is payable only once.
The Amended Red 5 Group License also requires us to pay a single digit royalty percentage on net revenue from integrated products. Through September 30, 2021, we have recorded and paid $1.2 million in royalties to Red

5. We are also required to make annual maintenance fee payments capped at a sum in the low-six figures per year, creditable against future royalty and milestone payment obligations. From inception through September 30, 2021, we have recorded $0.7 million of annual maintenance fees under the terms of the agreement. In addition, we have a credit in the mid-six figures against future royalty and milestone payment obligations.
The Amended Red 5 Group License will continue in perpetuity unless terminated in accordance with its terms, under which Red 5 may terminate the license upon certain breaches by us of the terms of the license, and we may terminate the license 60 days after providing written notice to Red 5.
BeHealth
We entered into an assignment, license and services agreement with BeHealth, effective March 24, 2018 (the “BeHealth Agreement”), which relates to software, documentation, and intellectual property rights in and to certain therapeutic content related to cognitive behavioral treatment for insomnia and other sleep disorders that BeHealth licensed from University of Virginia Patent Foundation d/b/a University of Virginia Licensing & Ventures Group (“UVA LVG”).
Under the terms of the BeHealth Agreement, we paid an initial up-front fee in the mid-six figures to BeHealth, and during the year ended December 31, 2019, we paid a milestone payment to BeHealth of $0.8 million upon the FDA’s acceptance of a filing seeking marketing authorization for Somryst that was recorded as a research and development expense in the consolidated statement of operations and comprehensive loss for the period then ended. During the year ended December 31, 2020, we paid a milestone payment to BeHealth of $0.8 million upon the FDA’s marketing authorization of Somryst. The milestone payment was capitalized in other long-term assets and amortized on a straight-line basis to cost of product revenue over the estimated useful life, which was ten years at initial recognition. During the nine months ended September 30, 2021, we recorded $1.0 million related to the achievement of a commercial milestone. Each such regulatory and sales milestone is payable only once, and no other milestone payment may become due and payable after March 24, 2028. Assuming that we meet the remaining commercial milestones, the Company could be obligated to make payments of up to an additional $26.0 million in the aggregate upon achievement of various annual commercial milestones and a mid-to-high-single-digit percentage royalty on net sales to BeHealth.
Because the underlying license agreement (with exclusive rights relating to content and non-exclusive rights relating to the underlying platform) between BeHealth and UVA LVG was assigned to us, we owe a royalty percentage in the mid-single digits on net sales of integrated products to UVA LVG. We have the right to sublicense our rights under the assigned license agreement, and we will be required to pay a percentage of such sublicense income in the low-double digits to UVA LVG. We are required to make annual minimum royalty payments in the low-five figures to UVA LVG under the assigned license agreement, which payments are creditable against royalty payments on a year-by-year basis. Through September 30, 2021, we have recorded only de minimis royalties under the UVA LVG assigned license agreement and we have paid de minimis royalties, $1.5 million in milestone payments, and $0.5 million in other fees to BeHealth. We have a buyout option in the assigned license agreement under which we may pay UVA LVG a lump sum of $1.0 million in exchange for a perpetual royalty-free license in the field.
The underlying license from UVA LVG will continue in perpetuity unless terminated in accordance with the terms of the assigned license agreement, under which UVA LVG may terminate the license upon certain breaches by us of the terms of the license, and we may terminate the license at any time upon 30 days’ written notice to UVA LVG.
Intellectual Property
In addition to securing regulatory authorization for our PDTs, we make strategic use of various intellectual property regimes: patents; copyrights; trademarks; and trade secrets. We strive to protect and enhance the proprietary technology, inventions and improvements that are commercially important to the development of our business, including seeking, maintaining and defending patent rights, whether developed internally or licensed from third parties. We also rely on copyrights (including copyright registrations for product source code), on trademarks, and on trade secrets relating to our proprietary PDT product development platform to develop, strengthen and maintain our proprietary position in the PDT field.
Our commercial success may depend in part on our ability to: obtain and maintain patent and other proprietary protection for commercially important technology, inventions and know-how related to our business; defend and enforce our patents, copyrights, trademarks and other proprietary rights; preserve the confidentiality of our trade secrets; and operate without infringing the valid, enforceable patents and proprietary rights of third parties. Our ability to limit third parties from making, using, selling, offering to sell, or importing our products may depend on the extent to which we have rights under valid and enforceable licenses, patents, copyrights or trade secrets that cover these activities. In some cases, enforcement of these rights may depend on third-party licensors or co-owners. With respect to both company-owned and licensed intellectual property, we cannot be sure that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our commercial products.
Patent expiration dates noted below refer to statutory expiration dates and do not take into account any potential patent term adjustment or extension that may be available.
Solely Owned Patent Assets
We exclusively own eleven patent families directed to a variety of different aspects related to PDTs. One family is directed to ensuring data security in the treatment of diseases and disorders using digital therapeutics. One United States patent has issued in this family and will expire in 2038. A continuation patent application has been filed claiming the benefit of the allowed application, and, if granted, will expire in 2038. A Patent Cooperation Treaty application has been filed in this family, and national phase entry applications have been filed in Europe, Japan, Singapore, New Zealand, China, Israel, Canada, and Australia. Another family is directed to the optimization of buprenorphine induction. If granted, the patent(s) in this family would expire in 2039. A Patent Cooperation Treaty application has been filed in this family, with a national phase entry date in June 2021. Another family is directed to the treatment of migraines. If granted, the patent(s) in this family would expire in 2040. A Patent Cooperation Treaty application has been filed in this family, with a national phase entry date in August 2021. Another family is directed to treating depressive symptoms associated with multiple sclerosis. If granted, the patent(s) in this family would expire in 2040. A Patent Cooperation Treaty application has been filed in this family, with a national phase entry date in October 2021. A Danish patent application is pending in this family, and, if granted, would expire in 2039. Another family is directed to clinical curation of crowdsourced data. If granted, the patent(s) in this family would expire in 2040. A Patent Cooperation Treaty application has been filed in this family, with a national phase entry date in October 2021. Another family is directed to visualizing and modifying treatment of a patient utilizing digital therapeutics. If granted, the patent(s) in this family would expire in 2040. A Patent Cooperation Treaty application has been filed in this family, with a national phase entry date in November 2021. Another family is directed to generating and administering digital therapeutic placebo and shams. A United States provisional patent application is pending. Any future patents granted in this family would have an expiration date in 2041.
Another family is directed to a display screen or portion thereof with an animated graphical user interface. A United States design patent has issued in this family and will expire in 2035. A European design has been registered in this family and will expire in 2024. Another family is directed to a display screen or portion thereof with a graphical user interface. A United States design patent has issued in this family and will expire in 2035. A European design has been registered in this family and will expire in 2024. Another family is directed to a display screen or portion thereof with an animated graphical user interface. A United States design patent has issued in this family and will expire in 2036. A European design has been registered in this family and will expire in 2024. Another family is directed to a graphical user interface. A European design has been registered in this family and will expire in 2024.
Jointly Owned Patent Assets
We jointly own two patent families directed to a variety of different aspects related to digital therapeutics. One family is directed to the treatment of depressive symptoms and disorders utilizing digital therapies. If granted, the patent(s) in this family would expire in 2040. A Patent Cooperation Treaty application has been filed in this family, with a national phase entry date in October 2021. A Danish patent application is pending in this family, and, if granted, would expire in 2039. Another family is directed to treatment utilizing antipsychotics in combination with digital therapies. If granted, the patent(s) in this family would expire in 2039. A Patent Cooperation Treaty application has been filed in this family, and national phase entry applications have been filed in Europe, Japan, South Korea, Singapore, New Zealand, China, Israel, Canada, and Australia.
Licensed Patent Assets
As discussed above in “License Agreements - ISF”, we are the exclusive licensee within a broad field of use to a portfolio of patents directed to combinational drug and prescription digital therapy treatment. Nineteen United States patents have been allowed in this portfolio, the patents expiring between 2028 and, at the latest, 2036. Those patents encompass more than 550 granted claims directed to drug/software combinations and that may potentially cover aspects of current or future PDTs. Two United States patent applications are pending in this portfolio. If granted, one of the pending patent applications could expire as late as in 2036. As exclusive licensee, we play a pivotal role in the ongoing prosecution of this portfolio.
Registered Copyrights
In addition to our portfolio of utility and design patents, we hold copyright in each of our PDTs and pursue federal copyright registration where appropriate. We have registered copyright in the source code for each of our commercial products with the United States Copyright Office.
Registered Trademarks
Beyond patent and copyright protection, we also protect our valuable trademarks and associated brand recognition by registering trademarks with the United States Patent and Trademark Office. We own seven United States trademark registrations covering goods and services in multiple classes. Our federally registered trademarks are PEAR THERAPEUTICS, the Pear logo, RESET, RESET-O, and SOMRYST. Certain of our RESET and RESET-O trademark applications and registrations are the subject of ongoing opposition and cancellation proceedings, respectively.
Government Regulation
Insurance and Coverage
In the United States and markets in other countries, patients generally rely on third-party payors to reimburse all or part of the costs associated with their treatment. Adequate coverage and reimbursement from governmental healthcare programs, such as Medicare and Medicaid, and commercial payors is critical to new product acceptance. Pear’s ability to successfully commercialize Pear’s product candidates will depend in part on the extent to which coverage and adequate reimbursement for these products and related treatments will be available from government health administration authorities, private health insurers and other organizations. Government authorities and third-party payors, such as private health insurers and health maintenance organizations, decide which medications they will pay for and establish reimbursement levels. The availability of coverage and extent of reimbursement by governmental and private payors is essential for most patients to be able to afford treatments. Sales of product candidates that Pear may identify will depend substantially, both domestically and abroad, on the extent to which the costs of Pear’s product candidates will be paid by health maintenance, managed care, pharmacy benefit and similar healthcare management organizations, or reimbursed by government health administration authorities, private health coverage insurers and other third-party payors.
There is also significant uncertainty related to the insurance coverage and reimbursement of newly approved products and coverage may be more limited than the purposes for which the product is approved by FDA or comparable foreign regulatory authorities. In the United States, a key decision-maker about reimbursement for new products is the CMS, an agency within the HHS. CMS decides whether and to what extent a new product will be covered and reimbursed under Medicare, and several U.S. private payors tend to follow CMS to some degree.

In determining reimbursement, payors generally consider whether the product is:
•a covered benefit under its health plan;
•safe, effective and medically necessary;
•appropriate for the specific patient;
•cost-effective; and
•neither experimental nor investigational.
Each payor determines whether or not it will provide coverage for a treatment, what amount it will pay the manufacturer for the treatment, and on what tier of its formulary it will be placed. The position on a payor’s list of covered drugs, biological products, and medical devices, or formulary, generally determines the co-payment that a patient will need to make to obtain the therapy and can strongly influence the adoption of such therapy by patients and clinicians. Patients who are prescribed treatments for their conditions and clinicians prescribing such services generally rely on third-party payors to reimburse all or part of the associated healthcare costs. Patients are unlikely to use Pear’s products unless coverage is provided and reimbursement is adequate to cover a significant portion of the cost of Pear’s products. There may be significant delays in obtaining such coverage and reimbursement for newly authorized products, and coverage may be more limited than the purposes for which the product is authorized by FDA.
Healthcare Laws and Regulations
Pear is subject to applicable fraud and abuse and other healthcare laws and regulations, including, without limitation, the United States federal Anti-Kickback Statute and the United States federal False Claims Act, which may constrain the business or financial arrangements and relationships through which Pear sells, markets and distributes Pear’s products. In particular, the promotion, sales and marketing of healthcare items and services, as well as certain business arrangements in the healthcare industry (e.g., healthcare providers, clinicians and third-party payors), are subject to extensive laws designed to prevent fraud, kickbacks, self-dealing and other abusive practices. These laws and regulations may restrict or prohibit a wide range of pricing, discounting, marketing and promotion, structuring and commission(s), certain customer incentive programs and other business arrangements generally. Pear also may be subject to patient information and privacy and security regulation by both the federal government and the states in which Pear conducts its business. The applicable federal and state healthcare laws and regulations that may affect Pear’s ability to operate include, but are not limited to:
•the federal Anti-Kickback Statute, which prohibits, among other things, persons or entities from knowingly and willfully soliciting, receiving, offering or paying any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, to induce, or in return for, the purchase, lease, order, arrangement, or recommendation of any good, facility, item or service for which payment may be made, in whole or in part, under a federal healthcare program, such as the Medicare and Medicaid programs. A person or entity does not need to have actual knowledge of the federal Anti-Kickback Statute or specific intent to violate it to have committed a violation. Violations are subject to civil and criminal fines and penalties for each violation, plus up to three times the remuneration involved, imprisonment, and exclusion from government healthcare programs. In addition, the government may assert that a claim including items or services resulting from a violation of the federal Anti-Kickback Statute constitutes a false or fraudulent claim for purposes of the federal False Claims Act or federal civil money penalties. On December 2, 2020, the Office of Inspector General (“OIG”) published further modifications to the federal Anti-Kickback Statute. Under the final rules, OIG added safe harbor protections under the Anti-Kickback Statute for certain coordinated care and value-based arrangements among clinicians, providers, and others. This rule, with certain exceptions, became effective January 19, 2021. Implementation of this change is currently under review by the Biden administration and may be amended or repealed. Pear continues to evaluate what effect, if any, the rule will have on Pear’s business;

•the federal civil and criminal false claims laws and civil monetary penalty laws, such as the federal False Claims Act, which impose criminal and civil penalties and authorize civil whistleblower or qui tam actions, against individuals or entities for, among other things: knowingly presenting, or causing to be presented, to the federal government, claims for payment that are false or fraudulent; knowingly making, using or causing to be made or used, a false statement of record material to a false or fraudulent claim or obligation to pay or transmit money or property to the federal government or knowingly concealing or knowingly and improperly avoiding or decreasing an obligation to pay money to the federal government. A person can be held liable under the federal False Claims Act even when they do not submit claims directly to government payors if they are deemed to “cause” the submission of false or fraudulent claims. The federal False Claims Act also permits a private individual acting as a “whistleblower” to bring actions on behalf of the federal government alleging violations of the federal False Claims Act and to share in any monetary recovery;
•the federal HIPAA which created new federal criminal statutes that prohibit a person from knowingly and willfully executing, or attempting to execute, a scheme to defraud any healthcare benefit program or obtain, by means of false or fraudulent pretenses, representations or promises, any of the money or property owned by, or under the custody or control of, any healthcare benefit program, regardless of the payor (e.g., public or private) and knowingly and willfully falsifying, concealing or covering up by any trick or device a material fact or making any materially false, fictitious, or fraudulent statements or representations in connection with the delivery of, or payment for, healthcare benefits, items or services relating to healthcare matters; similar to the federal Anti-Kickback Statute, a person or entity does not need to have actual knowledge of the statute or specific intent to violate it in order to have committed a violation;
•HIPAA, as amended by the Health Information Technology for Economic and Clinical Health Act of 2009 (“HITECH”), and their respective implementing regulations, including the Final Omnibus Rule published in January 2013, which impose requirements on certain covered healthcare providers, health plans, and healthcare clearinghouses as well as their respective business associates, independent contractors or agents of covered entities, that perform services for them that involve the creation, maintenance, receipt, use, or disclosure of, individually identifiable health information relating to the privacy, security and transmission of individually identifiable health information. HITECH also created new tiers of civil monetary penalties, amended HIPAA to make civil and criminal penalties directly applicable to business associates, and gave state attorneys general new authority to file civil actions for damages or injunctions in federal courts to enforce the federal HIPAA laws and seek attorneys’ fees and costs associated with pursuing federal civil actions. In addition, there may be additional federal, state and non-U.S. laws which govern the privacy and security of health and other personal information in certain circumstances, many of which differ from each other in significant ways and may not have the same effect, thus complicating compliance efforts;
•The United States federal transparency requirements under the ACA including the provision commonly referred to as the Physician Payments Sunshine Act, and its implementing regulations, which requires applicable manufacturers of drugs, devices, biologics and medical supplies for which payment is available under Medicare, Medicaid or the Children’s Health Insurance Program to report annually to CMS, information related to payments or other transfers of value made to physicians (defined to include doctors, dentists, optometrists, podiatrists and chiropractors) and teaching hospitals, as well as ownership and investment interests held by the physicians described above and their immediate family members. Effective January 1, 2022, these reporting obligations will extend to include transfers of value made to certain non-physician providers such as physician assistants and nurse practitioners; and
•federal consumer protection and unfair competition laws, which broadly regulate marketplace activities and activities that potentially harm consumers.
•Additionally, Pear is subject to state equivalents of each of the healthcare laws and regulations described above, among others, some of which may be broader in scope and may apply regardless of the payor. Many states in the United States have adopted laws similar to the federal Anti-Kickback Statute and False Claims Act, and may apply to Pear’s business practices, including, but not limited to, research, distribution, sales or marketing arrangements and claims involving healthcare items or services reimbursed by non-governmental payors, including private insurers. Several states also impose other marketing restrictions or require medical device manufacturers to make marketing or price disclosures to the state, and may also require that medical device manufacturers, such as Pear, maintain licenses to manufacture and/or distribute products within their state. State laws also govern the privacy and security of health information in some circumstances, many of which differ from each other in significant ways and often are not preempted by HIPAA, thus complicating compliance efforts. There are ambiguities as to what is required to comply with these state requirements and if Pear fails to comply with an applicable state law requirement, Pear could be subject to penalties.
Data Privacy and Security Laws
Numerous federal and state laws and regulations govern the collection, use, disclosure, storage and transmission of personally identifiable information, including protected health information. These laws and regulations, including their interpretation by governmental agencies, are subject to frequent change and could have a negative impact on Pear’s business. In addition, in the future, industry requirements or guidance, contractual obligations, and/or legislation at both the federal and the state level may limit, forbid or regulate the use or transmission of health information outside of the United States.
These varying interpretations can create complex compliance issues for Pear and Pear’s partners and potentially expose Pear to additional expense, adverse publicity and liability, any of which could adversely affect Pear’s business.
Federal and state consumer protection laws are increasingly being applied by the FTC and states’ attorneys general to regulate the collection, use, storage and disclosure of personal or personally identifiable information, through websites or otherwise, and to regulate the presentation of website content.
The security measures that Pear and Pear’s third-party vendors and subcontractors have in place to ensure compliance with privacy and data protection laws may not protect Pear’s facilities and systems from security breaches, ransomware acts of vandalism or theft, computer viruses, misplaced or lost data, programming and human errors or other similar events. Even though Pear provides for appropriate protections through Pear’s agreements with Pear’s third-party vendors, Pear still has limited control over their actions and practices. A breach of privacy or security of personally identifiable health information may result in an enforcement action, including criminal and civil liability, against us. Pear is not able to predict the extent of the impact such incidents may have on Pear’s business. Enforcement actions against Pear could be costly and could interrupt regular operations, which may adversely affect Pear’s business. While Pear has not received any notices of violation of the applicable privacy and data protection laws and we believe Pear is in compliance with such laws, there can be no assurance that Pear will not receive such notices in the future.
There is ongoing concern from privacy advocates, regulators and others regarding data privacy and security issues, and the number of jurisdictions with data privacy and security laws has been increasing. Also, there are ongoing public policy discussions regarding whether the standards for de-identification, anonymization or pseudonymization of health information are sufficient, and the risk of re-identification sufficiently small, to adequately protect patient privacy. Pear expects that there will continue to be new proposed and amended laws, regulations and industry standards concerning privacy, data protection and information security in the United States, such as the CCPA, which went into effect on January 1, 2020 and has been amended several times. Further, a new California privacy law, the CPRA, was passed by California voters on November 3, 2020. The CPRA will create additional obligations with respect to processing and storing personal information that are scheduled to take effect on January 1, 2023 (with certain provisions having retroactive effect to January 1, 2022). Additionally, a new Virginia privacy law, the VCDPA, was signed into law on March 2, 2021 and is also scheduled to take effect on January 1, 2023, and the Colorado Privacy Act (“CPA”) which was passed by the state legislature and is awaiting the governor’s signature, will take effect on July 1, 2023. The VCDPA and CPA will impose many similar obligations regarding the processing and storing of personal information as the CCPA and the CPRA. Other states in the Unites States also are considering omnibus privacy legislation, and industry organizations regularly adopt and advocate for new standards in these areas. While the CCPA, CPRA, CPA and VCDPA contain exceptions for certain activities involving protected health information already regulated under HIPAA, Pear cannot yet determine the impact the CCPA, CPRA, CPA, VCDPA or other such future laws, regulations and standards may have on Pear’s business.
Healthcare Legislative Reform
In both the United States and certain foreign jurisdictions, there have been a number of legislative and regulatory changes to the healthcare system that could impact Pear’s ability to sell Pear’s products profitably. In particular, in 2010, the ACA was enacted, which contained a number of measures aimed at controlling healthcare costs.
Since its enactment, there have been numerous judicial, administrative, executive, and legislative challenges to certain aspects of the ACA, and Pear expects there will be additional challenges and amendments to the ACA in the future. Additionally, the Trump administration issued various Executive Orders which eliminated cost-sharing subsidies and various provisions that would impose a fiscal burden on states or a cost, fee, tax, penalty or regulatory burden on individuals, healthcare providers, health insurers, or manufacturers of pharmaceuticals or medical devices and Congress has introduced several pieces of legislation aimed at significantly revising or repealing the ACA. Further, on December 20, 2019, President Trump signed into law the Further Consolidated Appropriations Act (H.R. 1865), which repealed the Cadillac tax, the health insurance provider tax, and the medical device excise tax. It is unclear whether the ACA will be overturned, repealed, replaced, or further amended. Pear cannot predict what affect further changes to the ACA would have on Pear’s business, especially given the new administration.
Other legislative changes have been proposed and adopted in the United States since the ACA was enacted. In August 2011, the Budget Control Act of 2011, among other things, created measures for spending reductions by Congress. A Joint Select Committee on Deficit Reduction, tasked with recommending a targeted deficit reduction of at least $1.2 trillion for the years 2013 through 2021, was unable to reach required goals, thereby triggering the legislation’s automatic reduction to several government programs. This includes aggregate reductions of Medicare payments to providers up to 2% per fiscal year, and, due to subsequent legislative amendments, will remain in effect through 2030 unless additional congressional action is taken. The CARES Act suspended the sequestration payment adjustment percentage of 2% applied to all Medicare Fee-for-Service claims from May 1, 2020 through December 31, 2020. The Consolidated Appropriations Act, 2021, extended the suspension period to March 31, 2021. An Act to Prevent Across-the-Board Direct Spending Cuts, and for Other Purposes, signed into law on April 14, 2021, extends the suspension period to December 31, 2021.
There has been increasing legislative and enforcement interest in the United States with respect to prescription-pricing practices. It is unclear what effect such legislative and enforcement interest may have on prescription devices. Further, it is unclear whether the Biden administration will challenge, reverse, revoke or otherwise modify the prior administration’s executive and administrative actions.
Pear expects that these and other healthcare reform measures that may be adopted in the future, may result in more rigorous coverage criteria and in additional downward pressure on the price that Pear received for any approved device, which could have an adverse effect on customers for Pear’s product candidates. Any reduction in reimbursement from Medicare or other government programs may result in a similar reduction in payments from private payors.
There have been, and likely will continue to be, legislative and regulatory proposals at the foreign, federal and state levels in the United States directed at broadening the availability of healthcare and containing or lowering the cost of healthcare. The implementation of cost containment measures or other healthcare reforms may prevent Pear from being able to generate revenue, attain profitability or commercialize Pear’s products. Such reforms could have an adverse effect on anticipated revenue from product candidates that Pear may successfully develop and for which Pear may obtain regulatory approval and that may affect Pear’s overall financial condition and ability to develop product candidates. If Pear or any third parties Pear may engage are slow or unable to adapt to changes in existing requirements or the adoption of new requirements or policies, or if Pear or such third parties are not able to maintain regulatory compliance, Pear’s current or any future product candidates Pear may develop may lose any regulatory approval that may have been obtained and Pear may not achieve or sustain profitability.

FDA Regulation
United States
Pear’s products are medical devices subject to extensive and ongoing regulation by FDA under the Federal Food, Drug, and Cosmetic Act (“FD&C Act”) and its implementing regulations, as well as other federal and state regulatory bodies in the United States. The laws and regulations govern, among other things, product design and development, preclinical and clinical testing, manufacturing, packaging, labeling, storage, recordkeeping and reporting, clearance, authorization, or approval, marketing, distribution, promotion, import and export and post-marketing surveillance. Failure to comply with applicable requirements may subject a device and/or its manufacturer to a variety of administrative sanctions, such as issuance of warning letters, import detentions, civil monetary penalties, mandatory recalls, and/or judicial sanctions, such as product seizures, injunctions and criminal prosecution.
Generally, establishments that design and/or manufacture devices are required to register their establishments with the FDA. They also must provide the FDA with a list of the devices that they design and/or manufacture at their facilities.
The FDA enforces its requirements by market surveillance and periodic visits, both announced and unannounced, to inspect or re-inspect equipment, facilities, laboratories and processes to confirm regulatory compliance. These inspections may include the manufacturing facilities of subcontractors. Following an inspection, the FDA may issue a report, known as a Form 483, listing instances where the manufacturer has failed to comply with applicable regulations and/or procedures or, if observed violations are sufficiently severe and urgent, a warning letter. If the manufacturer does not adequately respond to a Form 483 or warning letter, the FDA make take enforcement action against the manufacturer or impose other sanctions or consequences, which may include:
•cease and desist orders;
•injunctions or consent decrees;
•civil monetary penalties;
•recall, detention or seizure of products;
•operating restrictions, partial or total shutdown of production facilities;
•refusal of or delay in granting requests for 510(k) clearance, de novo authorization, or premarket approval of new products or modified products;
•withdrawing 510(k) clearances, de novo authorizations, or premarket approvals that are already granted;
•refusal to grant export approval or export certificates for devices; and
•criminal prosecution.
FDA’s Pre-market Clearance, Authorization and Approval Requirements
Each prescription digital therapeutic Pear seeks to commercially distribute in the United States will require either a prior de novo authorization, 510(k) clearance, unless it is exempt, or a Premarket Approval (PMA) from FDA under its medical device authorities. Generally, if a new device has a predicate that is already classified as Class II, FDA will allow that new device to be marketed under a 510(k) clearance. If there is no legally marketed predicate device and general controls alone or with special controls provide reasonable assurance of safety and effectiveness, FDA will allow the new device to be marketed under a de novo authorization; otherwise, a PMA is required. Medical devices are classified into one of three classes—Class I, Class II or Class III—depending on the degree of risk associated with each medical device and the extent of control needed to provide reasonable assurance of safety and effectiveness. Class I devices are deemed to be low risk and are subject to the general controls of the FD&C Act, such as provisions that relate to: adulteration; misbranding; registration and listing; notification; records and reports; and good manufacturing practices. Class II devices are moderate risk. They are subject to general controls and may also be subject to special controls. Special controls include, for example, performance standards, post market surveillance, patient registries and guidance documents. Devices deemed by FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a previously cleared 510(k) device, are placed in Class III. A Class III device cannot be marketed in the United States unless FDA approves the device after submission of a PMA. However, there are some Class III devices for which FDA has not yet called for a PMA. For these devices, the manufacturer must submit a pre-market notification and obtain 510(k) clearance in order to commercially distribute these devices. FDA can also impose sales, marketing or other restrictions on devices in order to assure that they are used in a safe and effective manner. There is no guarantee that a submission to FDA will result in a clearance, authorization, or approval. In addition, various review process and goals to which applications are currently subject are the result of Medical Device User Fee Act (“MDUFA”) IV, which expires after September 30, 2022; negotiations for enactment of a MDUFA V law and adoption of associated goals are ongoing.
While most Class I and some Class II devices may be marketed without prior FDA authorization, most other medical devices can be legally sold within the U.S. only if the FDA has: (i) approved a PMA application prior to marketing, generally applicable to most Class III devices; (ii) cleared the device in response to a 510(k) submission, generally applicable to some Class I and most Class II devices; or (iii) authorized the device to be marketed through the de novo classification process, generally applicable for novel Class I or II devices.
510(k) Clearance Pathway
Product marketing in the U.S. for most Class II and a limited number of Class I devices typically follows the 510(k) premarket notification pathway. When a 510(k) clearance is required, Pear must submit a pre-market notification to FDA demonstrating that Pear’s proposed device is substantially equivalent to a legally marketed device, referred to as a “predicate device.” A predicate device may be a previously 510(k) cleared device or a Class III device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for PMA applications, or a product previously placed in Class II or Class I through the de novo classification process. To demonstrate substantial equivalence, the manufacturer must show that the proposed device has the same intended use as the predicate device, and it either has the same technological characteristics, or different technological characteristics and the information in the pre-market notification demonstrates that the device is equally safe and effective and does not raise different questions of safety and effectiveness as compared to the predicate device. FDA may require further information, including clinical data, to make a determination regarding substantial equivalence. If FDA determines that the device, or its intended use, is not substantially equivalent to a previously cleared device or use, FDA will place the device into Class III.
There are three types of 510(k)s: traditional, special and abbreviated. Special 510(k)s are for devices that are modified, and the modification needs a new 510(k) but does not affect the intended use or alter the fundamental scientific technology of the device. Abbreviated 510(k)s are for devices that conform to a recognized standard. FDA has a user fee goal to apply no more than 90 calendar review days to traditional and abbreviated 510(k) submissions. During the process, FDA may issue an Additional Information request, which stops the clock. The applicant has 180 days to respond. Therefore, the total review time could be up to 270 days. The special and abbreviated 510(k)s are intended to streamline review, and FDA intends to process special 510(k)s within 30 days of receipt, although it can take longer, if FDA has questions. There are no guarantees that FDA meet its goals, although it has agreed to try to meet its 90 calendar day decision goals in 95% of 510(k) submissions for FY 2022.
After a device receives 510(k) clearance, any modification that could significantly affect its safety or effectiveness, or that would constitute a major change in its intended use, requires a new 510(k) clearance or could require a PMA approval or de novo classification. The FDA requires each manufacturer to make this determination in the first instance, but the FDA can review any such decision. If the FDA disagrees with a manufacturer’s decision not to seek a new 510(k) clearance for the modified device, the agency may retroactively require the manufacturer to seek 510(k) clearance, de novo classification, or PMA approval. The FDA also can require the manufacturer to cease marketing and/or recall the modified device until 510(k) clearance, de novo authorization, or PMA approval is obtained.

De Novo Classification
When it is determined there is no legally marketed predicate device, the de novo process provides a pathway to classify novel low- or moderate-risk medical devices for which general controls alone, or general and special controls, provide reasonable assurance of safety and effectiveness . Medical device types that FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. The de novo classification procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of the FDA Safety and Innovation Act of 2012 (“FDASIA”), a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k) pre-market notification and received a determination from FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) pre-market notification to FDA and receiving a not substantially equivalent determination. Under FDASIA, FDA is required to classify the device within 120 days following receipt of the de novo application. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed. Devices that are classified into Class I or Class II through a de novo classification request may be marketed and used as predicates for future premarket notification 510(k) submissions.
FDA has a user fee goal to review a de novo request in 150 calendar review days (which FDA agreed to try and meet for 70% of De Novo submissions in FY 2022). During the process, FDA may issue an Additional Information request, which stops the clock. The applicant has 180 days to respond. Therefore, the total review time could be as long as 330 days.
Pre-market Approval Pathway
A Class III product not eligible for either 510(k) clearance or de novo classification must follow the PMA approval pathway. The PMA application process is generally more expensive, rigorous, lengthy, demanding, and uncertain than the 510(k) premarket notification or de novo process. A PMA application must be supported by extensive data, including but not limited to technical, preclinical, clinical trials, manufacturing, marketing history, design, controls, and labeling to demonstrate to FDA’s satisfaction reasonable assurance of safety and effectiveness of the device.
FDA may convene an advisory panel of experts from outside FDA to review and evaluate the application and provide recommendations to FDA as to the safety and effectiveness of the device. Although FDA is not bound by the advisory panel decision, the panel’s recommendations are important to FDA’s overall decision-making process. In addition, FDA may conduct a preapproval inspection of the manufacturing facility to ensure compliance with the Quality System Regulation (QSR), which imposes elaborate testing, control, documentation, and other quality assurance requirements. The agency also may inspect one or more clinical sites to assure compliance with FDA’s regulations.
FDA has a user fee goal to review a PMA in 180 calendar review days, if the submission does not require advisory committee input, or 320 review days if the submission does require advisory committee input. FDA has agreed to try to meet this goal in most cases for FY 2022, though it is not guaranteed. During the process, FDA may issue a major deficiency letter, which stops the review clock. The applicant has up to 180 days to respond. Therefore, the total review time could be up to 360 days, if the submission does not require advisory committee input, or 500 days if the submission does require advisory committee input.
Upon completion of the PMA review, FDA may: (i) approve the PMA which authorizes commercial marketing with specific prescribing information for one or more indications, which can be more limited than those originally sought and can include post-approval conditions that the FDA believes necessary to ensure the safety and effectiveness of the device including, among other things, restrictions on labeling, promotion, sale and distribution; (ii) issue an approvable letter which indicates FDA’s belief that the PMA is approvable and states what additional information FDA requires, or the post-approval commitments that must be agreed to prior to approval; (iii) issue a not approvable letter which outlines steps required for approval, but which are typically more onerous than those in an approvable letter, and may require additional clinical trials that are often expensive and time consuming and can delay approval for months or even years; or (iv) deny the application. If FDA issues an approvable or not approvable letter, the applicant has 180 days to respond, after which FDA’s review clock is reset.
Even after approval of a PMA, a new PMA or PMA supplement may be required in the event of a modification to the device, its labeling or its manufacturing process. Supplements to a PMA often require the submission of the same type of information required for an original PMA, except that the supplement is generally limited to that information needed to support the proposed change from the product covered by the original PMA.
Breakthrough Devices
The Breakthrough Devices Program is a voluntary program intended to expedite the review, development, assessment and review of certain medical devices that provide for more effective treatment or diagnosis of life-threatening or irreversibly debilitating human diseases or conditions for which no approved or cleared treatment exists or that offer significant advantages over existing approved or cleared alternatives. Submissions for devices designated as Breakthrough Devices will receive priority review, meaning that the review of the submission is placed at the top of the appropriate review queue and receives additional review resources, as needed and available. Although Breakthrough Device designation or access to any other expedited program may expedite the development or clearance/authorization/approval process, it does not change the standards for clearance/authorization/approval. Designation for any expedited review procedure does not ensure that we will ultimately obtain regulatory clearance or approval for such product.
Clinical Trials
Clinical trials are almost always required to support a PMA, are often required for a de novo authorization, and are sometimes required for 510(k) clearance. Clinical trials may also be conducted or continued to satisfy post-approval requirements for devices with PMAs. In the United States, for significant risk devices, these trials require submission of an application for an investigational device exemption (“IDE”) to FDA prior to initiating clinical trials. The IDE application must be supported by appropriate data, such as animal and laboratory testing results, showing it is safe to test the device in humans and that the testing protocol is scientifically sound. The IDE must be approved in advance by FDA for a specific number of patients at specified study sites. A 30-day waiting period after the submission of each IDE is required prior to the commencement of clinical testing in humans. If the FDA disapproves the IDE within this 30-day period, the clinical trial proposed in the IDE may not begin. During the trial, the Sponsor must comply with FDA’s IDE requirements for investigator selection, trial monitoring, reporting and recordkeeping. The investigators must obtain patient informed consent, rigorously follow the investigational plan and study protocol, control the disposition of investigational devices and comply with all reporting and recordkeeping requirements. Clinical trials for significant risk devices may not begin until the IDE application is approved by FDA and the appropriate institutional review boards (IRBs) at the clinical trial sites. An IRB is an appropriately constituted group that has been formally designated to review and monitor medical research involving subjects and which has the authority to approve, require modifications in, or disapprove research to protect the rights, safety and welfare of human research subjects. A nonsignificant risk device does not require FDA approval of an IDE; however, the clinical trial must still be conducted in compliance with various requirements of FDA’s IDE regulations and be approved by an IRB at the clinical trials sites. FDA or the IRB at each site at which a clinical trial is being performed may withdraw approval of a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the benefits or a failure to comply with FDA or IRB requirements. Even if a trial is completed, the results of clinical testing may not demonstrate the safety and effectiveness of the device, may be equivocal or may otherwise not be sufficient to obtain approval, authorization, or clearance of the product.
Sponsors of applicable clinical trials of devices are required to register with www.clinicaltrials.gov, a public database of clinical trial information. Information related to the device, patient population, phase of investigation, study sites and investigators and other aspects of the clinical trial is made public as part of the registration.

Although the QSR does not fully apply to investigational devices, the requirement for controls on design and development does apply. The sponsor also must manufacture the investigational device in conformity with the quality controls described in the IDE application and any conditions of IDE approval that the FDA may impose with respect to manufacturing.
Ongoing Regulation by FDA
Even after a device receives clearance, authorization, or approval and is placed on the market, numerous regulatory requirements apply. These include:
•establishment registration and device listing;
•the QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing, design, development, distribution, and labeling process;
•labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or “off-label” uses and other requirements related to promotional activities;
•medical device reporting regulations, which require that manufactures report to FDA if their device may have caused or contributed to a death or serious injury, or if their device malfunctioned and the device or a similar device marketed by the manufacturer would be likely to cause or contribute to a death or serious injury if the malfunction were to recur;
•corrections and removal reporting regulations, which require that manufactures report to FDA field corrections or removals if undertaken to reduce a risk to health posed by a device or to remedy a violation of the FD&C Act that may present a risk to health; and
•post market surveillance regulations, which apply to certain Class II or III devices when necessary to protect the public health or to provide additional safety and effectiveness data for the device.
FDA regulations require manufacturers to register with FDA and to list the devices they market. Additionally, the California Department of Health Services (“CDHS”) requires manufacturers to register within the state. Following these registrations, FDA and CDHS inspect manufacturers on a routine basis for compliance with the QSR and applicable state regulations. These regulations require that Pear manufacture Pear’s products and maintain related documentation in a prescribed manner with respect to manufacturing, testing and control activities. Other states might also require non-resident licenses concerning distribution of devices into their states. Pear is also subject to other federal, state and local laws and regulations relating to safe working conditions, laboratory and manufacturing practices. Failure to comply with applicable regulatory requirements can result in enforcement action by FDA or state authorities, which may include any of the following sanctions:
•warning or untitled letters, fines, injunctions, consent decrees and civil penalties;
•customer notifications, voluntary or mandatory recall or seizure of Pear’s products;
•operating restrictions, partial suspension or total shutdown of production;
•delay in processing submissions or applications for new products or modifications to existing products;
•withdrawing clearance, authorization, and/or approvals that have already been granted; and
•criminal prosecution.
The medical device reporting laws and regulations require manufacturers to provide information to FDA when they receive or otherwise become aware of information that reasonably suggests their devices may have caused or contributed to a death or serious injury as well as a device malfunction that likely would cause or contribute to death or serious injury if the malfunction were to recur. Failure to properly identify reportable events or to file timely reports, as well as failure to address each of the observations to FDA’s satisfaction, can subject a manufacturer to warning letters, recalls, or other sanctions and penalties.
Advertising, marketing and promotional activities for devices are also subject to FDA and U.S. Federal Trade Commission (“FTC”) oversight and must comply with the statutory standards of the FD&C Act and the FDA’s implementing regulations, and the Federal Trade Commission Act and FTC’s implementing regulations. The FDA’s and FTC’s oversight authority review of marketing and promotional activities encompasses, but is not limited to, direct-to-consumer advertising, healthcare provider-directed advertising and promotion, sales representative communications to healthcare professionals, promotional programming and promotional activities involving electronic media. The FDA also regulates industry-sponsored scientific and educational activities that make representations regarding product safety or efficacy in a promotional context.
Manufacturers of medical devices are permitted to promote products solely for the uses and indications set forth in the approved or cleared product labeling, and all claims must be truthful, non-misleading, and adequately substantiated. In addition, although healthcare providers may use medical devices in an off-label manner in accordance with the practice of medicine, FDA prohibits marketed devices from being marketed for off-label uses and regulates the advertising of certain devices as well. FDA and other agencies actively enforce the laws and regulations prohibiting the promotion of off-label uses, and a company that is found to have improperly promoted off-label uses may be subject to significant liability, including substantial monetary penalties and criminal prosecution, including False Claims Act liability for products covered under the federal health care programs.
Finally, newly discovered or developed safety or effectiveness data may require changes to a marketed product’s labeling, including the addition of new warnings and contraindications, and also may require the implementation of other risk management measures. Also, new government requirements, including those resulting from new legislation, may be established, or FDA’s policies may change, which could delay or prevent regulatory clearance or approval of Pear’s products under development.
Pear has three FDA-authorized products: reSET, reSET-O, and Somryst. Pear’s first product, reSET, obtained a de novo authorization as a Class II device. Pear’s second and third products, reSET-O and Somryst, obtained 510(k) clearance as Class II devices.
Our people, culture, and facilities
As of September 30, 2021, we had approximately 250 full-time employees: a dedicated, cross-functional team operating at the intersection of biology and software technology. None of our employees are represented by a collective bargaining agreement and we have never experienced a work stoppage. We believe our employee relations are good.
Pear seeks to attract, develop, and retain talented professionals from the healthcare and tech sectors. We utilize a pay-for-performance compensation structure that involves a combination of salary, bonus (which includes a personal component and a company component, the proportions of which are based on the level of the employee), and stock-based compensation awards. We also have a robust rewards and recognition program. We seek to develop all of our employees, which we refer to as Pearmates, with a learning and development program. We strive to stretch our highest potential employees by promoting from within where possible.
We lease our corporate headquarters in Boston, Massachusetts where we occupy approximately 18,000 square feet pursuant to a lease that expires in June 2028. We also lease approximately 17,000 square feet of office space in San Francisco, California pursuant to a lease that expires in July 2025 and approximately 7,700 square feet of office space in Raleigh, North Carolina pursuant to a lease that expires in June 2026. We believe that our facilities are sufficient to meet our current needs and that suitable additional space will be available as and when needed.
Legal proceedings
We are not currently a party to any material legal proceedings. From time to time, we may become involved in other litigation or legal proceedings relating to claims arising from the ordinary course of business.

PEAR US’ MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITIONS AND RESULTS OF OPERATIONS
All references to years, unless otherwise noted, refer to our fiscal years, which end on December 31. Pear Therapeutics, Inc. changed it’s name to Pear Therapeutics (US), Inc. on December 3, 2021. For purposes of this section, all references to “we,” “us,” “our,” “Pear US” or the “Company” refer to Pear Therapeutics (US), Inc. and its consolidated subsidiary.
The following discussion and analysis provide information that Pear US’s management believes is relevant to an assessment and understanding of Pear US’s condensed consolidated results of operations and financial condition (following the Closing, Pear US’s management became Pear’s management). The discussion should be read together with the unaudited interim condensed consolidated financial statements as of September 30, 2021, and the related notes that are included elsewhere in this registration statement. The discussion and analysis should also be read together with the pro forma financial information as of and for the nine months ended September 30, 2021, and for the year ended December 31, 2020, which is included elsewhere in this registration statement. This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Pear US’s actual results may differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under in the “Risk Factors” section included elsewhere in this registration statement.
Overview
Pear US is a commercial-stage healthcare company pioneering a new class of software-based medicines, sometimes referred to as PDTs, which use software to treat diseases. Our vision is to advance healthcare through the widespread use of PDTs.
Recent global trends are converging to highlight a significant unmet need for new and innovative solutions for the treatment of diseases. We believe that our software-based, data-driven solutions are well suited to satisfy this growing unmet need for the treatment of diseases, including addiction and insomnia. We believe that PDTs have the potential to become a cornerstone of the emerging digital health ecosystem and that PDTs are a transformative new generation of therapeutics.
Pear US is one of the category creators and leaders of the PDT industry, as evidenced by being the first company to receive FDA market authorization for a PDT. Our marketed PDTs, reSET, reSET-O, and Somryst, were among the first three PDTs authorized by the FDA and address psychiatric indications, an area with significant unmet need.
Two of Pear US’s FDA-authorized PDTs are for the treatment of addiction, which currently affects more than 20 million people in the United States.
Pear US’s first product, reSET, is indicated for the treatment of SUD as a monotherapy. To combat SUD, reSET works to enhance patient abstinence, improve patient treatment retention relative to human intervention-based alternatives, and extend clinicians’ reach outside of scheduled office visits. reSET’s mechanisms of action seek to directly modify addiction-related neurocircuitry and induce dopamine in the brain, a process with the potential to repair dysfunctional neurophysiology.
Pear US’s second product, reSET-O, is the first PDT to receive FDA Breakthrough Designation and is FDA authorized for treatment of OUD in combination with buprenorphine. To combat OUD, reSET-O works alongside buprenorphine to reduce dependence on opioids and, similar to reSET, to improve patient treatment adherence and extend clinicians’ reach outside of scheduled office visits.
Pear US’s third product, Somryst, is for the treatment of chronic insomnia, which currently affects more than approximately 30 million people in the United States. Most available sleep medications are only recommended for short-term use due to their habit-forming side effects and, as a result, are not a long-term solution to treat chronic insomnia. We believe that the lack of a convenient and effective solution for chronic insomnia represents a significant unmet medical need that Somryst can help address to reduce the occurrence of chronic insomnia.

Financial Highlights
Pear US reported product revenues of $2.6 million for the nine months ended September 30, 2021, compared to $115 thousand for the nine months ended September 30, 2020, primarily due to an increase in sales of reSET and reSET-O as well as sales of Somryst, which we began selling in October 2020. Collaboration and license revenue was $0.3 million and $9.2 million for the nine months ended September 30, 2021, and 2020, respectively. For the nine months ended September 30, 2020, we recognized $9.2 million under an agreement that was subsequently terminated in March 2020 and under which no further revenue will be recognized.
Pear US incurred a net loss of $83.9 million and $49.4 million for the nine months ended September 30, 2021, and 2020, respectively, representing a period-over-period increased loss of 69.9%, primarily due to a $6.5 million decrease in revenues, $4.3 million increase in personnel-related expenses primarily related to new hires, $5.8 million increase in commercial marketing-related expenses, $2.9 million increase in professional fees, $1.8 million increase in interest expense related to the borrowing of $30.0 million under the Perceptive Credit Facility on June 30, 2020, $7.3 million increase related to the mark-to-market adjustment of the warrants liabilities, and a $2.1 million loss on the issuance of convertible preferred stock recorded in March 2021. In addition, in June 2020, the Company recorded a $1.0 million loss on extinguishment of debt. Pear US’s increase in average headcount was driven primarily by its ramp-up in commercial personnel, for which its average headcount increased from an average of 49 people in the nine months ended September 30, 2020, to an average of 76 people for the nine months ended September 30, 2021.
Pear US incurred a net loss of $97.0 million and $9.3 million for the years ended December 31, 2020 and 2019, respectively, primarily due to a 6.1% increase in its average headcount, $5.0 million of increased commercial and marketing expenses, $16.8 million loss on the issuance of convertible preferred stock and $1.0 million loss on the extinguishment of debt. Pear US’s increase in average headcount was driven primarily by its ramp-up in commercial personnel, for which its average headcount increased from an average of 34 people in the year ended December 31, 2019 to an average of 68 people for the year ended December 31, 2020.
To date, we have funded our operations primarily with proceeds from sales of convertible preferred stock; payments received in connection with collaboration and license agreements and proceeds from borrowings under various credit facilities. We have received gross cash proceeds of $268.2 million from sales of our convertible preferred stock and currently have $30.0 million of debt outstanding under a credit facility. During the year ended December 31, 2020, the Company utilized $32.0 million of this funding to complete a tender offer to purchase common stock or securities convertible into common stock from certain employees, including our President & Chief Executive Officer, with tenure over four years, former employees, and other stockholders in connection with the Series D-2 preferred stock offering.
Recent Developments
Closing of Transaction
On June 21, 2021, Pear US entered into a Business Combination Agreement with THMA and Merger Sub, pursuant to which Merger Sub will merge with and into Pear US, with Pear US surviving the Merger as a wholly-owned subsidiary of THMA, renamed Pear Therapeutics, Inc. and listed on Nasdaq under the symbol “PEAR”. Pear Therapeutics (US), Inc. (“Pear US”) became a wholly-owned subsidiary of THMA, and THMA was immediately renamed Pear Therapeutics, Inc. (“Pear”) upon completion of the Merger on December 3, 2021 (the “Closing”). Each share of Pear US common stock that was issued and outstanding immediately prior to Closing, after giving effect to the conversion of all issued and outstanding shares of Pear US preferred stock to Pear US common stock, was canceled and converted into the right to receive a number of shares of New Pear Class A common stock equal to the Exchange Ratio multiplied by the number of shares of Pear US common stock.
The Merger will be accounted for as a reverse recapitalization in accordance with US GAAP, whereby for accounting and financial reporting purposes, Pear US was the acquirer. A reverse recapitalization does not result in a new basis of accounting, and the financial statements of the combined entity represent the continuation of the consolidated financial statements of Pear US in many respects. The net assets of THMA will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Merger will be those of Pear US in future reports of Pear.
Impact of COVID-19
In March 2020, the World Health Organization declared the global outbreak of COVID-19 to be a pandemic. Pear US continues to closely monitor the impact of COVID-19. COVID-19 has had and continues to have an adverse impact on Pear US’s business, operations, and the markets and communities in which it operates, particularly as a result of preventive and precautionary measures that Pear US, other businesses, and governments are taking. Refer to “Risk Factors” included elsewhere in this registration statement for more information. Pear US is unable to predict the full impact that the COVID-19 pandemic will have on its future results of operations, liquidity and financial condition due to numerous uncertainties, including the duration of the pandemic, the actions that may be taken by government authorities across the United States. However, COVID-19 is not expected to result in any significant changes in costs going forward. Pear US will continue to monitor the performance of its business and assess the impacts of COVID-19.
Factors Affecting Our Performance and Results of Operations
We believe that our performance and future success depend on many factors that present significant opportunities for us but also pose risks and challenges, including those discussed more fully in “Risk Factors” included elsewhere in this registration statement.
Product Revenue
To date, we have not generated significant product revenue from the sale of our three commercialized PDTs: reSET, reSET-O, and Somryst. Through 2023, we expect to generate product revenue from the sale of our three FDA-authorized PDTs. Product revenue from sales of our existing products is difficult to predict and is not expected to reduce Pear US’s continued net losses.
If our development efforts for our PDT product candidates are successful and result in regulatory marketing authorization, we may generate revenue in the future from product sales or payment from collaboration or license agreements that we may enter into with third parties or any combination thereof. We cannot predict if, when, or to what extent we will generate revenue from the commercialization and sale of our product candidates. We may never succeed in obtaining regulatory approval for any of the product candidates that we currently have under development or potential future product candidates.
Product revenue from our existing three FDA-authorized PDTs, as well as potential future product candidates, is and will be impacted by the many factors, including the following four variables: patient and clinician adoption of PDTs, pricing, reimbursement, and product mix.
Patient and Clinician Adoption of PDTs-To continue to grow our business, we will need to execute on our current business strategy of achieving and maintaining broad market acceptance of our PDTs by patients and physicians. Market acceptance and adoption of our PDTs depends on educating people with chronic conditions, as well as self-insured employers, commercial and government payors, health plans and physicians, and other government entities, as to the distinct features, therapeutic benefits, cost savings, and other advantages of our PDTs as compared to competitive products or other currently available methodologies. If we are not successful in demonstrating to existing or potential patients and prescribers the benefits of our products, or if we are not able to achieve the support of patients, healthcare providers, and payors for our products, our sales may decline, or we may fail to increase our revenue.
Pricing-In the future, we expect to grow the number of commercially available PDTs in our product portfolio, offering a broad range of PDTs spanning multiple price points. In the future, our PDTs may be subject to competition which may impact our pricing, and in addition, our products may be subject to legislative prescription-pricing practices.

Reimbursement-To date, we have more than 30 organizations across over more than 26.4 million covered lives providing access to our three FDA-authorized products via listing on formulary, as a covered benefit, bulk purchase, or funding a study. Pear US’s payor strategy focuses across all major payor channels, including employers, IDNs, PBMs, commercial payors, and government payors, including Medicaid and Medicare. We expect to increase our number of payors, and the pricing for such payors may vary as net prices for our products may be reduced by mandatory discounts or rebates required by government healthcare programs or private payors and can be subject to customary discounts and rebates. In addition, some of our products may be subject to certain customer incentive programs. Even if coverage is provided, the approved reimbursement amount may not be high enough to allow us to establish or maintain pricing sufficient to achieve profitability.
Contingency Management - Costs related to clinically-validated rewards patients earn as they complete treatment goals within our reSET and reSET-O PDTs recorded as contra revenue.
Product Mix-Sales of certain products have, or are expected to have, higher gross margins than others. As a result, our financial performance depends, in part, on the mix of products we sell during a given period.
Collaboration and License Revenue
We currently do not have collaboration and licensing agreements from which we would recognize significant collaboration and licensing revenue. Our historical collaboration and license revenue have primarily been generated through two collaboration and license agreements: the first with Sandoz, a division of the Novartis Group, and the second with Novartis Institute of Biomedical Research (“NIBR”).
In October 2019, Sandoz terminated their collaboration and license agreement, or Sandoz Agreement, with Pear US to commercialize our two lead products, reSET and reSET-O. In October 2019, we began our efforts to self-commercialize reSET and reSET-O. In addition, in June 2020, NIBR terminated their collaboration agreement with the Company, or the NIBR Agreement, related to our schizophrenia and multiple sclerosis product candidate development programs. We will not recognize any revenue under these agreements in the future.
If our development efforts for our PDT candidates are successful and result in regulatory marketing authorization or collaboration or license agreements with third parties, we may generate revenue in the future from collaboration or license agreements that we may enter into with third parties. We cannot predict if, when, or to what extent we may enter into future licensing or collaboration agreements. Further, we may never succeed in obtaining regulatory approval for any of our product candidates that are currently under development.
Cost of Product Revenue
Cost of product revenue consists primarily of costs that are closely correlated or directly related to the delivery of the Company’s products, including pharmacy costs, royalties paid under license agreements related to our commercialized products, amortization of milestone payments capitalized related to commercialized products, hosting costs, and personnel-related costs, including salaries and bonuses, employee benefits and stock-based compensation attributable to employees in a particular function. We expect the cost of product revenue to increase as we further commercialize our products and increase the volume of prescriptions filled.
Research and Development Expenses
We currently have three FDA-authorized products. We have four key product candidates in development, and we have incurred and will continue to incur significant research and development, or R&D, costs for their development and the development of our earlier-stage product candidates. Developing PDTs requires a significant investment of resources over a prolonged period of time, and a core part of our strategy is to continue making sustained investments in this area. We have chosen to leverage our platform to initially focus on advancing our PDTs in the area of psychiatry. We expect our R&D expenses will increase substantially as we continue to invest in the development of our pipeline of product candidates, future clinical development activities, and testing of our product candidates.

R&D expenses consist of costs incurred in performing R&D activities, which include:
•expenses incurred in connection with the development of our pipeline of PDTs;
•costs in connection with third-party licensing agreements, including development and regulatory milestones;
•personnel-related expenses, including salaries, bonuses, benefits, and stock-based compensation for employees engaged in R&D functions;
•cost of clinical trials;
•expenses incurred in connection with the discovery and development of our PDTs, including under agreements with third parties, such as consultants;
•expenses incurred under agreements with consultants who supplement our internal capabilities, including software development; and
•facilities, depreciation, and other expenses, which include direct and allocated expenses, such as rent and maintenance of facilities, insurance and other operating costs.
Our key R&D projects related to our product candidates in the following psychiatry indications: Alcohol Use Disorder (“AUD”); Schizophrenia; Generalized Anxiety Disorder; and Depression.
•our Schizophrenia product candidate is at a Pivotal stage of development, after completing the Proof of concept stage, and is ready for a potential pivotal randomized clinical trial to support potential FDA submission;
•our product candidates for AUD and Anxiety are in the Proof of concept stage and are also ready for a potential pivotal randomized clinical trial, which is the next step to support potential FDA submission; and
•our product candidate for Depression is in the Discovery stage and will require clinical studies to determine if it has the potential to progress into later stages of development.
Development activities for our product candidates have a number of risks and uncertainties. All therapeutic development activities have risks and probabilities of success that can vary by disease indication. Currently, there are no existing FDA-market authorized PDTs for AUD, Schizophrenia, Anxiety, or Depression on the market. There is a long history of failure in many of the disease areas that we are developing product candidates. The areas of mental and behavioral health or neuropsychiatry, a primary focus area, have had notable failures across biotech, pharma, and digital health. Each of our product candidates has technical, clinical, regulatory, and commercial risk. This is more fully described in the section entitled “Risk Factors-Risks Relating to Pear’s Products” included elsewhere in this registration statement.
We expense R&D costs as incurred and do not track the costs at a project level. Advance payments that we make for goods or services to be received in the future for use in R&D activities are recorded as prepaid expenses. The prepaid amounts are expensed as the benefits are consumed. In the early phases of development, our R&D costs are often devoted to product platform and proof-of-concept studies that are not necessarily allocable to a specific product.
Selling, General, and Administrative Expenses
Selling, general and administrative, or SG&A, expenses consist primarily of compensation for personnel, including stock-based compensation related to commercial, marketing, executive, finance and accounting, information technology, corporate and business development, and human resource functions. Other SG&A expenses include marketing initiatives, market research, and analysis, conferences and trade shows, travel expenses, professional services fees (including legal, patent, accounting, audit, tax, and consulting fees), insurance costs, amortization of internal-use software, general corporate expenses and allocated facilities-related expenses, including rent and maintenance of facilities.
Pear US expects SG&A expenses to continue to increase in absolute dollars as Pear US increases potential customers’ awareness and its sales and marketing functions to support existing products and future product launches, yet undetermined date. In addition, the Company expects increased expenditures to expand its infrastructure to both drive and support the anticipated growth of the Company as well as additional expenses related to legal, accounting, information technology, investor and public relations, regulatory and tax-related services associated with maintaining compliance with Nasdaq and SEC requirements, director and officer insurance costs and other expenses associated with being a public company and implementing additional controls over financial reporting.
Interest and other income (expense), net
Interest expense includes interest due under the Perceptive Credit Facility (as defined below) and accretion of the debt discount on the Perceptive Credit Facility as well as the change in the fair value of our derivative liabilities that occurred during the period.
Interest income consists of interest earned on cash balances held in interest-bearing accounts. We expect that our interest income will fluctuate based on the timing and ability to raise additional funds as well as the amount of expenditures for our commercial products and R&D for our product candidates and ongoing business operations.
Loss on issuance of convertible preferred stock
In December 2020 and February 2021, the Company issued shares of Series D-1 and D-2 convertible preferred stock to investors. The shares are recorded at their estimated fair market value on the date of issuance. In connection with the Series D-1 preferred stock and D-2 preferred stock financing, the Company recorded a loss on the issuance of convertible preferred stock for the year ended December 31, 2020, and the nine months ended September 30, 2021, of $16.8 million and $2.1 million, respectively, which represents the amount by which the estimated fair value of the shares exceeded the sale price.
Loss/gain on extinguishment of debt
In connection with the extinguishment of the SVB Term Loan (as defined below), in June 2020, we recorded a loss on extinguishment of debt of $1.0 million for the year ended December 31, 2020.
In September 2019, the Company received a termination notice from Sandoz, with whom it had a collaboration and license agreement and a $20.0 million collaboration note payable. In October 2019, Sandoz forgave the $20.0 million collaboration note payable, resulting in a gain on extinguishment of debt.
Income taxes
Deferred income taxes are provided for the effects of temporary differences between the amounts of assets and liabilities recognized for financial reporting purposes and the amounts recognized for income tax purposes. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. We regularly assess the need to record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized. Accordingly, we have recorded a valuation allowance of $40.3 million and $18.7 million, net operating loss carryforwards and R&D carryforwards, as of December 31, 2020 and 2019, respectively. In assessing the realizability of deferred tax assets, we consider whether it is more likely than not that some or all of the deferred tax assets will not be realized. The future realization of deferred tax assets is subject to the existence of sufficient taxable income of the appropriate character (e.g., ordinary income or capital gain) as provided under the carryforward provisions of tax law. We consider the scheduled reversal of deferred tax liabilities (including the effect in available carryback and carryforward periods), future projected taxable income, including the character and jurisdiction of such income, and tax-planning strategies in making this assessment. Unrecognized tax benefits arise when the estimated benefit recorded in the financial statements differs from the amounts taken or expected to be taken in a tax return because of the considerations described above. As of September 30, 2021, we had no unrecognized tax benefits.
Results of Operations
Nine months ended September 30, 2021 and 2020 (unaudited)
The table and discussion below present the results for the periods indicated:

	Nine Months Ended September 30,
(dollars in thousands, except percentages)	2019	2020	$ Change	% Change
Revenue:
Product revenue	$2,550	$115	$2,435	*
Collaboration and license revenue	338	9,235	(8,897)	(96%)
Total revenue	2,888	9,350	(6,462)	(69%)
Cost and operating expenses:
Cost of product revenue	3,585	1,341	2,244	167%
Research and development	24,943	21,766	3,177	15%
Selling, general, and administrative	45,811	33,645	12,166	36%
Total cost and operating expenses	74,339	56,752	17,587	31%
Loss from operations	(71,451)	(47,402)	(24,049)	51%
Other income (expenses):
Interest and other (expense) income, net	(3,086)	(926)	(2,160)	*
Change in estimated fair value of warrant liabilities	(7,302)	(48)	(7,254)	*
Loss on extinguishment of debt	—	(999)	999	*
Loss on issuance of convertible preferred stock	(2,053)	—	(2,053)	*
Total other (expense) income	(12,441)	(1,973)	(10,468)	*
Net loss	$(83,892)	$(49,375)	$(34,517)	70%
__________________
*Percentage change is not meaningful.
Product revenue-Product revenue for the nine months ended September 30, 2021, was approximately $2.6 million, compared to $115 thousand for the nine months ended September 30, 2020. The increase was primarily driven by increased sales of reSET and reSET-O as well as sales of Somryst, which we began selling in October 2020, which were offset by contingency management costs of $0.2 million.
Collaboration and license revenue-Collaboration and license revenue was $0.3 million for the nine months ended September 30, 2021, compared to $9.2 million for the nine months ended September 30, 2020. For the nine months ended September 30, 2020, the Company recognized $9.2 million under the then collaboration agreement related to our schizophrenia and multiple sclerosis product candidate development programs with NIBR, which was terminated effective in June 2020. We will not recognize any revenue under this agreement in the future.
Cost of product revenue-Cost of product revenue for the nine months ended September 30, 2021, was approximately $3.6 million, an increase of approximately $2.2 million compared to the nine months ended September 30, 2020, primarily due to increases in amortization of intellectual property, minimum royalties related to licensing agreements for commercialized products and hosting costs for our PDTs as well as increased personnel-related costs, directly attributable to employees in a particular function that directly supports the prescribed PDTs.

Research and development-R&D expenses were $24.9 million and $21.8 million for the nine months ended September 30, 2021 and September 30, 2020, respectively. The increase was primarily driven by increased personnel-related expenses and software and license costs.
Selling, general, and administrative-SG&A expenses were $45.8 million and $33.6 million for the nine months ended September 30, 2021 and September 30, 2020, respectively. The increase of $12.2 million was primarily due to the following:
•An increase of $5.8 million in marketing and advertising costs;
•An increase of $4.1 million in consulting, legal, other professional service costs, software, dues and subscriptions, and other operating expenses;
•An increase of $4.0 million in personnel-related costs, including incentive-based compensation costs primarily due to the build-out of our patient service center, our market access team and our commercial sales force; and
•A decrease of $3.3 million in third-party patient services center costs that reduced during the time period as we began to operate our own service center located in Raleigh, North Carolina.
Interest and other income (expense), net-Interest and other income (expense), net was an expense of $(3.1) million for the nine months ended September 30, 2021, as compared to income (expense) of $(0.9) million for the nine months ended September 30, 2020. The increase in interest expense was primarily related to $3.2 million of interest expense for the nine months ended September 30, 2021, compared to $1.4 million of interest expense for the nine months ended September 30, 2020. For the nine months ended September 30, 2020, the Company had interest income of $0.5 million related to short-term investments and only de minimis interest income for the nine months ended September 30, 2021.
Change in the estimated fair value of warrant liabilities-Change in the estimated fair value of warrant liabilities was $7.3 million, primarily related to the mark-to-market adjustment of the Series D-1 preferred stock warrants associated with the Perceptive Credit Facility of $6.9 million for the nine months ended September 30, 2021, as compared to de minimis change for the nine months ended September 30, 2020.
Loss on the extinguishment of debt-In June 2020, the Company paid the outstanding principal on the then outstanding SVB Term Loan prior to the maturity date resulting in a loss on extinguishment of debt of $1.0 million.
Loss on issuance of convertible preferred stock-In February 2021, the Company issued additional shares of Series D-1 convertible preferred stock. The shares are recorded at their estimated fair market value on the date of issuance. In connection with the Series D-1 convertible preferred stock, the Company recorded a loss of $2.1 million, which represents the amount by which the estimated fair value of the shares exceeded the sale price, net of issuance costs.
Income tax-We did not incur income tax expenses for the nine months ended September 30, 2021 or September 30, 2020. Given our lack of prior earnings history, we have a full valuation allowance primarily related to our net operating loss and R&D credit carryforwards that we do not consider more likely than not to be realized.

Years ended December 31, 2020 and 2019
The table and discussion below present the results for the periods indicated:

	Year Ended December 31,		$ Change	% Change
(dollars in thousands, except percentages)	2020	2019
Revenue
Product revenue	$149	$65	$84	*
Collaboration and license revenue	9,235	32,497	(23,262)	*
Total revenue	9,384	32,562	(23,178)	*
Cost and operating expenses:
Cost of product revenue	1,718	998	720	72%
Research and development	28,084	35,698	(7,614)	(21)%
Selling, general, and administrative	56,226	27,469	28,757	105%
Total cost and operating expenses	86,028	64,165	21,863	34%
Loss from operations	(76,644)	(31,603)	(45,041)	143%
Other income (expenses):
Interest and other (expense) income, net	(2,562)	1,415	3,977	281%
Amortization of deferred gain on note payable to collaboration partner	—	544	(544)	*
Loss on issuance of convertible preferred stock	(16,819)	—	(16,819)	*
(Loss) gain on extinguishment of debt	(998)	20,310	(21,308)	*
Total other (expense) income	(20,379)	22,269	(42,648)	*
Net loss	$(97,023)	$(9,334)	$(87,689)	*
__________________
* Percentage change not meaningful.
Product revenue—Product revenue for the year ended December 31, 2020, was $0.1 million, an increase of $84 thousand compared to the prior year. The increase is primarily driven by increased sales of reSET and reSET-O as well as a small number of sales of Somryst, which we began selling in October 2020.
Collaboration and license revenue—Collaboration and license revenue was $9.2 million for the year ended December 31, 2020, compared to $32.5 million for the year ended December 31, 2019. For the year ended December 31, 2020, we recognized $9.2 million in connection with the NIBR Agreement, which was terminated in June 2020.
In October 2019, Sandoz terminated the agreement to commercialize its two lead products, reSET and reSET-O and for the year ended December 31, 2019, the Company recognized $28.3 million under the then collaboration and license agreement with Sandoz.
In addition, for the year ended December 31, 2019, the Company recognized $4.2 million under the NIBR Agreement, which was terminated in June 2020.
See Note 8, Collaboration and License Agreements, to our consolidated financial statements included elsewhere in this registration statement.
Cost of product revenue—Cost of product revenue for the year ended December 31, 2020, was approximately $1.7 million, an increase of approximately $0.7 million, or 72%, compared to the prior year primarily due to a full year of commercial operations. In October 2019, the Company assumed sole responsibility to commercialize the Company’s PDTs, reSET and reSET-O. Thus, for the year ended December 31, 2019, minimal cost of product revenue was recognized as a collaboration agreement was in place with Sandoz, whereby they were responsible for the commercialization efforts of reSET and reSET-O and Pear US was responsible for the continued development of the products and also supporting patient services.

Due to our increased commercialization efforts, we saw an increase in our pharmacy costs, minimum royalties related to licensing agreements for commercialized products and hosting costs for our PDTs. In addition, in November 2020, the Company launched Somryst, which further increased our cost of product revenue.
Research and development—R&D expenses were $28.1 million and $35.7 million for the years ended December 31, 2020 and 2019, respectively. The decrease of $7.6 million was primarily due to the following:
•A decrease of $7.0 million as we started shifting our software development work from external to internal resources, reduced our reliance on outside consultants, reduced professional services and reduced recruiting fees offset by $2.1 million in increased personnel and related benefit costs;
•A decrease of approximately $1.0 million on translational studies related to the NIBR Agreement, the costs of which were reimbursed under the agreement;
•A decrease of $0.5 million in spending related to pipeline development and travel related to the uncertainty resulting from COVID-19; and
•The year ended December 31, 2019, includes approximately $1.3 million for licensing fees and the achievement of a development milestone under a license agreement.
Selling, general, and administrative—SG&A expenses were $56.2 million and $27.5 million for the years ended December 31, 2020 and 2019, respectively. The increase of $28.7 million was primarily due to the following:
•An increase of $9.9 million in personnel-related costs, including incentive-based compensation costs primarily due to the build-out of our patient service center, a market access team and commercial sales force that resulted in an increase in sales and marketing team from 34 employees as of December 31, 2019 to 67 employees as of December 31, 2020;
•An increase of $7.3 million of stock-based compensation related to the tender offer in connection with our Series D preferred stock offering representing the difference between the purchase price and the fair value of the common stock on the date of the sale;
•An increase in market access and other related commercial activities of approximately $4.0 million;
•An increase of approximately $5.0 million in marketing and advertising costs;
•An increase of $2.7 million related to our patient service center in Raleigh, North Carolina; and
•A decrease of $0.4 million in other related administrative costs.
Interest and other (expense) income, net—Interest and other income (expense), net was an expense of $2.6 million for the year ended December 31, 2020, as compared to income of $1.4 million for the year ended December 31, 2019. The increase in interest expense was primarily related to $2.0 million of interest related to the Perceptive Credit Facility that closed on June 30, 2020, compared to $0.3 million of interest under the SVB Term Loan for the year ended December 31, 2019. Interest expense and other (expense) income for the year ended December 31, 2020 also includes $0.3 million of the amortization of the deferred financing costs and accretion of the debt discount as well as $0.8 million related to the mark-to-market adjustment related to the Series D-1 preferred stock warrants associated with the Perceptive Credit Facility.
Amortization of deferred gain on note payable to collaboration partner—For the year ended December 31, 2019, the Company recognized $0.5 million in connection with the straight-line amortization of the deferred gain related to the note payable under the Sandoz Agreement. The Sandoz Agreement was terminated in October 2019, resulting in the balance of the deferred gain being recognized as a gain on the extinguishment of the debt.
Loss on issuance of convertible preferred stock—In December 2020, the Company issued shares of Series D-1 and D-2 convertible preferred stock. The shares are recorded at their estimated fair market value on the date of issuance. In connection with the Series D-1 and D-2 convertible preferred stock, the Company recorded a loss of $16.8 million, net of issuance costs, which represents the amount by which the estimated fair value of the shares exceeded the sale price.

See Note 10, Convertible Preferred Stock, to our consolidated financial statements included elsewhere in this registration statement.
Loss/gain on extinguishment of debt—In June 2020, the Company paid the outstanding principal on the SVB Term Loan prior to the maturity date resulting in a loss on extinguishment of debt of $1.0 million.
For the year ended December 31, 2019, the Company recorded a gain on the extinguishment of debt under the Sandoz Agreement, whereby Sandoz forgave the collaboration note payable of $20.0 million.
Income tax—We did not incur income tax expenses for the years ended December 31, 2020 or 2019. Given our lack of prior earnings history, we have a full valuation allowance primarily related to our net operating loss and R&D credit carryforwards that we do not consider more likely than not to be realized.
Liquidity and Capital Resources
Since its inception, Pear US’s primary sources of capital have been proceeds from sales of convertible preferred stock, payments received in connection with collaboration agreements, and proceeds from borrowings under various credit facilities.
For the years ended December 31, 2020 and 2019, we incurred net operating losses of $97.0 million and $9.3 million, respectively. For the nine months ended September 30, 2021 and 2020, we incurred net operating losses of $83.9 million and $49.4 million, respectively.
As of December 31, 2020 and 2019, we had an accumulated deficit of $182.8 million and $69.8 million, respectively. As of December 31, 2020 and 2019, we had outstanding debt of $26.3 million and $15.2 million, net of debt issuance costs and debt discount, respectively. Our cash flows may fluctuate and are difficult to forecast and will depend on many factors. As of December 31, 2020 and 2019, we had cash and cash equivalents of $110.9 million and $27.4 million, respectively.
As of September 30, 2021, we had an accumulated deficit of $266.7 million. As of September 30, 2021, we had $26.8 million outstanding under our credit facility, net of debt issuance costs, and debt discount. Our cash flows may fluctuate and are difficult to forecast, and will depend on many factors. As of September 30, 2021, we had cash, cash equivalents and investments of $68.9 million.
As noted in the “Recent Developments” section above, we entered into a Merger Agreement with THMA. Upon completing the Transaction on December 3, 2021, Pear had approximately $196.4 million in cash and cash equivalents, prior to payment of transaction fees due and payable.
We have three commercial products: reSET, reSET-O, and Somryst. The revenue from the sale of these products at the present time is not sufficient to cover the operating costs incurred. Our ability to achieve sufficient revenue to cover our costs is highly dependent on our PDTs achieving and maintaining broad market acceptance by patients and physicians and obtaining reimbursement from third-party payors. We expect to continue to generate operating losses and negative operating cash flows for the foreseeable future.
Through December 31, 2019, we received $136.2 million in gross cash proceeds from sales of preferred stock and gross proceeds of $15.0 million from borrowings under the SVB Term Loan. Through December 31, 2020, we have received $268.2 million in gross cash proceeds from sales of preferred stock and gross proceeds of $30.0 million from borrowings under a credit facility. During the year ended December 31, 2020, the Company utilized 32.0 million of this funding to complete a tender offer to purchase common stock or securities convertible into common stock from certain employees, including the President & Chief Executive Officer, with tenure over four years, former employees and other stockholders in connection with the Series D-2 preferred stock offering.
In February 2021, we raised an additional $20.0 million in gross proceeds from the sale and issuance of Series D-1 preferred stock.
During 2019, we had a term loan with Silicon Valley Bank, (the “SVB Term Loan”), which was extinguished in June 2020. In June 2020, we entered into a $50.0 million credit facility with Perceptive Credit Holdings III, L.P. (the

“Perceptive Credit Facility”), as amended, which consists of a secured term loan facility in an aggregate amount of up to $50.0 million, which will be made available under the following three tranches: (i) Tranche 1-$30.0 million, available at the initial closing of the Perceptive Credit Facility; (ii) Tranche 2-$10.0 million available no later than December 31, 2021; and (iii) Tranche 3-$10.0 million, available no later than December 31, 2021, subject to the Company’s satisfaction of certain business and financial conditions described in the Perceptive Credit Facility.
The Perceptive Credit Facility bears interest through maturity at a variable rate based upon the one-month LIBOR rate plus 11.0%, subject to a LIBOR floor of 1.0%. As of September 30, 2021, the interest rate was 12.0%. The Company is required to make interest-only payments until May 31, 2024, after which point the Company will be required to make monthly payments of principal equal to 3.0% of the then-outstanding principal until maturity on June 30, 2025. If the Company prepays the loan prior to the maturity date, it will be required to pay a prepayment fee guaranteeing Perceptive a 1.5 times return on any prepaid amount. A change of control, which includes a new entity or group owning more than 35.0% of the Company’s voting stock, or prior to an initial public offering, the failure of the existing holders to own at least 35.0% of the Company’s voting stock, triggers a mandatory prepayment of the term loan. As of December 31, 2020 and September 30, 2021, there was $30.0 million outstanding under Tranche 1 of the credit facility.
Our primary uses of capital are, and we expect will continue to be for the near future, personnel costs, costs of development and commercialization of product candidates, legal, patent, and other regulatory expenses, and general overhead costs. We may also pursue acquisitions, investments, joint ventures, and other strategic transactions.
We will need additional funding to pursue our growth strategy and support continuing operations. Until such time as we can generate significant revenue to fund operations, we expect to use proceeds from the issuance of equity, debt financings, or other capital transactions. We may be unable to increase our revenue, raise additional funds or enter into such other agreements or arrangements when needed on favorable terms, or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back or discontinue the development and commercialization of one or more of our product candidates and other strategic initiatives.
In the future, we will need to raise additional capital to pursue our growth strategy and support continuing operations. If sufficient funds on acceptable terms are not available when needed, we will be required to significantly reduce our operating expenses. As of September 30, 2021 and December 31, 2020, we concluded that this circumstance raises substantial doubt about our ability to continue as a going concern.
We are subject to various covenants related to the Perceptive Credit Facility, and given the substantial doubt about our ability to continue as a going concern, there is a risk that we may not meet our covenants in the future.
Cash and cash equivalents
Pear US’s cash and cash equivalents balance as of September 30, 2021, was $62.4 million. Pear US’s future capital requirements may vary from those currently planned and will depend on various factors, including the timing and extent of R&D spending and spending on other strategic business initiatives.
Liquidity Risks
We expect to incur substantial additional expenditures in the near term to support our ongoing activities, including as a result of operating as a public company. We expect to continue to incur net losses for the foreseeable future. Our ability to fund our product development and clinical operations as well as commercialization of our product candidates will depend on the amount and timing of cash available to fund operations. Our future liquidity and capital funding requirements will depend on numerous factors, including:
•our revenue growth;
•the ability to obtain third-party payor reimbursement for our current products;
•the amount and timing of sales and other revenues from our product candidates, if approved, including the sales price and the availability of coverage and adequate third-party payor reimbursement;

•our sales and marketing activities;
•our R&D efforts;
•the emergence and effect of competing or complementary products;
•the outcome, timing, and cost of meeting regulatory requirements established by the FDA, or comparable foreign regulatory authorities;
•the progress, timing, scope, and costs of our preclinical studies, clinical trials, potential future clinical trials, and other related activities;
•the costs of commercialization activities for any of our product candidates that receive marketing authorization, including the costs and timing of establishing product sales, marketing and hosting capabilities, or entering into strategic collaborations with third parties to leverage or access these capabilities;
•the cash requirements of developing our programs and our ability and willingness to finance their continued development;
•the cash requirements of any future discovery of product candidates;
•our ability to retain our current employees and the need and ability to hire additional management and sales, technical and medical personnel;
•the time and cost necessary to respond to technological and market developments, including other products that may compete with one or more of our product candidates;
•debt service requirements;
•the extent to which we acquire or invest in business, products, or technology; and
•the impact of the COVID-19 pandemic.
A change in the outcome of any of these or other variables with respect to the development of any of our product candidates could significantly change the costs and timing associated with the sale of our products or the development of product candidates. Further, our operating plans may change in the future, and we may need additional funds to meet operational needs and capital requirements associated with such operating plans. See “Risk Factors-Risks Related to Pear’s Financial Position-The Company will need substantial additional funding, and if it is unable to raise capital when needed or on terms favorable to the Company, the Company’s business, financial condition, and results of operation could be materially and adversely affected” included elsewhere in this registration statement.
Because of the numerous risks and uncertainties associated with the development and commercialization of our product candidates, we are unable to estimate the amounts of increased capital outlays and operating expenditures associated with our current and anticipated product development programs.
Cash Flows
The following table provides a summary of cash flow data for each applicable period:

	Nine Months Ended September 30,		Year Ended December 31,
	2021	2020	2020	2019
Net cash used in operating activities	$(69,199)	$(48,420)	$(67,894)	$(36,596)
Net cash provided by (used in) investing activities	4,636	63,450	58,925	(40,563)
Net cash provided by financing activities	16,101	12,522	91,703	12,656
Net (decrease) increase in cash, cash equivalents and restricted cash	$(48,462)	$27,552	$82,734	$(64,503)

Net Cash Used in Operating Activities
Nine months ended September 30, 2021 and 2020
Pear US’s cash flows used in operating activities to date have been primarily comprised of costs and operating expenses. Pear US continues to ramp up hiring to accelerate commercial activities and accelerate its pipeline, and increase staff in anticipation of becoming a public company. Pear US expects its cash used in operating activities to increase significantly before it starts to generate any material cash inflows from product revenue.
Net cash used in operating activities was $69.2 million for the nine months ended September 30, 2021. Net cash used in operating activities consists of a net loss of $83.9 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include loss on the issuance of convertible preferred stock of $2.1 million, stock-based compensation expense of $2.0 million, depreciation expense of $1.0 million, and the change in fair value of warrants of $7.3 million (increase in ending warrant liability), and a $1.4 million change in operating assets and liabilities.
Net cash used in operating activities was $48.4 million for the nine months ended September 30, 2020. Net cash used in operating activities consists of a net loss of $49.4 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include stock-based compensation expense of $1.4 million, depreciation expense of $0.2 million, a loss on extinguishment of debt of $1.0 million, and $6.1 million reduction in deferred revenues offset by an increase of $3.0 million in accrued expenses and other current and non-current liabilities.
Years Ended December 31, 2020 and 2019
Net cash used in operating activities was $67.9 million for 2020. Net cash used in operating activities consists of a net loss of $97.0 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include loss on the issuance of convertible preferred stock of $16.8 million, stock-based compensation expense of $9.0 million, depreciation expense of $0.4 million, amortization of debt discount of $0.5 million, loss on the extinguishment of debt of $1.0 million and the change in fair value of warrants of $0.8 million (increase in ending warrant liability).
Net cash used in operating activities was $36.6 million for 2019. Net cash used in operating activities consists of a net loss of $9.3 million, adjusted for non-cash items and the effect of changes in working capital. Non-cash adjustments primarily include gain on the extinguishment of debt of $20.3 million, accretion and amortization of interest income of $1.4 million, stock-based compensation expense of $1.3 million, amortization of debt discount of $0.9 million, amortization of deferred gain on collaboration note payable of $0.5 million and depreciation expense of $0.2 million.
Net Cash Provided by Investing Activities
Nine months ended September 30, 2021 and 2020
Cash flows used in investing activities to date have been primarily comprised of purchases of short-term investments and capitalization of internal-use software. We expect to continue to invest further in internal-use software and incur costs as we expand our operations.
Net cash provided by investing activities was $4.6 million and $63.5 million for the nine months ended September 30, 2021 and 2020, respectively, and primarily related to proceeds from the maturities of investments offset by investments in property and equipment and purchases of short-term investments, and for the nine months ended September 30, 2020 a $0.8 million milestone payment under a licensing agreement.
Years Ended December 31, 2020 and 2019
Net cash provided by investing activities was $58.9 million for 2020 and related primarily to the maturities of investments offset by a regulatory milestone payment and investment in internal-use software.

Net cash used in investing activities was $40.6 million for 2019 related primarily to the purchase of investments and property and equipment.
Net Cash Provided by Financing Activities
Nine months ended September 30, 2021 and 2020
Net cash provided by financing activities was $16.1 million for the nine months ended September 30, 2021, and consisted primarily of $19.9 million of proceeds associated with the issuance of Series D-1 convertible preferred stock and $0.8 million of proceeds from the exercise of stock options offset by $4.6 million of deferred offering costs.
Net cash provided by financing activities was $12.5 million for the nine months ended September 30, 2020, and consisted primarily of $31.0 million of proceeds from the issuance of debt offset by $17.3 million of principal payments on debt and $1.5 million of deferred financing fees and related debt issuance costs.
Years Ended December 31, 2020 and 2019
Through December 31, 2020, Pear US has financed its operations primarily through the sale of convertible preferred stock and borrowings under various credit facilities.
Net cash provided by financing activities was $91.7 million for 2020 and primarily related to net proceeds from the issuance of Series D convertible preferred stock of $111.1 million, proceeds from the drawdown on the Perceptive Credit Facility of $30.0 million, $1.0 million of borrowings under the SVB Term Loan and proceeds of $0.4 million from the exercise of stock options offset by the repurchase of common and convertible preferred stock of $32.0 million and the payment to extinguish the SVB Term Loan in the amount of $17.3 million.
Net cash provided by financing activities was $12.7 million for 2019 and related to proceeds from borrows under the SVB Term Loan of $12.5 million and proceeds of $0.1 million from the exercise of stock options.
Funding Requirements
Please see the section of this registration statement titled “Risk Factors-The Company will need substantial additional funding, and if it is unable to raise capital when needed or on terms favorable to the Company, the Company’s business, financial condition, and results of operation could be materially and adversely affected” for additional risks associated with our substantial capital requirements.
Debt Financing and Covenants
Borrowings under our $50.0 million secured Perceptive Credit Facility were $30.0 million as of December 31, 2020 and September 30, 2021, which was used to extinguish the SVB Term Loan and for general business purposes. The Perceptive Credit Facility matures in June 2025. We are required to pay a variable rate of interest based upon the one-month LIBOR rate plus 11.0%, subject to a LIBOR floor of 1.0%. As of September 30, 2021, the annual interest rate was 12.0%. The Company is required to make interest-only payments until May 31, 2024, after which point the Company will be required to make monthly payments of principal equal to 3.0% of the then outstanding principal until maturity on June 30, 2025.
The Perceptive Credit Facility is secured by substantially all of the assets of the Company, including our intellectual property. The Perceptive Credit Facility requires the Company to (i) maintain a minimum aggregate cash balance of $5.0 million in one or more controlled accounts, (ii) as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2022, report revenues for the trailing 12-month period that exceed the amounts that range from $83.4 million for the fiscal quarter ending December 31, 2022, to $125.0 million for the fiscal quarter ending March 31, 2025, and (iii) on or prior to December 31, 2021, raise additional capital of at least $100.0 million. The Perceptive Credit Facility contains various affirmative and negative covenants that limit the Company’s ability to engage in specified types of transactions. In connection with the pending Merger, the Company delayed the issuance of its annual audited financial statements for the period ended December 31, 2020 and 2019 and received a waiver to provide such financials by April 30, 2021. The Company was in compliance with the covenants under the Perceptive Credit Agreement as of December 31, 2020 and September 30, 2021.
See Note 6, Indebtedness, of the notes to Pear US’s unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2021 included elsewhere in this registration statement. In the future, we may seek to obtain other additional sources of financing, including incurring term debt or issuing equity or debt securities.
As of September 30, 2021 and December 31, 2020, we had $0.4 million in a letter of credit outstanding.
Contractual Obligations
Pear US currently leases its headquarters in Boston, Massachusetts, under a non-cancelable operating lease with an expiration date of June 1, 2028. Pear US also leases office space in San Francisco, California, under a non-cancelable operating lease that expires on July 31, 2025, and office space in Raleigh, North Carolina, under a 64-month lease that commenced on February 2021, where we operate our patient service center.
We enter into agreements in the normal course of business with various vendors, which are generally cancellable upon notice. Payments due upon cancellation consist only of payments for services provided or expenses incurred, including non-cancellable obligations of service providers, up to the date of cancellation.
In addition, under various licensing agreements to which we are a party, we are obligated to pay annual license maintenance fees and may be required to make milestone payments and to pay royalties and other amounts to third parties. The payment obligations under these agreements are contingent upon future events, such as our achievement of specified milestones or generating product revenue, and the amount, timing and likelihood of such payments are not known. Amounts related to contingent milestone payments are not considered contractual obligations as they are contingent on the successful achievement of certain milestones. These contingent milestones may not be achieved. We cannot estimate or predict when, or if, these amounts will become due.
See Note 6, Indebtedness, of the notes to Pear’s consolidated financial statements for the years ended December 31, 2020 and 2019, and Pear US’s unaudited interim condensed consolidated financial statements for the nine months ended September 30, 2021, included elsewhere in this registration statement.
On December 3, 2021, substantially concurrent with the execution of the Business Combination Agreement, THMA completed the sale and issuance of 1,000,000 shares of Pear Therapeutics, Inc. Class A common stock for a purchase price of $10.00 per share to Palantir Technologies Inc., or Palantir.
On June 17, 2021, and later amended on August 3, 2021, the Company entered into a non-cancelable purchase obligation for a subscription to the Palantir Foundry cloud platform, including support services, updates, and related professional services with Palantir for $9.3 million payable over three years, continuing through September 30, 2024. See Note 7, Commitments and Contingencies, of the notes to Pear US’s unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2021, included elsewhere in this registration statement for further information.
Off-Balance Sheet Arrangements
During the periods presented, Pear US did not have any relationships with unconsolidated organizations or financial partnerships, such as structured finance or special purpose entities, which were established for the purpose of facilitating off-balance sheet arrangements.
Related Party Transactions
During the year ended December 31, 2020, in connection with the Series D-2 preferred stock offering, the Company completed a tender offer whereby the Company purchased 2,788,732 shares of common stock from its President & Chief Executive Officer, and 41,100 common shares from certain eligible employees, at a purchase price of $3.9433 per share totaling $11.2 million and resulting in a stock-based compensation expense of $7.3 million, representing the difference between the purchase price and the fair value of the common stock on the date of the sale.
Certain holders of Series A preferred stock had representation on the Company’s board of directors and purchased shares of Series B preferred stock. Certain holders of Series A and B preferred stock had representation on the Company’s board of directors and purchased shares of Series C preferred stock. Certain holders of Series A, B, and C preferred stock had representation on the Company’s board of directors and purchased shares of Series D preferred stock.
Emerging Growth Company Status (JOBS Act)
Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can choose not to take advantage of the extended transition period and comply with the requirements that apply to non-emerging growth companies, and any such election to not take advantage of the extended transition period is irrevocable. Pear is an “emerging growth company” as defined in Section 2(A) of the Securities Act of 1933, as amended, and has elected to take advantage of the benefits of this extended transition period.
Pear expects to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public business entities and nonpublic business entities until the earlier of the date Pear (a) is no longer an emerging growth company or (b) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. This may make it difficult or impossible to compare Pear’s financial results with the financial results of another public company that is either not an emerging growth company or is an emerging growth company that has chosen not to take advantage of the extended transition period exemptions because of the potential differences in accounting standards used.
In addition, Pear intends to rely on the other exemptions and reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an emerging growth company, Pear intends to rely on such exemptions, Pear is not required to, among other things:
(a) provide an auditor’s attestation report on Pear’s system of internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act; (b) provide all of the compensation disclosure that may be required of nonemerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; and (c) disclose certain executive compensation-related items such as the correlation between executive compensation and performance and comparisons of the Chief Executive Officer’s compensation to median employee compensation.
Recent Accounting Pronouncements
Refer to Notes to Pear’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 and Note 2 to Pear’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement for more information regarding recently issued accounting pronouncements. In addition, please refer to Note 2 in Pear US’s unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2021 included elsewhere in this registration statement for more information about recent accounting pronouncements, the timing of their adoption, and its assessment, to the extent it has made one, of their potential impact on its financial condition and results of operations.
Summary of Critical Accounting Policies and Significant Judgments and Estimates
The preparation of Pear US’s consolidated financial statements in conformity with United States generally accepted accounting principles, or U.S. GAAP, requires Pear US’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities in the consolidated financial statements and accompanying notes. Pear US’s management bases these estimates on historical experience and on various other assumptions that it believes are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying amounts of assets and liabilities that are not readily apparent from other sources. Actual results may differ materially from these estimates. The preparation of these consolidated financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. We monitor our estimates on an ongoing basis for changes in facts and circumstances, and material changes in these estimates could occur in the future. Changes in estimates are recorded in the period in which they become known. We base our estimates on historical experience and other assumptions that we believe to be reasonable under the circumstances. Actual results may differ from our estimates if past experience or other assumptions do not turn out to be substantially accurate.
We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations are discussed throughout this section captioned “Pear’s Management’s Discussion and Analysis of Financial Condition and Results of Operations” where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 2 to Pear US’s unaudited interim condensed consolidated financial statements as of and for the nine months ended September 30, 2021 and Note 2 to Pear’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019 included elsewhere in this registration statement.
Revenue Recognition
Pear US determines both product and collaboration and license revenue recognition through the following five-step framework in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and its related amendments, or, collectively, ASC 606:
•identification of the contract, or contracts, with a customer;
•identification of the performance obligations in the contract;
•determination of the transaction price;
•allocation of the transaction price to the performance obligations in the contract; and
•recognition of revenue when, or as, Pear US satisfies a performance obligation.
Performance obligations promised in a contract are identified based on the goods and services that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract. If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. To the extent a contract includes multiple promised goods and services, the Company applies judgment to determine whether promised goods and services are both capable of being distinct and distinct in the context of the contract. To the extent the goods and services are distinct, it requires an allocation of the transaction price to each performance obligation on a relative standalone selling price basis unless the transaction price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct service that forms part of a single performance obligation. The consideration to be received is allocated among the separate performance obligations based on relative standalone selling prices. The Company typically determines standalone selling prices using an adjusted market assessment approach model.
The Company satisfies performance obligations either over time or at a point in time. Revenue is recognized over time if either (i) the customer simultaneously receives and consumes the benefits provided by the entity’s performance, (ii) the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or (iii) the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. If the entity does not satisfy a performance obligation over time, the related performance obligation is satisfied at a point in time by transferring the control of a promised good or service to a customer.
Our collaboration and license revenue to date has primarily been generated through two collaboration and license agreements: the Sandoz Agreement and the NIBR Agreement.

In October 2019, Sandoz terminated the Sandoz Agreement, and thereafter Pear US assumed the responsibility to commercialize its two lead products, reSET and reSET-O. In October 2019, we began our efforts to self-commercialize reSET and reSET-O. In addition, in June 2020, NIBR terminated their collaboration agreement with the Company related to our schizophrenia and multiple sclerosis product candidate development programs. We will not recognize any revenue under these agreements in the future.
To date, while we have recognized product revenue from the sale of our PDTs, reSET, reSET-O and Somryst, and although we expect to continue to recognize revenue from the sale of these PDTs, we do not expect to generate significant revenue until 2023.
Stock-Based Compensation
Accounting for stock-based compensation is a critical accounting policy due to the broad-based equity awards provided to employees at all levels within Pear US and the use of equity awards as part of the strategy to retain employees as a result of a change of control events. Pear US issues stock-based compensation to employees and non-employees, generally in the form of stock options. Compensation expenses for stock options are recognized on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures are accounted for when they occur. The fair value of the stock options is measured on the grant date using the Black-Scholes model, which utilizes the following estimates as inputs:
•Expected volatility: determined based on an average of the historical volatility of a peer group of similar public companies;
•Expected term: as our employee stock options have “plain vanilla” characteristics, the expected term is determined using the simplified method, which represents the average of the contractual term of the option and the weighted average vesting period of the option; the contractual life of the option is used for the expected life of non-employee stock options;
•Risk-free interest rate: based upon the U.S. Treasury yield curve in effect at the time of grant; and
•Expected dividend yield: based on our history and current expectation of not paying dividends in the foreseeable future.
Preferred and Common Stock Valuations
The fair value of Pear US’s preferred and common stock underlying stock awards was determined by the board of directors. Given the absence of a public trading market, the board of directors considered numerous objective and subjective factors to determine the fair value of Pear US’s common stock at each board of directors meeting in which stock awards were approved. These factors included, but were not limited to:
•the prices at which we sold our preferred stock to outside investors in arms-length transactions;
•our results of operations, financial position, and capital resources;
•contemporaneous third-party valuations common stock;
•the rights, preferences, and privileges of a convertible preferred stock relative to common stock;
•the lack of marketability of common stock;
•stage and development of Pear US’s business;
•the history and nature of our business, industry trends, and competitive environment,
•general economic conditions; and
•the likelihood of achieving a liquidity event, such as an initial public offering or sale of Pear US, given prevailing market conditions.

Pear US determined the fair value per share of the underlying preferred and common stock by taking into consideration results obtained from third-party valuations and additional factors that were deemed relevant. The assumptions underlying these valuations represented management’s best estimates, which involved inherent uncertainties and the application of management’s judgment. As a result, if we had used significantly different assumptions or estimates, the fair value of our preferred and common stock and our stock-based compensation expense could be materially different. The fair value of the underlying common stock will be determined by the board of directors until such time as our common shares are listed on an established stock exchange.
Quantitative and Qualitative Disclosures About Market Risk
As a “smaller reporting company,” we are not required to provide this information.
Internal Control Over Financial Reporting
In connection with the preparation and audit of Pear US’s consolidated financial statements as of and for the years ended December 31, 2020 and 2019, material weaknesses were identified in its internal control over financial reporting. Please see the sections of this registration statement titled “Risk Factors-Risks Related to Pear’s Financial Reporting-If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud. As a result, investors may lose confidence in the accuracy of our financial reports, which would harm our business and the trading price of our common stock. Our management will be required to evaluate the effectiveness of our internal control over financial reporting” and “Risk Factors-Risks Related to Pear’s Financing Reporting-Our management have identified certain internal control deficiencies that constitute material weaknesses. If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired.”
Legal proceedings
We are not currently a party to any material legal proceedings. From time to time, we may become involved in other litigation or legal proceedings relating to claims arising from the ordinary course of business.
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THMA’s MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
References in this report (the “Quarterly Report”) to “we,” “us” or the “Company” refer to Thimble Point Acquisition Corp. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to LJ10 LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Quarterly Report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.
Special Note Regarding Forward-Looking Statements
This Quarterly Report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this Quarterly Report including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of this Quarterly Report and the Risk Factors section of the Registration Statements on Form S-1(Registration No. 333-252150) filed with the SEC. The Company’s filings with the SEC can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.
Overview
We are a blank check company incorporated as a Delaware corporation and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar Business Combination with one or more businesses. We intend to effectuate our Business Combination using cash from the proceeds of the Initial Public Offering and the sale of the Private Placement Warrants and the forward purchase shares, our capital stock, debt or a combination of cash, stock and debt.
The issuance of additional shares of our stock in a Business Combination, including the issuance of the forward purchase securities:
•may significantly dilute the equity interest of investors in the Initial Public Offering, which dilution would increase if the anti-dilution provisions in the Class B common stock resulted in the issuance of Class A common shares on a greater than one-to-one basis upon conversion of the Class B common stock;
•may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded our common stock;
•could cause a change of control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;
•may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and
•may adversely affect prevailing market prices for our Class A common stock and/or warrants.

Similarly, if we issue debt securities or otherwise incur significant indebtedness, it could result in:
•default and foreclosure on our assets if our operating revenues after a Business Combination are insufficient to repay our debt obligations;
•acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;
•our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;
•our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;
•our inability to pay dividends on our common stock;
•using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;
•limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
•increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and
•limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.
Further, we expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to raise capital or to complete our Business Combination will be successful. We will need to raise additional capital through loans or additional investments from our initial stockholders, officers or directors. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but may not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through one year and one day from the issuance of this report.
Proposed Initial Business Combination
On June 21, 2021, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with Oz Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), and Pear Therapeutics, Inc., a Delaware corporation (“Pear”), pursuant to which Merger Sub will merge with and into Pear, with Pear surviving the merger as a wholly-owned subsidiary of us (the “Merger”). The obligations of us, Merger Sub and Pear to consummate the Merger are subject to the satisfaction or waiver of certain closing conditions, which are further described in the Business Combination Agreement.
In connection with the execution of the Business Combination Agreement, we entered into subscription agreements with certain parties subscribing for our Class A common shares (the “Subscribers” and such transactions, the “Subscriptions”), pursuant to which the Subscribers have agreed to purchase, and we have agreed to sell to the Subscribers, an aggregate of 10,280,000 of our Class A common shares, for a purchase price of $10.00 per share and an aggregate purchase price of $102.8 million. The Subscriptions are expected to close substantially concurrently with the closing of the Merger. The consummation of the Subscriptions is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Merger. The Class A common shares to be issued pursuant to the Subscription Agreements have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration.

In connection with the execution of the Business Combination Agreement, we entered into a First Amendment to Forward Purchase Agreement (the “Forward Purchase Agreement Amendment”) with the Anchor Investor, pursuant to which, effective as of immediately prior to the closing of the Merger, the Forward Purchase Agreement, dated February 1, 2021, between us and the Anchor Investor, will be amended to (i) eliminate the sale of warrants to purchase our Class A common shares and (ii) instead provide exclusively for the sale of such number of our Class A common shares equal to the sum of (x) 2,300,000 and (y) such additional Class A common shares as the Anchor Investor may elect to purchase up to the lesser of (A) the number of Class A common shares redeemed by our public stockholders and (B) 2,700,000, in each case, for a purchase price of $10.00 per share (such purchase and sale of our Class A common shares, the “Forward Purchase”). The Class A common shares to be issued pursuant to the Forward Purchase have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration.
Results of Operations and Known Trends or Future Events
We have neither engaged in any operations nor generated any revenues to date. Our only activities since inception have been organizational activities and those necessary to prepare for the Initial Public Offering. We will not generate any operating revenues until after completion of our Business Combination. We generate non-operating income in the form of interest income on cash and cash equivalents. There has been no significant change in our financial or trading position and no material adverse change has occurred since the date of our audited financial statements. We are incurring increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses in connection with completing a Business Combination.
For the three months ended September 30, 2021, we had a net income of $5,832,363, which consisted of the change in fair value of warrant liability of $7,533,067, interest earned on marketable securities held in the Trust Account of $8,147, and the change in fair value of the promissory note of $357,000, offset by formation and operational costs of $2,061,256 and unrealized loss on marketable securities held in the Trust Account of $4,595.
For the nine months ended September 30, 2021, we had a net loss of $1,516,666, which consisted of formation and operational costs of $5,036,086, offset by the change in fair value of warrant liability of $3,126,934, interest earned on marketable securities held in the Trust Account of $23,886, and the change in the fair value of the promissory note of $368,600.
Liquidity and Capital Resources
Our liquidity needs prior to the completion of the Initial Public Offering were satisfied through payment of liabilities of $25,000 for the sale of the founder shares and up to $300,000 in loans from our Sponsor under an unsecured promissory note. On February 4, 2021, we consummated the Initial Public Offering of 27,600,000 Units, at a price of $10.00 per Unit, generating gross proceeds of $276,000,000. Simultaneously with the closing of the Initial Public Offering, we consummated the sale of 5,013,333 Private Placement Warrants to our Sponsor at a price of $1.50 per warrant, generating gross proceeds of $7,520,000. Following the Initial Public Offering and the sale of the Private Placement Warrants, a total of $276,000,000, comprised of $270,480,000 of the proceeds from the Initial Public Offering (which amount includes $9,660,000 of the underwriter’s deferred discount) and $7,520,000 of the proceeds of the sale of the Private Placement Warrants, less an aggregate of $2,000,000 to pay fees and expenses in connection with the closing of the Initial Public Offering and for working capital following the closing of the Initial Public Offering, was deposited into the Trust Account. The funds in the Trust Account are invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds that meet certain conditions under Rule 2a-7 under the Investment Company Act of 1940 and that invest only in direct U.S. government obligations.
For the nine months ended September 30, 2021, cash used in operating activities was $1,782,314. Net loss of $1,516,666 was affected by interest earned on marketable securities held in the Trust Account of $23,886, the change in the fair value of the promissory note of $368,600, the change in the fair value of the warrant liability of $3,126,934, and transaction costs associated with the IPO of $619,676. Changes in operating assets and liabilities provided $2,634,096 of cash for operating activities.

As of September 30, 2021, we had marketable securities held in the Trust Account of $276,023,886 (including $23,886 of interest income and unrealized gain) consisting of money market funds which are invested primarily in U.S. Treasury securities. Interest income on the balance in the Trust Account may be used by us to pay taxes. Through September 30, 2021, we have not withdrawn any interest earned from the Trust Account.
We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (which interest shall be net of permitted withdrawals) and the proceeds from the sale of the forward purchase shares, if any, to complete our Business Combination. We will make permitted withdrawals from the Trust Account to pay our taxes, including franchise taxes and income taxes. Delaware franchise tax is based on our authorized shares or on our assumed par and non-par capital, whichever yields a lower result. Under the authorized shares method, each share is taxed at a graduated rate based on the number of authorized shares with a maximum aggregate tax of $200,000 per year. Under the assumed par value capital method, Delaware taxes each $1,000,000 of assumed par value capital at the rate of $400; where assumed par value would be (1) our total gross assets following the Initial Public Offering, divided by (2) our total issued shares of common stock following the Initial Public Offering, multiplied by (3) the number of our authorized shares following the Initial Public Offering. Based on the number of shares of our common stock authorized and outstanding and our total gross proceeds after the completion of the Initial Public Offering, our annual franchise tax obligation is capped at the maximum amount of annual franchise taxes payable by us as a Delaware corporation of $200,000. Our annual income tax obligations will depend on the amount of interest and other income earned on the amounts held in the Trust Account. We expect the only taxes payable by us out of the funds in the Trust Account will be income and franchise taxes. We expect the interest earned on the amount in the Trust Account will be sufficient to pay our taxes. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.
As of September 30, 2021, we had cash of $770,653. Prior to the completion of our Business Combination, our principal use of working capital will be to fund our activities to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete a Business Combination, and to pay taxes to the extent the interest earned on the Trust Account is not sufficient to pay our taxes.
Our Sponsor, an affiliate of our Sponsor or our officers and directors may, but none of them is obligated to, loan us funds as may be required to fund our working capital requirements. If we complete our Business Combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to our Sponsor. On June 21, 2021, we issued an unsecured promissory note (the “Note”) in the principal amount of $1,000,000 to our Sponsor as. The Note does not bear interest and is repayable in full upon consummation of our Business Combination. If we do not complete a Business Combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, our Sponsor shall have the option, but not the obligation, to convert the principal balance of the Note, in whole or in part, to warrants, at a price of $1.50 per warrant, the terms of which will be identical to the terms of the Private Placement Warrants. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. We do not expect to seek loans from parties other than our Sponsor, an affiliate of our Sponsor or our officers and directors, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
We will need to raise additional capital through loans or additional investments from our initial stockholders, officers or directors. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but may not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through one year and one day from the issuance of this report.
Off-Balance Sheet Arrangements; Commitments and Contractual Obligations
As of September 30, 2021, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K and did not have any commitments or contractual obligations, other than as described below.
We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay our Sponsor a monthly fee of $10,000 for office space, secretarial and administrative support. We began incurring these fees on February 2, 2021 and will continue to incur these fees monthly until the earlier of the completion of the Business Combination and our liquidation.
The underwriter is entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
The Company entered into a forward purchase agreement with an investor (the “Anchor Investor”), which provided for the purchase by the Anchor Investor of an aggregate of 5,000,000 units (the “Forward Purchase Agreement”), with each unit consisting of one share of Class A common stock (the “forward purchase share”) and one-third of one redeemable warrant to purchase one share of Class A common stock (the “forward purchase warrant”) at an exercise price of $11.50 per whole share, for a purchase price of $10.00 per unit, in a private placement to close concurrently with the closing of a Business Combination. The obligations under the Forward Purchase Agreement will not depend on whether any shares of Class A common stock are redeemed by the Public Stockholders. The Anchor Investor will not receive any shares of Class B common stock as part of the Forward Purchase Agreement. The forward purchase shares will be identical to the Class A common stock sold in the Initial Public Offering, except that they will be subject to certain transfer restrictions and have certain registration rights.
In connection with the execution of the Business Combination Agreement, the Company entered into a First Amendment to Forward Purchase Agreement (the “Forward Purchase Agreement Amendment”) with the Anchor Investor, pursuant to which, effective as of immediately prior to the closing of the Merger, the Forward Purchase Agreement will be amended to (i) eliminate the sale of forward purchase warrants and (ii) instead provide exclusively for the sale of such number of Class A common shares equal to the sum of (x) 2,300,000 and (y) such additional Class A common shares as the Anchor Investor may elect to purchase up to the lesser of (A) the number of Class A common shares redeemed by the Company’s public stockholders and (B) 2,700,000, in each case, for a purchase price of $10.00 per share (such purchase and sale of the Company’s Class A common shares, the “Forward Purchase”). The Class A common shares to be issued pursuant to the Forward Purchase have not been registered under the Securities Act, and will be issued in reliance on the availability of an exemption from such registration.
Except as described in the preceding paragraph, the proceeds from the sale of the forward purchase shares may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital. The obligations under the Forward Purchase Agreement will not depend on whether any shares of Class A common stock are redeemed by the Public Stockholders and are intended to provide the Company with funding for a Business Combination.
Critical Accounting Policies
The preparation of condensed consolidated financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, common stock subject to possible redemption, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following critical accounting policies:

Warrant Liabilities
We account for the warrants issued in connection with our Initial Public Offering in accordance with the guidance contained in ASC 815 under which the warrants do not meet the criteria for equity treatment and must be recorded as liabilities. Accordingly, we classify the warrants as liabilities at their fair value and adjust the warrants to fair value at each reporting period. This liability is subject tore-measurement at each balance sheet date until exercised, and any change in fair value is recognized in our statements of operations.
Net Loss Per Common Share
We apply the two-class method in calculating earnings per share. Net income (loss) per common share, Class A common stock is calculated by dividing weighted net loss by the weighted average number of Class A common stock outstanding during the period. Net income (loss) per common share, Class B common stock is calculated by dividing weighted net loss by the weighted average number of Class B common stock outstanding during the period.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company is currently assessing the impact, if any, that ASU 2020-06 would have on its financial position, results of operations or cash flows.
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.
Related Party Transactions
In December 2020, our Sponsor purchased an aggregate of 5,750,000 founder shares in exchange for payment of certain of our offering expenses of $25,000, or approximately $0.004 per share. In January 2021, our Sponsor transferred 50,000 shares to each of our independent director nominees and an aggregate of 150,000 shares to our advisors, in each case, at approximately the same share price paid by our Sponsor, resulting in our Sponsor holding 5,450,000 founder shares. On February 2, 2021, we effected a 1.2-to-1 forward stock split, resulting in our Sponsor holding 6,540,000 founder shares, each of our independent director nominees holding 60,000 founder shares and our advisors holding an aggregate of 180,000 founder shares. The founder shares held by our independent director nominees and our advisors shall not be subject to forfeiture in the event the underwriters’ over-allotment option is not exercised. The number of founder shares issued was determined based on the expectation that the founder shares would represent 20% of the outstanding shares of common stock upon the completion of the Initial Public Offering. The purchase price of the founder shares was determined by dividing the amount of cash contributed to us by the number of founder shares issued.
Our Sponsor, officers and directors or any of their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable Business Combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our Sponsor, officers, directors or our or any of their respective affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Our Sponsor has agreed to loan us up to $300,000 to cover offering-related and organizational expenses. These loans have been repaid upon completion of the Initial Public Offering out of the $1,000,000 of offering proceeds that has been allocated for the payment of offering expenses (other than underwriting commissions) not held in the Trust Account.
We have entered into an agreement that provides that, subsequent to the Initial Public Offering and continuing until the earlier of the consummation of our Business Combination or liquidation, we will pay our Sponsor a total of $10,000 per month for office space, secretarial and administrative services.
In addition, in order to finance transaction costs in connection with an intended Business Combination, our Sponsor, an affiliate of our Sponsor or our officers and directors may, but is not obligated to, loan us funds as may be required. If we complete our Business Combination, we would repay such loaned amounts out of the proceeds of the Trust Account released to us. In the event that our Business Combination does not close, we may use a portion of the working capital held outside the Trust Account to repay such loaned amounts but no proceeds from our Trust Account would be used for such repayment. Up to $1,500,000 of such loans may be convertible into warrants at a price of $1.50 per warrant at the option of the lender. The warrants would be identical to the Private Placement Warrants issued to our Sponsor. On June 21, 2021, we issued an unsecured promissory note (the “Note”) in the principal amount of $1,000,000 to our Sponsor as. The Note does not bear interest and is repayable in full upon consummation of our Business Combination. If we do not complete a Business Combination, the Note shall not be repaid and all amounts owed under it will be forgiven. Upon the consummation of a Business Combination, our Sponsor shall have the option, but not the obligation, to convert the principal balance of the Note, in whole or in part, to warrants, at a price of $1.50 per warrant, the terms of which will be identical to the terms of the Private Placement Warrants. The Note is subject to customary events of default, the occurrence of which automatically trigger the unpaid principal balance of the Note and all other sums payable with regard to the Note becoming immediately due and payable. We do not expect to seek loans from parties other than our Sponsor, an affiliate of our Sponsor or our officers and directors, if any, as we do not believe third parties will be willing to loan such funds and provide a waiver against any and all rights to seek access to funds in our Trust Account.
Our Sponsor has purchased an aggregate of 5,013,333 Private Placement Warrants at a price of $1.50 per warrant pursuant to the Private Placement Warrant Purchase Agreement, dated as of February 1, 2021. Each private placement warrant entitles the holder thereof to purchase one share of our Class A common stock at a price of $11.50 per share, subject to adjustment as provided herein. Our Sponsor will be permitted to transfer the Private Placement Warrants held by it to certain permitted transferees, including our officers and directors and other persons or entities affiliated with or related to them, but the transferees receiving such securities will be subject to the same agreements with respect to such securities as our Sponsor. Otherwise, these warrants will not, subject to certain limited exceptions, be transferable or salable until 30 days after the completion of our Business Combination. Except as set forth elsewhere in the Registration Statement, the Private Placement Warrants will be non-redeemable so long as they are held by our Sponsor or its permitted transferees except as set forth under “Description of Securities—Warrants—Public Stockholders’ Warrants—Redemption of warrants when the price per share of Class A common stock equals or exceeds $10.00” in the Registration Statement. The Private Placement Warrants may also be exercised by our Sponsor or its permitted transferees for cash or on a cashless basis. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the warrants sold as part of the units in the Initial Public Offering.
Pursuant to the Registration Rights Agreement we entered into with our initial stockholders on February 1, 2021, we are required to register certain securities for sale under the Securities Act. Our initial stockholders, and holders of warrants issued upon conversion of working capital loans, if any, are entitled under the Registration Rights Agreement to make up to three demands that we register certain of our securities held by them for sale under the Securities Act and to have the securities covered thereby registered for resale pursuant to Rule 415 under the Securities Act. In addition, these holders have the right to include their securities in other registration statements filed by us. We will bear the costs and expenses of filing any such registration statements.
In connection with the execution of the Business Combination Agreement, our Sponsor, our directors and members of our team of advisors (the “Advisors”) (collectively, the “Sponsor Agreement Parties”) entered into a sponsor support agreement (the “Sponsor Agreement”) with us and Pear, pursuant to which the Sponsor Agreement

Parties agreed to, among other things, (i) vote at any meeting of our shareholders all of their shares of our Class A common stock and Class B common stock in favor of each Transaction Proposal (as defined in the Business Combination Agreement), (ii) be bound by certain other covenants and agreements related to the Merger and (iii) be bound by certain transfer restrictions with respect to such common stock, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.
Our Sponsor has also agreed, subject to certain exceptions, not to transfer 1,269,600 of our Class B Shares held by it and to have 922,453 of its Private Placement Warrants held in trust, in each case, until such securities are released under the Sponsor Agreement. Pursuant to the Sponsor Agreement, (i) 423,200 of such Class B shares and 307,485 of such Private Placement Warrants will be released upon our common stock achieving $12.50 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, (ii) 423,200 of such Class B shares and 307,484 of such Private Placement Warrants will be released upon our common stock achieving $15.00 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, and (iii) 423,200 of such Class B Shares and 307,484 of such Private Placement Warrants will be released upon our common stock achieving $17.50 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, in each case, during the Earn Out Period (as defined in the Sponsor Agreement). Any such Class B shares or Private Placement Warrants not vested prior to the fifth anniversary of the closing of the merger will be deemed to be forfeited. The Class B shares held by our Sponsor’s directors and Advisors will not be subject to vesting or forfeiture.
JOBS Act
On April 5, 2012, the JOBS Act was signed into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company”, we choose to rely on such exemptions we may not be required to, among other things: (1) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act; (2) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act; (3) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis); and (4) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of the Initial Public Offering.

MANAGEMENT OF PEAR
Directors and Executive Officers
Pear’s current directors and executive officers are as follows:

Name	Age	Title
Corey McCann, M.D., Ph.D.	42	Chief Executive Officer, President and Director
Christopher D.T. Guiffre, J.D., M.B.A	53	Chief Financial Officer, Chief Operating Officer, Treasurer, and Assistant Secretary & Acting Chief Compliance Officer
Erin K. Brenner	48	Chief Product Development Officer
Katherine Jeffery	54	Chief People Officer
Yuri Maricich, M.D., M.B.A	41	Chief Medical Officer & Head of Development
Ronan P. O’Brien, J.D.	49	General Counsel and Secretary
Julia Strandberg, M.B.A	47	Chief Commercial Officer
Alison Bauerlein	39	Director
Jorge Gomez, M.B.A	54	Director
Zack Lynch	49	Director
Kirthiga Reddy, M.B.A	50	Director
Nancy Schlichting	66	Director
Andrew Schwab	50	Director
Dr. Corey McCann, M.D., Ph.D., Chief Executive Officer, President and Director
Dr. McCann has served as the President and Chief Executive Officer of Pear since August 2013 and as the President of Pear Therapeutics Securities Corporation, a wholly-owned subsidiary of Pear, since December 2017. Dr. McCann has also served as a member of the board of directors of NOUS Imaging, Inc. a technology company focused on medical imaging software, since March 2020, as director of Eternia Group LLC since August 2011, and as a director of Eternia Group SRL since May 2021. Previously, Dr. McCann served on the board of Edumedics LLC (now known as SentryHealth), a health and wellness solutions technology company, from January 2013 through October 2019, and Resolute Bio, Inc., a biotechnology company developing peptide-based drugs for chronic metabolic and neurological disorders from June 2016 through June 2019. Dr. McCann received his B.S. degree in biology from The Pennsylvania State University, his M.D and Ph.D. from Washington University’s St. Louis School of Medicine and his Ph.D. in neuroscience from Harvard University. We believe Dr. McCann is qualified to serve as a director due to his extensive experience leading and developing Pear, as well as his technical knowledge.
Christopher Guiffre, Chief Financial Officer, Chief Operating Officer, Treasurer and Assistant Secretary
Mr. Guiffre has served as the Chief Financial Officer and Chief Operating Officer of Pear since December 2018 and as the Treasurer of Pear Therapeutics Securities Corporation, a wholly-owned subsidiary of Pear, since December 2018. From March 2015 through July 2017, Mr. Guiffre served as the President and Chief Executive Officer of Cerulean Pharma, Inc. (now known as Dare Bioscience, Inc.) (NASDAQ: DARE), a biopharmaceutical company. Mr. Guiffre received his B.S. degree in marketing from Babson College, his J.D. from Boston College Law School and M.B.A. from the Boston College Carroll School of Management.
Erin K. Brenner, Chief Product Development Officer
Ms. Brenner has served as the Chief Product Development Officer of Pear since June 2020 and previously served as Pear’s Vice President of Portfolio Management from January 2019 through June 2020, and as the Senior Director, Portfolio Management from July 2018 through January 2019. Ms. Brenner worked at GE Healthcare Inc. from 2004 to 2018, including leading the development of GE’s Senographe Pristina mammography platform, and from December 2016 through July 2018, she served as the Global Mammography Product Leader for GE Healthcare. She earned her B.A. in History from Middlebury College.

Katherine Jeffery, Chief People Officer
Ms. Jeffery has served as the Chief People Officer of Pear since June 2019. Prior to that, Ms. Jeffery served as the Vice President of People for Recurly, Inc., a subscription management software company, from January 2018 through June 2019; as a Human Resources Consultant and Leadership Coach for Next Level Resource Partners, a logistics management company, from October 2016 through January 2018, and as Vice President of Human Resources for Sportvision Inc., a broadcasting media company, from February 2011 through October 2016. Ms. Jeffery has also served as President of the board of directors of W.O.M.A.N. Inc. since June 2014, as a founding member of the Product Advisory Board of Twine’s CPOHQ since June 2020, and on the Advisory Board of Bennie, an employment benefits platform, since January 2021. Ms. Jeffery earned her B.A. degree in Liberal Arts with a concentration in Human Resources from DePaul University, and an M.S. in Communication with a concentration in Managerial Communication from Northwestern University.
Yuri Maricich, Chief Medical Officer & Head of Development
Dr. Maricich has served as Pear’s Chief Medical Officer and Head of Development since October 2017. Prior to that, from September 2014 through September 2017, Dr. Maricich served as the Vice President of Clinical Development of Pear. Dr. Maricich leads the Clinical/Regulatory/Quality and Medical Affairs group at Pear Therapeutics as the Chief Medical Officer and Head of Development. He leads and manages the development programs from Discovery/TPP stage, through Translational, Clinical Development, Regulatory submission and review as well as Medical Affairs. In addition to overseeing subsequent pipeline programs across a broad-spectrum of disease areas (such as CNS/neuroscience, cardiovascular, and oncology), he led reSET (1st prescription digital therapeutic), reSET-O (1st combination drug and software treatment), and Somryst (chronic insomnia) programs. Dr. Maricich is a licensed, board-certified physician, investor, clinical developer and strategist. His work is focused on improving patient health and our healthcare system. He has worked with and led successful teams and programs at Health & LifeScience/biotech (HLS) firms, including Corixa (acquired by GlaxoSmithKline), Xdynia (acquired by Cavion), Cavion (acquired by Jazz Pharmaceuticals), AWS, and Pear Therapeutics (1st FDA-cleared, clinically validated digital therapeutic to treat disease). He founded a digital health firm while a medical student that used AI and NLP to structure clinical data. Dr. Maricich is also the principal and owner of Maricich & Co., which he founded in June 2007, and a Partner at Asclepius Capital, an investment firm, since January 2012. Dr. Maricich received his B.S. in Pre-Professional/Pre-Med and Philosophy from the University of Notre Dame, his M.D. from the University of Washington and his M.B.A. from Harvard University.
Ronan P. O’Brien, General Counsel and Secretary
Mr. O’Brien has served as the General Counsel and Secretary of Pear since March 2018 and since December 2018, he has served as the Secretary of Pear Therapeutics Securities Corporation, a wholly-owned subsidiary of Pear. Previously, from September 2016 through February 2018, Mr. O’Brien served as the Vice President and Associate General Counsel for Selecta Biosciences, Inc., a clinical stage biotechnology company (NASDAQ: SELB) and from June 2014 through September 2016, he served as the Executive Director and Associate General Counsel for Cerulean Pharma Inc. (now known as Dare Bioscience, Inc.) (NASDAQ: DARE), a biopharmaceutical company. Mr. O’Brien received his B.A. degree in French Literature and English Literature as well as his J.D. from Boston University.
Julia M. Strandberg, Chief Commercial Officer
Ms. Strandberg has served as Pear’s Chief Commercial Officer since July 2019. Prior to her position at Pear, Ms. Strandberg served as the Senior Vice President of GHX, LLC from May 2019 through July 2019, as President of Edison Consulting LLC from February 2019 through May 2019, and as Vice President and General Manager of Health Informatics and Monitoring at Medtronic plc from January 2015 through January 2019. Ms. Strandberg received her B.S. in chemical engineering from Purdue University, and her M.B.A. from the University of Minnesota’s Carlson School of Management.

Alison Bauerlein, Director
Ms. Bauerlein has been a member of the Board since December 2021 and is a member of both the Audit Committee and Compensation Committee. Ms. Bauerlein is a co-founder of Inogen, Inc. (Nasdaq: INGN) and has served as its Chief Financial Officer since 2009 and Executive Vice President, Finance since March 2014. Ms. Bauerlein has also served as Corporate Secretary from 2002 until July 2021 and Corporate Treasurer since 2002. Ms. Bauerlein previously served as Inogen Inc.’s Vice President, Finance from 2008 until March 2014. Prior to serving in these positions, Ms. Bauerlein also served as Controller with Inogen, Inc. from 2008 to 2009 and 2001 to 2004, and the Director of Financial Planning and Analysis from 2004 to 2008. Ms. Bauerlein has over 20 years of experience in treasury, finance, accounting, risk management as well as strategic and tactical cost analysis and forecasting. Ms. Bauerlein received a Bachelor of Arts degree in Economics/Mathematics with high honors from the University of California, Santa Barbara.
Jorge Gomez, Director
Mr. Gomez has been a member of the Board since August 2021 and is the chair of the Audit Committee. Mr. Gomez has been the Executive Vice President and Chief Financial Officer of Dentsply Sirona, Inc. (Nasdaq: XRAY), a manufacturer of professional dental products and technologies, since August 2019. Mr. Gomez previously served as Chief Financial Officer of Cardinal Health, Inc. (NYSE: CAH), a multinational healthcare services company, from January 2018 to August 2019. At Cardinal Health, he was responsible for financial activities across the enterprise, including financial strategy, capital deployment, treasury, investor relations, tax, accounting and external reporting. From July 2015 to December 2017, he was Chief Financial Officer of Cardinal Health’s Medical segment and from February 2012 to June 2015, he was Chief Financial Officer of Cardinal Health’s Pharmaceutical segment. Prior to that, Mr. Gomez served as treasurer and corporate controller at Cardinal Health. Before joining Cardinal Health, Mr. Gomez held multiple executive and leadership roles at General Motors Company (NYSE: GM), including assignments in New York, Singapore, Belgium, and Brazil. He began his career with the Smurfit-Kappa Group plc. (OTCMKTS: SMFTF) in the company’s finance development program. Currently, he also serves on the Board of Directors for Xylem, Inc. (NYSE: XYL), a global water management company. Mr. Gomez earned a bachelor’s degree in Electrical Engineering from the National University of Colombia and a master’s degree in Business Administration from the University of Hartford.
Zack Lynch, Director
Mr. Lynch has been a member of the Board since December 2015 and serves on the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee. Since July 2015, Mr. Lynch has served as the Managing Partner of JAZZ Venture Partners, a venture capital firm that focuses on investments at the intersection of digital technology and life sciences. Mr. Lynch also currently serves on the board of various life sciences companies, including Thread Robotics Inc., a medical device and services company focusing on fertility care since June 2020; Swing Therapeutics, Inc., a company focused on creating digital therapeutics for people with chronic conditions since October 2019; and Pinpoint Predictive, Inc., a company that provides behavioral risk assessments using artificial intelligence designed for insurance companies since September 2018. Mr. Lynch has also served on the board of JobGet Inc., an online and mobile application based job platform since January 2021 and served on the board of Pymetrics, Inc., a company focused on utilizing artificial intelligence and behavioral science in hiring practices, from September 2016 to March 2018. Mr. Lynch is the founder and Chairperson of the Neurotechnology Industry Organization, a global trade association representing companies involved in neuroscience, brain research institutes and patient advocacy groups and the founder and curator of the Experiential Technology and NeuroGaming Conference and Expo. Mr. Lynch co-founded NeuroInsights, a market research and investment advisory firm that advises global organizations on the impact of neurotechnology on business, government and society, and developed the NASDAQ NeuroInsights Neurotech Index (Nasdaq: NERV), a stock tracking index for neuroscience companies. Mr. Lynch served on the advisory boards of the McGovern Institute for Brain Research at MIT, Center for Neuroeconomic Studies at Claremont Graduate University and the Center for Neuroscience and Society at the University of Pennsylvania. Mr. Lynch has a B.S. in Evolutionary Biology, B.S. in Environmental Science and an M.A. in Economic Geography, all from UCLA.

Kirthiga Reddy, Director
Ms. Reddy has been a member of the Board since December 2021 and is the chair of the Nominating and Corporate Governance Committee. She previously served as a board observer on the Pear US board of directors beginning December 2020. Since December 2018, Ms. Reddy has served as the Investment Partner at SoftBank Investment Advisers, a private equity firm headquartered in London (SBIA), and served on the Investment Committee for the SoftBank Vision Fund Emerge program, a global accelerator for companies led by underrepresented founders. Her tenure at SBIA is scheduled to end on October 4, 2021. Ms. Reddy is also a co-founder and since October 2018 has served as Investment Council of F7 Ventures, a female-led seed investment fund focused on enabling human operations and the investment themes of connected communities, future of work, and physical and mental health. From July 2010 to March 2018, Ms. Reddy held various executive roles at Facebook, Inc. (Nasdaq: FB). At Facebook, Ms. Reddy first served as the Managing Director for India and South Asia, and subsequently focused on emerging and high-growth markets including Mexico, Brazil, Indonesia, South Africa and the Middle East. Additionally, Ms. Reddy has served as a member of the board of directors of several companies, including Collective Health, Inc. since December 2019, where she also serves on the compensation and audit committees, WeWork Inc. since February 2020, and Fungible, Inc. since April 2021. Ms. Reddy has also served on the Investment Advisory Council for Neythri Futures Fund, a South Asian female-led stage-agnostic tech fund since March 2021. Ms. Reddy holds an MBA from Stanford University, an M.S. in Computer Engineering from Syracuse University and a B.E. in Computer Science from Marathwada University, India. She served on Stanford Business School Management Board from September 2014 to April 2019, including serving as Chair from September 2018 to April 2019.
Nancy Schlichting, Director
Ms. Schlichting has been a director of Pear since January 2021. From June 2003 until January 2017, Ms. Schlichting served as the Chief Executive Officer of the Henry Ford Health System, where she helped lead a $4.7 billion integrated healthcare system. Ms. Schlichting has also served on the board of directors of Walgreens Boots Alliance, Inc. (Nasdaq: WBA) since 2006 and chairs its Compensation and Leadership Development Committee. Ms. Schlichting also served on the board of directors of the Duke University Health System since 2016, Encompass Health since 2018, and Hill-Rom Holdings, Inc. since 2017, where she also serves as the Chairperson of the Compensation and Management Development Committee. Ms. Schlichting also serves as the Trustee for a number of organizations, including The Kresge Foundation since 2003, and Duke University since 2018. In addition, Ms. Schlichting has served as a director and Vice Chair of the Detroit Symphony Orchestra since 2016. Ms. Schlichting earned her B.A. from Duke University and her M.B.A. from Cornell University in healthcare administration and accounting.
Andrew J. Schwab, Director
Mr. Schwab has served on the Pear Board since June 2014. Mr. Schwab has served as the co-Chief Executive Officer and as a member the board of directors of 5:01 Acquisition Corp. (Nasdaq: FVAM) since its inception in August 2020. Mr. Schwab is a Founding Partner and Managing Member of 5AM Venture Management, LLC and also a Managing Member of 5AM Partners IV, LLC and 5AM Opportunities I (GP), LLC, the general partner entities of major shareholders of Pear. Prior to founding 5AM Venture Management, LLC in 2002, Mr. Schwab was a Principal at Bay City Capital where he was involved with companies such as Cubist Pharmaceuticals, Inc., PTC Therapeutics, Inc., Symyx Technologies, Inc. and Syrrx, Inc. Previously, Mr. Schwab was Vice President of Business Development at Digital Gene Technologies, Inc. and a Vice President in the life science investment banking group of Montgomery Securities. At 5AM, he has led the firm’s investments in and served on the boards of Bird Rock Bio, Inc., BlueLight Therapeutics, Inc, Camp4 Therapeutics Corporation, Cleave Therapeutics, Inc., DVS Sciences, Inc. (which was acquired by Fluidigm Corporation), Escient Pharmaceuticals, Inc., Flexion Therapeutics, Inc. (Nasdaq: FLXN), Ikaria, Inc. (which was acquired by Mallinckrodt plc and spun-out Bellerophon Therapeutics, Inc. (Nasdaq: BLPH)), Ilypsa, Inc. (which was acquired by Amgen, Inc.), Miikana Therapeutics, Inc. (which was acquired by EntreMed, Inc.), Novome Biotechnologies, Inc., Panomics Inc. (which was acquired by Affymetrix, Inc.), Precision NanoSystems, Inc. (which was acquired by Danaher Corporation), Purigen Biosystems, Inc., Synosia Therapeutics Holding AG (which was acquired by Biotie Therapies Corp.), Rarecyte, Inc., The Assay Depot (d.b.a. Scientist.com), TMRW Life Sciences, Inc. and Viveve Medical, Inc. (Nasdaq: VIVE). Mr. Schwab also currently serves on the boards of trustees of the California Academy of Sciences and Davidson College. Mr. Schwab earned a B.S. degree with Honors in Genetics & Ethics from Davidson College.

EXECUTIVE COMPENSATION
References in this section to “we,” “our,” “us” and the “Company” generally refer to Pear and its subsidiaries prior to the Business Combination and to the Post-Combination Company and its subsidiaries after giving effect to the Business Combination.
Executive Summary
Historically, our executive compensation program has reflected our growth and development-oriented corporate culture. To date, the compensation of our President & Chief Executive Officer and our other executive officers identified in the 2020 Summary Compensation Table below, who we refer to as the named executive officers (“NEOs”), has consisted primarily of a combination of base salary, bonuses and long-term incentive compensation in the form of incentive stock options, except for Dr. McCann who holds founder shares. Our named executive officers who are full-time employees, like all other full-time employees, are eligible to participate in our retirement and health and welfare benefit plans. As we transition from a private company to a publicly traded company, we will evaluate our compensation values and philosophy and compensation plans and arrangements as circumstances merit. At a minimum, we expect to review executive compensation annually with input from the compensation committee’s compensation consultant. As part of this review process, we expect the board of directors and the compensation committee to apply our values and philosophy, while considering the compensation levels needed to ensure our executive compensation program remains competitive with our peers. In connection with our executive compensation program, we will also review whether we are meeting our retention objectives and the potential cost of replacing a key employee.
Our NEOs are Corey McCann, our President & Chief Executive Officer, Christopher Guiffre, our Chief Financial Officer & Chief Operating Officer, and Julia Strandberg, our Chief Commercial Officer, each of whom will become an executive officer of the Post-Combination Company. The following table presents information regarding the total compensation awarded to, earned by, and paid to our named executive officers for services rendered to us in all capacities for 2020.

Name and Principal Position	Year	Salary ($)	Option Awards ($) (1)	Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($) (3)	Total ($)
Corey McCann President & Chief Executive Officer	2020	424,515	—	148,580	74,910	648,005
Christopher Guiffre Chief Financial Officer & Chief Operating Officer	2020	366,880	155,513	111,238	14,765	648,396
Julia Strandberg Chief Commercial Officer	2020	356,265	28,277	121,682	33,550	539,774
_________________
(1)The amounts reported in the “Option Awards” column reflect the aggregate grant date fair value of stock options awarded during 2020 computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification Topic 718, or ASC 718. See Note 12 to Pear’s consolidated financial statements for the years ended December 31, 2020 and 2019 appearing elsewhere in this proxy statement/prospectus regarding assumptions underlying the valuation of equity awards.
(2)The amounts shown in the “Non-Equity Incentive Plan Compensation” column represent amounts earned in fiscal year 2020, but paid in February 2021 based on the achievement of corporate and individual performance objectives set by our board of directors. In addition, “Non-Equity Incentive Plan Compensation” for Ms. Strandberg includes $16,798 in commissions earned by Ms. Strandberg for fiscal year 2020 as a member of our commercial team.
(3)“All Other Compensation” for fiscal year 2020 includes:
(i)for Dr. McCann, (a) $64,935 representing payment for a lease to occupy an apartment in San Francisco, California and (b) $9,975 representing employer matching contributions under our 401(k) plan;
(ii)for Mr. Guiffre, (a) $8,345 representing employer matching contributions under our 401(k) plan and (b) $6,420 representing a transportation benefit; and
(iii)for Ms. Strandberg, (a) $27,000 representing payment for a lease to occupy an apartment in Boston, Massachusetts, which payments were made through March 2020, and (b) $6,550 representing employer matching contributions under our 401(k) plan.

Narrative Disclosure to Summary Compensation Table
Base Salaries
We use base salaries to recognize the experience, skills, knowledge and responsibilities required of all our employees, including our NEOs. Base salaries are reviewed annually, typically in connection with our annual performance review process, and adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities, performance and experience. For the year ended December 31, 2020, the annual base salaries for each of Dr. McCann, Mr. Guiffre and Ms. Strandberg were $424,515, $366,880 and $356,265, respectively. The board of directors in conjunction with the compensation committee set the salary and bonus for each NEO, and the compensation is subject to periodic review and adjustment. Dr. McCann’s current base salary is $450,000, Mr. Guiffre’s current base salary is $396,230 and Ms. Strandberg’s current base salary is $366,062.
Equity Compensation
We believe that equity award grants provide our executives with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity award grants with a time-based vesting feature promote executive retention because this feature incentivizes our executive officers to remain in our employment during the vesting period. Accordingly, we typically grant equity awards to our executives, including our named executive officers, in the ordinary course of business on a discretionary basis. During the year ended December 31, 2020, we granted options to purchase Pear Common Shares to Mr. Guiffre and Ms. Strandberg, as described in more detail in the “Outstanding Equity Awards at 2020 Fiscal Year End” table.
Non-Equity Incentive Plan Compensation
We pay cash incentive compensation to reward our executives for their performance over the fiscal year, based on performance goals established by our board of directors. Incentive compensation is determined by the board of directors based on two components: corporate performance and individual performance. Dr. McCann’s bonus is based on 100% corporate performance and 0% individual performance, and Mr. Guiffre’s and Ms. Strandberg’s bonuses are based on 80% corporate performance and 20% individual performance. For 2020, the target bonus for Dr. McCann was equal to 50% percent of his base salary, the target bonus for Mr. Guiffre for 2020 was 40% percent of his base salary, and the target bonus for Ms. Strandberg for 2020 was 40% percent of her base salary. In addition to the incentive compensation described above, Ms. Strandberg earned $16,798 in commissions for 2020 as a member of the commercial team.
Each of the NEOs is eligible to participate in any annual incentive compensation programs as may be established from time to time by our board of directors. For 2021, Dr. McCann is eligible to receive a target annual performance bonus of 50% of his annual base salary, Mr. Guiffre is eligible to receive a target annual performance bonus of 45% of his annual base salary, and Ms. Strandberg is eligible to receive a target annual performance bonus of 45% of her annual base salary.
Severance and Change in Control Arrangements with our Named Executive Officers
The employment of each of our NEO’s is at-will. We have entered into management retention agreements with each of our NEOs relating to termination of employment.
Change in Control Arrangements
Each of our NEOs have entered into management retention agreements which provide that if the NEO is terminated “for cause” or resigns without “good reason” (as such terms are defined in the management retention agreement), the NEO is paid their accrued but unpaid vacation pay, earned but unpaid salary, and reimbursement for any business expense (collectively, the “accrued obligations”). If the NEO is terminated within 60 days before a “change in control date” (as such term is defined in the management retention agreement) or during the one year following the change in control (such period is defined in the management retention agreement as the “protection period”) and the NEO is terminated by us without cause or by the NEO for good reason, the NEO will receive payments that equal the accrued obligations, 12 months of the NEO’s base salary as of the termination date (paid in a lump sum within two weeks of the termination date), continued medical, life insurance and benefits to the same extent the NEO participated prior to the termination date for 12 months following the termination date (unless similar benefits are offered sooner by a new employer). In addition, any “equity awards” (as such term is defined in the management retention agreement) that have not been terminated will automatically accelerate and become fully exercisable and all restrictions and conditions on the NEO’s outstanding stock awards and other equity based awards will immediately lapse as of the termination date, and if an equity award has been terminated, the NEO will receive a cash amount equal to the amount he or she would have received had all such terminated equity awards been fully vested. Finally, if the NEO is terminated without cause or resigns with good reason outside of the protection period, the NEO will receive the accrued obligations, six months of the NEO’s base salary as of the termination date (paid in a lump sum within two weeks of the termination date) and medical, life insurance, disability and other benefits to the same extent the NEO participated prior to the termination date for six months following the termination date (unless similar benefits are offered sooner by a new employer).
Outstanding Equity Awards at 2020 Fiscal Year End
The following table sets forth information regarding outstanding equity awards as originally granted and held by each of our NEOs as of December 31, 2020. All equity awards set forth in the table below were granted under our then 2013 Stock Incentive Plan (the “2013 Plan”).

Name	Number of Securities Underlying Unexercised Options (#) exercisable	Number of Securities Underlying Unexercised Options (#) unexercisable		Option Exercise Price ($)	Option Expiration Date	Option Grant Date
Corey McCann	—	—		—	—	—
Christopher Guiffre	—	165,000	(1)	1.60	3/24/2030	3/24/2020
	32,083	37,917	(2)	1.58	3/14/2029	3/14/2019
	26,250	8,750	(3)	1.05	3/21/2028	3/21/2018
	243,750	81,250	(3)	1.00	12/7/2027	12/13/2017
Julia Strandberg	—	30,000	(3)	1.60	3/24/2030	3/24/2020
	159,375	265,625	(4)	1.60	9/26/2029	9/26/2019
__________________
(1)The shares underlying these stock options vest over four years with 25% of the shares vesting on the first anniversary of the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments on the last day of each calendar month following the first anniversary (for the avoidance of doubt, inclusive of the calendar month in which the first anniversary falls), subject to the executive’s continued service. The vesting commencement date is March 24, 2020.
(2)The shares underlying these stock options vest over four years with 25% of the shares vesting on the first anniversary of the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments on the last day of each calendar month following the first anniversary (for the avoidance of doubt, inclusive of the calendar month in which the first anniversary falls), subject to the executive’s continued service. The vesting commencement date is March 14, 2019.
(3)The shares underlying these stock options vest over four years with 25% of the shares vesting on the first anniversary of the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments thereafter, subject to the executive’s continued service. The vesting commencement date is December 7, 2017.
(4)The shares underlying these stock options vest over four years with 25% of the shares vesting on the first anniversary of the vesting commencement date, and the remaining shares vesting in 36 equal monthly installments on the last day of each calendar month following the first anniversary (for the avoidance of doubt, inclusive of the calendar month in which the first anniversary falls), subject to the executive’s continued service. The vesting commencement date is July 22, 2019.
Stock Incentive and Equity Compensation Plans
We believe that equity award grants provide our employees, including or executive officers, with a strong link to our long-term performance, create an ownership culture and help to align the interests of our executives and our stockholders. In addition, we believe that equity award grants with a time-based vesting feature promote retention because this feature incentivizes our employees and executive officers to remain in our employment during the vesting period. The material terms and conditions of our stock incentive and equity compensation plans are described below.

We currently maintain the 2013 Plan. Following the effectiveness of the 2021 Plan and the 2021 ESPP, the 2013 Plan will terminate and we will not make any further awards under the 2013 Plan. In connection with the Business Combination, each in-the-money option to purchase Pear Common Shares outstanding under the 2013 Plan, shall cease to represent the right to purchase Pear Common Shares and shall be cancelled in exchange for an option to purchase THMA Class A Common Shares at the Effective Time (the “Rollover Options”). Each Rollover Option shall be subject to the same terms and conditions (including applicable vesting, expiration and forfeiture provisions) that applied to the corresponding option to purchase Pear Common Shares immediately prior to the Effective Time, except for (i) terms rendered inoperative by reason of the transactions contemplated by the Business Combination Agreement (including any anti-dilution or other similar provisions that adjust the number of underlying shares that could become exercisable subject to the options) and (ii) such other immaterial administrative or ministerial changes as the THMA Board (or the compensation committee of the THMA Board) may determine in good faith are appropriate to effectuate the administration of the Rollover Options.
2013 Stock Incentive Plan
Our 2013 Plan provides for the grant of equity-based awards, denominated in Pear Common Shares, including incentive stock options, non-statutory stock options and restricted stock awards. We will not make any new awards under the 2013 Plan following the effectiveness of the 2021 Plan. The material features of our 2013 Plan are summarized below.
General. The maximum number of Pear Common Shares which may be issued under our 2013 Plan is 16,727,451. Any shares subject to an award granted under our 2013 Plan to any person are counted against this limit.
Purposes. The purpose of our 2013 Plan is to encourage and enable our officers and employees and other persons providing services to us and our subsidiaries to acquire a proprietary interest in our business. We believe that providing such persons with a direct stake in our welfare will assure a closer identification of their interests with our interests and the interests of our shareholders, thereby stimulating their efforts on our behalf and strengthening their desire to remain with us.
Administration. Our 2013 Plan has been administered by our board of directors. Subject to the terms of our 2013 Plan, the board of directors may determine the types of awards and the terms and conditions of such awards, interpret provisions of our 2013 Plan and select participants to receive awards.
Source of shares. The Pear Common Shares issued or to be issued under our 2013 Plan consist of authorized but unissued shares and shares that we have reacquired. Pear Common Shares underlying any awards issued under the 2013 Plan that are forfeited, cancelled, reacquired by us or otherwise terminated (other than by exercise) are currently added back to the Pear Common Shares with respect to which awards may be granted under the 2013 Plan.
Eligibility. Awards may be granted under the 2013 Plan to our and our subsidiaries’ respective officers, directors, employees, and to consultants and advisors to and us and/or our subsidiaries.
Amendment or termination of our stock incentive plan. Our board of directors may terminate or amend the 2013 Plan at any time. No amendment or termination may adversely impair the rights of grantees with respect to outstanding awards without the affected participant’s consent to such amendment. As noted above, following the effectiveness of the 2021 Plan and the 2021 ESPP, the 2013 Plan will terminate and we will not make any further awards under the 2013 Plan.
Options. Our 2013 Plan permits the granting of options to purchase Pear Common Shares intended to qualify as “incentive stock options” under the Internal Revenue Code, and options that do not qualify as incentive stock options, which are referred to as non-statutory stock options. We may grant non-statutory stock options to our employees, directors, officers, consultants or advisors in the discretion of our board of directors. Incentive stock options will only be granted to our employees.
The exercise price of each incentive stock option and non-statutory stock option may not be less than 100% of the fair market value of Pear Common Shares on the date of grant. If we grant incentive stock options to any 10% stockholder, the exercise price may not be less than 110% of the fair market value of Pear Common Shares on the date of grant. The term of each option may not exceed 10 years from the date of grant, except that the term of any incentive stock option granted to any 10% stockholder may not exceed five years from the date of grant. At the time of grant of the award, our board of directors determines at what time or times each option may be exercised and the period of time, if any, after death, disability or termination of employment during which options may be exercised. Options may be made exercisable in installments. The vesting and exercisability of options may be accelerated by the board of directors.
In general, an optionee may pay the exercise price of an option by cash or check or, if so provided in the applicable option agreement and with the written consent of the board of directors, by tendering Pear Common Shares having a fair market value equal to the aggregate exercise price of the options being exercised, by a personal recourse note issued by the optionee in a principal amount equal to the aggregate exercise price of the options being exercised, by a “cashless exercise” through a broker supported by irrevocable instructions to the broker to deliver sufficient funds to pay the applicable exercise price, by reducing the number of shares otherwise issuable to the optionee upon exercise of the option by a number of shares having a fair market value equal to the aggregate exercise price of the options being exercised, or by any combination of these methods of payment.
Incentive stock options granted under our 2013 Plan may not be transferred or assigned other than by will or under applicable laws of descent and distribution. Our board of directors may determine the extent to which a non-statutory option shall be transferable.
Restricted stock awards. Restricted stock awards entitle the recipient to acquire, for a purchase price determined by the board of directors, Pear Common Shares subject to such restrictions and conditions as the board of directors may determine at the time of grant, including continued employment and/or achievement of pre-established performance goals and objectives.
Adjustments upon changes in capitalization. We will make appropriate and proportionate adjustments in outstanding awards and the number of shares available for issuance under the 2013 Plan to reflect recapitalizations, reclassifications, stock dividends, stock splits, reverse stock splits and other similar events.
Effect of a change in control. Upon the occurrence of a “change in control transaction” (as defined in the 2013 Plan), unless otherwise provided in any stock option agreement or restricted stock agreement, our board of directors (or the board of directors of any corporation assuming the obligations of our company), may, in its discretion, take any one or more of the following actions as to some or all outstanding stock options or restricted stock awards:
•provide that such stock options will be assumed, or equivalent stock options substituted, by the acquiring or succeeding corporation (or an affiliate thereof);
•upon written notice to the optionees, provide that all unexercised stock options will terminate immediately prior to the consummation of the change in control transaction unless exercised by the optionee to the extent otherwise then exercisable within a specified period following the date of such notice;
•upon written notice to the grantees, provide that all unvested shares of restricted stock will be repurchased at cost;
•make or provide for a cash payment to the optionees equal to the difference between (x) the fair market value of the per share consideration (whether cash, securities or other property or any combination thereof) the holder of a Pear Common Share will receive upon consummation of the change in control transaction times the number of Pear Common Shares subject to outstanding vested stock options (to the extent then exercisable at prices not equal to or in excess of such per share consideration) and (y) the aggregate exercise price of such outstanding vested stock options, in exchange for the termination of such stock options; or
•provide that all or any outstanding stock options will become exercisable and all or any outstanding restricted stock awards will vest in part or in full immediately prior to the change in control transaction.

Pear Therapeutics, Inc. 2021 Stock Option and Incentive Plan
Overview
On December 3, 2021, the Pear Therapeutics, Inc. 2021 Stock Option and Incentive Plan (the “2021 Plan”) became effective. At the Special Meeting, the THMA stockholders approved the 2021 Plan, which was recommended to them for approval by the THMA Board of Directors. The 2021 Plan allows Pear to make equity and equity-based incentive awards to employees, non-employee directors, and consultants. The 2021 Plan will be administered by the Board, the Compensation Committee, or such other similar committee pursuant to the terms of the 2021 Plan. The plan administrator, which initially is the Compensation Committee, has full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make a combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan. Persons eligible to participate in the 2021 Plan are the officers, employees, non-employee directors, and consultants of Pear and its affiliates as selected from time to time by the plan administrator at its discretion. As of December 3, 2021, approximately 301 individuals were eligible to participate in the 2021 Plan, which includes approximately 18 officers, 275 employees who are not officers, six non-employee directors, and two consultants.
A total of 32,000,000 Pear Class A Common Shares are initially reserved for issuance under the 2021 Plan. The 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022 and ending in 2031, by 5% of the outstanding number of Pear Class A Common Shares on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. No awards may be granted under the 2021 Plan after December 3, 2031, and awards of incentive stock options may not be granted after June 24, 2031.
Summary of the 2021 Plan
The 2021 Plan allows Pear to make equity and equity-based incentive awards to employees, non-employee directors and consultants. Pear anticipates that providing such persons with a direct stake in the company will assure a closer alignment of the interests of such individuals with those of Pear and its stockholders, thereby stimulating their efforts on Pear’s behalf and strengthening their desire to remain with Pear.
Pear has initially reserved 32,000,000 Pear Class A Common Shares for the issuance of awards under the 2021 Plan (the “Initial Limit”). The 2021 Plan provides that the number of shares reserved and available for issuance under the 2021 Plan will automatically increase each January 1, beginning on January 1, 2022 and ending in 2031, by 5% of the outstanding number of Pear Class A Common Shares on the immediately preceding December 31, or such lesser amount as determined by the plan administrator (the “Annual Increase”). This limit is subject to adjustment in the event of a reorganization, recapitalization, reclassification, stock split, stock dividend, reverse stock split or other similar change in Pear’s capitalization. The maximum aggregate number of Pear Class A Common Shares that may be issued upon exercise of incentive stock options under the 2021 Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2022 and on each January 1 thereafter by the lesser of the Annual Increase or 32,000,000 Pear Class A Common Shares. Shares underlying any awards under the 2021 Plan that are forfeited, cancelled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by Pear prior to vesting, satisfied without the issuance of stock or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2021 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options. In addition, to the extent consistent with the requirements of Section 422 of the Code, awards granted or stock issued in assumption of, or in substitution or exchange for, awards previously granted by an entity that Pear acquires or merges with or into, shall not reduce the shares available for issuance under the 2021 Plan, nor will the shares underlying such awards be added back to the shares available for issuance under the 2021 Plan in the event of any forfeiture, cancelation, reacquisition, expiration, termination, cash settlement or non-issuance of such shares.
The 2021 Plan contains a limitation whereby the value of all awards under the 2021 Plan and all other cash compensation paid by Pear to any non-employee director may not exceed $750,000 in any calendar year; provided, however, that such amount will be $1,000,000 for the first calendar year a non-employee director is initially appointed to the Board. The foregoing limitation shall be calculated without regard to amounts paid to any non-employee director (including retirement benefits and severance payments) in respect of any services provided in any capacity (including employee or consultant) other than as to any non-employee director; and provided further, that the Board may make exceptions to this limit for a non-executive chair of the Board with the approval of a majority of the disinterested directors.
The 2021 Plan will be administered by the Compensation Committee, the Board or such other similar committee pursuant to the terms of the 2021 Plan. The plan administrator, which initially will be the Compensation Committee, will have full power to select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make a combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2021 Plan. The plan administrator’s determinations under the 2021 Plan need not be uniform. The plan administrator may delegate to a committee consisting of one or more officers the authority to grant stock options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines. Persons eligible to participate in the 2021 Plan will be officers, employees, non-employee directors and consultants of Pear and its affiliates as selected from time to time by the plan administrator in its discretion. As of December 3, 2021, approximately 301 individuals were eligible to participate in the 2021 Plan, which includes approximately 18 officers, 275 employees who are not officers, six non-employee directors, and two consultants.
The 2021 Plan permits the granting of both options to purchase Pear Class A Common Shares intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2021 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of Pear and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2021 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the Pear Class A Common Shares on the date of grant or, in the case of an incentive stock option granted to a ten percent stockholder, 110% of such share’s fair market value on the date of grant. The term of each option will be fixed by our plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the 2021 Plan. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of Pear Class A Common Shares that are beneficially owned by the optionee free of restrictions or were purchased in the open market. The exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.
The plan administrator may award stock appreciation rights subject to such conditions and restrictions as it may determine. Stock appreciation rights entitle the recipient to Pear Class A Common Shares, or cash to the extent provided for in an award agreement, equal to the value of the appreciation in our stock price over the exercise price. The exercise price generally may not be less than 100% of the fair market value of Pear Class A Common Shares on the date of grant. The term of each stock appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant, subject to limited exceptions as described in the 2021 Plan. The plan administrator will determine at what time or times each stock appreciation right may be exercised.
The plan administrator may award restricted Pear Class A Common Shares and restricted stock units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The plan administrator may also grant shares of Pear Class A Common Shares that are free from any restrictions under the 2021 Plan. Unrestricted stock may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of shares of Pear Class A Common Shares.
The plan administrator may grant cash-based awards under the 2021 Plan to participants, subject to the achievement of certain performance goals.
The 2021 Plan requires the plan administrator to make appropriate adjustments to the number of Pear Class A Common Shares that are subject to the 2021 Plan, to certain limits in the 2021 Plan, and to any outstanding awards to reflect stock dividends, stock splits, extraordinary cash dividends and similar events.
The 2021 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2021 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2021 Plan. To the extent that awards granted under the 2021 Plan are not assumed or continued or substituted by the successor entity, all awards granted under the 2021 Plan shall terminate and in such case except as may be otherwise provided in the relevant award agreement, all stock options and stock appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the sale event shall become fully vested and exercisable as of immediately prior to the effective time of the sale event, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of immediately prior to the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the plan administrator’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and stock appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share cash consideration payable to stockholders in the sale event less the applicable per share exercise price (provided that, in the case of an option or stock appreciation right with an exercise price equal to or greater than the per share cash consideration payable to stockholders in the sale event, such option or stock appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and stock appreciation rights (to the extent exercisable) within a period of time prior to the sale event as specified by the plan administrator. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the per share cash consideration payable to stockholders in the sale event multiplied by the number of vested shares under such awards.
Participants in the 2021 Plan are responsible for the payment of any federal, state or local taxes that Pear or its subsidiaries are required by law to withhold upon the exercise of options or stock appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of Pear or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from Pear Class A Common Shares to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of Pear or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to Pear or its subsidiaries in an amount that would satisfy the withholding amount due.
The 2021 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified stock options by employees by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.
The Board may amend or discontinue the 2021 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2021 Plan will require the approval of Pear’s stockholders.
No awards may be granted under the 2021 Plan after the date that is ten years from the 2021 Plan Effective Date, and awards of incentive stock options, may not be granted after the date that is ten years from the date the 2021 Plan is approved by the Board. No awards under the 2021 Plan have been made prior to the date hereof.

Form S-8
Pear intends, when permitted by SEC rules, to file a registration statement on Form S-8 with the SEC providing for the registration of (i) the Pear Class A Common Shares that will underlie the Rollover Options issued to holders of Pear-In-the-Money Options that are unvested as of immediately prior to the effective time and (ii) that are reserved for issuance under the 2021 Plan or 2021 ESPP (as defined below).
New Plan Benefits
No awards have been previously granted under the 2021 Plan and no awards have been granted that are contingent on stockholder approval of the 2021 Plan. The awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2021 Plan are subject to the discretion of the plan administrator. Consequently, no new plan benefits table is included in this proxy statement/prospectus.
Pear Therapeutics, Inc. 2021 Employee Stock Purchase Plan
Overview
On December 3, 2021, the Pear Therapeutics, Inc. 2021 Employee Stock Purchase Plan (the “2021 ESPP”) became effective. At the Special Meeting, the THMA stockholders approved the 2021 ESPP, which was recommended to them for approval by the THMA Board of Directors. The 2021 ESPP is initially administered by the Compensation Committee. The Compensation Committee has the authority to make, administer, and interpret such rules and regulations regarding the 2021 ESPP as it deems advisable. The 2021 ESPP complies with Section 423 of the Internal Revenue Code. A participant in the 2021 ESPP generally recognizes no taxable income either as a result of participation in the 2021 ESPP or upon exercise of an option to purchase Pear Class A Common Shares under the terms of the 2021 ESPP. Any employee of Pear is eligible to participate in the 2021 ESPP so long as the employee is customarily employed for more than 20 hours a week and has been employed for at least three months on the first day of the applicable period.
A total of 1,800,000 Pear Class A Common Shares are reserved and authorized for issuance under the 2021 ESPP. The 2021 ESPP provides that the number of Pear Class A Common Shares are reserved and available for issuance under the plan will automatically increase each January 1, beginning on January 1, 2022, by the lesser of 3,600,000 Pear Class A Common Shares, 5% of the outstanding number of Pear Class A Common Shares on the immediately preceding December 31, or such lesser amount as determined by the Compensation Committee, as plan administrator.
Summary of the Material Provisions of the 2021 ESPP
An aggregate of 1,800,000 Pear Class A Common Shares will be reserved and available for issuance under the 2021 ESPP. The 2021 ESPP provides that the number of Pear Class A Common Shares reserved and available for issuance under such plan will automatically increase each January 1, beginning on January 1, 2022, by the lesser of 3,600,000 Pear Class A Common Shares, 5% of the outstanding number of Pear Class A Common Shares on the immediately preceding December 31, or such lesser amount as determined by the plan administrator. If our capital structure changes because of a stock dividend, stock split or similar event, the number of shares that can be issued under the 2021 ESPP will be appropriately adjusted.
The 2021 ESPP will be administered by the person or persons appointed by the Board. Initially, the Compensation Committee will administer the plan and will have full authority to make, administer and interpret such rules and regulations regarding the 2021 ESPP as it deems advisable.
Any employee of Pear or one of its affiliates or subsidiaries that has been designated to participate in the 2021 ESPP is eligible to participate in the 2021 ESPP so long as the employee is customarily employed for more than 20 hours a week and has been employed for at least three months on the first day of the applicable offering period. No person who owns or holds, or as a result of participation in the 2021 ESPP would own or hold, Pear Class A Common Shares or options to purchase Pear Class A Common Shares, that together equal to 5% or more of total combined voting power or value of all classes of capital stock of Pear or any parent or subsidiary thereof is entitled to participate in the 2021 ESPP. No employee may be granted an option under the 2021 ESPP that permits the employee’s rights to purchase Pear Class A Common Shares to accrue at a rate of more than $25,000 (determined using the fair market value of the stock at the time such option is granted) in any calendar year.
Participation in the 2021 ESPP is limited to eligible employees who authorize payroll deductions equal to a whole percentage of base pay to the 2021 ESPP. Employees may authorize payroll deductions, with a minimum of 1% of base pay and a maximum of 15% of base pay. As of September 30, 2021, there were approximately 250 employees who would be eligible to participate in the 2021 ESPP. Once an employee becomes a participant in the 2021 ESPP, that employee will automatically participate in successive offering periods, as described below, until such time as that employee withdraws from the 2021 ESPP, becomes ineligible to participate in the 2021 ESPP, or his or her employment ceases.
Unless otherwise determined by the compensation committee, each offering of Pear Class A Common Shares under the 2021 ESPP will be for a period of six months, which we refer to as an “offering period.” The first offering period under the 2021 ESPP will begin and end on such date or dates as determined by the plan administrator. Subsequent offerings under the 2021 ESPP will generally begin on the first business day occurring on or after each January 1 and July 1 and will end on the last business day occurring before the following July 1 and January 1, respectively. Shares are purchased on the last business day of each offering period, with that day being referred to as an “exercise date.” The plan administrator may establish different offering periods or exercise dates under the 2021 ESPP.
On the exercise date of each offering period, the employee is deemed to have exercised the option, at the exercise price for the lowest of (i) a number of Pear Class A Common Shares determined by dividing such employee’s accumulated payroll deductions or contributions on such exercise date by the exercise price; (ii) the number of Pear Class A Common Shares determined by dividing $25,000 by the fair market value of such Pear Class A Common Shares on the first offering date for such offering period; or (iii) such lesser number as established by the plan administrator in advance of the offering. The exercise price is equal to the lesser of (i) 85% the fair market value per Pear Class A Common Share on the first day of the offering period or (ii) 85% of the fair market value per Pear Class A Common Share on the exercise date. The maximum number of Pear Class A Common Shares that may be issued to any employee under the 2021 ESPP in a calendar year is a number of Pear Class A Common Shares determined by dividing $25,000 by the fair market value of the Pear Class A Common Shares, valued at the start of the offering period, or such other lesser number of shares as determined by the plan administrator from time to time.
In general, if an employee is no longer a participant on an exercise date, the employee’s option will be automatically terminated, and the amount of the employee’s accumulated payroll deductions will be refunded.
Except as may be permitted by the plan administrator in advance of an offering, a participant may not increase or decrease the amount of his or her payroll deductions during any offering period but may increase or decrease his or her payroll deduction with respect to the next offering period by filing a new enrollment form within the period beginning 15 business days before the first day of such offering period and ending on the day prior to the first day of such offering period. A participant may withdraw from an offering period at any time without affecting his or her eligibility to participate in future offering periods. If a participant withdraws from an offering period, that participant may not again participate in the same offering period, but may enroll in subsequent offering periods. An employee’s withdrawal will be effective as of the next business day following the date that the plan administrator receives the employee’s written notice of withdrawal under the 2021 ESPP.
In the case of and subject to the consummation of a “sale event,” the plan administrator, in its discretion, and on such terms and conditions as it deems appropriate, is hereby authorized to take any one or more of the following actions under the 2021 ESPP or with respect to any right under the 2021 ESPP or to facilitate such transactions or events: (a) to provide for either (i) termination of any outstanding option in exchange for an amount of cash, if any, equal to the amount that would have been obtained upon the exercise of such option had such option been currently exercisable or (ii) the replacement of such outstanding option with other options or property selected by the plan administrator in its sole discretion; (b) to provide that the outstanding options under the 2021 ESPP shall be assumed by the successor or survivor corporation, or a parent or subsidiary thereof, or shall be substituted for similar options covering the stock of the successor or survivor corporation, or a parent or subsidiary thereof, with appropriate adjustments as to the number and kind of shares and prices; (c) to make adjustments in the number and type of Pear Class A Common Shares (or other securities or property) subject to outstanding options under the 2021 ESPP and/or in the terms and conditions of outstanding options and options that may be granted in the future; (d) to provide that the offering with respect to which an option relates will be shortened by setting a new exercise date on which such offering will end; and (e) to provide that all outstanding options shall terminate without being exercised and all amounts in the accounts of participants shall be promptly refunded.
The 2021 ESPP will automatically terminate on the 10-year anniversary of the effective date of the 2021 ESPP. The Board may, in its discretion, at any time, terminate or amend the 2021 ESPP, subject to certain limitations set forth in the 2021 ESPP.
New Plan Benefits
Since participation in the 2021 ESPP is voluntary, the benefits or amounts that will be received by or allocated to any individual or group of individuals under the 2021 ESPP in the future are not determinable and no awards have been granted that are contingent on stockholder approval of the 2021 ESPP.

DIRECTOR COMPENSATION
The following table presents the total compensation for each person (a) who served as a non-employee member of our board of directors during 2020 and (b) who received compensation for such service during the fiscal year ended December 31, 2020. Other than as set forth in the table and described more fully below, we did not pay any compensation, make any equity awards to, or pay any other compensation to any of the non-employee members of our board of directors. Corey McCann, our President & Chief Executive Officer, did not receive any compensation for his service as a member of our board of directors during 2020. Dr. McCann’s compensation for service as an employee for fiscal year 2020 is presented above under the heading “Executive Compensation.” In addition to the 2020 compensation disclosed below, we agreed to pay Ms. Schlichting a cash retainer of $50,000 for her 2021 service as a member of our board of directors.
Director Compensation Table—2020

Name	Option awards($) (1)	Total ($)
Nancy Schlichting	58,537	58,537
Andrew Schwab	—	—
Zack Lynch	—	—
__________________
(1)The amounts reported in the “Option awards” column reflect the aggregate grant date fair value of share-based compensation awarded during the year computed in accordance with the provisions of Financial Accounting Standards Board Accounting Standards Codification, or ASC, Topic 718. See Note 12 to Pear’s consolidated financial statements appearing at the end of this prospectus regarding assumptions underlying the valuation of equity awards.
The table below shows the aggregate number of option awards held as of December 31, 2020 by each of our current non-employee directors who was serving as of that date.

Name	Number of Shares Underlying Options Outstanding at December 31, 2020
Nancy Schlichting	75,000
Andrew Schwab	—
Zack Lynch	20,000
Non-Employee Director Compensation Policy
Non-employee members of the Board shall be eligible to receive cash and equity compensation, as set forth in the Non-Employee Director Compensation Policy, filed as Exhibit 10.19 to this filing.

PRINCIPAL STOCKHOLDERS
The following table sets forth information regarding the beneficial ownership of the Pear Class A Common Shares as of December 3, 2021:
•each person known by Pear to be the beneficial owner of more than 5% of the Pear Class A Common Shares;
•each of Pear’s executive officers and directors; and
•all of Pear’s executive officers and directors as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and restricted stock units that are currently exercisable or vested or that will become exercisable or vest within 60 days. Unless otherwise indicated, Pear believes that all persons named in the table below have sole voting and investment power with respect to the voting securities beneficially owned by them.
The beneficial ownership of the Pear Class A Common Shares is based on 137,799,218 Pear Class A Common Shares issued and outstanding as of the Closing Date.

Name of Beneficial Owners (1)	Number of Class A Shares	%
Directors and Executive Officers
Corey McCann, M.D., Ph.D (2)(14)	10,829,995	7.9%
Christopher D.T. Guiffre, J.D., M.B.A (3)	783,444	*
Erin K. Brenner (3)	235,779	*
Katherine Jeffery (3)	198,468	*
Yuri Maricich (4)(14)	718,413	*
Ronan O’Brien (3)	371,168	*
Julia Strandberg (3)	455,221	*
Alison Bauerlein	—	—
Jorge Gomez	—	—
Zack Lynch (5)(14)	10,796,035	7.8%
Kirthiga Reddy	—	—
Nancy Schlichting	36,442	*
Andrew Schwab (6)	18,631,771	13.5%
All directors and executive officers as a group (13 individuals)	43,056,736	30.6%
Five Percent Holders (14)
TLS Beta Pte. Ltd. and affiliated funds (7)	26,803,573	19.5%
5AM Ventures IV, L.P. and affiliated funds (8)	18,631,771	13.5%
SVF II Cobbler (DE) LLC (9)	12,100,078	8.8%
LJ10 LLC (10)	11,553,333	8.1%
Arboretum Ventures IV, L.P. (11)	10,859,050	7.9%
JAZZ Human Performance Technology Fund, L.P. and affiliated funds (12)	10,766,587	7.8%
Kaiser Permanente Group Trust and affiliated entities (13)	8,503,618	6.2%
__________________
*Indicates beneficial ownership less than 1%.
(1)Unless otherwise noted, the business address of each of the directors and executive officers is c/o Pear Therapeutics, Inc., 200 State Street, 13th Floor, Boston, Massachusetts 02109.
(2)Consists of (i) 8,157,565 Pear Class A Common Shares held directly by Corey McCann; (ii) 1,685,913 Pear Class A Common Shares held by The Corey M. McCann Irrevocable Trust of 2021 (the “McCann Irrevocable Trust”), and (iii) 986,517 Pear Class A Common Shares held by The McCann Family Trust (the “McCann Family Trust,” and, together with the McCann Irrevocable Trust, the “McCann Trusts”).

Mia E. Moll, the Trustee of the McCann Irrevocable Trust, is the sister of Corey McCann and holds voting and investment control over the shares held by the McCann Irrevocable Trust. Mia E. Moll acts as Investment Advisor and Concord Trust Company, LLC acts as Trustee of the McCann Family Trust; the Trustee acts at the direction of a distribution committee, whose actions over the Pear Class A Common Shares held by the McCann Family Trust are subject to the approval of Corey McCann pursuant to the trust agreement. By virtue of the foregoing, Corey McCann may be deemed to be the beneficial owner of the Pear Class A Common Shares held by each of the McCann Trusts. Dr. McCann disclaims beneficial ownership of the shares of Pear Class A Common Shares held by each of the McCann Trusts, except to the extent of any pecuniary interest therein. The business address of the McCann Irrevocable Trust and Mia E. Moll is c/o Bass, Doherty & Finks, P.C., 1380 Soldiers Field Road, Boston, MA 02135-1023, and the business address of the McCann Family Trust and Cancord Trust Company, LLC is 3 Executive Park Drive, Suite 302, Bedford, NH 03110.
(3)Consists of options to purchase Pear Class A Common Shares which have vested or which will vest within 60 days of the Closing Date.
(4)Consists of 73,620 Pear Class A Common Shares and options to purchase up to 644,793 Pear Class A Common Shares which have vested or which will vest within 60 days of the Closing Date.
(5)Consists of 10,766,587 Pear Class A Common Shares identified in footnote 12 over which Mr. Lynch may be deemed to beneficially own and options to purchase up to 29,448 Pear Class A Common Shares which have vested or which will vest within 60 days of the Closing Date. Mr. Lynch disclaims beneficial ownership of the shares identified in footnote 12 except to the extent of his pecuniary interest therein.
(6)Consists of 18,631,771 Pear Class A Common Shares identified in footnote 8 over which Mr. Schwab may be deemed to beneficially own. Mr. Schwab disclaims beneficial ownership of the shares identified in footnote 8 except to the extent of his pecuniary interest therein.
(7)Consists of 24,903,573 Pear Class A Common Shares held by TLS Beta Pte. Ltd. and 1,900,000 Pear Class A Common Shares held by Elbrus Investments Pte. Ltd. Each of TLS Beta Pte. Ltd. and Elbrus Investments Pte. Ltd. is a direct wholly-owned subsidiary of Temasek Life Sciences Private Limited, which in turn is a direct wholly-owned subsidiary of Fullerton Management Pte Ltd, which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited. The address of each of the foregoing entities is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore.
(8)Consists of 14,648,641 Pear Class A Common Shares held by 5AM Ventures IV, L.P. (“Ventures IV”), 610,361 Pear Class A Common Shares held by 5AM Co-Investors IV, L.P. (“Co-Investors IV”), and 3,372,769 Pear Class A Common Shares held by 5AM Opportunities I, L.P. (“Opportunities I”). 5AM Partners IV, LLC (“Partners IV”) is the sole general partner of Ventures IV and Co-Investors IV. Dr. John Diekman, Andrew Schwab and Dr. Scott M. Rocklage, are the managing members of Partners IV and, along with Partners IV, have shared voting and investment power over the shares beneficially owned by Ventures IV and Co-Investors IV. Andrew Schwab, one of our directors, is an affiliate of Ventures IV, Co-Investors IV and Opportunities I. Each of Partners IV, Dr. Diekman, Mr. Schwab and Dr. Rocklage disclaim beneficial ownership of such shares except to the extent of its or their recurring interest therein. 5AM Opportunities I (GP), LLC is the general partner of Opportunities I and may be deemed to have sole investment and voting power over the shares held by Opportunities I. Andrew Schwab and Dr. Kush Parmar are the managing members of 5AM Opportunities I (GP), LLC, and may be deemed to share voting and dispositive power over the shares held by Opportunities I. The address of all entities affiliated with 5AM Ventures is 501 2nd Street, Suite 350, San Francisco, CA 94107.
(9)Consists of 12,100,078 Pear Class A Common Shares held by SVF II Cobbler (DE) LLC (“SVF”). SoftBank Vision Fund II-2 L.P. is the managing member of SVF II AIV (DE) LLC, which is the sole member of SVF. SB Global Advisers Limited (“SBGA”) has been appointed as manager and is responsible for making all decisions related to the acquisition, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.’s investments, including as held by SVF. Spencer Collins, Rajeev Misra, and Neil Hadley are the directors of SBGA. As a result of these relationships, each of these entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF. Each of them disclaims any such beneficial ownership. The registered address for each of SVF and SVF II Holdings (DE) LLC is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808. The registered address of SoftBank Vision Fund II-2 L.P. is c/o Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD. The business address of SB Global Advisers Limited is 69 Grosvenor Street, London W1K 3JP, England, United Kingdom.
(10)Consists of 6,540,000 Pear Class A Common Shares and 5,013,333 Private Placement Warrants held by LJ10 LLC, which are exercisable for 5,013,333 Pear Class A Common Shares within 60 days of the date of this prospectus. Elon S. Boms and two other managers are the three managers of LJ10 LLC’s board of managers. Any action by LJ10 LLC with respect to the shares, including voting and dispositive decisions, requires at least a majority vote of the managers of the board of managers. Under the so-called “rule of three”, because voting and dispositive decisions are made by a majority of the managers, none of the managers is deemed to be a beneficial owner of securities held by LJ10 LLC, even those in which such manager may hold a pecuniary interest. Accordingly, none of the managers on LJ10 LLC’s board of managers is deemed to have or share beneficial ownership of the shares held by LJ10 LLC. LJ10 LLC and KLP SPAC 1 LLC may be deemed to be members of a “group,” within the meaning of Section 13(d)(3) of the Act, comprised of LJ10 LLC and KLP SPAC 1 LLC. The business address of LJ10 LLC is 195 Church Street, 15th Floor, New Haven, Connecticut 06510.
(11)Consists of 10,859,050 Pear Class A Common Shares held by Arboretum Ventures IV, L.P. (“AV IV”). Arboretum Investment Manager IV, LLC (“AIM IV”) is the general partner of AV IV. Jan L. Garfinkle, Timothy B. Petersen and Paul McCreadie are the managing members of AIM IV and share voting and dispositive power with respect to the shares held by AV IV. Ms. Garfinkle and Messrs. Petersen and McCreadie disclaim beneficial ownership of the shares held by AV IV, except to the extent of their pecuniary interest therein. The address of the principal place of business of each of these entities and individuals is 303 Detroit Street, Suite 301, Ann Arbor, Michigan 48104.
(12)Consists of 9,681,673 Pear Class A Common Shares held by JAZZ Human Performance Technology Fund, L.P. (“Jazz Technology”) and 1,084,914 Pear Class A Common Shares held by JAZZ Human Performance Opportunity Fund, L.P (“Jazz Opportunity”). Jazz Human Performance Technology GP, LLC (“Jazz Technology GP”) is the general partner of Jazz Technology. Voting and dispositive decisions with respect to the shares held by Jazz Technology are exercised collectively by the managing members of Jazz Technology GP: Andrew Firlik, John Harris, Zack Lynch and John Spinale. JAZZ Human Performance Opportunity GP, LLC (“Jazz Opportunity GP”) is the general partner of Jazz Opportunity. Voting and dispositive decisions with respect to the shares held by Jazz Opportunity are exercised collectively by the managing members of Jazz Opportunity GP: Andrew Firlik, John Harris, Zack Lynch and John Spinale. Mr. Lynch, one of our directors, is an affiliate of Jazz Technology and Jazz Opportunity. The address of the principal place of business of each of these entities and individuals is 548 Market Street, #27799, San Francisco, CA 94104.
(13)Consists of 5,502,171 Pear Class A Common Shares held by Kaiser Permanente Group Trust (“Kaiser Trust”) and 3,001,447 Pear Class A Common Shares held by Kaiser Foundation Hospitals (“Kaiser Hospitals”). The Kaiser Permanente Retirement Plans Investment

Committee has discretionary authority to manage and control Kaiser Trust assets. The address for Kaiser Trust and Kaiser Hospitals is One Kaiser Plaza, The Ordway Building, Oakland, California 94612.
(14)Excludes the contingent right to receive additional Pear Class A Common Shares upon the achievement of certain earn-out targets.

SELLING SECURITYHOLDERS
This prospectus relates to the possible offer and resale by the Selling Securityholders of (i) up to 73,575,840 Pear Class A Common Shares (which includes up to 5,013,333 Pear Class A Common Shares issuable upon the exercise of the Private Placement Warrants) and (ii) and up to 5,013,333 Private Placement Warrants.
The Selling Securityholders may from time to time offer and sell any or all of the Pear Class A Common Shares and Private Placement Warrants set forth below pursuant to this prospectus. When we refer to the “Selling Securityholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Securityholders’ interest in the Pear Class A Common Shares and Private Placement Warrants after the date of this prospectus such that registration rights shall apply to those securities.
The following table is prepared based on information provided to us by the Selling Securityholders. It sets forth the name and address of the Selling Securityholders, the aggregate number of Pear Class A Common Shares that the Selling Securityholders may offer pursuant to this prospectus, and the beneficial ownership of the Selling Securityholders both before and after the offering. We have based percentage ownership after this offering on 137,799,218 shares of Class A Common Stock outstanding as of the Closing Date.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Pear Class A Common Shares or Private Placement Warrants. In addition, the Selling Securityholders may sell, transfer or otherwise dispose of, at any time and from time to time, the Pear Class A Common Shares and Private Placement Warrants in transactions exempt from the registration requirements of the Securities Act after the date of this prospectus. For purposes of this table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. Any changed or new information given to us by the Selling Securityholders, including regarding the identity of, and the securities held by, each Selling Securityholder, will be set forth in a prospectus supplement or amendments to the registration statement of which this prospectus is a part, if and when necessary.
Please see the section entitled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities. For information regarding transactions between us and the Selling Securityholders, see the section entitled “Certain Relationships and Related Person Transactions.”
Unless otherwise indicated below, the address of each Selling Securityholder listed in the tables below is c/o Pear Therapeutics, Inc., 200 State Street, 13th Floor, Boston, Massachusetts 02109.

	Securities Beneficially Owned Prior to this Offering		Securities to be Sold in this Offering		Securities Beneficially Owned After this Offering
	Class A Common Stock	Private Placement Warrants	Class A Common Stock	Private Placement Warrants	Class A Common Stock	Percent	Private Placement Warrants	Percent
Name of Selling Securityholder
5AM Opportunities I, L.P. and associated entities(1)	18,631,771	—	18,631,771	—	—	—	—	—
Anil Aggarwal(2)	36,000	—	36,000	—	—	—	—	—
Arboretum Ventures IV, L.P.(3)	10,859,050	—	10,000	—	10,849,050	7.9%	—	—
Blue Water Life Science Master Fund, Ltd. and associated entities(4)	254,686	—	50,000	—	204,686	*	—	—
Brian Barth(2)	36,000	—	36,000	—	—	—	—	—
CNVC Investment Limited and associated entities(5)	1,810,810	—	100,000	—	1,710,810	1.2%	—	—
Erin K. Brenner(6)	399,987	—	50,000	—	349,987	*	—	—
Henry S. Miller(2)	60,000	—	60,000	—	—	—	—	—
Jarrod Yuster(2)	36,000	—	36,000	—	—	—	—	—
JAZZ Human Performance Technology Fund, L.P. and associated entities(7)	10,766,587	—	10,000	—	10,756,587	7.8%	—	—
Julia Strandberg(6)	780,377	—	100,000	—	680,377	*	—	—
Kaiser Permanente Group Trust and associated entities(8)	8,503,618	—	4,000,000	—	4,503,618	3.3%	—	—
Katherine Jeffery(6)	323,930	—	100,000	—	223,930	*	—	—
KLP SPAC 1 LLC(9)	6,387,026	—	6,387,026	—	—	—	—	—
LJ10 LLC(10)	11,553,333	5,013,333	11,553,333	5,013,333	—	—	—	—
Meghan M. Fitzgerald(2)	60,000	—	60,000	—	—	—	—	—
Michael J. Christenson(2)	60,000	—	60,000	—	—	—	—	—
Michael K. Simon(2)	36,000	—	36,000	—	—	—	—	—
Michael Tessler(2)	36,000	—	36,000	—	—	—	—	—
Million Pacific International Corporation(11)	2,071,865	—	25,000	—	2,046,865	1.5%	—	—
Neuberger Berman Group LLC and certain affiliates(12)	1,500,000	—	1,500,000	—	—	—	—	—
Novartis Pharma AG and associated entities(13)	2,216,807	—	25,000	—	2,191,807	1.6%	—	—
Palantir Technologies Inc.(14)	1,000,000	—	1,000,000	—	—	—	—	—
Petite Pond LLC(15)	775,541	—	100,000	—	675,541	*	—	—
PH Investments, LLC(16)	2,388,856	—	700,000	—	1,688,856	1.2%	—	—
QUAD Healthcare Multi-Strategy 9 Fund(17)	460,361	—	10,000	—	450,361	*	—	—
Ronan O’Brien(6)	471,168	—	100,000	—	371,168	*	—	—
Sarissa Capital Management LP and associated entities(18)	500,356	—	50,000	—	450,356	*	—	—
Shanda Asset Management Holdings Limited and associated entities(19)	725,541	—	50,000	—	675,541	*	—	—
SVF II Cobbler (DE) LLC(20)	12,100,078	—	500,000	—	11,600,078	8.4%	—	—
The Eleven Fund LLC(21)	50,000	—	50,000	—	—	—	—	—
The McCann Family Trust and certain affiliates(22)	10,829,995	—	1,086,517	—	9,743,478	7.1%	—	—
TLS Beta Pte. Ltd. and associated entities(23)	26,803,573	—	26,803,573	—	—	—	—	—
Yuri Maricich(6)	883,443	—	223,620	—	659,823	*	—	—

__________________
*Indicates beneficial ownership less than 1%.
(1)Consists of 14,648,641 Pear Class A Common Shares held by 5AM Ventures IV, L.P. (“Ventures IV”), 610,361 Pear Class A Common Shares held by 5AM Co-Investors IV, L.P. (“Co-Investors IV”), and 3,372,769 Pear Class A Common Shares held by 5AM Opportunities I, L.P. (“Opportunities I”), which includes 200,000 PIPE Shares. 5AM Partners IV, LLC (“Partners IV”) is the sole general partner of Ventures IV and Co-Investors IV. Dr. John Diekman, Andrew Schwab and Dr. Scott M. Rocklage, are the managing members of Partners IV and, along with Partners IV, have shared voting and investment power over the shares beneficially owned by Ventures IV and Co-Investors IV. Andrew Schwab, one of our directors, is an affiliate of Ventures IV, Co-Investors IV and Opportunities I. Each of Partners IV, Dr. Diekman, Mr. Schwab and Dr. Rocklage disclaim beneficial ownership of such shares except to the extent of its or their recurring interest therein. 5AM Opportunities I (GP), LLC is the general partner of Opportunities I and may be deemed to have sole investment and voting power over the shares held by Opportunities I. Andrew Schwab and Dr. Kush Parmar are the managing members of 5AM Opportunities I (GP), LLC, and may be deemed to share voting and dispositive power over the shares held by Opportunities I. The address of all entities affiliated with 5AM Ventures is 501 2nd Street, Suite 350, San Francisco, CA 94107.
(2)The address of the Selling Stockholder is 195 Church Street, 15th Floor, New Haven, Connecticut 06510.
(3)Consists of 10,859,050 Pear Class A Common Shares held by Arboretum Ventures IV, L.P. (“AV IV”), which includes 10,000 PIPE Shares. Arboretum Investment Manager IV, LLC (“AIM IV”) is the general partner of AV IV. Jan L. Garfinkle, Timothy B. Petersen and Paul McCreadie are the managing members of AIM IV and share voting and dispositive power with respect to the shares held by AV IV. Ms. Garfinkle and Messrs. Petersen and McCreadie disclaim beneficial ownership of the shares held by AV IV, except to the extent of their pecuniary interest therein. The address of the principal place of business of each of these entities and individuals is 303 Detroit Street, Suite 301, Ann Arbor, Michigan 48104.
(4)Consists of 204,686 Pear Class A Common Shares held by Blue Water Life Science Fund, LP and 50,000 PIPE Shares held by Blue Water Life Science Master Fund, Ltd. Nate Cornell, the Founder and CIO of Blue Water Life Science Master Fund, Ltd. has voting and dispositive power over the shares owned by Blue Water Life Science Master Fund, Ltd. The business address of Blue Water Life Science Master Fund, Ltd. is 80 E. Sir Francis Drake Blvd., Suite 4A Larkspur, CA 94939.
(5)Consists of 1,545,632 Pear Class A Common Shares held by CNVC Investment Limited (“CNVC”), which includes 60,000 PIPE Shares, 132,589 Pear Class A Common Shares held by FOY Limited (“FOY”), which includes 20,000 PIPE Shares, and 132,589 Pear Class A Common Shares held by ICCN Limited (“ICCN”), which includes 20,000 PIPE Shares. Gan Yong Aik, the director of each of CNVC, FOY and ICCN, has voting and dispositive power over the shares. As a result of this relationship, Gan Yong Aik may be deemed to share beneficial ownership of the securities held of record by each of CNVC, FOY and ICCN. The address of each of CNVC, FOY and ICCN is 6 Temasek Boulevard #39-03, Suntec Tower 4, Singapore 038986.
(6)The address of the Selling Stockholder is c/o Pear Therapeutics, Inc., 200 State Street, 13th Floor, Boston, Massachusetts 02109.
(7)Consists of 9,681,673 Pear Class A Common Shares held by JAZZ Human Performance Technology Fund, L.P. (“Jazz Technology”), which includes 10,000 PIPE Shares, and 1,084,914 Pear Class A Common Shares held by JAZZ Human Performance Opportunity Fund, L.P (“Jazz Opportunity”). Jazz Human Performance Technology GP, LLC (“Jazz Technology GP”) is the general partner of Jazz Technology. Voting and dispositive decisions with respect to the shares held by Jazz Technology are exercised collectively by the managing members of Jazz Technology GP: Andrew Firlik, John Harris, Zack Lynch and John Spinale. JAZZ Human Performance Opportunity GP, LLC (“Jazz Opportunity GP”) is the general partner of Jazz Opportunity. Voting and dispositive decisions with respect to the shares held by Jazz Opportunity are exercised collectively by the managing members of Jazz Opportunity GP: Andrew Firlik, John Harris, Zack Lynch and John Spinale. Mr. Lynch, one of our directors, is an affiliate of Jazz Technology and Jazz Opportunity. The address of the principal place of business of each of these entities and individuals is 548 Market Street, #27799, San Francisco, CA 94104.
(8)Consists of 5,502,171 Pear Class A Common Shares held by Kaiser Permanente Group Trust (“Kaiser Trust”), which includes 2,800,000 PIPE Shares, and 3,001,447 Pear Class A Common Shares held by Kaiser Foundation Hospitals (“Kaiser Hospitals”), which includes 1,200,000 PIPE Shares. The Kaiser Permanente Retirement Plans Investment Committee has discretionary authority to manage and control Kaiser Trust assets. The address for Kaiser Trust and Kaiser Hospitals is One Kaiser Plaza, The Ordway Building, Oakland, California 94612.
(9)Consists of 6,387,026 Pear Class A Common Shares held by KLP SPAC 1 LLC. Elon S. Boms and two other managers are the three managers of KLP SPAC 1 LLC's board of managers. Any action by KLP SPAC 1 LLC with respect to the shares, including voting and dispositive decisions, requires at least a majority vote of the managers of the board of managers. Under the so-called "rule of three", because voting and dispositive decisions are made by a majority of the managers, none of the named managers is deemed to be a beneficial owner of securities held by KLP SPAC 1 LLC, even those in which such manager may hold a pecuniary interest. Accordingly, none of the managers on KLP SPAC 1 LLC's board of managers is deemed to have or share beneficial ownership of the shares held by KLP SPAC 1 LLC. LJ10 LLC and KLP SPAC 1 LLC may be deemed to be members of a “group,” within the meaning of Section 13(d)(3) of the Act, comprised of LJ10 LLC and KLP SPAC 1 LLC. The business address of KLP SPAC 1 LLC is 195 Church Street, 15th Floor, New Haven, Connecticut 06510.
(10)Consists of 6,540,000 Pear Class A Common Shares and 5,013,333 Private Placement Warrants held by LJ10 LLC, which are exercisable for 5,013,333 Pear Class A Common Shares within 60 days of the date of this prospectus. Elon S. Boms and two other managers are the three managers of LJ10 LLC’s board of managers. Any action by LJ10 LLC with respect to the shares, including voting and dispositive decisions, requires at least a majority vote of the managers of the board of managers. Under the so-called “rule of three”, because voting and dispositive decisions are made by a majority of the managers, none of the managers is deemed to be a beneficial owner of securities held by LJ10 LLC, even those in which such manager may hold a pecuniary interest. Accordingly, none of the managers on LJ10 LLC’s board of managers is deemed to have or share beneficial ownership of the shares held by LJ10 LLC. LJ10 LLC and KLP SPAC 1 LLC may be deemed to be members of a “group,” within the meaning of Section 13(d)(3) of the Act, comprised of LJ10 LLC and KLP SPAC 1 LLC. The business address of LJ10 LLC is 195 Church Street, 15th Floor, New Haven, Connecticut 06510.
(11)Consists of 2,071,865 Pear Class A Common Shares held by Million Pacific International Corporation (“Million Pacific”), which includes 25,000 PIPE Shares. Trustbridge Partners VI, L.P (“TBP VI”) is the sole shareholder of Million Pacific. TB Management Holdings Limited (“TB Mgt”) is the advisor to TBP VI acting through its sole general partner TB Partners GP6, L.P (“GP6 L.P”) which in turn, is acting through its general partner, TB Partners GP6 Limited (“GP6 Limited”). TB Mgt and GP6 Limited share voting and dispositive power with respect to the shares held by Million Pacific. The registered address of TB Mgt is c/o Osiris International Cayman Limited, Suite #4-210, Governors Square, 23 Lime Tree Bay Avenue, PO Box 32311, Grand Cayman, KY1-1209, Cayman Islands. The registered address of GP6 Limited is c/o Maples Corporate Services Limited, PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(12)Neuberger Berman Group LLC (“NBG”) and certain of its affiliates, including Neuberger Berman Investment Advisers LLC, as sub-advisor of MAP 204 Segregated Portfolio, a segregated portfolio of LMA SPC and investment manager of Neuberger Berman Principal Strategies Master Fund L.P., have voting power and investment power over the securities. NBG and its affiliates do not, however, have any economic interest in such securities. The address of the principal place of business of these entities is c/o Neuberger Berman Investment Advisers LLC, 1290 Avenue of the Americas, New York, NY 10104.
(13)Consists of 511,323 Pear Class A Common Shares held by Novartis Pharma AG (“Pharma AG”), which includes 25,000 PIPE Shares, and 1,705,484 Pear Class A Common Shares held by Novartis Institutes for Biomedical Research, Inc. (“NIBR”). As the indirect parent of NIBR, Novartis AG may be deemed to beneficially own the shares held by NIBR as well as securities owned by any other affiliated companies. As the parent of Novartis Pharma AG, Novartis AG may be deemed to beneficially own these securities as well as securities owned by any other affiliated companies.The business address for Novartis Pharma AG is Lichstrasse 35, Basel, Switzerland 4056.
(14)Palantir Technologies Inc. is a corporation and is currently controlled by its seven-member board of directors. For more information, please see Palantir Technologies Inc.’s public filings with the SEC. The address of Palantir Technologies Inc. is 1555 Blake Street, Suite 250, Denver, CO 80202.

(15)Consists of 775,541 Pear Class A Common Shares held by Petite Pond LLC (“Petite Pond”), which includes 100,000 PIPE Shares. Petite Pond is managed by its managing member, Robert F. Raucci. As a result of this relationship, Mr. Raucci may be deemed to share beneficial ownership of the securities held of record by Petite Pond. Mr. Raucci disclaims any such beneficial ownership. The address of Petite Pond is c/o Forth Management, 505 Park Ave., 18th Floor, New York, NY 10022.
(16)Consists of 2,388,856 Pear Class A Common Shares held by PH Investments, LLC (“PH Investments”), which includes 700,000 PIPE Shares. PH Investments is managed by managing directors Melinda E. Barber, Benjamin A. Gomez and John W. Vander Vort. Melinda E. Barber, Benjamin A. Gomez and John W. Vander Vort disclaim beneficial ownership of the shares held by PH Investments. The address for PH Investments is Pilot House, Lewis Wharf, 2 Atlantic Avenue, Boston MA 02110.
(17)Consists of 460,361 Pear Class A Common Shares held by QUAD Healthcare Multi-Strategy 9 Fund (“QUAD”), which includes 10,000 PIPE Shares. Samsung Securities Co., Ltd., QUAD’s trustee, has voting and dispositive power over the shares. As a result of this relationship, Samsung Securities Co., Ltd. may be deemed to share beneficial ownership of the securities held of record by QUAD. Samsung Securities Co., Ltd. disclaims any such beneficial ownership. The address of QUAD is 29/F, Three IFC, 10 Gukjegeumyung-ro, Yeongdeungpo-gu, Seoul, Korea.
(18)Consists of 291,912 Pear Class A Common Shares held by Sarissa Capital Offshore Master Fund LP (“Offshore”), which includes 27,100 PIPE Shares, 109,702 Pear Class A Common Shares held by Sarissa Capital Catapult Fund LLC (“Catapult”), which includes 11,300 PIPE Shares, 90,638 Pear Class A Common Shares held by Sarissa Capital Hawkeye Fund LP (“Hawkeye”), which includes 10,700 PIPE Shares, and 8,104 Pear Class A Common Shares held by Sarissa Capital Master Fund II LP (“Master”, and together with Offshore, Catapult and Hawkeye, the “Sarissa Entities”)), which includes 900 PIPE Shares. By virtue of his position as the Chief Investment Officer of Sarissa Capital and as the managing member of Sarissa Capital’s general partner and as controlling the ultimate general partner of each of the Sarissa Entities, Alexander Denner, Ph.D. may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) the securities held by the Sarissa Entities. The address of each of the Sarissa Entities is 660 Steamboat Road, 3rd Floor, Greenwich, CT 06830.
(19)Consists of 50,000 PIPE Shares held by Shanda Asset Management Holdings Limited, and 675,541 Pear Class A Common Shares held by Shanda Grab Ventures Limited (together the “Shanda Entities”). Tianqiao Chen, the director and beneficial owner of the Shanda Entities, has voting and dispositive power over the shares owned by the Shanda Entities. The business address is 303 Twin Dolphin Drive, #6054, Redwood City, CA 94065.
(20)Consists of 12,100,078 Pear Class A Common Shares held by SVF II Cobbler (DE) LLC (“SVF”), which includes 500,000 PIPE Shares. SoftBank Vision Fund II-2 L.P. is the managing member of SVF II AIV (DE) LLC, which is the sole member of SVF. SB Global Advisers Limited (“SBGA”) has been appointed as manager and is responsible for making all decisions related to the acquisition, structuring, financing and disposal of SoftBank Vision Fund II-2 L.P.’s investments, including as held by SVF. Spencer Collins, Rajeev Misra, and Neil Hadley are the directors of SBGA. As a result of these relationships, each of these entities and individuals may be deemed to share beneficial ownership of the securities held of record by SVF. Each of them disclaims any such beneficial ownership. The registered address for each of SVF and SVF II Holdings (DE) LLC is c/o Corporation Service Company, 251 Little Falls Drive, Wilmington, DE 19808. The registered address of SoftBank Vision Fund II-2 L.P. is c/o Crestbridge Limited, 47 Esplanade, St. Helier, Jersey, JE1 0BD. The business address of SB Global Advisers Limited is 69 Grosvenor Street, London W1K 3JP, England, United Kingdom.
(21)Hartley Wasko is the manager of The Eleven Fund LLC and has voting and dispositive power over the Common Shares. The address of each of Hartley Wasko and The Eleven Fund LLC is 463 Adams Street, Denver, CO 80206.
(22)Consists of (i) 8,157,565 Pear Class A Common Shares held directly by Corey McCann, of which 100,000 Pear Class A Common Shares are being registered (ii) 986,517 Pear Class A Common Shares held by The McCann Family Trust (the “McCann Family Trust”), all of which Pear Class A Common Shares are being registered and (iii) 1,685,913 Pear Class A Common Shares held by The Corey M. McCann Irrevocable Trust of 2021 (the “McCann Irrevocable Trust”, and, together with the McCann Family Trust, the “McCann Trusts”), of which no Pear Class A Common Shares are being registered. Mia E. Moll, the Trustee of the McCann Irrevocable Trust, is the sister of Corey McCann and holds voting and investment control over the shares held by the McCann Irrevocable Trust. Mia E. Moll acts as Investment Advisor and Concord Trust Company, LLC acts as Trustee of the McCann Family Trust; the Trustee acts at the direction of a distribution committee, whose actions over the Pear Class A Common Shares held by the McCann Family Trust are subject to the approval of Corey McCann pursuant to the trust agreement. By virtue of the foregoing, Corey McCann may be deemed to be the beneficial owner of the Pear Class A Common Shares held by each of the McCann Trusts. Dr. McCann disclaims beneficial ownership of the shares of Pear Class A Common Shares held by each of the McCann Trusts, except to the extent of any pecuniary interest therein. The business address of the McCann Irrevocable Trust and Mia E. Moll is c/o Bass, Doherty & Finks, P.C., 1380 Soldiers Field Road, Boston, MA 02135-1023, and the business address of the McCann Family Trust and Cancord Trust Company, LLC is 3 Executive Park Drive, Suite 302, Bedford, NH 03110.
(23)Consists of 24,903,573 Pear Class A Common Shares held by TLS Beta Pte. Ltd. and 1,900,000 PIPE Shares held by Elbrus Investments Pte. Ltd. Each of TLS Beta Pte. Ltd. and Elbrus Investments Pte. Ltd. is a direct wholly-owned subsidiary of Temasek Life Sciences Private Limited, which in turn is a direct wholly-owned subsidiary of Fullerton Management Pte Ltd, which in turn is a direct wholly-owned subsidiary of Temasek Holdings (Private) Limited. The address of each of the foregoing entities is 60B Orchard Road, #06-18 Tower 2, The Atrium@Orchard, Singapore.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Person Transactions—Pear
Amended and Restated Registration Rights Agreement
In connection with the consummation of the Business Combination, we entered into the Amended and Restated Registration Rights Agreement with certain Pear stockholders, pursuant to which we agreed to register for resale, pursuant to Rule 415 under the Securities Act, the Pear Class A Common Shares and other equity securities of Pear that are held by the parties thereto from time to time. See “Description of Securities—Registration Rights.”
Policies and Procedures for Related Party Transactions
We have adopted a formal written policy that became effective upon the completion of the Business Combination which provides that our officers, directors, nominees for election as directors, beneficial owners of more than 5% of any class Pear common stock, any member of the immediate family of any of the foregoing persons and any firm, corporation or other entity in which any of the foregoing persons is employed or is a general partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest, are not permitted to enter into a related party transaction with us without the approval of Pear’s Audit Committee, subject to certain exceptions. This written policy on transactions with related persons is in conformity with the requirements for issuers having publicly held common stock that is listed on Nasdaq.
The Audit Committee is responsible for reviewing and approving any related person transactions. In reviewing any related person transaction, the Audit Committee will take into account, among other factors that it deems appropriate, whether the related person transaction is on terms no less favorable to Pear than terms generally available in a transaction with an unaffiliated third party under the same or similar circumstances and the extent of the related person’s interest in the related person transaction.
Certain Relationships and Related Person Transactions—Pear US
Pear US Series D-1 and D-2 Preferred Stock Financing
From December 7, 2020 through February 25, 2021, Pear US sold an aggregate of 15,293,315 Pear US Series D-1 Preferred Shares at a purchase price of approximately $6.5388 per share, for an aggregate purchase price of $99,999,928.30 (the “Pear US Series D-1 Preferred Stock Financing”). The participants in the Pear US Series D-1 Preferred Stock Financing included persons affiliated with members of Pear US’ board of directors and persons that held more than 5% of Pear’s US outstanding capital stock. The following table summarizes purchases of Pear US Series D-1 Preferred Shares from Pear US by such related persons:

Name	Pear Series D-1 Preferred Shares	Total Purchase Price
SVF II AIV (DE) LLC(1)	3,823,331	$24,999,996.75
TLS Beta Pte. Ltd.(2)	3,823,331	$24,999,996.75
5AM Opportunities I, L.P.(3)	764,666	$4,999,998.05
Arboretum Ventures IV, L.P.(4)	49,703	$324,997.98
JAZZ Human Performance Technology Fund, L.P.(5)	152,933	$999,998.31
JAZZ Human Performance Opportunity Fund, L.P.(5)	458,799	$2,999,994.91
__________________
(1)Elena Viboch a former member of the board of directors of Pear US and an affiliate of SVF II AIV (DE) LLC (“Softbank”). Softbank currently holds more than 5% of Pear’s outstanding capital stock. Ms. Viboch does not serve on the Pear Board.
(2)TLS Beta Pte. Ltd. (“Temasek”) currently holds more than 5% of Pear’s outstanding capital stock.
(3)Andrew Schwab is a former member of the board of directors of Pear US and an affiliate of 5AM Opportunities I, L.P. (“5AM Opportunities”). 5AM Opportunities and its affiliated entities, 5AM Ventures IV, L.P. (“5AM Ventures”) and 5AM Co-Investors IV, L.P. (“5AM Co-Investors”), currently hold more than 5% of Pear’s outstanding capital stock. Mr. Schwab is also an affiliate of each of 5AM Ventures and 5AM Co-Investors. Mr. Schwab is currently a member of the Pear Board.
(4)Timothy Petersen is a former member of the board of directors of Pear US and an affiliate of Arboretum Ventures IV, L.P. (“Arboretum”). Arboretum currently holds more than 5% of Pear’s outstanding capital stock. Mr. Petersen does not serve on the Pear Board.

(5)Zack Lynch is a former member of the board of directors of Pear US and an affiliate of JAZZ Human Performance Technology Fund, L.P. and JAZZ Human Performance Opportunity Fund, L.P. (collectively, “JAZZ”). JAZZ currently holds more than 5% of Pear’s outstanding capital stock. Mr. Lynch is currently a member of the Pear Board.
On December 8, 2020, Pear US sold an aggregate of 8,109,888 Pear US Series D-2 Preferred Shares at a purchase price of approximately $3.9458 per share, for an aggregate purchase price of $31,999,996.08 (the “Pear US Series D-2 Preferred Stock Financing”). The participants in the Pear US Series D-2 Preferred Stock Financing included persons affiliated with members of Pear US’ board of directors and persons that held more than 5% of Pear US’ outstanding capital stock. The following table summarizes purchases of Pear US Series D-2 Preferred Shares from Pear US by such related persons:

Name	Pear Series D-2 Preferred Shares	Total Purchase Price
SVF II AIV (DE) LLC(1)	4,054,944	$15,999,998.04
TLS Beta Pte. Ltd.(2)	4,054,944	$15,999,998.04
__________________
(1)Elena Viboch is a former member of the board of directors of Pear US and an affiliate of Softbank. Softbank currently holds more than 5% of Pear’s outstanding capital stock. Ms. Viboch does not serve on the Pear Board.
(2)Temasek currently holds more than 5% of Pear’s outstanding capital stock.
In connection with the Pear US Series D-1 Preferred Stock Financing and the Pear US Series D-2 Preferred Stock Financing, Pear US repurchased (i) 2,788,732 Pear US Common Shares from Corey McCann, Pear’s Chief Executive Officer, for $10,996,806.90, (ii) 480,000 Pear US Common Shares and 1,920,000 Pear US Series A Preferred Shares from 5AM Ventures for $9,463,920, (iii) 20,000 Pear US Common Shares and 80,000 Pear US Series A Preferred Shares from 5AM Co-Investors for $394,330 and (iv) 1,000,000 Pear US Series A Preferred Shares from Arboretum for $3,943,300, each pursuant to a tender offer by Pear US that closed on December 9, 2020.
Pear US Series C Preferred Stock Financing
On December 21, 2018, Pear US sold an aggregate of 8,944,869 Pear US Series C Preferred Shares at a purchase price of approximately $7.1935 per share, for an aggregate purchase price of $64,344,915.25 (the “Pear US Series C Preferred Stock Financing”). The participants in the Pear US Series C Preferred Stock Financing included persons affiliated with members of Pear US’ board of directors and persons that held more than 5% of Pear US’ outstanding capital stock. The following table summarizes purchases of Pear US Series C Preferred Shares from Pear US by such related persons:

Name	Pear Series C Preferred Shares	Total Purchase Price
TLS Beta Pte. Ltd.(1)	3,475,359	$24,999,994.97
5AM Opportunities I, L.P.(2)	1,390,143	$9,999,993.68
Arboretum Ventures IV, L.P.(3)	695,071	$4,999,993.24
JAZZ Human Performance Technology Fund, L.P.(4)	278,028	$1,999,994.42
JAZZ Human Performance Opportunity Fund, L.P.(4)	278,028	$1,999,994.42
__________________
(1)Temasek currently holds more than 5% of Pear’s outstanding capital stock.
(2)Andrew Schwab is a former member of the board of directors of Pear US and an affiliate of 5AM Opportunities. 5AM Opportunities and its affiliated entities, 5AM Ventures and 5AM Co-Investors, currently hold more than 5% of Pear’s outstanding capital stock. Mr. Schwab is also an affiliate of each of 5AM Ventures and 5AM Co-Investors. Mr. Schwab is currently a member of the Pear Board.
(3)Timothy Petersen is a former member of the board of directors of Pear US and an affiliate of Arboretum. Arboretum currently holds more than 5% of Pear’s outstanding capital stock. Mr. Petersen does not serve on the Pear Board.
(4)Zack Lynch is a former member of the board of directors of Pear US and an affiliate of JAZZ. JAZZ currently holds more than 5% of Pear’s outstanding capital stock. Mr. Lynch is currently a member of the Pear Board.
Pear US Series B Preferred Stock Financing
From December 28, 2017 through March 6, 2018, Pear US sold an aggregate of 11,815,580 shares of Pear US Series B Preferred Shares at a purchase price of approximately $4.3167 per share, for an aggregate purchase price of $45,999,998.47 (the “Pear US Series B Preferred Stock Financing”). The participants in the Pear US Series B

Preferred Stock Financing included persons affiliated with members of Pear US’ board of directors and persons that currently hold more than 5% of Pear’s outstanding capital stock. The following table summarizes purchases of Pear US Series B Preferred Shares from Pear US by such related persons:

Name	Pear Series B Preferred Shares	Total Purchase Price
TLS Beta Pte. Ltd.(1)	5,559,803	$24,000,001.62
5AM Co-Investors IV, L.P.(2)	52,509	$226,665.61
5AM Ventures IV, L.P.(2)	1,260,222	$5,440,000.31
Arboretum Ventures IV, L.P.(3)	1,081,073	$4,666,667.82
JAZZ Human Performance Technology Fund, L.P.(4)	1,776,048	$7,666,666.41
__________________
(1)Temasek currently holds more than 5% of Pear’s outstanding capital stock.
(2)Andrew Schwab is a former member of the board of directors of Pear US and an affiliate of 5AM Opportunities. 5AM Opportunities and its affiliated entities, 5AM Ventures and 5AM Co-Investors, currently hold more than 5% of Pear’s outstanding capital stock. Mr. Schwab is also an affiliate of each of 5AM Ventures and 5AM Co-Investors. Mr. Schwab is a director on the Pear Board.
(3)Timothy Petersen is a former member of the board of directors of Pear US and an affiliate of Arboretum. Arboretum currently holds more than 5% of Pear’s outstanding capital stock. Mr. Petersen does not serve on the Pear Board.
(4)Zack Lynch is a former member of the board of directors of Pear US and an affiliate of JAZZ. JAZZ currently holds more than 5% of Pear’s outstanding capital stock. Mr. Lynch is currently a member of the Pear Board.
NIBR Agreement
In March 2018, Pear US and Novartis Institute of Biomedical Research (“NIBR”) entered into a collaborative agreement (the “NIBR Agreement”) to develop PDTs for Schizophrenia and Multiple Sclerosis. Contemporaneous with the NIBR Agreement, NIBR purchased 1,158,292 Pear US Series B preferred stock at $4.3167 per share, resulting in aggregate proceeds to the Company of $500,000. On March 30, 2020, NIBR terminated the NIBR Agreement. The termination was subject to a 90-day notice period and was effective as of June 29, 2020.
Pear Stockholder Support Agreements
In connection with the execution of the Business Combination Agreement, certain equityholders of Pear US representing the requisite votes necessary to approve the Merger (such stockholders, the “Pear Supporting Equityholders”) entered into stockholder support agreements with THMA and Pear US (the “Stockholder Supporting Agreements”), pursuant to which each Supporting Pear Equityholder agreed to, among other things, (a) vote all of its Pear US Common Shares and Pear US Preferred Shares (or any securities convertible into or exercisable or exchangeable for Pear US Common Shares and Pear US Preferred Shares) in favor of the approval and adoption of the Business Combination Agreement, the Ancillary Agreements to which Pear US was party and the transactions contemplated thereby (including the Merger) and (b) be bound by certain other covenants and agreements related to the Merger.
Investors’ Rights Agreement
Pear US was party to a Third Amended and Restated Investors’ Rights Agreement, dated as of November 3, 2020 (the “IRA”), as amended by that certain Omnibus Amendment dated as of February 23, 2021, which granted registration rights and information rights, among other things, to certain holders of Pear US’ capital stock, including entities affiliated with Temasek, Softbank, Arboretum, JAZZ, 5AM Ventures, 5AM Co-Investors and 5AM Opportunities. The IRA terminated upon the closing of the Business Combination.
Right of First Refusal and Co-Sale Agreement
Pursuant to certain agreements with its stockholders, including the Third Amended and Restated Right of First Refusal and Co-Sale Agreement, dated as of November 3, 2020 (the “ROFR Agreement”), as amended by that certain Omnibus Amendment dated as of February 23, 2021, Pear US had the right to purchase shares of Pear US’ capital stock that certain of its stockholders proposed to sell to other parties. Certain holders of Pear US’ capital stock that were party to the ROFR Agreement, included Temasek, Softbank, Arboretum, JAZZ, 5AM Ventures,

5AM Co-Investors and 5AM Opportunities. The ROFR Agreement terminated upon the closing of the Business Combination.
Voting Agreement
Pear US was party to the Third Amended and Restated Voting Agreement, dated as of November 3, 2020 (the “Voting Agreement”), as amended by that certain Omnibus Amendment dated as of February 23, 2021, pursuant to which certain holders of Pear US’ capital stock, including Temasek, Softbank, Arboretum, JAZZ, 5AM Ventures, 5AM Co-Investors and 5AM Opportunities, agreed to vote their shares of Pear US’ capital stock in favor of certain matters, including with respect to the election of directors. The Voting Agreement terminated upon the closing of the Business Combination.
5AM Side Letter
In December 2018, Pear US and 5AM Opportunities entered into an agreement whereby Pear US granted 5AM Opportunities certain management and information rights (“5AM Side Letter”). The 5AM Side Letter terminated upon the closing of the Business Combination.
Temasek Side Letter
In December 2017, Pear US and Temasek entered into an agreement whereby Pear US granted Temasek certain management and information rights, as well as a right to consult with management if Temasek is not represented on Pear’s board of directors (“Temasek Side Letter”). The Temasek Side Letter terminated upon the closing of the Business Combination.
Softbank Side Letter
In November 2020, Pear US, Softbank and certain of Softbank’s affiliates entered into an agreement whereby Pear US granted Softbank and its affiliates certain customary management and information rights, including the right of Softbank and its affiliates to designate a member of Pear US’ board of directors and an observer to Pear US’ board of directors, and Pear US agreed to certain compliance, tax and regulatory covenants (“Softbank Side Letter”). The Softbank Side Letter terminated upon the closing of the Business Combination.
Director and Officer Indemnification
Pear US’ certificate of incorporation and bylaws provided for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Pear US entered into indemnification agreements with each of its directors. Following the Business Combination, Pear entered into new indemnification agreements with each of the directors and officers of Pear. The indemnification agreements entered into by Pear Board members Messrs. Schwab and Lynch also provided certain indemnification rights to the entities with which they are affiliated. See “Description of Securities—Limitations on Liability and Indemnification of Officers and Directors.”
Certain Relationships and Related Person Transactions—THMA
Founder Shares and Private Placement Warrants
On December 7, 2020, the Sponsor purchased 5,750,000 Founder Shares for an aggregate purchase price of $25,000, or approximately $0.004 per share. In January 2021, the Sponsor transferred 50,000 Founder Shares to each of Michael J. Christenson, Meghan M. FitzGerald, and Henry S. Miller, THMA’s independent directors, and an aggregate of 150,000 Founder Shares to THMA’s Advisors, in each case, at approximately the same share price initially paid by the Sponsor. On February 2, 2021, THMA effected a 1.2-to-1 forward stock split with respect to its Founder Shares, resulting in each of THMA’s independent directors nominees holding 60,000 Founder Shares and THMA’s Advisors holding an aggregate of 180,000 Founder Shares. Simultaneously with the consummation of the Initial Public Offering, on February 4, 2020, THMA consummated the private placement of an aggregate of 5,013,333 Private Placement Warrants to the Sponsor at a price of $1.50 per Private Placement Warrant, generating total proceeds of $7,520,000.

Subscription Agreements
In connection with the execution of the Business Combination Agreement, on June 21, 2021, THMA entered into separate PIPE Subscription Agreements whereby the Pipe Investors agreed to purchase and THMA agreed to sell, an aggregate of 9,780,000 PIPE Shares, for a purchase price of $10.00 per share and an aggregate purchase price of $97.8 million, effective as of June 21, 2021. Pursuant to the PIPE Subscription Agreements, Pear gave certain registration rights to the PIPE Investors with respect to the PIPE Shares. The sale of the PIPE Shares was consummated concurrently with the closing of the Business Combination.
Palantir Agreement
On June 17, 2021 and as later amended on August 3, 2021, THMA entered into a non-cancelable purchase obligation for a subscription to the Palantir Foundry cloud platform, including support services, updates and related professional services with Palantir Technologies Inc.(“Palantir”), a PIPE Investor, for $9.3 million payable over three years, continuing through September 30, 2024. Plantir committed to purchasing $10.0 million of THMA Class A Common Shares pursuant to a PIPE Subscription Agreement, substantially concurrent with the closing of the Business Combination.
Sponsor Support Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor and THMA’s directors, advisors and officers (collectively, the “Sponsor Agreement Parties”) entered into the Sponsor Support Agreement with THMA and Pear US, pursuant to which each Sponsor Support Agreement Party agreed to, among other things, (i) vote at any meeting of the stockholders of THMA all of its THMA Class A Common Shares and THMA Class B Common Shares in favor of the transactions and the adoption of the Business Combination Agreement; (ii) appoint THMA as each Sponsor Agreement Party’s proxy in the event such Sponsor Agreement Party fails to fulfill its obligations under the Sponsor Agreement; (iii) be bound by certain other covenants and agreements related to the Merger; (iv) subject certain of the Sponsor’s THMA Class B Shares (the “Earn-out Shares”) and Sponsor’s Private Placement Warrants (the “Earn-out Warrants”) to post-closing vesting conditions and (v) be bound by certain transfer restrictions with respect to THMA Common Shares during the period between the date of the Sponsor Support Agreement and the Closing, subject to certain exceptions set forth in the Sponsor Agreement. The Sponsor Agreement also provided that the Sponsor Agreement Parties agreed to waive their redemption rights in connection with the consummation of the Business Combination with respect to any THMA Common Shares held by them.
Pursuant to the Sponsor Agreement, the Sponsor also agreed, subject to certain exceptions, not to transfer 1,269,600 Founder Shares held by it and to have 922,453 Private Placement Warrants held in trust, in each case, until such securities become released upon the achievement of certain performance-based milestones under the Sponsor Agreement. The Founder Shares held by the Sponsor’s directors and Advisors were not subject to vesting or forfeiture.
On November 14, 2021, the parties entered into an amendment to the Sponsor Support Agreement pursuant to which, among other things, the Sponsor Earn-Out Shares and Earn-Out Warrants shall no longer be subject to vesting conditions, in each case as consideration for the Sponsor agreeing to enter into the Backstop (as defined below).
Forward Purchase Agreement
In connection with the consummation of the Initial Public Offering, THMA entered into the Forward Purchase Agreement with the Anchor Investor, that provided for the purchase, in the aggregate, of 5,000,000 Original Forward Purchase Units, consisting of one Forward Purchase Share and one-third of one Forward Purchase Warrant, at a purchase price of $10.00 per unit, or an aggregate purchase price of $50,000,000, in a private placement concurrently with the closing of THMA’s initial business combination.
In connection with the execution of the Business Combination Agreement, the Anchor Investor entered into the Amendment to Forward Purchase Agreement with THMA, pursuant to which, effective as of immediately prior to the Closing, the Forward Purchase Agreement was amended to (i) eliminate the sale of warrants to purchase THMA

Class A Common Shares and (ii) instead provide exclusively for the sale of such number of THMA Class A Common Shares equal to the sum of (x) 2,300,000 and (y) such additional THMA Class A Common Shares as the Anchor Investor elected to purchase up to the lesser of (A) the number of Public Shares redeemed by THMA’s Public Stockholders and (B) 2,700,000, in each case, for a purchase price of $10.00 per THMA Class A Common Share.
On November 14, 2021, THMA entered into an amendment to the Amended Forward Purchase Agreement, pursuant to which, among other things, the Anchor Investor increased its binding forward purchase commitment (the“Backstop”), subject to cutback, from $23.0 million to up to $73.0 million and removed any optional element to the Backstop. The Backstop was subject to certain reductions if gross transaction proceeds exceeded each of $175.0 million and $250.0 million, respectively. The Anchor Investor was permitted to offer PIPE Investors the opportunity to participate in the Backstop in an amount up to $23.0 million, subject to cutback if proceeds exceeded $175.0 million. As consideration for committing to fund the Backstop, THMA and Pear US agreed to release the Sponsor Earn-Out Shares and Earn-Out Warrants from certain earn-out conditions in connection with the Business Combination, with a certain number of such securities being transferred to each Subscriber that participated in the Backstop.
On December 2, 2021, THMA entered into the Forward Purchase Agreement Assignment pursuant to which, among other things, the Anchor Investor assigned its right to purchase 500,000 THMA Class A Common Shares to a PIPE Investor.
An entity affiliated with the Pritzker Vlock Family Office holds an indirect economic interest in each of the Sponsor and the Anchor Investor. Further, the Chief Executive Officer and director of THMA, Elon Boms, is a Managing Director of the Pritzker Vlock Family Office and a manager of the Anchor Investor. THMA’s Chief Operating Officer and director, Steven Benson is a Venture Partner with the Pritzker Vlock Family Office. THMA’s Chief Financial Officer, Joseph Iannotta, is the Controller of the Pritzker Vlock Family Office. Messrs Boms, Benson and Iannotta led and assisted in, respectively, the evaluation of THMA’s business combination targets, including Pear US, and the negotiation of THMA’s Business Combination with Pear.
Administrative Support
THMA utilized office space at 195 Church Street, 15th Floor, New Haven, Connecticut 06510 from the Sponsor. On February 2, 2021, THMA began paying to the Sponsor $10,000 per month for office space, secretarial and administrative services provided to members of their management team. Upon completion of the Business Combination, THMA ceased paying these monthly fees. For the nine months ended September 30, 2021, THMA incurred and paid $80,000 of such fees.
Related Party Loans and Advances
On December 7, 2020, THMA issued an unsecured promissory note to the Sponsor, pursuant to which THMA was permitted to borrow up to an aggregate principal amount of $300,000. Such promissory note was non-interest bearing and payable on the earlier of December 31, 2021 and the completion of the Initial Public Offering. The outstanding balance under such promissory note of $136,833 was repaid at the closing of the Initial Public Offering on February 4, 2021.
In order to finance transaction costs in connection with the Business Combination, the Sponsor, an affiliate of the Sponsor or certain of THMA’s officers and directors were, but none of them obligated to, loan THMA funds as may have been required to fund their working capital requirements. On June 21, 2021, THMA issued an unsecured promissory Note (the “2021 Note”) in the principal amount of $1,000,000 to the Sponsor in exchange for up to $1 million in working capital loans. The 2021 Note was non-interest bearing and payable upon the consummation of the Business Combination. Up to $1,000,000 of such loans were convertible into warrants at a price of $1.50 per warrant. Upon completion of the Business Combination, THMA repaid such loaned amounts out of the proceeds of the Trust Account released to THMA.

Registration Rights Agreement
THMA entered into a registration rights agreement with the Sponsor, the Anchor Investor and THMA’s directors, Advisors and officers with respect to the Private Placement Warrants, the warrants issuable upon conversion of working capital loans (if any), the THMA Class A Common Shares issued to the Anchor Investor pursuant to the Forward Purchase Agreement and the THMA Class A Common Shares issued upon exercise of the foregoing and upon conversion of the Founder Shares.

DESCRIPTION OF SECURITIES
The following description summarizes certain important terms of our capital stock as of the date of this prospectus as specified in our Second Amended and Restated Certificate of Incorporation and Bylaws. Because the following description is only a summary, it does not contain all the information that may be important to you. For a complete description of the matters set forth in this section titled “Description of Securities,” you should refer to the Second Amended and Restated Certificate of Incorporation, the Bylaws, the Warrant Agreement, and the Registration Rights Agreement, which are included as exhibits to the registration statement of which this prospectus is a part, and to the applicable provisions of Delaware law.
Authorized and Outstanding Capital Stock
Our authorized capital stock consists of 690,000,000 Class A common stock, par value $0.0001 per share and 10,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Shares”). As of December 15, 2021, there were 137,799,218 Pear Class A Common Shares issued and outstanding and 14,213,277 Warrants to purchase Pear Class A Common Shares outstanding.
Pear Class A Common Shares
Voting Rights
Holders of Pear Class A Common Shares shall exclusively possess all voting power with respect to the Company. Holders of Pear Class A Common Shares are entitled to one (1) vote for each Pear Class A Common Share held of record by such holder on all matters properly submitted to a vote of the stockholders of Pear.
Except as otherwise required by law or by our Certificate of Incorporation, at any annual meeting or special meeting of our stockholders, holders of Pear Class A Common Shares has the exclusive right to vote for the election of directors and on all matters properly submitted to a vote of the stockholders.
Dividends
Subject to the rights, if any, of holders of any outstanding series of Preferred Shares, the holders of Pear Class A Common Shares shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Company) when, as and if declared thereon by the Board, or any authorized committee thereof, from time to time out of any assets or funds of the Company legally available therefor and shall share equally on a per share basis in such dividends and distributions.
Liquidation, Dissolution or Winding up
Subject to the rights, if any, of holders of any outstanding series of Preferred Shares, in the event of our voluntary or involuntary liquidation, dissolution or winding up, after payment or provision for payment of our debts and other liabilities, holders of Pear Class A Common Shares will be entitled to receive all our remaining assets available for distribution to our stockholders, ratably in proportion to the number of Pear Class A Common Shares held by them.
Transfer Restrictions
Subject to customary exceptions, the Sponsor, parties to the Registration Rights Agreement, certain holders of PIPE Shares and certain other holders of Pear Class A Common Shares are subject to lock-up provisions in which they agreed not to sell or otherwise dispose of any Pear Class A Common Shares or any other equity securities of Pear convertible into or exercisable or exchangeable for Pear Class A Common Shares held by any of them for a period of 180 days after the Closing Date.
Registration Rights
The Anchor Investor, the Sponsor, and certain of our stockholders are parties to the Registration Rights Agreement, which grants them the right to require, subject to certain conditions and limitations, that we register for resale, securities held by such stockholders and certain “piggyback” registration rights with respect to registrations initiated by us. Pursuant to the PIPE Subscription Agreements, the PIPE Investors were also granted registration rights which required us to file a registration statement registering the resale of the PIPE Shares. The registration of Pear Class A Common Shares pursuant to the exercise of the registration rights provided under the Registration Rights Agreement and the PIPE Subscription Agreements would enable the applicable Pear stockholders to resell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement and the PIPE Subscription Agreements and indemnify the stockholders against certain liabilities.
Classified Board of Directors
Our Certificate of Incorporation provides that our Board is divided into three classes of directors, with the classes to be as nearly equal in number as possible, and with each director serving a three-year term. As a result, approximately one-third of the Board will be elected each year.
Stockholder Action by Written Consent
Our Certificate of Incorporation provides that any action required or permitted to be taken by stockholders of Pear Class A Common Shares must be effected by a duly called annual or special meeting of such stockholders and may not be effected by written consent of the stockholders in lieu thereof.
Special Meetings of Stockholders
Subject to the rights, if any, of holders of any outstanding series of Preferred Stock, and to the requirements of applicable law, special meetings of Pear’s stockholders may be called only by the Board pursuant to a resolution adopted by a majority of the Board. The holders of Pear Class A Common Shares are prohibited from calling a special meeting. Only those matters set forth in the notice of the special meeting may be considered or acted upon at a special meeting of our stockholders.
Amendment of Certificate of Incorporation or Bylaws
Our Bylaws may be amended or repealed by the affirmative vote of a majority of the Board or by the affirmative vote of the holders of not less than two thirds (2/3) of the voting power of all then-outstanding shares entitled to vote generally in the election of directors, voting together as a single class. The affirmative vote of the holders of not less than two thirds (2/3) of the voting power of all then-outstanding shares of our capital stock entitled to vote thereon and the affirmative vote of holders of not less than two thirds (2/3) of the voting power of all then outstanding shares of each class entitled to vote thereon as a class would be required to amend certain provisions of the Certificate of Incorporation.
Forum Selection
Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by the applicable law, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for any internal or intra-corporate claim or any action asserting a claim governed by the internal affairs doctrine as defined by the laws of the State of Delaware, (including, but not limited to): (i) any derivative action or proceeding brought on behalf of the Company, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee or stockholder of the Company to the Company or the Company’s stockholders or (iii) any action asserting a claim against the Company, its directors, officers or employees arising pursuant to any provision of the DGCL or our certificate of incorporation or the bylaws (in each case, as they may be amended from time to time), or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, shall be a state court located within the State of Delaware (or, if no court located within the State of Delaware has jurisdiction, the federal district court for the District of Delaware).
Our Certificate of Incorporation provides that unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by law, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the federal district court for the District of Delaware (or, if such court does not have jurisdiction over such action, any other federal district court of the United States); provided, however, that if the foregoing provisions are, or the application of such provisions to any person or entity or any circumstance is, illegal, invalid or unenforceable, the sole and exclusive forum for any action asserting a cause of action arising under the Securities Act of 1933 or any rule or regulation promulgated thereunder (in each case, as amended) shall be the Court of Chancery of the State of Delaware.
Limitations on Liability and Indemnification of Officers and Directors
Our Certificate of Incorporation and Bylaws provide indemnification and advancement of expenses for our directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. We have entered into indemnification agreements with each of our directors and officers. In some cases, the provisions of those indemnification agreements may be broader than the specific indemnification provisions contained under Delaware law. In addition, as permitted by Delaware law, our Certificate of Incorporation and Bylaws include provisions that eliminate the personal liability of directors for monetary damages resulting from breaches of certain fiduciary duties as a director.
Preferred Shares
Our Certificate of Incorporation authorizes 10,000,000 Preferred Shares. The Board is expressly authorized to provide out of the unissued Preferred Shares for one or more series of Preferred Shares and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional, special and other rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a preferred stock designation filed pursuant to the DGCL, and the Board is expressly vested with the authority to the full extent provided by law, to adopt any such resolution or resolutions. We have no Preferred Shares outstanding at the date hereof. Although we do not currently intend to issue any Preferred Shares, we cannot assure you that we will not do so in the future. No Preferred Shares are being issued or registered in this offering.
Warrants
Each whole warrant entitles the registered holder to purchase one Pear Class A Common Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of the Initial Public Offering and 30 days after the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of Pear Class A Common Shares. This means only a whole Warrant may be exercised at a given time by a Warrant holder. The Warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
We will not be obligated to deliver any Pear Class A Common Shares pursuant to the exercise of a Warrant and will have no obligation to settle such Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Pear Class A Common Shares issuable upon exercise of the Warrants is then effective and a current prospectus relating to those Pear Class A Common Shares is available, subject to our satisfying our obligations described below with respect to registration. No Warrant will be exercisable for cash or on a cashless basis, and we will not be obligated to issue any shares to holders seeking to exercise their Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a Warrant, the holder of such Warrant will not be entitled to exercise such Warrant and such Warrant may have no value and expire worthless.
We have agreed that as soon as practicable, but in no event later than 15 business days after the closing of the Business Combination, we will use our reasonable best efforts to file with the SEC, and within 60 business days following the closing of the Business Combination to have declared effective, a registration statement covering the issuance of the Pear Class A Common Shares issuable upon exercise of the Warrants and to maintain a current prospectus relating to those Pear Class A Common Shares until the Warrants expire or are redeemed. Notwithstanding the above, if Pear Class A Common Shares are at the time of any exercise of a Warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Public Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, but will use our reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants
Redemption of Warrants when the price per share of Pear Class A Common Shares equals or exceeds $18.00
Once the Warrants become exercisable, we may call the Warrants for redemption:
•in whole and not in part;
•at a price of $0.01 per Warrant;
•upon a minimum of 30 days’ prior written notice of redemption, or the 30-day redemption period, to each Warrant holder; and
•if, and only if, the closing price of Pear Class A Common Shares equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the Warrant holders.
If and when the Warrants become redeemable by us pursuant to the foregoing redemption method, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criteria discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each Warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the Pear Class A Common Shares may fall below the $18.00 redemption trigger price as well as the $11.50 warrant exercise price after the redemption notice is issued.
Redemption of Warrants when the price per Pear Class A Common Share equals or exceeds $10.00
Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):
•in whole and not in part;
•at $0.10 per Warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” of Pear Class A Common Shares (as defined below) except as otherwise described below; and
•if, and only if, the closing price of Pear Class A Common Shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a Warrant as described under the heading “—Warrants—Anti-Dilution Adjustments”) on the trading day prior to the date on which we send the notice of redemption to the Warrant holders;
•if, and only if, the closing price of Pear Class A Common Shares (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders (the “Reference Value”) is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms (except as described herein with respect to a holder’s ability to cashless exercise its Warrants) as the outstanding Public Warrants.
Beginning on the date the notice of redemption is given until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of Pear Class A Common Shares that a Warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of Pear Class A Common Shares on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), determined for these purposes based on volume weighted average price of Pear Class A Common Shares for the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our Warrant holders with the final fair market value no later than one business day immediately following the 10 trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “—Anti-dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the exercise price of the warrant after such adjustment and the denominator of which is the price of the Warrant immediately prior to such adjustment. In such an event, the number of shares in the table below shall be adjusted by multiplying such share amounts by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date (period to expiration of warrants)	Fair Market Value of Pear Class A Common Shares
	≤10.00	11.00	12.00	13.00	14.00	15.00	16.00	17.00	≥18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of Pear Class A Common Shares to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of Pear Class A Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Pear Class A Common Shares for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Pear Class A Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Pear Class A Common Shares for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Pear Class A Common Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any Pear Class A Common Shares.
This redemption feature differs from the typical warrant redemption features used in some other blank check offerings, which typically only provide for a redemption of warrants for cash (other than the Private Placement Warrants) when the trading price for the Pear Class A Common Shares exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the Pear Class A Common Shares are trading at or above $10.00 per public share, which may be at a time when the trading price of Pear Class A Common Shares is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above under “—Redemption of Warrants when the price per Pear Class A Common Share equals or exceeds $18.00.” Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their Warrants based on an option pricing model with a fixed volatility input as of the of this prospectus. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to Warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the Warrant holders.
As stated above, we can redeem the Warrants when the Pear Class A Common Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing Warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the Pear Class A Common Shares are trading at a price below the exercise price of the Warrants, this could result in the Warrant holders receiving fewer Pear Class A Common Shares than they would have received if they had chosen to wait to exercise their Warrants for Pear Class A Common Shares if and when such Pear Class A Common Shares was trading at a price higher than the exercise price of $11.50.
No fractional Pear Class A Common Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of Pear Class A Common Shares to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the Pear Class A Common Shares pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the Pear Class A Common Shares, the Company will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.
Redemption Procedures
A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (or such other amount as a holder may specify) of the Pear Class A Common Shares outstanding immediately after giving effect to such exercise.
Anti-Dilution Adjustments
If the number of outstanding Pear Class A Common Shares is increased by a stock dividend payable in Pear Class A Common Shares, or by a split-up of Pear Class A Common Shares or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number Pear Class A Common Shares issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding amount of Pear Class A Common Shares. A rights offering to holders Pear Class A Common Shares entitling holders to purchase Pear Class A Common Shares at a price less than the fair market value will be deemed a stock dividend of a number of shares of Pear Class A Common Shares equal to the product of (1) the number of Pear Class A Common Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for Pear Class A Common Shares) multiplied by (2) one minus the quotient of (x) the price per Pear Class A Common Share paid in such rights offering divided by (y) the fair market value. For these purposes (1) if the rights offering is for securities convertible into or exercisable for Pear Class A Common Shares, in determining the price payable for Pear Class A Common Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (2) fair market value means the volume weighted average price of Pear Class A Common Shares as reported during the ten trading day period ending on the trading day prior to the first date on which the Pear Class A Common Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of Pear Class A Common Shares on account of such Pear Class A Common Shares (or other shares of our capital stock into which the Warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each Pear Class A Common Share in respect of such event.
If the number of outstanding Pear Class A Common Shares is decreased by a consolidation, combination, reverse stock split or reclassification of Pear Class A Common Shares or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number Pear Class A Common Shares issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding Pear Class A Common Shares.
Whenever the number of Pear Class A Common Shares purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of Pear Class A Common Shares purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of Pear Class A Common Shares so purchasable immediately thereafter.
In case of any reclassification or reorganization of the outstanding Pear Class A Common Shares (other than those described above or that solely affects the par value of such Pear Class A Common Shares), or in the case of any merger or consolidation of us with or into another entity or conversion into another type of entity (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding Pear Class A Common Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the Pear Class A Common Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each Warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders (other than a tender, exchange or redemption offer made by the Company in connection with redemption rights held by stockholders of the company as provided for in the Company’s Certificate of Incorporation) under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the outstanding Pear Class A Common Shares, the holder of a Warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a stockholder if such Warrant holder had exercised the Warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the Pear Class A Common Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustments (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Warrant Agreement. Additionally, if less than 70% of the consideration receivable by the holders of Pear Class A Common Shares in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the per share consideration minus Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the Warrant.
The Warrants will be issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least 50% of the then outstanding Public Warrants to make any change that adversely affects the rights of the registered holders of Public Warrants.
The Warrant holders do not have the rights or privileges of holders of Pear Class A Common Shares and any voting rights until they exercise their Warrants and receive Pear Class A Common Shares. After the issuance of Pear Class A Common Shares upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by Pear stockholders.
Private Placement Warrants
The Private Placement Warrants (including the Pear Class A Common Shares issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination (except under limited exceptions) and they are not be redeemable by us so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis and will be entitled to certain registration rights. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants. If the Reference Value is less than $18.00 per share (as adjusted for share splits, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like), then the Private Placement Warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants, as described above.
If holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Placement Warrants for that number of Pear Class A Common Shares equal to the quotient obtained by dividing (x) the product of the number of Pear Class A Common Shares underlying the Private Placement Warrants, multiplied by the excess of the “fair market value” (defined below) over the exercise price of the Private Placement Warrants by (y) the fair market value. The “fair market value” shall mean the average closing price of the Pear Class A Common Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of exercise is sent to the Warrant agent.
Transfer Agent and Warrant Agent
Continental Stock Transfer & Trust Company is the transfer agent for the Pear Class A Common Shares and the warrant agent for the Warrants.
Trading Symbol and Market
Pear Class A Common Shares and Public Warrants are listed on Nasdaq under the symbols “PEAR” and “PEARW,” respectively.

SECURITIES ACT RESTRICTIONS ON RESALE OF OUR SECURITIES
Rule 144
Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted Pear Class A Common Shares or Private Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as it was required to file reports) preceding the sale.
Persons who have beneficially owned restricted Pear Class A Common Shares or Private Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•1% of the total number of Pear Class A Common Shares then outstanding; or
•the average weekly reported trading volume of Class A Common Shares or Warrants, as applicable, during the four calendar weeks preceding the date on which notice of the sale if filed with the SEC.
Sales by affiliates of Pear Class A Common Stock or Warrants under Rule 144 are also limited by manner of sale provisions and notice requirements and by the availability of current public information about Pear.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business-combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials) other than Form 8-K reports; and
•at least one year has elapsed from the time that the issuer filed current Form 10-type information with the SEC reflecting its status as an entity that is not a shell company
We are no longer a shell company, and so, once the conditions listed above are satisfied, Rule 144 will become available for the resale of the above-noted restricted securities.
Lock-Up Agreement
Pursuant to the Ancillary Agreements, we entered into lock-up agreements with the Sponsor, holders of certain of the PIPE Shares, parties to the Registration Rights Agreement and certain Pear US stockholders, effective at Closing. The Pear Class A Common Shares held by the aforementioned parties are subject to resale and transfer restrictions for a period of 180 days after the Closing Date, subject to customary exceptions.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain material U.S. federal income tax consequences relating to the purchase, ownership and disposition of Pear Class A Common Shares and warrants, which we collectively refer to as Pear “securities”. This discussion is limited to certain U.S. federal income tax considerations to investors that will hold securities as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and that purchased such securities from the Selling Securityholders pursuant to this offering.
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:
•banks, financial institutions or financial services entities;
•broker-dealers;
•governments or agencies or instrumentalities thereof;
•regulated investment companies;
•real estate investment trusts;
•expatriates or former long-term residents of the United States;
•persons that actually or constructively own five percent or more (by vote or value) of our shares;
•persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•insurance companies;
•dealers or traders subject to a mark-to-market method of accounting with respect to our securities;
•persons holding our securities as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;
•U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;
•tax-exempt entities;
•controlled foreign corporations; and
•passive foreign investment companies.
If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of our securities.
This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE PURCHASE, OWNERSHIP AND DISPOSITION OF PEAR SECURITIES ACQUIRED PURSUANT TO THIS OFFERING. EACH PROSPECTIVE INVESTOR IN PEAR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF PEAR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS OR ANY APPLICABLE INCOME TAX TREATY.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of Pear Class A Common Shares or warrants who or that is, for U.S. federal income tax purposes:
•an individual who is a citizen or resident of the United States;
•a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;
•an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.
Taxation of Distributions. If we pay distributions in cash or other property (other than certain distributions of Pear Class A Common Shares or rights to acquire Pear Class A Common Shares) to U.S. holders of Pear Class A Common Shares, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Pear Class A Common Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of its Pear Class A Common Shares and will be treated as described under “U.S. Holders - Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pear Class A Common Shares and Warrants” below.
Dividends we pay to a U.S. holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. holder may constitute “qualified dividend income” that will be subject to tax at the applicable maximum tax rate accorded to long-term capital gains. If the applicable holding period requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Pear Class A Common Shares and Warrants.
Upon a sale or other taxable disposition of Pear Class A Common Shares or warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in its Pear Class A Common Shares or warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Pear Class A Common Shares or warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Pear Class A Common Shares or warrants so disposed of. A U.S. holder’s adjusted tax basis in its Pear Class A Common Shares or warrants generally will equal the U.S. holder’s acquisition cost less, in the case of Pear Class A Common Shares, any prior distributions treated as a return of capital.
Exercise, Lapse, or Redemption of a Warrant. Except as discussed below with respect to the cashless exercise of a warrant, a U.S. holder generally will not recognize gain or loss upon the exercise of a warrant. A U.S. holder’s tax basis in a Pear Class A Common Share received upon exercise of the warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the warrant and the exercise price. The U.S. holder’s holding period for the Pear Class A Common Share received upon exercise of the warrant generally will commence on the date of exercise of the warrant or the date following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. holder held the warrant. If a warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. A cashless exercise may be tax-free, either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free situation, a U.S. holder’s basis in the Pear Class A Common Shares received would equal the holder’s basis in the warrants used to effect the cashless exercise. If the cashless exercise is not treated as a gain realization event, a U.S. holder’s holding period in the Pear Class A Common Shares generally would be treated as commencing on the date of exercise of the warrant or the date following the date of exercise of the warrant; however, in either case the holding period will not include the period during which the U.S. holder held the warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Pear Class A Common Shares would include the holding period of the warrant.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining warrants, which would be deemed to be exercised. For this purpose, a U.S. holder could be deemed to have surrendered warrants having an aggregate fair market value equal to the exercise price for the total number of warrants to be deemed exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the warrants deemed surrendered and the U.S. holder’s tax basis in such warrants. In this case, a U.S. holder’s tax basis in the Pear Class A Common Shares received would equal the sum of the U.S. holder’s initial investment in the warrants deemed exercised and the exercise price of such warrants. A U.S. holder’s holding period for the Pear Class A Common Shares in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of Pear Class A Common Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events as discussed in the section of this registration statement captioned “Description of Securities-Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in Pear assets or earnings and profits (for instance, through an increase in Pear Class A Common Shares that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property such as other securities to the holders of Pear Class A Common Shares which is taxable to the U.S. holders of such Pear Class A Common Shares, or as a result of the issuance of a stock dividend to holders of shares of Pear Class A Common Shares as described under “-Taxation of Distributions” above. Such constructive distributions would be subject to tax as described under that section in the same manner as if the U.S. holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest. Generally, a U.S. holder’s adjusted tax basis in its warrants should be increased to the extent of any constructive distribution treated as a dividend. For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of warrants not exempt from information reporting. Proposed Treasury Regulations, which we may rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.
Information Reporting and Backup Withholding. In general, information reporting requirements may apply to distributions paid to a U.S. holder and to the proceeds of the sale or other disposition of Pear Class A Common Shares, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.
Non-U.S. Holders
This section applies to you if you are a “Non-U.S. holder.” As used herein, the term “Non-U.S. holder” means a beneficial owner of Pear Class A Common Shares or warrants who or that is for U.S. federal income tax purposes:
•a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
•a foreign corporation; or
•an estate or trust that is not a U.S. holder;
but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of their securities. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership or sale or other disposition of our securities.
Taxation of Distributions. In general, any distributions (other than certain distributions of Pear stock or rights to acquire Pear stock) we make to a Non-U.S. holder of Pear Class A Common Shares, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. holder’s adjusted tax basis in its Pear Class A Common Shares and, to the extent such distribution exceeds the Non-U.S. holder’s adjusted tax basis, as gain realized from the sale or other disposition of its Pear Class A Common Shares, which will be treated as described under “Non-U.S. Holders - Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pear Class A Common Shares and

Warrants” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders - Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pear Class A Common Shares and Warrants” below), we may withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.
The withholding tax generally does not apply to dividends paid to a Non-U.S. holder who provides an IRS Form W-8ECI, certifying that the dividends are effectively connected with the Non-U.S. holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the Non-U.S. holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate Non-U.S. holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Pear Class A Common Shares and Warrants. A Non-U.S. holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Pear Class A Common Shares or warrants (including an expiration of warrants) unless:
•the gain is effectively connected with the conduct by the Non-U.S. holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. holder); or
•we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the Non-U.S. holder’s holding period for its Pear Class A Common Shares, except, in the case where shares of Pear Class A Common Shares and warrants are regularly traded on an established securities market, the Non-U.S. holder has owned, directly or constructively, at all times within the shorter of the five-year period preceding the disposition of its Pear Class A Common Shares and warrants or such Non-U.S. holder’s holding period for such Pear Class A Common Shares and warrants, 5% or less of Pear Class A Common Shares. It is unclear how the rules for determining the 5% threshold for this purpose would be applied with respect to our Pear Class A Common Shares and warrants, including how a Non-U.S. holder’s ownership of warrants, if any, impacts the 5% threshold determination with respect to its Pear Class A Common Shares. There can be no assurance that our Pear Class A Common Shares and warrants will be treated as regularly traded on an established securities market for this purpose. Non-U.S. holders should consult their own tax advisors regarding the application of the foregoing rules in light of their particular facts and circumstances.
Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the Non-U.S. holder were a U.S. resident. Any gains described in the first bullet point above of a Non-U.S. holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).
If the second bullet point above applies to a Non-U.S. holder, gain recognized by such holder on the sale, exchange or other disposition of its securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our securities from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes.
Exercise, Lapse, or Redemption of a Warrant. The characterization for U.S. federal income tax purposes of the exercise, redemption or lapse of a warrant held by a Non-U.S. holder will generally correspond to the characterization described under “-U.S. Holders-Exercise, Lapse, or Redemption of a Warrant” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the consequences would follow those described above in “-Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Pear Class A Common Shares and Warrants.”
Possible Constructive Distributions. The terms of each warrant provide for an adjustment to the number of Pear Class A Common Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events as discussed in the section of this prospectus captioned “Description of Securities-Warrants.” An adjustment which has the effect of preventing dilution generally is not taxable. Non-U.S. holders of the warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Pear Class A Common Shares that would be obtained upon exercise or through a decrease in the exercise price of the warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of Pear Class A Common Shares, or as a result of the issuance of a stock dividend to holders of shares of Pear Class A Common Shares. Such constructive distribution to a Non-U.S. holder of warrants would be treated as if such Non-U.S. holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “- Taxation of Distributions”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of warrants not exempt from information reporting. Proposed Treasury Regulations, which taxpayers may generally rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.
Information Reporting and Backup Withholding. Information returns generally will be filed with the IRS in connection with payments to a Non-U.S. holder of distributions on Pear Class A Common Shares. Proceeds from a sale or other taxable disposition of our securities within the United States or conducted through certain U.S.-related brokers may be subject to backup withholding or information reporting unless a Non-U.S. holder complies with certification procedures to establish that it is not a United States person. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy such certification requirements. Proceeds of a disposition of our securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.
FATCA Withholding Taxes. Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on Pear Class A Common Shares (or constructive dividends, if any, with respect to the warrants), or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our securities paid (or deemed paid) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a Non-U.S. holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in securities.

PLAN OF DISTRIBUTION
We are registering the issuance by us of (a) up to 5,013,333 Pear Class A Common Shares issuable upon the exercise of the Private Placement Warrants (b) up to 9,199,944 Pear Class A Common Shares issuable upon the exercise of the Public Warrants and (c) 12,395,625 Pear Class A Common Shares that may be issued from time to time upon achievement of certain stock price thresholds (the “Earn Out Shares”). We are also registering the resale by the Selling Securityholders of up to 73,575,840 additional Pear Class A Common Shares (including 5,013,333 Pear Class A Common Shares issuable upon the exercise of the Private Placement Warrants) and 5,013,333 Private Placement Warrants.
Once issued and upon effectiveness of the registration statement of which this prospectus forms a part, the securities beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer. The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions.
Subject to any limitations set forth in any applicable agreement that provides for registration rights, the Selling Securityholders may use any one or more of the following methods when selling the securities offered by this prospectus:
•purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;
•ordinary brokerage transactions and transactions in which the broker solicits purchasers;
•one or more underwritten offerings;
•block trades in which the broker-dealer so engaged will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•an exchange distribution in accordance with the rules of the applicable exchange;
•in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•distributions to their members, partners or stockholders
•settlement of short sales entered into after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share;
•in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;
•directly to purchasers, including through a specific bidding, auction or other process or in privately negotiated transactions;

•through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•through a combination of any of the above methods of sale; or
•any other method permitted pursuant to applicable law.
In addition, a Selling Securityholder that is an entity may elect to make an in-kind distribution of securities to its members, partners, stockholders or other equityholders pursuant to the registration statement of which this prospectus is a part by delivering a prospectus. Such members, partners, stockholders or other equityholders that are not affiliates of ours would thereby receive freely tradeable securities pursuant to the distribution through a registration statement. To the extent a distributee is an affiliate of ours (or to the extent otherwise required by law), we may file a prospectus supplement in order to permit the distributees to use the prospectus to resell the securities acquired in the distribution.
The Selling Securityholders also may transfer the securities in other circumstances, in which case the transferees, pledgees or other successors-in-interest will be the selling beneficial owners for purposes of this prospectus. Upon being notified by a Selling Securityholder that a donee, pledgee, transferee, other successor-in-interest intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
To the extent required, the Pear Class A Common Shares and Private Placement Warrants to be sold, the names of the Selling Securityholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
The Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the Pear Class A Common Shares and Private Placement Warrants in the course of hedging the positions they assume. The Selling Securityholders may also sell the Pear Class A Common Shares and Private Placement Warrants short and deliver these securities to close out their short positions, or loan or pledge the Pear Class A Common Shares and Private Placement Warrants to broker-dealers that in turn may sell these shares. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).
The Selling Securityholders also may in the future resell a portion or all of the Pear Class A Common Shares and Private Placement Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.
Selling Securityholders may use this prospectus in connection with resales of the Pear Class A Common Shares and Private Placement Warrants. This prospectus and any accompanying prospectus supplement will identify the Selling Securityholders, the terms of the Pear Class A Common Shares and any material relationships between us and the Selling Securityholders. In offering the securities covered by this prospectus, the Selling Securityholders and any underwriters, broker-dealers or agents who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act. Unless otherwise set forth in a prospectus supplement, the Selling Securityholders will receive all the net proceeds from the resale of the Pear Class A Common Shares and Private Placement Warrants. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the

Selling Securityholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the Pear Class A Common Shares and Private Placement Warrants against certain liabilities, including liabilities arising under the Securities Act.
We are required to pay all fees and expenses incident to the registration of shares of the Pear Class A Common Shares and Private Placement Warrants to be offered and sold pursuant to this prospectus.

LEGAL MATTERS
Foley Hoag LLP has passed upon the validity of the Pear Class A Common Shares and Private Placement Warrants offered by this prospectus and certain other legal matters related to this prospectus.
EXPERTS
The financial statements of Thimble Point Acquisition Corp. as of December 31, 2020, and for the period from December 1, 2020 (inception) through December 31, 2020, appearing in this prospectus have been audited by Marcum LLP, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere in this prospectus which includes an explanatory paragraph expressing substantial doubt about the Company’s ability to continue as a going concern, and are included in reliance upon such report given on the authority of such firm as an expert in accounting and auditing.
The financial statements of Pear Therapeutics, Inc. as of December 31, 2020 and 2019 and for the years then ended included in this prospectus have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report appearing herein (which report expresses an unqualified opinion on the financial statements and includes an explanatory paragraph relating to going concern). Such financial statements have been so included in reliance upon the report of such firm as experts in accounting and auditing.

CHANGES IN REGISTRANT’S CERTIFYING ACCOUNTANT
(a)Dismissal of independent registered public accounting firm
On December 3, 2021, the Audit Committee of the Board approved the engagement of Deloitte & Touche LLP (“Deloitte”) as Pear’s independent registered public accounting firm to audit Pear’s consolidated financial statements as of and for the year ended December 31, 2021. Marcum LLP (“Marcum”) served as independent registered public accounting firm of THMA prior to the Business Combination. Accordingly, Marcum was informed that they have been dismissed as Pear’s independent registered public accounting firm.
The report of Marcum on THMA’s balance sheet as of December 31, 2020, the statements of operations, changes in stockholders’ equity and cash flows for the period from December 1, 2020 (THMA inception) to December 31, 2020, and the related notes to the financial statements, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to audit scope or accounting principles. However, the opinion was modified as management of THMA concluded that THMA has a working capital deficiency as of December 31, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about THMA’s ability to continue as a going concern.
During the period from December 1, 2020 (THMA inception) to December 31, 2020, and the subsequent interim period through December 3, 2021, there were no “disagreements” (as such term is defined in Item 304(a)(1)(iv) of Regulation S-K under the Exchange Act) between Pear and Marcum on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreements in its reports on THMA’s financial statements for such period.
During the period from December 1, 2020 (THMA inception) to September 30, 2021, and the subsequent interim period through December 3, 2021, there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K under the Exchange Act), except that for the quarter ended March 31, 2021, based upon an evaluation of the effectiveness of the design and operation of its disclosure controls and procedures, the Chief Executive Officer and Chief Financial Officer of THMA concluded that its disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) under the Exchange Act) were not effective solely as a result of the restatement of its financial statements as of and for such periods in light of the SEC Staff Statement dated April 12, 2021, which required THMA to reclassify the outstanding warrants as liabilities on its balance sheet. Based on the foregoing, it was determined that THMA had a material weakness as of March 31, 2021 relating to its internal controls over financial reporting, and such material weakness had not yet been remediated for the quarter and nine months ended September 30, 2021.
Pear provided Marcum with a copy of the foregoing disclosures and requested that Marcum furnish Pear with a letter addressed to the Commission stating whether it agrees with the statements made by Pear set forth above. A copy of Marcum’s letter, dated December 3, 2021, is filed as Exhibit 16.1 hereto.
(b)Disclosures regarding the new independent auditor
As described above, on December 3, 2021, the Audit Committee approved the engagement of Deloitte as Pear’s independent registered public accounting firm to audit Pear’s consolidated financial statements as of and for the year ended December 31, 2021. Deloitte served as the independent registered public accounting firm of Pear US prior to the Business Combination. During the period from December 1, 2020 (inception) to December 31, 2020, and the subsequent interim period through December 3, 2021, THMA did not consult with Deloitte with respect to (i) the application of accounting principles to a specified transaction, either completed or proposed, the type of audit opinion that might be rendered on THMA’s financial statements, and neither a written report nor oral advice was provided to Pear that Deloitte concluded was an important factor considered by Pear in reaching a decision as to any accounting, auditing or financial reporting issue, or (ii) any other matter that was the subject of a disagreement or a reportable event (as defined above).

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the Pear Class A Common Shares and Private Placement Warrants offered by this prospectus. This prospectus constitutes only a part of the registration statement. Some items are contained in exhibits to the registration statement as permitted by the rules and regulations of the SEC. For further information with respect to us and our securities, we refer you to the registration statement, including the exhibits filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or document referred to are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, please see the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit.
In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://peartherapeutics.com/. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus. Information contained on our website is not a part of or incorporated by reference into this prospectus and the inclusion of our website and investor relations website addresses in this prospectus is an inactive textual reference only.

FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA INDEX TO FINANCIAL STATEMENTS
THIMBLE POINT ACQUISITION CORP.
PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY

Report of Independent Registered Public Accounting Firm
To the Shareholder and Board of Directors of
Thimble Point Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheet of Thimble Point Acquisition Corp. (the “Company”) as of December 31, 2020, and the related statements of operations, changes in stockholder’s equity and cash flows for the period from December 1, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020, and the results of its operations and its cash flows for the period from December 1, 2020 (inception) through December 31, 2020 in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph—Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s ability to execute its business plan is dependent upon its completion of the proposed initial public offering described in Note 3 to the financial statements. The Company has a working capital deficiency as of December 31, 2020 and lacks the financial resources it needs to sustain operations for a reasonable period of time, which is considered to be one year from the issuance date of the financial statements. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans with regard to these matters are also described in Notes 1 and 3. The financial statements do not include any adjustments that might become necessary should the Company be unable to continue as a going concern.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (the “PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
Melville, NY
January 15, 2021, except for the second paragraph of Note 8, as to which the date is February 3, 2021

THIMBLE POINT ACQUISITION CORP.
BALANCE SHEET
DECEMBER 31, 2020

ASSETS
Deferred offering costs	$310,450
Total Assets	$310,450
LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities
Accounts payable and accrued expenses	$1,650
Accrued offering costs	240,450
Promissory note—related party	45,527
Total Liabilities	287,627
Commitments
Stockholder’s Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued and outstanding	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized; none issued and outstanding	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding(1)	690
Additional paid-in capital	24,310
Accumulated deficit	(2,177)
Total Stockholder’s Equity	$22,823
Total Liabilities and Stockholder’s Equity	$310,450
__________________
(1)Includes up to 900,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder shares being issued and outstanding. All share and per share amounts have been retroactively restated the share transactions. (see Notes 5 and 8).
The accompanying notes are an integral part of the financial statements.

THIMBLE POINT ACQUISITION CORP.
STATEMENT OF OPERATIONS
FOR THE PERIOD FROM DECEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Formation costs	$2,177
Net loss	$(2,177)
Weighted average shares outstanding, basic and diluted(1)	6,000,000
Basic and diluted net loss per common share	$0.00
__________________
(1)Excludes up to 900,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder shares being issued and outstanding. All share and per share amounts have been retroactively restated the share transactions. (see Notes 5 and 8).
The accompanying notes are an integral part of the financial statements.

THIMBLE POINT ACQUISITION CORP.
STATEMENT OF CHANGES IN STOCKHOLDER’S EQUITY
FOR THE PERIOD FROM DECEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

	Class B Common Stock(1)		Additional Paid-in Capital	Accumulated Deficit	Stockholder’s Equity
	Shares	Amount
Balance—December 1, 2020 (Inception)	—	$—	$—	$—	$—
Issuance of Class B common stock to Sponsor(1)	6,900,000	690	24,310	—	25,000
Net loss	—	—		(2,177)	(2,177)
Balance—December 31, 2020	$6,900,000	$690	$24,310	$(2,177)	$22,823
__________________
(1)Includes up to 900,000 shares of Class B common stock subject to forfeiture if the over-allotment option is not exercised in full or in part by the underwriter. On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder shares being issued and outstanding. All share and per share amounts have been retroactively restated the share transactions. (see Notes 5 and 8).
The accompanying notes are an integral part of the financial statements.

THIMBLE POINT ACQUISITION CORP.
STATEMENT OF CASH FLOWS
FOR THE PERIOD FROM DECEMBER 1, 2020 (INCEPTION) THROUGH DECEMBER 31, 2020

Cash flows from Operating Activities:
Net loss	$(2,177)
Changes in operating assets and liabilities:
Accrued expenses	1,650
Net cash used in operating activities	(527)
Cash Flows from Financing Activities:
Proceeds from promissory note—related party	45,527
Payment of offering costs	(45,000)
Net cash provided by financing activities	527
Net Change in Cash	—
Cash—Beginning	—
Cash—Ending	$—
Supplemental disclosure of non-cash investing and financing activities:
Deferred offering costs included in accrued offering costs	$240,450
Payment of deferred offering costs by the Sponsor in exchange for the issuance of Class B common stock	$25,000
The accompanying notes are an integral part of the financial statements.

THIMBLE POINT ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Thimble Point Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on December 1, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”). The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of December 31, 2020, the Company had not yet commenced any operations. All activity for the period December 1, 2020 (inception) through December 31, 2020 relates to the Company’s formation and the proposed initial public offering (the “Proposed Public Offering”). The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Proposed Public Offering. The Company has selected December 31 as its fiscal year end.
The Company’s ability to commence operations is contingent upon obtaining adequate financial resources through a proposed initial public offering of 24,000,000 units at $10.00 per unit (or 27,600,000 units if the underwriter’s over-allotment option is exercised in full) (the “Units” and, with respect to the shares of Class A common stock included in the Units being offered, the “Public Shares”) which is discussed in Note 3 and the sale of 4,533,333 warrants (or 5,013,333 warrants if the underwriter’s over-allotment option is exercised in full) (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant that will close in a private placement to LJ10 LLC (the “Sponsor”) simultaneously with the closing of the Proposed Public Offering (see Note 4).
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Proposed Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”). There is no assurance that the Company will be able to successfully effect a Business Combination. Upon the closing of the Proposed Public Offering, management has agreed that $10.00 per Unit sold in the Proposed Public Offering, including the proceeds from the sale of the Private Placement Warrants, will be held in a trust account (the “Trust Account”) and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act, as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (“permitted withdrawals”).
The Company will provide its holders of the outstanding Public Shares (the “public stockholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account, net of permitted withdrawals). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants. The Public Shares subject to redemption will be recorded at redemption value and classified as temporary equity upon the completion of the Proposed Public Offering in accordance with the Financial Accounting

THIMBLE POINT ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Proposed Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction or don’t vote at all.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within 24 months from the closing of the Proposed Public Offering and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.
The Company will have until 24 months from the closing of the Proposed Public Offering (or within 27 months of the Proposed Public Offering if the Company has executed a letter of intent, agreement in principle, or definitive agreement for a Business Combination within that 24-months from the closing of the Proposed Public Offering) to complete a Business Combination (the “Combination Window”). If the Company is unable to complete a Business Combination within the Combination Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account, net of permitted withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Proposed Public Offering, such Public Shares will be entitled to liquidating distributions from

THIMBLE POINT ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Window and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Proposed Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Proposed Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Going Concern Consideration
At December 31, 2020, the Company had no cash and a working capital deficit of $287,627. The Company has incurred and expects to continue to incur significant costs in pursuit of its financing and acquisition plans. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a period of time within one year after the date that the financial statements are issued. Management plans to address this uncertainty through the Proposed Public Offering as discussed in Note 3. There is no assurance that the Company’s plans to raise capital or to consummate a Business Combination will be successful or successful within the Combination Window. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the

THIMBLE POINT ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company, which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2020.
Deferred Offering Costs
Deferred offering costs consist of legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Proposed Public Offering and that will be charged to stockholder’s equity upon the completion of the Proposed Public Offering. Should the Proposed Public Offering prove to be unsuccessful, these deferred costs, as well as additional expenses incurred, will be charged to operations.
Income Taxes
The Company complies with the accounting and reporting requirements of ASC Topic 740, “Income Taxes,” which requires an asset and liability approach to financial accounting and reporting for income taxes.
Deferred income tax assets and liabilities are computed for differences between the financial statement and tax bases of assets and liabilities that will result in future taxable or deductible amounts, based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits, if any, as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
The provision for income taxes was deemed to be de minimis for the period from December 1, 2020 (inception) through December 31, 2020.

THIMBLE POINT ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
Net Loss Per Common Share
Net loss per share of common stock is computed by dividing net loss by the weighted average number of common shares outstanding during the period, excluding shares of common stock subject to forfeiture. Weighted average shares were reduced for the effect of an aggregate of 900,000 shares of Class B common stock that are subject to forfeiture if the over-allotment option is not exercised by the underwriter (see Note 5). At December 31, 2020, the Company did not have any dilutive securities and other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted loss per share is the same as basic loss per share for the period presented.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheet, primarily due to their short-term nature.
Recent Accounting Standards
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
Risks and Uncertainties
Management is currently evaluating the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, close of the Proposed Public Offering, and/or search for a target company, the specific impact is not readily determinable as of the date of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
NOTE 3. PROPOSED PUBLIC OFFERING
Pursuant to the Proposed Public Offering, the Company will offer for sale up to 24,000,000 Units (or 27,600,000 Units if the underwriter’s overallotment option is exercised in full) at a purchase price of $10.00 per Unit. Each Unit will consist of one share of the Company’s Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each Public Warrant will entitle the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 7).
NOTE 4. PRIVATE PLACEMENT
The Sponsor has agreed to purchase an aggregate of 4,533,333 Private Placement Warrants (or 5,013,333 Private Placement Warrants if the over-allotment option is exercised in full) at a price of $1.50 per Private Placement Warrant ($6,800,000 in the aggregate, or $7,520,000 if the over-allotment option is exercised in full), each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement that will close simultaneously with the closing of Proposed Public Offering. A portion of the proceeds from the sale of the Private Placement Warrants will be added to the net proceeds from the Proposed Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On December 7, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder shares being issued and

THIMBLE POINT ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
outstanding. All share and per share amounts have been retroactively restated the share transactions. (see Note 8). The Founder Shares include an aggregate of up to 900,000 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the completion of a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Promissory Note—Related Party
On December 7, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Proposed Public Offering. As of December 31, 2020, there was $45,527 outstanding under the Promissory Note.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.
Administrative Services Agreement
The Company will enter into an agreement that will provide that, subsequent to the closing of the Proposed Public Offering and continuing until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, to the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services.
NOTE 6. COMMITMENTS
Registration Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) and holders of the forward purchase shares and the forward purchase warrants or their permitted transferees will be entitled to registration rights pursuant to a registration rights agreement to be signed prior to or on the effective date of the Proposed Public Offering requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A

THIMBLE POINT ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statement.
Underwriting Agreement
The Company will grant the underwriter a 45-day option to purchase up to 3,600,000 additional Units to cover over-allotments at the Proposed Public Offering price, less the underwriting discounts and commissions.
The underwriter will be entitled to a cash underwriting discount of $0.20 per Unit, or $4,800,000 in the aggregate (or $5,520,000 if the underwriters’ over-allotment option is exercised in full), payable upon the closing of the Proposed Public Offering. In addition, the underwriters will be entitled to a deferred fee of $0.35 per Unit, or $8,400,000 in the aggregate (or $9,660,000 in the aggregate if the underwriters’ over-allotment option is exercised in full). The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreement
The Company intends to enter into a forward purchase agreement with an investor (the “Anchor Investor”), which will provide for the purchase by the Anchor Investor of an aggregate of 5,000,000 units (the “forward purchase units”), with each unit consisting of one share of Class A common stock (the “forward purchase share”) and one-third of one redeemable warrant to purchase one share of Class A common stock (the “forward purchase warrant”) at an exercise price of $11.50 per whole share, for a purchase price of $10.00 per unit, in a private placement to close concurrently with the closing of a Business Combination. The obligations under the forward purchase agreement will not depend on whether any shares of Class A common stock are redeemed by the Public Stockholders. The Anchor Investor will not not receive any shares of Class B common stock as part of the forward purchase agreement. The forward purchase shares and forward purchase warrants will be identical to the Class A common stock and warrants, respectively, included in the Units being sold in the Proposed Public Offering, except that they will be subject to certain transfer restrictions and have certain registration rights.
The proceeds from the sale of the forward purchase units may be used as part of the consideration to the sellers in a Business Combination, expenses in connection with a Business Combination or for working capital. The obligations under the forward purchase agreement will not depend on whether any shares of Class A common stock are redeemed by the Public Stockholders and are intended to provide the Company with funding for a Business Combination.
NOTE 7. STOCKHOLDER’S EQUITY
Preferred Stock—The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. At December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock—The Company is authorized to issue up to 200,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock—The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. At December 31, 2020, there were 5,750,000 shares of Class B common stock issued and outstanding. On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder shares being issued and outstanding. All share and per share amounts have been retroactively restated the share transactions. (see Notes 8). An aggregate of up to 900,000 shares are subject to forfeiture to the extent that the underwriters’ over-allotment option is not exercised in full or in part so that the Sponsor will own 20% of the Company’s issued and outstanding

THIMBLE POINT ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
common stock after the Proposed Public Offering (assuming the Sponsor does not purchase any Public Shares in the Proposed Public Offering).
Only holders of Class B common stock will have the right to vote on the election of directors prior to the completion of the Business Combination. In addition, prior to the completion of a Business Combination, holders of a majority of Class B common stock may remove a member of the board of directors for any reason. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination on a one-for-one basis (subject to adjustment). In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Proposed Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Proposed Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (including the forward purchase shares and the forward purchase warrants), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination in consideration for such seller’s interest in a Business Combination target and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.
Warrants—Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Proposed Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with respect to registration. No warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•in whole and not in part;

THIMBLE POINT ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $10.00—Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the shares of Class A common stock;
•if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;
•if, and only if, the closing price of our Class A common stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), then the Private Placement warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants.
The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants will not be adjusted for issuances of Class A common stock at a price below its exercise price. Additionally, in no event will the Company be required to net cash settle the Public Warrants. If the Company is unable to complete a Business Combination within the Combination Window and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption

THIMBLE POINT ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants will be identical to the Public Warrants underlying the Units being sold in the Proposed Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 8. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the financial statements were issued. Based upon this review, other than as described below or in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements. On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder Shares being issued and outstanding. All share and per share amounts have been retroactively restated the share transactions.

THIMBLE POINT ACQUISITION CORP.
CONDENSED BALANCE SHEETS

	September 30, 2021	December 31, 2020
	(Unaudited)	(Audited)
ASSETS
Current assets
Cash	$770,653	$—
Prepaid expenses	233,323	—
Total Current Assets	1,003,976	—
Deferred offering costs	—	310,450
Marketable securities held in Trust Account	276,023,886	—
TOTAL ASSETS	$277,027,862	$310,450
LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY
Current liabilities
Accounts payable and accrued expenses	2,869,069	1,650
Accrued offering costs	—	240,450
Promissory note	631,400	—
Promissory note — related party loan	—	45,527
Total Current Liabilities	3,500,469	287,627
Warrant liability	13,502,666	—
Deferred underwriting fee payable	9,660,000	—
TOTAL LIABILITIES	26,663,135	287,627
Commitments (Note 6)
Class A common stock subject to possible redemption 27,600,000 and 0 shares at September 30, 2021 (at redemption value of $10 per share) and December 31, 2020, respectively	276,000,000	—
Stockholders’ (Deficit) Equity
Preferred stock, $0.0001 par value; 1,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.0001 par value; 200,000,000 shares authorized	—	—
Class B common stock, $0.0001 par value; 20,000,000 shares authorized; 6,900,000 shares issued and outstanding, as of September 30, 2021 and December 31, 2020	690	690
Additional paid-in capital	—	24,310
Accumulated deficit	(25,635,963)	(2,177)
Total Stockholders’ (Deficit) Equity	(25,635,273)	22,823
TOTAL LIABILITIES AND STOCKHOLDERS’ (DEFICIT) EQUITY	$277,027,862	$310,450
The accompanying notes are an integral part of the unaudited condensed financial statements.

THIMBLE POINT ACQUISITION CORP.
CONDENSED STATEMENTS OF OPERATIONS
THREE MONTHS AND NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)

	Three Months Ended September 30,	Nine Months Ended September 30,
	2021	2021
Operating and formation costs	$2,061,256	$5,036,086
Loss from operations	(2,061,256)	(5,036,086)
Other income (expense):
Interest earned on marketable securities held in Trust Account	8,147	23,886
Change in fair value of warrant liability	7,533,067	3,126,934
Change in fair value of promissory note	357,000	368,600
Unrealized loss on marketable securities held in Trust Account	(4,595)	—
Other income, net	7,893,619	3,519,420
Net income (loss)	$5,832,363	$(1,516,666)
Basic and diluted weighted average shares outstanding, Class A common stock	27,600,000	24,061,538
Basic and diluted net income (loss) per share, Class A common stock	$0.17	$(0.05)
Basic and diluted weighted average shares outstanding, Class B common stock	6,900,000	6,784,615
Basic and diluted net income (loss) per share, Class B common stock	$0.17	$(0.05)
The accompanying notes are an integral part of the unaudited condensed financial statements.

THIMBLE POINT ACQUISITION CORP.
CONDENSED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)
THREE AND NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)

	Class A Common Stock		Class B Common Stock		Additional Paid in Capital	Accumulated Deficit	Total Stockholders’ Equity (Deficit)
	Shares	Amount	Shares	Amount
Balance – January 1, 2021	—	$—	6,900,000	$690	$24,310	$(2,177)	$22,823
Cash Placement Warrants	—	—	—	—	1,654,400	—	1,654,400
Accretion for Class A common stock to redemption amount	—	—	—	—	(1,678,710)	(24,117,120)	(25,795,830)
Net income	—	—	—	—	—	1,915,204	1,915,204
Balance – March 31, 2021	—	$—	6,900,000	$690	$—	$(22,204,093)	$(22,203,403)
Net loss	—	—	—	—	—	(9,264,233)	(9,264,233)
Balance – June 30, 2021	—	$—	6,900,000	$690	$—	$(31,468,326)	$(31,467,636)
Net income	—	—	—	—	—	5,832,363	5,832,363
Balance – September 30, 2021	—	$—	6,900,000	$690	$—	$(25,635,963)	$(25,635,273)
The accompanying notes are an integral part of the unaudited condensed financial statements.

THIMBLE POINT ACQUISITION CORP.
CONDENSED STATEMENT OF CASH FLOWS
FOR THE NINE MONTHS ENDED SEPTEMBER 30, 2021
(UNAUDITED)

Cash Flows from Operating Activities:
Net loss	$(1,516,666)
Adjustments to reconcile net loss to net cash used in operating activities:
Change in fair value of warrant liability	(3,126,934)
Interest earned on marketable securities held in Trust Account	(23,886)
Transaction costs incurred in connection with the issuance of warrants	619,676
Change in fair value of promissory note	(368,600)
Changes in operating assets and liabilities:
Prepaid expenses	(233,323)
Accounts payable and accrued expenses	2,867,419
Net cash used in operating activities	(1,782,314)
Cash Flows from Investing Activities:
Investment of cash in Trust Account	(276,000,000)
Net cash used in investing activities	(276,000,000)
Cash Flows from Financing Activities:
Proceeds from sale of Units, net of underwriting discounts paid	270,480,000
Proceeds from sale of Private Placement Warrants	7,520,000
Repayment of promissory note – related party	(136,833)
Proceeds from promissory note – related party	1,000,000
Proceeds from promissory note – related party	91,306
Payment of offering costs	(401,506)
Net cash provided by financing activities	278,552,967
Net Change in Cash	770,653
Cash – Beginning of period	—
Cash – End of period	$770,653
Non-Cash investing and financing activities:
Initial classification of common stock subject to possible redemption	$276,000,000
Deferred underwriting fee payable	$9,660,000
The accompanying notes are an integral part of the unaudited condensed financial statements.

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS
Thimble Point Acquisition Corp. (the “Company”) is a blank check company incorporated in Delaware on December 1, 2020. The Company was formed for the purpose of effectuating a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or other similar business combination with one or more businesses (the “Business Combination”).
The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
As of September 30, 2021, the Company had not yet commenced any operations. All activity for the period December 1, 2020 (inception) through September 30, 2021 relates to the Company’s formation and its initial public offering (the “Initial Public Offering”) and, subsequent to the Initial Public Offering, the search for a target for a Business Combination. The Company will not generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering.
On June 21, 2021, we entered into a Business Combination Agreement (the “Business Combination Agreement”) with Oz Merger Sub, Inc., a Delaware corporation and our wholly-owned subsidiary (“Merger Sub”), and Pear Therapeutics, Inc., a Delaware corporation (“Pear”), pursuant to which Merger Sub is expected to merge with and into Pear, with Pear surviving the merger as a wholly-owned subsidiary of us (the “Merger”). The obligations of us, Merger Sub and Pear to consummate the Merger are subject to the satisfaction or waiver of certain closing conditions, which are further described in the Business Combination Agreement.
In connection with the execution of the Business Combination Agreement, we entered into subscription agreements with certain parties subscribing for our Class A common shares (the “Subscribers” and such transactions, the “Subscriptions”), pursuant to which the Subscribers have agreed to purchase, and we have agreed to sell to the Subscribers, an aggregate of 10,280,000 of our Class A common shares, for a purchase price of $10.00 per share and an aggregate purchase price of $102.8 million. The Subscriptions are expected to close substantially concurrently with the closing of the Merger. The consummation of the Subscriptions is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the Merger.
The registration statement for the Company’s Initial Public Offering was declared effective on February 1, 2021. On February 4, 2021, the Company consummated the Initial Public Offering of 27,600,000 units (the “Units” and, with respect to the shares of Class A common stock included in the Units sold, the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 3,600,000 Units, at $10.00 per Unit, generating gross proceeds of $276,000,000, which is described in Note 3.
Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 5,013,333 warrants (each, a “Private Placement Warrant” and, collectively, the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to LJ10 LLC (the “Sponsor”), generating gross proceeds of $7,520,000, which is described in Note 4.
Transaction costs amounted to $15,651,506, consisting of $5,520,000 of underwriting fees, $9,660,000 of deferred underwriting fees and $471,506 of other offering costs.
Following the closing of the Initial Public Offering on February 4, 2021, an amount of $276,000,000 ($10.00 per Unit) from the net proceeds of the sale of the Units in the Initial Public Offering and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), and invested in U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or in any open-ended investment company that holds itself out as a money market fund meeting the conditions of Rule 2a-7 of the Investment Company Act of 1940, as amended (the “Investment Company Act”), as determined by the Company, until the earlier of: (i) the consummation of a Business Combination or (ii) the distribution of the funds in the Trust Account to the Company’s stockholders, as described below, except that interest earned on the Trust Account can be released to the Company to pay its tax obligations (“permitted withdrawals”).

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward completing a Business Combination. The stock exchange listing rules require that the Business Combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the signing a definitive agreement to enter a Business Combination. The Company will only complete a Business Combination if the post-Business Combination company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to successfully effect a Business Combination.
The Company will provide its stockholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a stockholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek stockholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The public stockholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per Public Share, plus any pro rata interest earned on the funds held in the Trust Account, net of permitted withdrawals). There will be no redemption rights upon the completion of a Business Combination with respect to the Company’s warrants.
The Company will proceed with a Business Combination only if the Company has net tangible assets of at least $5,000,001 either prior to or upon such consummation of a Business Combination and, if the Company seeks stockholder approval, a majority of the shares voted are voted in favor of the Business Combination. If a stockholder vote is not required by law and the Company does not decide to hold a stockholder vote for business or other reasons, the Company will, pursuant to its Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate of Incorporation”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (“SEC”) and file tender offer documents with the SEC prior to completing a Business Combination. If, however, stockholder approval of the transaction is required by law, or the Company decides to obtain stockholder approval for business or other reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. If the Company seeks stockholder approval in connection with a Business Combination, the Sponsor has agreed to vote its Founder Shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of approving a Business Combination. Additionally, each public stockholder may elect to redeem their Public Shares, without voting, and if they do vote, irrespective of whether they vote for or against the proposed Business Combination.
Notwithstanding the above, if the Company seeks stockholder approval of a Business Combination and it does not conduct redemptions pursuant to the tender offer rules, the Amended and Restated Certificate of Incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 15% or more of the Public Shares, without the prior consent of the Company.
The Sponsor has agreed (a) to waive its redemption rights with respect to its Founder Shares and Public Shares held by it in connection with the completion of a Business Combination, (b) to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window (as defined below) and (c) not to propose an amendment to the Amended and Restated Certificate of Incorporation (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination or (ii) with respect to any other provision relating to stockholders’ rights or pre-initial business combination activity, unless the Company provides the public stockholders with the opportunity to redeem their Public Shares in conjunction with any such amendment.

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
The Company will have until February 4, 2023 (or until May 4, 2023 if the Company has executed a letter of intent, agreement in principle, or definitive agreement for a Business Combination by February 4, 2023) to complete a Business Combination (the “Combination Window”). If the Company is unable to complete a Business Combination within the Combination Window, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account, net of permitted withdrawals (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidating distributions, if any), and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining stockholders and the Company’s board of directors, dissolve and liquidate, subject in each case to the Company’s obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to the Company’s warrants, which will expire worthless if the Company fails to complete a Business Combination within the Combination Window.
The Sponsor has agreed to waive its liquidation rights with respect to the Founder Shares if the Company fails to complete a Business Combination within the Combination Window. However, if the Sponsor acquires Public Shares in or after the Initial Public Offering, such Public Shares will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Combination Window. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within in the Combination Window, and, in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Unit ($10.00).
In order to protect the amounts held in the Trust Account, the Sponsor has agreed to be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (1) $10.00 per Public Share or (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of permitted withdrawals. This liability will not apply with respect to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Liquidity and Financial Condition
We will need to raise additional capital through loans or additional investments from our initial stockholders, officers or directors. If we are unable to raise additional capital, we may be required to take additional measures to

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
conserve liquidity, which could include, but may not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to us on commercially acceptable terms, if at all. These conditions raise substantial doubt about our ability to continue as a going concern through one year and one day from the issuance of this report.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information and in accordance with the instructions to Form 10-Q and Article 10 of Regulation S-X of the SEC. Certain information or footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.
The accompanying unaudited condensed consolidated financial statements should be read in conjunction with the Company’s prospectus for its Initial Public Offering as filed with the SEC on January 26, 2021, as well as the Company’s Current Report on Form 8-K, as filed with the SEC on February 10, 2021. The interim results for the three and nine months ended September 30, 2021 are not necessarily indicative of the results to be expected for the year ending December 31, 2021 or for any future periods.
Principles of Consolidation
The accompanying condensed consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the reporting period.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. One of the more significant accounting estimates included in these consolidated financial statements is the determination of the fair value of the warrant liability. Such estimates may be subject to change as more current information becomes available and, accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of September 30, 2021 and December 31, 2020.
Marketable Securities Held in Trust Account
At September 30, 2021, substantially all of the assets held in the Trust Account were held in money market funds which are invested primarily in U.S. Treasury securities. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheet at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest earned on marketable securities held in Trust Account in the accompanying condensed statements of operations. The estimated fair values of investments held in Trust Account are determined using available market information.
Class A Common Stock Subject to Possible Redemption
The Company accounts for its Class A common stock subject to possible redemption in accordance with the guidance in ASC 480 “Distinguishing Liabilities from Equity.” Class A common stock subject to mandatory redemption (if any) are classified as a liability instrument and are measured at fair value. Conditionally redeemable Class A common stock (including Class A common stock that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, common stock are classified as stockholders’ equity. The Company’s Class A common stock feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at September 30, 2021 and December 31, 2020, 27,600,000 and no Class A common stock subject to possible redemption are presented at redemption value as temporary equity, outside of the stockholders’ equity section of the Company’s balance sheets, respectively.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable common stock to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid in capital and accumulated deficit.

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
At September 30, 2021 and as of the IPO date, the Class A common stock reflected in the condensed balance sheets are reconciled in the following table:

Gross proceeds	$276,000,000
Less:
Proceeds allocated to Public Warrants	$(10,764,000)
Class A common stock issuance costs	$(15,031,830)
Plus:
Accretion of carrying value to redemption value	$(25,795,830)
Class A common stock subject to possible redemption	$207,372,020
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own common stock, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statements of operations. The Public Warrants were initially valued using binomial lattice model incorporating the Cox-Ross-Rubenstein methodology. As of September 30, 2021, the Public Warrants were valued using the instrument’s publicly listed trading notice as of the balance sheet date. The Private Warrants were valued using a binomial lattice model incorporating the Cox-Ross-Rubenstein methodology (see Note 9).
Income Taxes
The Company follows the asset and liability method of accounting for income taxes under ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.
ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of September 30, 2021 and December 31, 2020. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Net Income Per Common Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share”. Net income (loss) per common share is computed by dividing net income (loss) by the weighted average number of common shares outstanding for the period. The Company applies the two-class method in calculating earnings per share.
The calculation of diluted income (loss) per share does not consider the effect of the warrants issued in connection with the (i) Initial Public Offering, and (ii) the private placement since the exercise of the warrants is contingent upon the occurrence of future events. The warrants are exercisable to purchase 14,213,333 Class A common stock in the aggregate. As of September 30, 2021, the Company did not have any dilutive securities or other contracts that could, potentially, be exercised or converted into common stock and then share in the earnings of the Company. As a result, diluted net loss per common stock is the same as basic net loss per common stock for the periods presented.
The following table reflects the calculation of basic and diluted net income (loss) per common stock (in dollars, except per share amounts):

	Three Months Ended September 30, 2021		Nine Months Ended September 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net loss per common stock
Numerator:
Allocation of net loss, as adjusted	$4,665,890	$1,166,473	$(1,183,075)	$(333,591)
Denominator:
Basic and diluted weighted average shares outstanding	$27,600,000	$6,900,000	$24,061,538	$6,784,615
Basic and diluted net loss per common stock	$0.17	$0.17	$(0.05)	$(0.05)
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. The Company had not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurement,” approximates the carrying amounts represented in the condensed balance sheets, primarily due to their short-term nature.
Recent Accounting Standards
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if-converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our condensed consolidated financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the Initial Public Offering, the Company sold 27,600,000 Units which includes a full exercise by the underwriters of their over-allotment option in the amount of 3,600,000 Units at a purchase price of $10.00 per Unit. Each Unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant (“Public Warrant”). Each Public Warrant entitles the holder to purchase one share of Class A common stock at an exercise price of $11.50 per whole share (see Note 8).
NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 5,013,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant ($7,520,000 in the aggregate), each exercisable to purchase one share of Class A common stock at a price of $11.50 per share, in a private placement. A portion of the proceeds from the sale of the Private Placement Warrants were added to the net proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Window, the proceeds from the sale of the Private Placement Warrants will be used to fund the redemption of the Public Shares (subject to the requirements of applicable law) and the Private Placement Warrants will expire worthless.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On December 7, 2020, the Sponsor paid $25,000 to cover certain offering costs of the Company in consideration for 5,750,000 shares of Class B common stock (the “Founder Shares”). On February 2, 2021, the Company effected a 1.2-to-1 forward stock split, resulting in 6,900,000 Founder shares being issued and outstanding. All share and per share amounts have been retroactively restated to reflect the share transactions. The Founder Shares include an aggregate of up to 900,000 shares subject to forfeiture by the Sponsor to the extent that the underwriter’s over-allotment is not exercised in full or in part, so that the Sponsor will collectively own, on an as-converted basis, 20% of the Company’s issued and outstanding shares after the Initial Public Offering (assuming the Sponsor does not purchase any Public Shares in the Initial Public Offering). As a result of the underwriter’s election to fully exercise their over-allotment option, which was consummated on February 4, 2021, no Founder Shares were forfeited.
The Sponsor has agreed, subject to certain limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier to occur of: (A) one year after the completion of a Business Combination or (B) subsequent to a Business Combination, (x) if the closing price of the Class A common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 120 days after the completion of a Business Combination, or (y) the date on which the Company completes a liquidation, merger, capital stock exchange, reorganization or other similar transaction that results in all of the Company’s stockholders having the right to exchange their shares of Class A common stock for cash, securities or other property.
Administrative Services Agreement
The Company entered into an agreement, commencing on February 2, 2021 and continuing until the earlier of the Company’s consummation of a Business Combination or the Company’s liquidation, to the Company will pay the Sponsor a total of $10,000 per month for office space, secretarial and administrative services. For the three and nine months ended September 30, 2021, the Company incurred and paid $30,000 and $80,000 of such fees.
Promissory Note — Related Party
On December 7, 2020, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Promissory Note is non-interest bearing and payable on the earlier of (i) December 31, 2021 and (ii) the completion of the Initial Public Offering. The outstanding balance under the Note of $136,833 was repaid at the closing of the Initial Public Offering on February 4, 2021.
Related Party Loans
In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s directors and officers may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant. The warrants would be identical to the Private Placement Warrants.
On June 21, 2021, the Company issued an unsecured promissory note (the “2021 Note”) in the principal amount of $1,000,000 to the Sponsor. The Note is non-interest bearing and payable upon the consummation of a Business Combination. Up to $1,000,000 of such loans may be convertible into warrants at a price of $1.50 per warrant. The warrants would be identical to the Private Warrants. The 2021 Note was valued using the fair value method. The value of the note as of September 30, 2021 was $631,400. As of September 30, 2021, the full $1,000,000 of the note was drawn.
The Company assessed the provisions of the 2021 Note under ASC 815-15. Because the 2021 Note does not accrue interest and is not exercisable prior to the consummation of a Business Combination, we valued the note on an “as-converted” basis within Level 3 of the fair value hierarchy.
For the 2021 Note, the assumptions used to value the promissory note using the fair value method were consistent with those utilized in the Company’s valuation for the Private Placement Warrants and are detailed below:

September 30, 2021
Expected volatility (%)	15.8%
Risk-free interest rate (%)	0.94%
Expected dividend yield (%)	0.0%
Conversion price	$1.50
Underlying share price	9.94
Underlying value per private warrant	$0.95
Convertible notes amount	$1,000,000
Fair value of the conversion feature	$631,400
Sponsor Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor, the Company’s directors and members of the Company’s team of advisors (the “Advisors”) (collectively, the “Sponsor Agreement Parties”) entered into a sponsor support agreement (the “Sponsor Agreement”) with the Company and Pear, pursuant to which the Sponsor Agreement Parties agreed to, among other things, (i) vote at any meeting of our shareholders all of their shares of Class A common stock and Class B common stock in favor of each Transaction Proposal (as defined in the Business Combination Agreement), (ii) be bound by certain other covenants and agreements related to the Merger and (iii) be bound by certain transfer restrictions with respect to such common stock, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
The Sponsor has also agreed, subject to certain exceptions, not to transfer 1,269,600 of the Company’s Class B Shares held by it and to have 922,453 of its Private Placement Warrants held in trust, in each case, until such securities are released under the Sponsor Agreement. Pursuant to the Sponsor Agreement, (i) 423,200 of such Class B shares and 307,485 of such Private Placement Warrants will be released upon the Company’s common stock achieving $12.50 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, (ii) 423,200 of such Class B shares and 307,484 of such Private Placement Warrants will be released upon the Company’s common stock achieving $15.00 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, and (iii) 423,200 of such Class B Shares and 307,484 of such Private Placement Warrants will be released upon the Company’s common stock achieving $17.50 as its volume weighted average price per share for any 20 trading days within a 30 consecutive trading day period, in each case, during the Earn Out Period (as defined in the Sponsor Agreement). Any such Class B shares or Private Placement Warrants not vested prior to the fifth anniversary of the closing of the merger will be deemed to be forfeited. The Class B shares held by the Sponsor’s directors and Advisors will not be subject to vesting or forfeiture.
NOTE 6. COMMITMENTS
Registration Rights
Pursuant to a registration rights agreement entered into on February 1, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of the Working Capital Loans (and any shares of Class A common stock issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans and upon conversion of the Founder Shares) and holders of the forward purchase shares and the forward purchase warrants or their permitted transferees will be entitled to registration rights requiring the Company to register such securities for resale (in the case of the Founder Shares, only after conversion into shares of Class A common stock). The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that the Company register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a Business Combination and rights to require the Company to register for resale such securities pursuant to Rule 415 under the Securities Act. The registration rights agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statement.
Underwriting Agreement
The underwriters are entitled to a deferred fee of $0.35 per Unit, or $9,660,000 in the aggregate. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Forward Purchase Agreement
The Company entered into a forward purchase agreement (the “Forward Purchase Agreement”) with an investor (the “Anchor Investor”), which provided for the purchase by the Anchor Investor of an aggregate of 5,000,000 units, with each unit consisting of one share of Class A common stock (the “forward purchase share”) and one-third of one redeemable warrant to purchase one share of Class A common stock (the “forward purchase warrant”) at an exercise price of $11.50 per whole share, for a purchase price of $10.00 per unit, in a private placement to close concurrently with the closing of a Business Combination. The obligations under the Forward Purchase Agreement will not depend on whether any shares of Class A common stock are redeemed by the Public Stockholders. The Anchor Investor will not receive any shares of Class B common stock as part of the Forward Purchase Agreement. The forward purchase shares will be identical to the Class A common stock sold in the Initial Public Offering, except that they will be subject to certain transfer restrictions and have certain registration rights.
In connection with the execution of the Business Combination Agreement, the Company entered into a First Amendment to Forward Purchase Agreement (the “Forward Purchase Agreement Amendment”) with the Anchor Investor, pursuant to which, effective as of immediately prior to the closing of the Merger, the Forward Purchase

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
Agreement will be amended to (i) eliminate the sale of forward purchase warrants and (ii) instead provide exclusively for the sale of such number of Class A common shares equal to the sum of (x) 2,300,000 and (y) such additional Class A common shares as the Anchor Investor may elect to purchase up to the lesser of (A) the number of Class A common shares redeemed by the Company’s public stockholders and (B) 2,700,000, in each case, for a purchase price of $10.00 per share (such purchase and sale of the Company’s Class A common shares, the “Forward Purchase”). The Class A common shares to be issued pursuant to the Forward Purchase have not been registered under the Securities Act and will be issued in reliance on the availability of an exemption from such registration.
NOTE 7. STOCKHOLDER’S EQUITY
Preferred Stock — The Company is authorized to issue 1,000,000 shares of $0.0001 par value preferred stock. As of September 30, 2021 and December 31, 2020, there were no shares of preferred stock issued or outstanding.
Class A Common Stock — The Company is authorized to issue up to 200,000,000 shares of Class A, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. As of September 30, 2021, there were 27,600,000 shares of Class A common stock issued and outstanding. As of December 31, 2020, there were no shares of Class A common stock issued or outstanding.
Class B Common Stock —The Company is authorized to issue up to 20,000,000 shares of Class B, $0.0001 par value common stock. Holders of the Company’s common stock are entitled to one vote for each share. As of September 30, 2021 and December 31, 2020, there were 6,900,000 shares of Class B common stock issued and outstanding.
Only holders of Class B common stock will have the right to vote on the election of directors prior to the completion of the Business Combination. In addition, prior to the completion of a Business Combination, holders of a majority of Class B common stock may remove a member of the board of directors for any reason. Holders of Class A common stock and Class B common stock will vote together as a single class on all other matters submitted to a vote of shareholders, except as required by law.
The shares of Class B common stock will automatically convert into shares of Class A common stock at the time of a Business Combination, or earlier at the option of the holder on a one-for-one basis (subject to adjustment). In the case that additional shares of Class A common stock, or equity-linked securities, are issued or deemed issued in excess of the amounts sold in the Initial Public Offering and related to the closing of a Business Combination, the ratio at which shares of Class B common stock shall convert into shares of Class A common stock will be adjusted (unless the holders of a majority of the outstanding shares of Class B common stock agree to waive such anti-dilution adjustment with respect to any such issuance or deemed issuance) so that the number of shares of Class A common stock issuable upon conversion of all shares of Class B common stock will equal, in the aggregate, on an as-converted basis, 20% of the total number of all shares of common stock outstanding upon completion of the Initial Public Offering plus all shares of Class A common stock and equity-linked securities issued or deemed issued in connection with a Business Combination (including the forward purchase shares), excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination in consideration for such seller’s interest in a Business Combination target and any Private Placement Warrants issued upon the conversion of Working Capital Loans made to the Company.
NOTE 8. WARRANTS
Public Warrants may only be exercised for a whole number of shares. No fractional shares will be issued upon exercise of the Public Warrants. The Public Warrants will become exercisable on the later of (a) 30 days after the consummation of a Business Combination or (b) 12 months from the closing of the Initial Public Offering. The Public Warrants will expire five years from the consummation of a Business Combination or earlier upon redemption or liquidation.
The Company will not be obligated to deliver any Class A common stock pursuant to the exercise of a Public Warrant and will have no obligation to settle such Public Warrant exercise unless a registration statement under the Securities Act covering the issuance of the Class A common stock issuable upon exercise of the Public Warrants is then effective and a prospectus relating thereto is current, subject to the Company satisfying its obligations with

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
respect to registration. no warrant will be exercisable for cash or on a cashless basis, and the Company will not be obligated to issue any shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising holder, or an exemption from registration is available.
The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of a Business Combination, it will use its reasonable best efforts to file with the SEC, and within 60 business days following a Business Combination to have declared effective, a registration statement covering the issuance of the shares of Class A common stock issuable upon exercise of the warrants and to maintain a current prospectus relating to those shares of Class A common stock until the warrants expire or are redeemed. Notwithstanding the above, if our Class A common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event the Company so elect, the Company will not be required to file or maintain in effect a registration statement, but will use its reasonable best efforts to qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $18.00—Once the warrants become exercisable, the Company may redeem the outstanding Public Warrants:
•in whole and not in part;
•at a price of $0.01 per warrant;
•upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•if, and only if, the closing price of the Class A common stock equals or exceeds $18.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders.
If and when the warrants become redeemable by the Company, the Company may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
Redemption of Warrants When the Price per share of Class A common stock Equals or Exceeds $10.00 —Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•in whole and not in part;
•at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption, provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares based on the redemption date and the fair market value of the shares of Class A common stock;
•if, and only if, the closing price of the Class A common stock equals or exceeds $10.00 per Public Share (as adjusted) on the trading day prior to the date on which the Company sends the notice of redemption to the warrant holders;
•if, and only if, the closing price of our Class A common stock (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share splits, share dividends, reorganizations, recapitalizations and the like), then the Private Placement warrants must also concurrently be called for redemption on the same terms as the outstanding Public Warrants.
The exercise price and number of Class A common stock issuable upon exercise of the Public Warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or recapitalization, reorganization, merger or consolidation. However, except as described below, the Public Warrants

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
will not be adjusted for issuances of Class A common stock at a price below its exercise price. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of Public Warrants will not receive any of such funds with respect to their Public Warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with respect to such Public Warrants. Accordingly, the Public Warrants may expire worthless.
In addition, if (x) the Company issues additional shares of Class A common stock or equity-linked securities for capital raising purposes in connection with the closing of its initial Business Combination at an issue price or effective issue price of less than $9.20 per share of Class A common stock (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and, in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the
Sponsor or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Company’s initial Business Combination on the date of the consummation of such initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s common stock during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price and the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A common stock issuable upon the exercise of the Private Placement Warrants will not be transferable, assignable or saleable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be exercisable on a cashless basis and be non-redeemable, except as described above, so long as they are held by the initial purchasers or their permitted transferees. If the Private Placement Warrants are held by someone other than the initial purchasers or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
NOTE 9. FAIR VALUE MEASUREMENTS
The Company follows the guidance in ASC 820 for its financial assets and liabilities that arere-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.
The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on our assessment of the assumptions that market participants would use in pricing the asset or liability.
At September 30, 2021, assets held in the Trust Account were comprised of $276,023,886 in money market funds which are invested primarily in U.S. Treasury Securities. Through September 30, 2021, the Company has not withdrawn any of interest earned on the Trust Account.
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis at September 30, 2021 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value.

Description	Level	September 30, 2021
Assets:
Marketable securities held in Trust Account	1	$276,023,886
Liabilities:
Warrant Liability – Public Warrants	1	8,740,000
Warrant Liability – Private Placement Warrants	2	4,762,666
Convertible Promissory Note	3	631,400
The Warrants were accounted for as liabilities in accordance with ASC 815-40 and are presented within warrant liabilities on the September 30, 2021 condensed consolidated balance sheet. The warrant liabilities are measured at fair value at inception and on a recurring basis, with changes in fair value presented within change in fair value of warrant liabilities in the condensed statements of operations.
As of February 4, 2021, the Warrants were valued using a binomial lattice model, which is considered to be a Level 3 fair value measurement. The binomial lattice model’s primary unobservable input utilized in determining the fair value of the Warrants is the expected volatility of the common stock. The expected volatility as of February 4, 2021 was derived from observable public warrant pricing on comparable ‘blank-check’ companies without an identified target. The subsequent measurements of the Public Warrants after the detachment of the Public Warrants from the Units is classified as Level 1 due to the use of an observable market quote in an active market under the ticker THMAW. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Warrants as of each relevant date. The subsequent measurements of the Private Placement Warrants after the detachment of the Public Warrants from the Units are classified as Level 2 due to the use of an observable market quote for a similar asset in an active market.

THIMBLE POINT ACQUISITION CORP.
NOTES TO CONDENSED FINANCIAL STATEMENTS
SEPTEMBER 30, 2021
(UNAUDITED)
The key inputs into the binomial lattice model for the Warrants were as follows:

September 30, 2021
Input	Private Warrants
Market price of public shares	9.94
Risk-free rate	0.94%
Dividend yield	0.00%
Volatility	15.8%
Exercise price	11.50
Effective expiration date	06/16/26
One-touch hurdle
The following table presents the changes in the fair value of warrant liabilities as Level 3 measurements:

	Private Placement	Public	Warrant Liabilities
Fair value as of January 1, 2021	$—	$—	$—
Initial measurement on February 4, 2021	5,865,600	10,764,000	16,629,600
Change in fair value	1,554,133	2,852,000	4,406,133
Transfers out of Level 3 to Level 1	—	(13,616,000)	(13,616,000)
Transfers out of Level 3 to Level 2	(7,419,733)	—	(7,419,733)
Fair value as of June 30, 2021	$—	$—	$—
Transfers to/from Levels 1, 2 and 3 are recognized at the end of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the nine months ended September 30, 2021 was $13,616,000. The estimated fair value of the Private Placement Warrants transferred from a Level 3 measurement to a Level 2 fair value measurement during the nine months ended September 30, 2021 was $7,419,733
NOTE 10. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Other than as described in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the condensed consolidated financial statements.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Stockholders and the Board of Directors of Pear Therapeutics, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Pear Therapeutics, Inc. and its subsidiary (the “Company”) as of December 31, 2020 and 2019, the related consolidated statements of operations and other comprehensive loss, convertible preferred stock and stockholders’ deficit, and cash flows, for each of the two years in the period ended December 31, 2020 and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has experienced recurring losses from operations that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform an audit of its internal controls over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ Deloitte & Touche LLP

Boston, Massachusetts
July 16, 2021

We have served as the Company’s auditor since 2017.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(dollars in thousands, except per share amounts)

	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$110,900	$27,415
Short-term investments	13,535	77,034
Accounts receivable	257	1,008
Prepaid expenses and other current assets	1,365	1,521
Total current assets	126,057	106,978
Property and equipment, net	4,277	680
Restricted cash	1,161	1,911
Other long-term assets	871	123
Total assets	$132,366	$109,692

Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$4,506	$2,696
Accrued expenses and other current liabilities	9,568	6,328
Deferred revenues	267	3,633
Current maturities of long-term debt	26,345	4,444
Total current liabilities	40,686	17,101
Long-term debt—less current maturities	—	10,719
Embedded debt derivative	675	—
Warrant liabilities	2,650	52
Deferred revenues	—	2,510
Other long-term liabilities	1,239	526
Total liabilities	45,250	30,908
Commitments and contingencies (Note 7 and 9)
Convertible preferred stock (Note 10)	269,422	144,827
Stockholders’ deficit:
Common stock, $0.0001 par value; 100,000,000 and 75,000,000 shares authorized as of December 31, 2020 and 2019, respectively; 11,066,936 and 14,859,315 shares issued and outstanding as of December 31, 2020 and 2019, respectively.	1	1
Additional paid-in capital	534	3,771
Accumulated deficit	(182,841)	(69,844)
Accumulated other comprehensive income	—	29
Total stockholders’ deficit	(182,306)	(66,043)
Total liabilities, convertible preferred stock and stockholders’ deficit	$132,366	$109,692
The accompanying notes are an integral part of these consolidated financial statements.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(dollars in thousands, except per share amounts)

	Years Ended December 31,
	2020	2019
Revenue
Product revenue	$149	$65
Collaboration and license revenue	9,235	32,497
Total revenue	9,384	32,562
Cost and operating expenses:
Cost of product revenue	1,718	998
Research and development	28,084	35,698
Selling, general and administrative	56,226	27,469
Total cost and operating expenses	86,028	64,165
Loss from operations	(76,644)	(31,603)
Other income (expenses):
Interest and other (expense) income, net	(2,562)	1,415
Amortization of deferred gain on note payable to collaboration partner	—	544
Loss on issuance of convertible preferred stock	(16,819)	—
(Loss) gain on extinguishment of debt	(998)	20,310
Total other (expense) income	(20,379)	22,269
Net loss	$(97,023)	$(9,334)
Unrealized (loss) gain on short-term investments	$(29)	$33
Comprehensive loss	$(97,052)	$(9,301)
Net loss	$(97,023)	$(9,334)
Loss on repurchase of convertible preferred stock	(11,053)	—
Net loss attributable to common stockholders	$(108,076)	$(9,334)
Net loss per share:
Basic and diluted	$(7.32)	$(0.63)
Weighted average common shares outstanding:
Basic and diluted	14,761,577	14,760,682
The accompanying notes are an integral part of these consolidated financial statements.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(dollars in thousands)

	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive (Loss) Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2018	44,686,103	$144,777	14,450,476	$1	$2,367	$(60,510)	$(4)	$(58,146)
Issuance of Series C convertible preferred stock, net of issuance costs of $188	6,950	50	—	—	—	—	—	—
Exercise of common stock options	—	—	333,922	—	96	—	—	96
Vesting of restricted common stock	—	—	74,917	—	12	—	—	12
Issuance of common stock warrants	—	—	—	—	27	—	—	27
Stock-based compensation expense	—	—	—	—	1,269	—	—	1,269
Other comprehensive income	—	—	—	—	—	—	33	33
Net loss	—	—	—	—	—	(9,334)	—	(9,334)
Balance at December 31, 2019	44,693,053	144,827	14,859,315	$1	$3,771	$(69,844)	$29	$(66,043)
Issuance of Series D convertible preferred stock, net of issuance costs of $768	20,344,538	$127,831	—	$—	$—	$—	$—	$—
Repurchase of preferred and common shares	(3,623,589)	(3,236)	(4,486,299)	—	(5,516)	(15,974)	—	(21,490)
Exercise of common stock options	—	—	693,920	—	409	—	—	409
Issuance of common stock warrants	—	—	—	—	57	—	—	57
Stock-based compensation expense	—	—	—	—	1,813	—	—	1,813
Other comprehensive loss	—	—	—	—	—	—	(29)	(29)
Net loss	—	—	—	—	—	(97,023)	—	(97,023)
Balance at December 31, 2020	61,414,002	$269,422	11,066,936	$1	$534	$(182,841)	$—	$(182,306)
The accompanying notes are an integral part of these consolidated financial statements.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Years Ended December 31,
	2020	2019
Operating Activities:
Net loss	$(97,023)	$(9,334)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	381	209
Amortization of intangible asset	50	—
Amortization of deferred gain on collaboration note payable	—	(544)
Amortization of debt discount	498	937
Accretion and amortization of interest income	(106)	(1,445)
Stock-based compensation expense	9,026	1,281
Loss (gain) on extinguishment of debt	998	(20,310)
Loss on issuance of convertible preferred stock	16,819	—
Change in fair value of warrants	795	(1)
Changes in operating assets and liabilities:
Accounts receivable	751	862
Prepaid expenses and other assets	109	(557)
Accounts payable	1,730	1,093
Accrued expenses and other current and long-term liabilities	3,953	2,197
Deferred revenues	(5,875)	(10,984)
Net cash used in operating activities	(67,894)	(36,596)
Investing Activities:
Proceeds from maturities of short-term investments	79,600	154,850
Purchases of short-term investments	(16,025)	(195,132)
Milestone based license fee payment	(750)	—
Purchases of property and equipment	(3,900)	(281)
Net cash provided by (used in) investing activities	58,925	(40,563)
Financing Activities:
Proceeds from issuance of convertible preferred stock, net	111,054	50
Repurchase of common and convertible preferred stock, net of issuance costs	(31,980)	—
Proceeds from issuance of debt	31,000	12,510
Principal payments on debt	(17,280)	—
Deferred financing fees and related debt issuance costs	(1,500)	—
Proceeds from exercise of stock options	409	96
Net cash provided by financing activities	91,703	12,656
Net increase (decrease) in cash, cash equivalents and restricted cash	82,734	64,503
Cash, cash equivalents and restricted cash—beginning of period	29,327	93,829
Cash, cash equivalents and restricted cash—end of period	$112,061	$29,326
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,039	$260
Supplemental disclosure of non-cash investing and financing information:
Recognition of warrant liabilities	$1,860	$27
Fair value of embedded debt derivative	$675	$—
Equity issuance costs in accounts payable and accrued expenses	$42	$—
Property and equipment in accounts payable and accrued expenses	$38	$48
The accompanying notes are an integral part of these consolidated financial statements.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
1.NATURE OF BUSINESS
References in these notes to “we”, “us”, “our” and “the Company”, refer to Pear Therapeutics, Inc. and Subsidiary.
Organization
Pear Therapeutics, Inc. and subsidiary, is the leader in prescription digital therapeutics, or PDTs. The Company’s approach is to treat diseases with clinically validated software, either alone or in combination with pharmaceuticals.
The Company was incorporated on August 14, 2013 (inception) as a Delaware Corporation and began operations in August 2013. We are headquartered in Boston, Massachusetts.
Going Concern
The Company is subject to a number of risks and uncertainties common to early-stage technology-based companies, including, but not limited to, rapid technological changes, protection of its proprietary technology and intellectual property, commercialization of existing and new products, development by competitors of competing products, dependence on key personnel, compliance with government regulations, including compliance with the United States (US) Food and Drug Administration, or FDA, and the ability to secure additional capital to fund operations.
The Company obtained FDA marketing authorization for its three products, reSET® (2017), reSET-O® (2018) and Somryst® (2020). The Company is in the beginning stages of self-commercialization of these products. Prior to October 2019, the Company’s collaboration partner, Sandoz, Inc., or Sandoz, was responsible for the commercial launch of reSET® and reSET-O®. See Note 8 for more information.
The Company has incurred net losses since inception and anticipates net losses and negative operating cash flows for the near future. For the year ended December 31, 2020, the Company had a net loss of $97,023 and as of December 31, 2020, the Company had an accumulated deficit of $182,841. As of December 31, 2020, the Company had $124,435 of cash and cash equivalents and short-term investments. While the Company has recorded revenue, revenues have been insufficient to fund operations. Accordingly, the Company has funded its operations to date through a combination of proceeds raised from equity and debt issuances. The Company’s operating costs include the cost of developing and commercializing products as well as providing research services. As a consequence, the Company will need to raise additional equity and debt financing that may not be available, if at all, at terms acceptable to the Company to fund future operations.
The Company’s ability to access capital when needed is not assured and, if capital is not available when, and in the amounts needed, it could be required to delay, scale back or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, prospects, financial condition and operating results. Management believes these uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. Because of these uncertainties, the accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Due to the substantial doubt about the Company’s ability to continue operating as a going concern for twelve months from the issuance date of these financial statements and the material adverse change clause in the loan agreement with its lender, the amounts due as of December 31, 2020, have been classified as current in the consolidated financial statements. The lender has not invoked the material adverse change clause as of the date of issuance of these financial statements. The accompanying consolidated financial statements do not reflect any other adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. The Company is subject to various covenants related to the Perceptive Credit Agreement entered into on June 30, 2020 (Note 6) and given the substantial doubt about the Company’s ability to continue as a going concern, there is a risk that it may not meet its covenants in the future.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
While the Company’s management believes the funds to be raised in the merger with THMA (Note 16) will alleviate the conditions that raise substantial doubt, it is not expected that such doubt can be alleviated prior to the consummation of the merger.
COVID-19 Related Significant Risks and Uncertainties
There continue to be uncertainties regarding the pandemic of the novel coronavirus, or COVID-19, and the Company is closely monitoring the impact of COVID-19 on all aspects of its business, including how it will impact its customers, employees, suppliers, vendors, and business partners. The Company is unable to predict the specific impact that COVID-19 may have on its financial position and operations moving forward due to the numerous uncertainties. Any estimates made herein may change as new events occur and additional information is obtained, and actual results could differ materially from any estimates made herein under different assumptions or conditions. The Company will continue to assess the evolving impact of COVID-19.
In response to the COVID-19 pandemic, Congress passed the Coronavirus Aid, Relief and Economic Security Act of 2020, or the CARES Act, which was signed into law on March 27, 2020. The CARES Act provides for deferred payment of the employer portion of social security taxes through the end of 2020, with 50% of the deferred amount due by December 31, 2021, and the remaining 50% due by December 31, 2022. The Company recorded $854 of deferred payments of social security taxes as a liability during 2020. The total balance is included in accrued compensation and related benefits of $427 for the short-term amount and the remaining $427 is included in other long-term liabilities within the consolidated balance sheet as of December 31, 2020.
2.SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, or GAAP. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification, or ASC, and Accounting Standards Update, or ASU, of the Financial Accounting Standards Board, or FASB. Certain monetary amounts, percentages, and other figures included elsewhere in these consolidated financial statements have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Principles of Consolidation
The accompanying consolidated financial statements include the accounts of Pear Therapeutics, Inc. and its wholly-owned subsidiary, Pear Therapeutics Securities Corporation. All intercompany balances and transactions have been eliminated in consolidation.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates. The Company bases its estimates on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates and changes in estimates are reflected in reported results in the period in which they become known.
Cash, Cash Equivalents and Restricted Cash
The Company considers only those highly liquid investments, readily convertible to cash, that mature within 90 days from the date of purchase to be cash equivalents. The Company’s cash equivalents include money market funds and overnight deposits.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
The following table reconciles cash, cash equivalents and restricted cash reported within the Company’s consolidated balance sheets to the total amounts shown in the consolidated statements of cash flows:

	December 31,
Reconciliation of cash, cash equivalents and restricted cash:	2020	2019
Cash and cash equivalents	$110,900	$27,415
Restricted cash	1,161	1,911
Total cash, cash equivalents and restricted cash	$112,061	$29,326
As of December 31, 2020 and 2019, restricted cash included $750 and $1,500, respectively, to secure future potential milestone payments to a licensor. As of December 31, 2020 and 2019, restricted cash also included $411 to secure a letter of credit for the Company’s operating lease for office space in San Francisco. The letter of credit is required to be maintained throughout the term of the Company’s lease, which expires in July 2025.
Investments
Investments include marketable securities with maturities of less than one year or where management’s intent is to use the investments to fund current operations or to make them available for current operations. All investments in marketable securities are classified as available for sale and are reported at fair value with unrealized gains and losses excluded from earnings and reported net of tax in accumulated other comprehensive income (loss), which is a component of stockholders’ equity. Unrealized losses that are determined to be other than temporary, based on current and expected market conditions, are recognized in earnings. Declines in fair value determined to be credit-related are charged to earnings. The cost of marketable securities sold is determined by the specific identification method.
Concentration of Credit Risk
Financial instruments that are potentially subject to a significant concentration of credit risk consist primarily of cash, cash equivalents, investments, restricted cash and accounts receivable. The Company attempts to minimize the risk related to investments by working with highly rated financial institutions that invest in a broad and diverse range of financial instruments as defined by the Company. The Company has established guidelines relative to credit ratings and maturities intended to safeguard principal balances and maintain liquidity. The Company maintains its funds in accordance with its investment policy, which defines allowable investments, specifies credit quality standards and is designed to limit credit exposure to any single issuer. Through December 31, 2020, the Company has not experienced any losses on such deposits. One collaboration partner represented 100% of the Company’s total deferred revenue as of December 31, 2020 and 2019, respectively.
Fair Value Measurements
Fair value is defined as the price that would be received from selling an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required to be recorded at fair value, the Company considers the principal or most advantageous market in which it would transact and considers assumptions that market participants would use when pricing the asset or liability, such as inherent risk, transfer restrictions and risk of non-performance. The accounting standard establishes a fair value hierarchy that requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. To the extent the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair values requires more judgment. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Three levels of inputs that may be used to measure fair value are:
•Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities accessible to the reporting entity at the measurement date

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
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(dollars in thousands, except per share amounts)
•Level 2: Other than quoted prices included in Level 1 inputs that are observable for the asset or liability, either directly or indirectly, for substantially the full term of the asset or liability.
•Level 3: Unobservable inputs for the asset or liability used to measure fair value to the extent that observable inputs are not available, thereby allowing for situations in which there is little, if any, market activity for the asset or liability at the measurement date.
Property and Equipment
Property and equipment are recorded at cost less accumulated depreciation. Depreciation expense is recognized using the straight-line method over the estimated useful lives, which are typically:

ESTIMATED USEFUL LIFE
Equipment	3 years
Internal-use software	5 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of economic useful life or the remaining lease term
The Company capitalizes costs incurred to develop internal-use software during the application development stage. Costs related to preliminary project activities and post-implementation activities are expensed as incurred. Internal and external costs incurred in connection with the development of upgrades or enhancements that result in additional functionality are also capitalized. Amortization commences when the software is available for its intended use and is amortized on a straight-line basis over the software’s estimated useful life.
Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation and amortization are removed from the accounts and any resulting gain or loss is included in other income (expense) in the consolidated statements of operations and other comprehensive loss. Major replacements and improvements are capitalized. Expenditures for repairs and maintenance are expensed as incurred.
Impairment of Long-Lived Assets
Long-live assets primarily include property and equipment and intangible assets, which are included in other long-term assets on the consolidated balance sheets. The Company evaluates its long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of such assets may not be recoverable. The recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds the fair value of the asset. The Company did not recognize any impairment losses on long-lived assets for the years ended December 31, 2020 and 2019.
Leases
Rent expense for non-cancelable operating leases, including rent escalation clauses, tenant improvement allowances, and rent-free periods when applicable, is recognized on a straight-line basis over the term of the lease with the difference between required lease payments and rent expense recorded as deferred rent. The lease term begins on the commencement date as defined in the lease agreement or when the Company takes possession of or begins to control the physical use of the property, whichever is earlier.
Derivative Liabilities
The Company accounts for derivative financial instruments as either equity or liabilities in accordance with ASC Topic 815, Derivatives and Hedging, or ASC 815, based on the characteristics and provisions of each instrument. Embedded derivatives are required to be bifurcated from the host instruments and recorded at fair value if the derivatives are not clearly and closely related to the host instruments on the date of issuance. Derivative

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NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
instrument liabilities are classified in the consolidated balance sheets as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.
The Company’s Perceptive Credit Facility, see Note 6 for more information, contains certain features that, in accordance with ASC 815, are not clearly and closely related to the host instrument and represent derivatives liabilities that are required to be re-measured at fair value each reporting period. Additionally, the Company issued Series A and Series D preferred stock warrants, which are classified as derivative liabilities recorded at fair value. See Note 3 for more information. The changes in the fair value of the warrants are recorded as other income (expense) in the Company’s consolidated statements of operations and comprehensive loss.
Convertible Preferred Stock
The Company records shares of convertible preferred stock at their respective estimated fair values on the dates of issuance, net of issuance costs. The Company’s convertible preferred stock is classified outside of stockholders’ deficit because the holders of such shares have liquidation and redemption rights in the event of a deemed liquidation event that, in certain situations, are not solely within the control of the Company, such as a merger, acquisition and sale of all or substantially all of the Company’s assets. Subsequent adjustments of the carrying values to the ultimate redemption values will be made only when it becomes probable that such a deemed liquidation event will occur.
Revenue Recognition
The Company recognizes revenue in accordance with ASU 2014-09, Revenue from Contracts with Customers (Topic 606) and its related amendments, or, collectively, ASC 606.
At inception, the Company determines whether contracts are within the scope of ASC 606 or other topics. For contracts that are determined to be within the scope of ASC 606, revenue is recognized when a customer obtains control of promised goods or services. The amount of revenue recognized reflects the consideration to which the Company expects to be entitled to receive in exchange for these goods and services. To achieve this core principle, the Company applies the following five steps (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when the performance obligation is satisfied. The Company only applies the five-step model to contracts when it determines that collection of substantially all consideration for goods or services that are transferred is probable based on the customer’s intent and ability to pay the promised consideration.
Performance obligations promised in a contract are identified based on the goods and services that will be transferred to the customer that are both capable of being distinct and are distinct in the context of the contract. To the extent a contract includes multiple promised goods and services, the Company applies judgment to determine whether promised goods and services are both capable of being distinct and distinct in the context of the contract. If these criteria are not met, the promised goods and services are accounted for as a combined performance obligation.
The transaction price is determined based on the consideration to which the Company will be entitled in exchange for transferring goods and services to the customer. To the extent the transaction price includes variable consideration, the Company estimates the amount of variable consideration that should be included in the transaction price utilizing either the expected value method or the most likely amount method, depending on the nature of the variable consideration. Variable consideration is included in the transaction price if, in management’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. Any estimates, including the effect of the constraint on variable consideration, are evaluated at each reporting period for any changes. Determining the transaction price requires significant judgment, which is discussed in further detail for each of the Company’s collaboration agreements in Note 8. In addition, none of the Company’s contracts as of December 31, 2020, contained a significant financing component.
If the contract contains a single performance obligation, the entire transaction price is allocated to the single performance obligation. Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation on a relative standalone selling price basis unless the transaction

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
price is variable and meets the criteria to be allocated entirely to a performance obligation or to a distinct service that forms part of a single performance obligation. The Company typically determines standalone selling prices using an adjusted market assessment approach model.
The Company satisfies performance obligations either over time or at a point in time. Revenue is recognized over time if either (i) the customer simultaneously receives and consumes the benefits provided by the entity’s performance, (ii) the entity’s performance creates or enhances an asset that the customer controls as the asset is created or enhanced, or (iii) the entity’s performance does not create an asset with an alternative use to the entity and the entity has an enforceable right to payment for performance completed to date. If the entity does not satisfy a performance obligation over time, the related performance obligation is satisfied at a point in time by transferring the control of a promised good or service to a customer.
Product Revenue Recognition—Product revenue includes sales of the Company’s products, reSET, reSET-O and Somryst, all of which are PDTs that have received marketing authorization by the FDA. reSET and reSET-O are FDA-authorized, 12-week, prescription-only therapeutics for substance use disorder, or SUD, and opioid use disorder, or OUD, respectively, to be used as adjuncts to standard outpatient treatment. Our third product, Somryst, achieved FDA marketing authorization in March 2020, for the treatment of chronic insomnia and the Company began to commercialize Somryst in October 2020.
From May 2019 to October 2019, the Company and Sandoz operated under a co-promotion agreement whereby Sandoz was responsible for the global commercial launch of the Company’s PDTs, reSET and reSET-O, including ensuring market access, obtaining reimbursement from payors and providing a dedicated sales force, while we were responsible for continuing to develop the products and supporting patient services through its patient service center. In October 2019, the Company assumed sole responsibility to commercialize reSET and reSET-O. See Note 8 for more information.
Licensing, Milestone and Contract Revenue—The Company’s revenue has primarily been generated through collaborative research, development and commercialization agreements, under which it out-licensed certain rights to its products to third parties. The terms of these agreements generally contained multiple performance obligations, which included (i) licenses, or options to obtain licenses, to the Company’s technology and (ii) research and development activities to be performed on behalf of the collaborative partner. Payments to the Company under these arrangements typically include one or more of the following: nonrefundable, up-front license fees; funding of research and/or development efforts; development, regulatory and commercial milestone payments; royalties on net sales of licensed products; and profit-share payments. Each of these payments resulted in license and collaboration revenue, except for revenue from royalties on net sales of licensed products, which are classified as royalty revenue.
Licenses of Intellectual Property—If the license to the Company’s intellectual property is determined to be distinct from the other performance obligations identified in the arrangement, the Company recognizes revenue from consideration allocated to the license when the license is transferred to the customer and the customer is able to use and benefit from the licenses. For licenses that are combined with other promises, the Company utilizes judgment to assess the nature of the combined performance obligation to determine whether the combined performance obligation is satisfied over time or at a point in time and, if over time, the appropriate method of measuring progress for purposes of recognizing revenue from nonrefundable, up-front fees. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.
Research and Development Funding—Arrangements that include reimbursements of research and development costs are generally combined with other promises and are generally considered to have variable consideration. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. If and when the Company assesses that these reimbursements are probable, the Company adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect collaboration revenue and earnings in the period of adjustment. Research and development funding arrangements that include milestones are recognized as described below.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
Development Milestone Payments—At the inception of each arrangement that includes nonrefundable payments for contingent milestones, including preclinical research and development, clinical development and regulatory milestones, the Company evaluates whether the milestones are considered probable of being achieved and estimates the amount to be included in the transaction price using the most likely amount method. If it is probable that a significant revenue reversal would not occur, the associated milestone value is included in the transaction price. Milestone payments that are not within the control of the Company or the licensee, such as regulatory approvals, are not considered probable of being achieved until those approvals are received. The transaction price is then allocated to each performance obligation on a relative stand-alone selling price basis, for which the Company recognizes revenue as or when the performance obligation under the contract is satisfied.
At the end of each reporting period, the Company reevaluates the probability of the achievement of contingent milestones and the likelihood of a significant reversal of such milestone revenue and if necessary, adjusts its estimate of the overall transaction price. Any such adjustments are recorded on a cumulative catch-up basis, which would affect revenue and earnings in the period of adjustment. This regular reassessment may result in recognition of revenue related to a contingent milestone payment before the milestone event has been achieved.
Commercial Milestone Payments and Royalties—For arrangements that include sales-based royalties, including milestone payments based on the level of sales and the license is deemed to be the predominant item to which the royalties relate, the Company recognizes revenue at the later of (i) when the related sales occur or (ii) when the performance obligation to which some or all of the royalty has been allocated has been satisfied or partially satisfied.
Deferred Revenue—In general, deferred revenue arises from amounts received in advance of the culmination of the earnings process and is recognized as revenue in future periods as performance obligations are satisfied. Deferred revenue expected to be recognized within the next twelve months is classified as a current liability. Upfront payment contract liabilities resulting from the Company’s license agreements do not represent a financing component as the payment is not financing the transfer of goods or services, and the technology underlying the licenses granted reflects research and development expenses already incurred by the Company.
Commissions—During the years ended December 31, 2020 and 2019, the Company paid commissions to its internal sales team. The Company acts as a principal in the contracts with their partners as the Company controls the product, establishes the price and bears the risk of non-performance. The Company records the revenue on a gross basis and commissions are recorded as a sales and marketing expense in the consolidated statements of operations and comprehensive loss. The Company recognizes its commission expense as a point-in-time expense as contract obligations are primarily completed within a one-year contract period.
Accounts Receivable and Allowance for Doubtful Accounts—In general, accounts receivable consists of amounts due from customers, net of customer allowances for cash discounts and chargebacks. Our contracts with customers have standard payment terms that generally require payment within 30 days. We analyze accounts that are past due for collectability and periodically evaluate the creditworthiness of our customers. As of December 31, 2020 and 2019, we determined an allowance for doubtful accounts was not required based upon our review of contractual payment terms and individual customer circumstances.
Stock-Based Compensation
The Company’s stock-based compensation program allows for grants of common stock options, restricted stock awards and restricted stock units. Grants are awarded to employees and non-employees, including directors.
The Company accounts for stock-based compensation in accordance with ASC Topic 718, Compensation-Stock Compensation, or ASC 718. ASC 718 requires all stock-based payments to employees and non-employees to be recognized as an expense in the consolidated statements of operations and comprehensive loss based on their fair values. The Company estimates the fair value of options granted using the Black-Scholes option pricing model, or Black-Scholes. The fair value of the Company’s common stock is used to determine the fair value of restricted stock awards.
Stock-based compensation awards are subject to service-based vesting periods. Compensation expense related to awards to employees and non-employees with service-based vesting conditions are recognized on a straight-line

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
basis based on the grant date fair value over the associated service period of the award, which is generally the vesting term. The Company classifies stock-based compensation expense in the consolidated statements of operations and comprehensive loss in the same manner in which the award recipient’s payroll costs are classified or in which the award recipient’s service payments are classified. See Note 12 for a description of the types of stock-based awards granted, the compensation expense related to such awards and detail of equity-based awards outstanding.
Black-Scholes requires inputs based on certain subjective assumptions, including (i) the expected stock price volatility, (ii) the expected term of the award, (iii) the risk-free interest rate, and (iv) expected dividends. Due to the lack of a public market for the Company’s common stock and continued lack of sufficient company-specific historical and implied volatility data, the Company has based its computation of expected volatility on the historical volatility of a representative group of public companies with similar characteristics to the Company. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The Company uses the simplified method as prescribed by the SEC Staff Accounting Bulletin No. 107, Share-Based Payment, to calculate the expected term for options granted to employees and non-employees, whereby the expected term equals the arithmetic average of the vesting term and the original contractual term of the options due to its lack of sufficient historical data. The risk-free interest rate is based on US Treasury securities with a maturity date commensurate with the expected term of the associated award. The expected dividend yield is assumed to be zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The Company recognizes forfeitures as they occur.
Due to the absence of an active market for the Company’s common stock, the Company utilizes methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its common stock. In determining the exercise prices for stock options granted, the Company considered the estimated fair value of the common stock as of the measurement date. The estimated fair value of the common stock has been determined at each grant date based upon a variety of factors, including the illiquid nature of the common stock, arm’s-length sales of the Company’s capital stock (including convertible preferred stock), the effect of the rights and preferences of the preferred shareholders and the prospects of a liquidity event. Among other factors are the Company’s financial position and historical financial performance, the status of technological developments within the Company’s research, the composition and ability of the current research and management team, an evaluation or benchmark of the Company’s competition and the current business climate in the marketplace. Significant changes to the key assumptions underlying the factors used could result in different fair values of common stock at each valuation date.
Cost of Product Revenue
Cost of product revenue consists primarily of costs that are closely correlated or directly related to the delivery of the Company’s products, including pharmacy costs, royalties paid under license agreements related to our commercialized products, amortization of milestone payments capitalized related to commercialized products, hosting costs, contingency management and personnel-related costs, including salaries and bonuses and employee benefits. Contingency management is a clinically validated variable reward system that gives patients the opportunity to earn rewards as they complete treatment goals within our reSET and reSET-O PDTs.
Research and Development Costs
Research and development costs are expensed as incurred. Research and development expense primarily consists of expenses incurred in performing research and development activities, including salaries and bonuses, employee benefits, stock-based compensation, facility costs, depreciation, contract services and other outside vendors engaged in conducting development activities and clinical trials, as well as the cost of licensing technology and costs related to collaboration arrangements.
We also include in research and development expenses the costs associated with software development of PDTs to support future commercial opportunities. Development costs of software to be sold, leased, or otherwise marketed are subject to capitalization, beginning when technological feasibility for the product has been established and

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
ending when the product is available for general release. Such costs have not been significant to date as the time lapse between technological feasibility and release is typically short and thus has been included in research and development costs. Costs incurred to enhance our existing products after the general release of the product are expensed in the period they are incurred and included in research and development costs in the accompanying consolidated statements of operations and comprehensive loss.
Milestone Payments
The Company, from time to time, will enter into strategic agreements with third parties, which give the Company rights to develop, market and/or sell PDTs, the rights to which are owned by such third parties. As a result of these agreements, the Company may be obligated to make payments to these third parties contingent upon the achievement of certain pre-determined criteria. For milestones achieved prior to marketing approval of the product, such payments are expensed as research and development. After marketing approval, any additional milestone payments are capitalized and amortized to cost of product revenue over the remaining useful life of the asset. All capitalized milestone payments are tested for recoverability whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable.
Selling, General and Administrative Expenses
Selling, general and administrative expenses consist primarily of personnel-related expenses, including salaries and bonuses, employee benefits, stock-based compensation and marketing expenses, costs to support the commercialization of our products, allocated facilities expenses, depreciation expenses, insurance, executive management travel and professional services expenses, including legal, talent acquisition, audit, accounting and tax-related services. Facilities costs consist of rent and maintenance of facilities. Costs associated with advertising are expensed in the year incurred and are included in selling, general and administrative expenses. Advertising expenses were $1,561 for the year ended December 31, 2020. For the year ended December 31, 2019, Sandoz was responsible for advertising our products through October 14, 2019, and the Company did not incur the associated costs. See Note 8 for more information.
Patent Costs
All patent-related costs incurred in connection with the filing and prosecuting patent applications are expensed as incurred due to the uncertainty about the recovery of the expenditure. Such amounts incurred are classified as selling, general and administrative expenses in the accompanying consolidated statements of operations and comprehensive loss.
Income Taxes
The Company recognizes deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the Company’s financial statements and tax returns. Deferred tax assets and liabilities are determined based upon the differences between the financial statement carrying amounts, and the tax bases of existing assets and liabilities for the loss and credit carryforwards using enacted tax rates expected to be in effect in the year in which the differences are expected to reverse. Deferred tax assets are reduced by a valuation allowance if it is more likely than not that these assets may not be realized. The Company determines whether a tax position will be sustained upon examination. If it is not more likely than not that a position will be sustained, none of the benefit attributable to the position is recognized. The tax benefit to be recognized for any tax position that meets the more likely than not recognition threshold is calculated as the largest amount that is more than 50% likely of being realized upon resolution of the contingency. The Company accounts for interest and penalties related to uncertain tax positions as part of its provision for income taxes.
Comprehensive Loss
For the years ended December 31, 2020 and 2019, the Company’s comprehensive income (loss) consists of its net loss and unrealized gains and losses from investments.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
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Net Loss Per Share
The Company follows the two-class method when computing net loss per share, or EPS, as the Company has issued shares that meet the definition of participating securities. The two-class method determines net loss per share for each class of common and participating securities according to dividends declared or accumulated and participation rights in undistributed earnings. The two-class method requires income available to common stockholders for the period to be allocated between common and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed.
Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period. Diluted net loss attributable to common stockholders is computed by adjusting net loss attributable to common stockholders to reallocate undistributed earnings based on the potential impact of dilutive securities. Diluted net loss per share attributable to common stockholders is computed by dividing the diluted net loss attributable to common stockholders by the weighted average number of common shares outstanding for the period, including potential dilutive common shares assuming the dilutive effect of common stock equivalents.
The Company’s convertible preferred stock contractually entitles the holders of such shares to participate in dividends but does not contractually require the holders of such shares to participate in losses of the Company. Accordingly, in periods in which the Company reports a net loss, such losses are not allocated to such participating securities. In periods in which the Company reports a net loss attributable to common stockholders, diluted net loss per share attributable to common stockholders is the same as basic net loss per share attributable to common stockholders, since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive. The Company reported a net loss attributable to common stockholders for the years ended December 31, 2020 and 2019.
Segment and Geographic Information
Operating segments are components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance. The Company’s chief operating decision maker is its President and Chief Executive Officer, or CEO. The Company views its operations as and manages its business in one operating segment operating exclusively in the United States.
Emerging Growth Company Status
The Jumpstart Our Business Startups Act of 2012 permits an emerging growth company, or EGC, such as us to take advantage of an extended transition period to comply with the new or revised accounting standards applicable to public companies until those standards would otherwise apply to private companies. The Company has elected to use this extended transition period under the JOBS Act until such time the Company is no longer considered to be an EGC, which means that when a standard is issued or revised, it has different applications for public or private companies, we will adopt the new or revised standard at the time private companies adopt the new or revised standard and will do so until such time that we either (i) irrevocably elect to “opt-out” of such extended transition period or (ii) no longer qualify as an EGC.
Recently Adopted Accounting Pronouncements
On January 1, 2020, we adopted ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement, issued by the FASB, which modified certain disclosures requirements in Topic 820, such as the removal of the need to disclose the amount of and reason for transfers between Level 1 and Level 2 of the fair value hierarchy, and several changes related to Level 3 fair value measurements. The adoption of this ASU did not have a material impact on our consolidated financial statements.
In March 2020, the FASB issued ASU 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, which provides optional guidance if certain criteria are met for entities that have contracts, hedging relationships and other transactions that reference LIBOR or other reference rates expected to be discontinued as a result of reference rate reform. This ASU is effective upon issuance and can

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
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be applied through December 31, 2022. Subsequent to issuance, the FASB issued ASU 2021-01 in January 2021 to refine and clarify some of its guidance on ASU 2020-04. Upon the transition of the Company’s contracts and transactions to new reference rates in connection with reference rate reform, the Company will prospectively apply the standard and disclose the effect on its consolidated financial statements.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB, issued ASU 2016-02, Leases (Topic 842), which requires lessees to record most leases on the balance sheet and recognize the expense in the statement of operations and comprehensive loss in a manner similar to current practice. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the underlying asset for the lease term. This standard is applicable to the Company for the annual reporting periods beginning after December 15, 2021. The Company has commenced work to assess ASU 2016-02 and the impact that adopting this new accounting standard will have on its consolidated financial statements and footnote disclosures. The Company anticipates recognition of additional assets and corresponding liabilities related to leases on the consolidated balance sheets.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets such as available for sale debt securities, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The new standard is effective for annual reporting periods beginning after December 15, 2022. The Company is still evaluating the impact of ASU 2016-13 on the Company’s consolidated financial statements; however, it does not expect the impact to be material.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes-Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This standard is effective for annual reporting periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. The Company is currently evaluating the potential impact that ASU 2019-12 will have on its consolidated financial statements and related disclosures.
In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). This update simplifies the accounting for convertible debt instruments by removing certain accounting separation models as well as the accounting for debt instruments with embedded conversion features that are not required to be accounted for as derivative instruments. The update also updates and improves the consistency of earnings per share calculations for convertible instruments. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact that the implementation of this update will have on the Company’s consolidated financial statements and related disclosures.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
3.FAIR VALUE MEASUREMENTS
The tables below present certain of our assets and liabilities measured at fair value categorized by the level of input used in the valuation of each asset and liability.

	December 31, 2020
Description	Total Fair Value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$96,835	$96,835	$—	$—
Debt investments:
Corporate bonds	3,543	—	3,543	—
Commercial paper	9,992	—	9,992	—
Total debt investments	13,535	—	13,535	—
Total assets	$110,370	$96,835	$13,535	$—
Current liabilities:
Embedded debt derivative	$675	$—	$—	$675
Warrant liabilities	2,650	—	—	2,650
Total liabilities	$3,325	$—	$—	$3,325

	December 31, 2019
Description	Total Fair Value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$21,828	$21,828	$—	$—
Commercial paper	5,587	—	5,587	—
Total cash equivalents	27,415	21,828	5,587	—
Investments:
U.S. Treasury bills	58,818	—	58,818	—
Debt investments:
Corporate debt securities	11,160	—	11,160	—
Commercial paper	7,056	—	7,056	—
Total debt investments	18,216	—	18,216	—
Total investments	77,034	—	77,034	—
Total assets	$104,449	$21,828	$82,621	$—
Current liabilities:
Warrant liabilities	$52	$—	$—	$52
There have been no changes to the valuation methods utilized during the years ended December 31, 2020 and 2019. The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the years ended December 31, 2020 and 2019.
Cash equivalents—Money market funds included within cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets. Commercial paper is classified within Level 2 of the fair value hierarchy because the pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined through the use of models or other valuation methodologies.
Investments—The Company measures its investments at fair value on a recurring basis and classifies those instruments within Level 2 of the fair value hierarchy. Marketable securities are classified within Level 2 of the fair value hierarchy because pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined using models or other valuation

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
methodologies. The Company recorded an unrealized loss of $29 and an unrealized gain of $33 in other comprehensive income (loss) on available-for-sale securities for the years ended December 31, 2020 and 2019.
Embedded debt derivative and warrant liability—As described in Note 6, the Company concluded that the contingent put options contained in the Perceptive Credit Facility that could require mandatory repayment upon the occurrence of an event of default, change of control and certain other events represent an embedded derivative required to be bifurcated from the debt host instrument. The embedded debt derivative is measured at fair value using a probability-weighted cash flow valuation methodology, having a fair value of $675 at June 30, 2020 and December 31, 2020. The determination of the fair value of an embedded debt derivative includes inputs not observable in the market and as such, represents a Level 3 measurement. The methodology utilized requires inputs based on certain subjective assumptions, specifically, probabilities of mandatory debt repayment prior to maturity ranging between 0-10%. The Company measures the fair value of the liabilities related to the warrants to purchase Series A and Series D convertible preferred stock, using an option pricing model which incorporates Level 3 inputs. The following significant assumptions used in the valuation model to estimate the fair value of the warrant liabilities were as follows:

	December 31,
Series A Warrants	2020	2019
Fair value of underlying preferred stock	$2.00	$2.29
Expected life (years)	2.00	6.98
Expected volatility	75.7%	70.0%
Risk-free interest rate	0.13%	1.57%

	December 31,
Series D Warrants	2020	2019
Fair value of underlying preferred stock	$7.21	n/a
Expected life (years)	2.00	n/a
Expected volatility	75.7%	n/a
Risk-free interest rate	0.13%	n/a
The following table reconciles the change in the fair value of the warrant liabilities based on Level 3 inputs:

	Warrant Liabilities
	Series A	Series D
Fair value as of December 31, 2018	$53	$—
Change in fair value	(1)	—
Fair value as of December 31, 2019	52	—
Issuance of warrants	—	1803
Change in fair value	2	793
Fair value as of December 31, 2020	$54	$2596

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
4.PROPERTY AND EQUIPMENT
Property and equipment, net consists of the following:

	December 31,
	2020	2019
Internal-use software	$3,682	$—
Equipment	441	400
Furniture and fixtures	383	376
Leasehold improvements	455	207
Total property and equipment	4,961	983
Less: accumulated depreciation	(684)	(303)
Property and equipment, net	$4,277	$680
Depreciation expense was $381 and $209 for the years ended December 31, 2020 and 2019.
5.ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consist of the following:

	December 31,
	2020	2019
Compensation and related benefits	$6,953	$5,496
Professional services	1,787	76
Research and development costs	355	288
Other	473	468
Total	$9,568	$6,328
6.INDEBTEDNESS
Perceptive Credit Facility
On June 30, 2020, the Closing Date, the Company entered into a Credit Agreement and Guaranty, or Perceptive Credit Facility, with Perceptive Credit Holdings III, LP, as administrative agent and lender with other lenders that may be added, collectively Perceptive. The Perceptive Credit Facility, as amended, consists of a secured term loan facility in an aggregate amount of up to $50,000, which will be made available under the following three tranches: (i) Tranche 1—$30,000, available at the Closing Date; (ii) Tranche 2—$10,000 available no later than December 31, 2021; and (iii) Tranche 3—$10,000, available no later than December 31, 2021, subject to the Company’s satisfaction of certain business and financial conditions described in the Perceptive Credit Facility.
The Perceptive Credit Facility will bear interest through maturity at a variable rate based upon the one-month LIBOR rate plus 11.0%, subject to a LIBOR floor of 1.0%. As of December 31, 2020, the interest rate was 12.0%. The Company is required to make interest-only payments until May 31, 2024, after which point the Company will be required to make monthly payments of principal equal to 3.0% of the then outstanding principal until maturity on June 30, 2025, or the Maturity Date. If the Company prepays the loan prior to the Maturity Date, it will be required to pay a prepayment fee guaranteeing Perceptive a 1.5 times return on any prepaid amount. A change of control, which includes a new entity or group owning more than 35.0% of the Company’s voting stock, or prior to an initial public offering, the failure of the existing holders to own at least 35.0% of the Company’s voting stock, triggers a mandatory prepayment of the term loan. The Company paid issuance costs of $750 in connection with its entry into the Credit Agreement.
The Company concluded the contingent put options that could require mandatory repayment upon the occurrence of an event of default, change of control and certain other events represent an embedded derivative

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
required to be bifurcated from the debt host instrument and accounted for separately and recorded an embedded debt derivative of $675 as of June 30, 2020 and December 31, 2020. Any changes to the derivative liability in future periods will be recognized as interest and other (expense) income, net in the consolidated statements of operations and comprehensive loss.
The Perceptive Credit Facility is secured by substantially all the assets of the Company, including our intellectual property. The Credit Facility requires the Company to (i) maintain a minimum aggregate cash balance of $5,000 in one or more controlled accounts, (ii) as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 31, 2022, report revenues for the trailing 12-month period that exceed the amounts set forth in the Amended Perceptive Credit Agreement which range from $83,409 for the fiscal quarter ending December 31, 2022 to $125,000 for the fiscal quarter ending March 31, 2025 and (iii) on or prior to December 31, 2021, raise additional capital of at least $100,000. The Perceptive Credit Facility contains various affirmative and negative covenants that limit the Company’s ability to engage in specified types of transactions. In connection with the pending Plan of Merger (See Note 16) the Company delayed the issuance of its annual audited financial statements for the period ended December 31, 2020 and 2019 and entered into various waivers to provide such financials by April 30, 2021. The Company was in compliance with the covenants under the Amended Perceptive Credit Agreement as of December 31, 2020.
On the Closing Date, Perceptive received a warrant certificate exercisable into 775,000 shares of Series C preferred stock, and upon each borrowing date of Tranche 2 or Tranche 3, the Company will become obligated to issue two additional warrants, the Additional Warrants, to Perceptive each to purchase up to 50,000 shares of Series C preferred stock. In the event the Company issued Series D preferred stock, Perceptive has the right to convert the Series C preferred stock warrant into a warrant to purchase Series D preferred stock, and the exercise price shall be automatically adjusted to equal the original per share price for Series D preferred stock. On the Closing Date, the Company issued freestanding Series C preferred stock warrants to Perceptive, which were converted to Series D preferred stock warrants at the time of the Series D funding round. The Series D preferred stock warrants are exercisable for 1,012,672 shares of Series D preferred stock. The Series D preferred stock warrants have an exercise price of $5.51 per share and expire in 2030. The Company estimated the fair value of the Series D preferred stock warrants at issuance to be $1,803. The warrant is exercisable at any time prior to the ten-year anniversary of the Closing Date of the Credit Agreement. At issuance, the Company determined that the warrant is liability-classified and would be remeasured at fair value each reporting period, with changes in fair value recorded in the consolidated statements of operations and comprehensive loss. The Additional Warrants, when and if issued, shall be issued as warrants to purchase 65,333 shares of Series D-1 preferred stock.
As of December 31, 2020, the Company received proceeds of $28,500, net of fees and expenses of $1,500. The outstanding balance of the Perceptive Credit Facility as of December 31, 2020 was:

Principal	$30,000
Less: Debt issuance costs and discount at issuance	(3,655)
Net carrying amount	$26,345

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
Future minimum payments, including contractual interest, under the Perceptive Credit Facility as of December 31, 2020 are as follows:

Years Ended December 31,	Amounts
2021	$3,650
2022	3,650
2023	3,650
2024	10,603
2025 and thereafter	24,039
Total	$45,592
Less:
Interest payable	$(15,592)
Unamortized issuance costs	(3,655)
Current portion of long-term debt	(26,345)
Long-term debt	$—
SVB Term Loan (Extinguished June 30, 2020)
On June 30, 2020, using the proceeds from the Perceptive Credit Facility, the Company paid the then outstanding principal of $14,889, outstanding interest, a termination fee of $169 and a final payment amount of $1,080, which was equal to 6.75% of all amounts borrowed on its then existing loan and security agreement with Silicon Valley Bank, or SVB, or the SVB Term Loan, resulting in a loss on extinguishment of debt of $998.
As part of entering into the amendments to the SVB Term Loan in 2020 and 2019, the Company issued warrants to purchase 35,817 and 17,019 shares of common stock, respectively, at an exercise price of $1.60 per share, in cash or pursuant to the net exercise provisions of the warrants. The warrants are automatically exercised through cashless exercise if not exercised prior to the expiration date. The Company estimated the fair value of the warrants at issuance to be $57 and $27, respectively, using the Black Scholes option-pricing model. As of December 31, 2020, the warrants had not yet been exercised and remain outstanding. The warrants expire on June 28, 2029 and June 8, 2028, respectively.
In addition, in 2016 with the initial SVB Term Loan, the Company granted the lender a Series A preferred stock warrant which is exercisable for 32,711 shares of Series A preferred stock. The exercise price of the Series A preferred stock warrant is $0.9171 per share and the Series A preferred stock warrant expires on December 22, 2026. The fair value of the Series A preferred stock warrant was $54 at December 31, 2020.
7.LICENSE AGREEMENTS
The Invention Science Fund I, LLC
The Company entered into a contribution and license agreement for Pharmaceutical Field of Use, or FOU, with The Invention Science Fund I, LLC, or ISF, in February 2015, as amended on February 28, 2018, or ISF Contribution and License Agreement. The ISF Contribution and License Agreement superseded an original contribution and license agreement between the Company and ISF dated December 31, 2013. Under the ISF Contribution and License Agreement, ISF granted the Company certain licenses under specified patent rights to develop and commercialize licensed products either independently and/or with a drug combination products for use in connection with the treatment of central nervous system disorders. The ISF Contribution and License Agreement contains minimum annual royalty obligations. To the extent there are sales of a licensed product, the Company is required to pay low-single-digit royalties on net revenue. For the years ended December 31, 2020 and 2019, the Company recorded $800 and $104, respectively, in minimum royalty fees that are included in the cost of product revenue in our consolidated statements of operations and comprehensive loss. For the year ended December 31, 2019, prior to the termination of the Sandoz Agreement, we recorded $446 in research and development expenses related to this license agreement.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
Red 5 Group, LLC
In January 2015, the Company entered into a software license agreement with Red 5 Group, LLC, or Red 5, and in March 2018, the parties entered into an amended and restated software license agreement, or Amended Red 5 Group License. Under the original software license agreement, Red 5 licensed the Company certain technology and materials relating to the treatment of psychological and substance use disorders, pursuant to which the Company, received, inter alia, an exclusive, worldwide, sublicensable, royalty-bearing license to develop and commercialize integrated products incorporating the licensed technology and materials. The Company agreed to use commercially reasonable efforts to develop integrated products in accordance with the development plan, to introduce any integrated products that gain regulatory approval into the commercial markets, to market integrated products that have gained regulatory approval following such introduction into the market, and to make integrated products that have gained regulatory approval reasonably available to the public.
In March 2018, pursuant to the Amended Red 5 Group License, the parties expanded the scope of exclusivity of the license, increased certain specified annual license maintenance fees, and required the Company to pay Red 5 an amendment fee, which was paid in April 2018. On July 1, 2021, the parties amended the Amended Red 5 Group License to further clarify certain terms and increase the royalty rate by a de minimis amount.
To the extent achieved, the Company is obligated to pay up to an aggregate of $400 if certain milestones related to product regulatory approval and commercial sales are achieved in respect to a software/drug combination, which is not currently being pursued by the Company. To the extent there are sales of an integrated product, the Company is required to pay single-digit royalties on net revenues. The Company is entitled to certain reductions and offsets against its royalty and milestone payment obligations, including the annual license maintenance fees. For the years ended December 31, 2020 and 2019, the Company recorded $103 and $503, respectively, in annual license maintenance fees and/or royalties related to the Amended Red 5 Group License. The terms of the Amended Red 5 Group License continue in perpetuity unless sooner terminated in accordance with its terms.
BeHealth Solutions, LLC
In March 2018, the Company and BeHealth Solutions, LLC, or BeHealth, entered into an assignment, license and services agreement, or the BeHealth Agreement, as well as a consulting agreement. The BeHealth Agreement closed in June 2018 and the Company paid an up-front fee. Under the BeHealth Agreement, the Company obtained license rights to certain technology and materials relating to a therapeutic treatment for insomnia. The consulting agreement is for services to be charged on a time-and-materials basis.
During the year ended December 31, 2020, the Company paid a milestone payment to BeHealth of $750 upon the FDA’s marketing authorization of Somryst, a PDT intended for use in the treatment of adults with chronic insomnia. The milestone payment was capitalized in other long-term assets in the accompanying consolidated balance sheet as of December 31, 2020 and amortized on a straight-line basis to cost of product revenue over the estimated useful life or five years. The Company may be obligated to issue BeHealth a warrant for the purchase of the Company’s common stock in the event (i) the Company attains a commercial milestone under the BeHealth Agreement and (ii) BeHealth elects to receive the warrant in lieu of cash in such instance. The Company has determined the fair value of the contingently issuable warrants at each valuation date to be de minimis. During the year ended December 31, 2019, the Company paid a milestone payment to BeHealth of $750 upon the FDA’s acceptance of a filing seeking marketing authorization for Somryst that was recorded as research and development expense in the accompanying consolidated statement of operations and comprehensive loss.
The Company could be obligated to make payments of up to an additional $27,000 in the aggregate upon achievement of various commercial milestones and a mid-to-high-single-digit royalty on net sales. For the years ended December 31, 2020 and 2019, the Company paid de minimis royalties related to the BeHealth Agreement.
The BeHealth Agreement continues in force until the expiration of all milestone and royalty payment obligations, unless terminated earlier in accordance with its terms.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
8.COLLABORATION AND LICENSE AGREEMENTS
Sandoz Agreement (Terminated in October 2019)
In April 2018, the Company entered into a collaboration and license agreement with Sandoz, a division of the Novartis Group, or the Sandoz Agreement, to commercialize its two lead products, reSET and reSET-O, together, the Products. Under the terms of the agreement, Sandoz was responsible for the global commercial launch of reSET and reSET-O, including ensuring market access, reimbursement from payors and providing a dedicated sales force, while the Company was responsible for continuing to develop the Products and supporting patient services through a patient service center, together, Pear-Sandoz Development Efforts.
Under the Sandoz Agreement, the Company received an up-front payment of $20,000. In December 2018, the Company received a $10,000 milestone payment upon the FDA’s marketing authorization of reSET-O, or the reSET-O Milestone. The Sandoz Agreement also required Sandoz to make payments to the Company for research and development costs, as well as potential future milestones based on achievement of annual net sales targets and a profit share on net profits of the Products. During 2019, prior to the Termination Date, defined below, the Company invoiced Sandoz and received $7,400 for reimbursement of research and development costs. Under the Sandoz Agreement, the Company was obligated to pay Sandoz on a deferred basis up to $20,000 to defray Sandoz’s commercialization costs.
Sandoz never recorded any profit on sales of the Products for any period, and therefore, the Company did not record any revenue associated with the profit share.
The Company concluded the license agreement was within the scope of ASC 606. The Company identified several material promises under the Sandoz Agreement, including the license of intellectual property, continuing Pear-Sandoz Development Efforts and participation on a joint steering committee, or the JSC. The Company determined the material promises were not distinct from one another and, therefore, were combined as a single performance obligation, or the Sandoz Performance Obligation.
To account for its future obligations under the cost-sharing arrangement, the $20,000 up-front payment received in April 2018 from Sandoz was accounted for by the Company as “note payable to collaboration partner—net” at its then net present value. Accordingly, this payment was not considered part of the transaction price under ASC 606.
The transaction price at contract inception, or the Sandoz Initial Transaction Price, comprised solely the contractual reimbursement of costs related to continuing Pear-Sandoz Development Efforts. Any potential future payments pursuant to additional Pear-Sandoz Development Efforts, milestone achievements or profit-sharing were evaluated under the most likely amount method and were not included in the Sandoz Initial Transaction Price because the amounts were considered variable consideration and were initially fully constrained. As part of the evaluation of the constraint, the Company considered numerous factors, including that receipt of such payments was largely outside the control of the Company. These amounts were added to the transaction price when the related net sales or profit share payments occur, or as relates to Pear-Sandoz Development Efforts, as additional amounts are formally approved by the JSC. Due to the lack of historical perspective on efforts necessary to commercialize PDTs, future reimbursements related to continued Pear-Sandoz Development Efforts could not be reasonably estimated beyond the amounts approved at the JSC annually for the succeeding 12 months.
In December 2018, the Sandoz Initial Transaction Price was increased by $10,000 related to the achievement of the reSET-O Milestone and for additional amounts approved by the JSC for Pear-Sandoz Development Efforts. The reSET-O Milestone payment was recorded on a cumulative catch-up basis, which was recorded in the statement of operations for the year ended December 31, 2018.
As the Company identified only one distinct performance obligation in the Sandoz Agreement, the entirety of the transaction price was allocated to the Sandoz Performance Obligation and was recognized over the expected term of the agreement, which had been estimated at ten years ratably over the performance period, which, in management’s judgment, was the best measure of progress toward satisfying the performance obligation. The Company utilized judgment to assess the nature of the combined performance obligation and the appropriate method

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
of measuring progress for purposes of recognizing revenue. The Company evaluated the measure of progress each reporting period and, if necessary, adjusted the measure of performance and related revenue recognition.
Termination of Sandoz Agreement—On September 17, 2019, the Company received a termination notice from Sandoz and on October 14, 2019, or the Termination Date, the Company and Sandoz entered into a transition agreement, or the Transition Agreement, pursuant to which the Company became the sole party responsible for commercializing the Products. As part of the Transition Agreement, Sandoz paid the Company a $9,800 settlement payment, or the Settlement Payment, and forgave the $20,000 collaboration note payable. Under ASC 606, the Transition Agreement met the definition of a contract modification and was accounted for as a cumulative catch-up adjustment at the time of modification. During the year ended December 31, 2019, the $9,800 settlement payment and the deferred revenue balance at the Termination Date of $16,900 were recognized as collaboration revenue in our consolidated statement of operations and comprehensive loss.
Upon the signing of the Transition Agreement, the Company recalculated the transaction price to be $20,000, consisting of $10,000 of reimbursable costs incurred through the Termination Date and a $10,000 reSET-O Milestone received in 2018 related to the FDA marketing authorization of reSET-O. Since the Company had recognized revenue ratably over the expected term of the agreement of ten years, the termination resulted in $16,900 of deferred revenue being recognized as collaboration revenue for the year ended December 31, 2019, as there are no additional performance obligations subsequent to the termination of the agreement.
Upon the signing of the Transition Agreement and for the year ended December 31, 2019, the Company recorded a $20,310 gain on extinguishment of debt in the consolidated statement of operations and comprehensive loss (see Note Payable to Collaboration Partner below for further discussion).
Note Payable to Collaboration Partner—Under the Sandoz Agreement, the Company was obligated to pay Sandoz $20,000, at zero percent interest, in 48 equal monthly installments, with payments to begin on the second anniversary of the first commercial sale under the Sandoz Agreement. The Company imputed interest on the note payable to the collaboration partner at the rate of 6.0% per annum and recorded an initial discount on the note payable to the collaboration partner and a related deferred gain of $4,779. The discount on the note payable was amortized using the effective interest method over the expected term of the note. The deferred gain was amortized on a straight-line basis over the expected term of the note, which was 6.5 years.
As of the Termination Date, the balance of the deferred gain was $3,764 and the note payable to the collaboration partner consisted of the following:

Note payable to collaboration partner	$20,000
Unamortized discount on note payable	(3,454)
Note payable to collaboration partner, net	$16,546
The note payable to collaboration partner, net balance of $16,546 and the balance of the deferred gain of $3,764 was recorded as a $20,310 gain on extinguishment of debt in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2019.
Novartis Agreement (Terminated in June 2020)
In March 2018, the Company entered into a collaboration agreement with Novartis Institutes for Biomedical Research, or NIBR, or the Novartis Agreement, to develop PDTs for Schizophrenia and Multiple Sclerosis, or MS. The two companies worked together towards developing new treatments for patients with schizophrenia and MS to better address the full burden of their illnesses.
On March 30, 2020, NIBR terminated the collaboration agreement for convenience with the Company relative to both the schizophrenia and MS programs. The termination was subject to a 90-day notice period and was effective as of June 29, 2020.
Under the Novartis Agreement, the Company received a non-refundable up-front payment of $5,000. The agreement included research and development funding, as well as future regulatory and commercial milestones and

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
mid-to-high single-digit royalties on net sales of the two products. Contemporaneous with the Novartis Agreement, NIBR purchased 1,158,292 shares of Series B preferred stock at $4.3167 per share, resulting in aggregate proceeds to the Company of $5,000. The Company allocated the proceeds from NIBR’s purchase of Series B preferred stock to stockholders’ equity since the purchase price was equal to the price paid by other Series B investors and the transaction was completed within a short period following the initial Series B closing. The Company invoiced NIBR and received $3,105 and $3,200 for reimbursement of research and development costs during the year ended December 31, 2020 and 2019, respectively.
NIBR had a buyout option with respect to each of the Schizophrenia and MS products, together the Buyout Option. If the Buyout Option was exercised, the license would have converted to a fully paid, perpetual, irrevocable and exclusive (as to the application) license. The Company determined that the Buyout Option was not priced at a significant discount due to the early nature of both the development efforts and the PDTs market as a whole. Accordingly, the Buyout Option did not represent a material right and was not considered a separate performance obligation.
The Company concluded that the license agreement is within the scope of ASC 606. The Company identified several material promises under the Novartis Agreement, including (i) the license of intellectual property, (ii) continued technical development, regulatory and preclinical activities of the products and (iii) participating on a JSC. The Company determined that the material promises were not distinct from one another and, therefore, combined them as a single performance obligation, or the Novartis Combined License and Development.
The NIBR initial transaction price was composed solely of the $5,000 up-front payment and the initial agreed-upon reimbursement of costs related to certain technical and clinical development activities, or the Pear Novartis Development Efforts. Any potential future payments pursuant to additional Pear Novartis Development Efforts or achievement of regulatory, net sales milestones or royalties were evaluated under the most likely amount method and were not included in the Novartis initial transaction price because the amounts were considered variable consideration and were initially fully constrained. As part of the evaluation of the constraint, the Company considered numerous factors, including that receipt of such payments was largely outside the control of the Company. These amounts were added to the transaction price when the related regulatory or net sales milestones are achieved or as relates to Pear Novartis Development Efforts, as additional amounts are formally approved by the JSC. Due to the lack of historical perspective on efforts necessary to commercialize PDTs, future reimbursements related to continued Pear Novartis Development Efforts could not be reasonably estimated beyond the amounts that were approved at the JSC annually for the succeeding 12 months. Adjustments were recorded on a cumulative catch-up basis. Due to a milestone achievement and increases in JSC approved budgets, the transaction price was increased, resulting in a cumulative catch-up impact on collaboration revenue of approximately $600 for the year ended December 31, 2019.
As the Company identified only one distinct performance obligation in the Novartis Agreement, the entirety of the NIBR transaction price was allocated to the Novartis Combined License and Development and was being recognized over the expected term of the agreement, which has been estimated at five years, ratably over the performance period, which, in management’s judgment, was the best measure of progress toward satisfying the performance obligation. The Company utilizes judgment to assess the nature of the combined performance obligation and the appropriate method of measuring progress for purposes of recognizing revenue. The Company evaluates the measure of progress each reporting period and, if necessary, adjusts the measure of performance and related revenue recognition.
In connection with the termination of the agreement, on the effective date of the termination, June 29, 2020, deferred revenue of $8,261 was recognized.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
The following table provides a rollforward of deferred revenue:

	NIBR Agreement	Product Revenue	Total
Deferred revenue:
Beginning—January 1, 2020	$6,130	$13	$6,143
Amounts invoiced	3,105	403	3,508
Recognition of revenue	(9,235)	(149)	(9,384)
Ending—December 31, 2020	$—	$267	$267
9.COMMITMENTS AND CONTINGENCIES
Leases
The Company’s operating leases are as follows:
•Boston—In May 2018, the Company signed a lease to occupy approximately 12,000 square feet of office space in Boston, Massachusetts, or the Boston Lease. Subsequent to two lease amendments in 2020, the Company occupies approximately 19,000 square feet of office space, including approximately 900 square feet that the Company will take over on January 1, 2022, through June 1, 2028, with aggregate base rent over the term of approximately $11,553. During the year ended December 31, 2020, the security deposit increased by $43 to $166.
•San Francisco—In April 2018, the Company signed a lease to occupy approximately 11,000 square feet of office space in San Francisco, California, or the San Francisco Lease, over an initial lease term of 62 months commencing in May 2018; and in July 2019, the Company signed an amendment to the San Francisco Lease adding approximately 6,000 square feet and extending the lease term by 24 months to July 31, 2025, or together the Combined Lease Term. Aggregate base rent over the Combined Lease Term is approximately $9,000. Pursuant to the lease terms, the Company issued a secured letter of credit in the amount of approximately $411. The Company has a money market collateral account securing the standby letter of credit, which is included in restricted cash in the accompanying consolidated balance sheets.
•Raleigh—In September 2020, the Company signed a lease to occupy approximately 7,700 square feet of office space in Raleigh, North Carolina, or the Raleigh Lease, over an initial lease term of 64 months commencing in February 2021 with aggregate base rent over the term of approximately $1,100.
Rent expense under these leases amounted to $2,067 and $1,740 for the years ended December 31, 2020 and 2019, respectively, and the Company has $577 and $526 in deferred rent recorded within other long-term liabilities in the consolidated balance sheets as of December 31, 2020 and 2019, respectively.
Future commitments under non-cancelable lease agreements are as follows:

Years Ended December 31,	Lease Commitments
2021	$2,393
2022	2,811
2023	2,913
2024	3,188
2025 and thereafter	6,519
Total	$17,824
In addition to rent, certain leases require the Company to pay additional amounts for taxes, insurance, maintenance and other operating expenses.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
Guarantees and Indemnifications
As permitted under Delaware law, the Company indemnifies its directors, officers and employees for certain events or occurrences that happen by reason of the relationship with, or position held at, the Company. For the years ended December 31, 2020 and 2019, the Company had not experienced any losses related to these indemnification obligations, and no claims were outstanding as of December 31, 2020 and 2019. The Company does not expect significant claims related to these indemnification obligations and consequently concluded that the fair value of these obligations is negligible and no related accruals were recorded.
401(k) Plan
The Company’s employees are eligible to participate in the Company’s 401(k) savings plan. Employees may elect to contribute a percentage of their compensation to the plan. For the year ended December 31, 2019 and through May 15, 2020 the Company matched 100% of the first 1% of an employee’s eligible compensation plus 50% of the next 5.0% of an employee’s eligible compensation. In addition, the Company may make annual discretionary contributions. On May 15, 2020, the Company suspended the Company’s matching contribution. The Company made matching contributions of $547 and $800 for the years ended December 31, 2020 and 2019, respectively.
Legal Proceedings
The Company is also involved from time to time in various legal proceedings arising in the normal course of business. Although the outcomes of potential legal proceedings are inherently difficult to predict, the Company does not expect the resolution of these occasional legal proceedings to have a material adverse effect on its financial position, results of operations, or cash flow.
See Note 7, License Agreements, and Note 8, Collaboration and License Agreements, for more information.
10.CONVERTIBLE PREFERRED STOCK
As of December 31, 2020, Convertible Preferred Stock consists of the following:

Preferred Series	Par Value	Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference	Conversion Price/Share
Series A	$0.0001	24,002,981	20,308,856	$26,708	$55,876	$0.9171
Series B	0.0001	11,814,580	11,808,789	50,686	152,925	4.3167
Series C	0.0001	9,826,819	8,951,819	64,197	193,185	7.1935
Series D-1	0.0001	13,377,998	12,234,650	87,663	240,000	6.5388
Series D-2	0.0001	9,861,666	8,109,888	40,168	96,000	3.9458
Total		68,884,044	61,414,002	$269,422	$737,986
Series D Convertible Preferred Stock
On November 2, 2020, the Company authorized the issuance of 12,234,650 shares of Series D-1 convertible preferred stock, or the Series D-1 Preferred Stock, at $6.5388 per share and the issuance of 8,109,888 shares of Series D-2 convertible preferred stock, or the Series D-2 Preferred Stock, at $3.9458 per share. On that date, various existing and new investors entered into the Series D preferred stock purchase agreements, or the Series D Agreements, which resulted in the issuance of an aggregate 20,344,538 shares of Series D preferred stock for aggregate gross cash proceeds of $112,000. In conjunction with the issuance of Series D preferred stock, the Company incurred issuance costs totaling $768. In connection with the Series D-1 Preferred Stock and D-2 Preferred Stock, the Company recorded a loss of $16,819, which represents the amount by which the estimated fair value of the shares exceeded the cash proceeds received.
In addition, in connection with the D-2 Preferred Stock offering, the Company commenced a tender offer to purchase up to 8,109,888 shares of common stock or securities convertible into shares of common stock from certain employees with tenure over four years, former employees and other stockholders, at a purchase price of $3.9433 per

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
share for an aggregate cost of $31,980 excluding fees and expenses of $20. The tender offer expired on December 7, 2020.
In connection with the tender offer, the Company purchased 2,788,732 shares of common stock from the CEO, and 41,100 common shares from certain eligible employees, at a purchase price of $3.9433 per share totaling $11,159 and resulting in a stock-based compensation expense of $7,254, representing the difference between the purchase price and the estimated fair value of the common stock on the date of the sale. The Company also repurchased 1,656,467 common shares from other shareholders for a total purchase price of $6,532. In total, the Company repurchased 4,486,299 shares of common stock from investors having a total purchase price of $17,691.
In addition, the Company repurchased 3,617,798 shares of Series A preferred stock and 5,791 shares of Series B preferred stock from certain investors having a total purchase price of $14,289, exceeded the carrying value of the preferred stock by $11,053. The excess amount paid over the carrying value for the common and preferred stock repurchased from investors has been recorded as a reduction to additional paid-in capital and accumulated deficit in the consolidated statement of convertible preferred stock and stockholders’ deficit. On February 23, 2021, the Company issued an additional 3,058,665 shares of Series D convertible preferred stock at the price of $6.5388 per share, resulting in proceeds of $20,000, or the D-1 Extension and incurred issuance costs totaling $83.
Series C Convertible Preferred Stock
On December 21, 2018, the Company authorized the issuance of 9,035,923 shares of Series C convertible preferred stock, or the Series C Preferred Stock, at $7.1935 per share. On that date, various existing and new investors entered into the Series C preferred stock purchase agreement, or the Series C Agreement, which resulted in the issuance of an aggregate of 8,944,869 shares of Series C preferred stock for aggregate gross cash proceeds of $64,345. In conjunction with the issuance of Series C Preferred Stock, the Company incurred issuance costs totaling $188. In 2019, the Company issued an additional 6,950 shares of Series C convertible preferred stock at the price of $7.1935 per share, resulting in proceeds of $50.
Series B Convertible Preferred Stock
On December 28, 2017, the Company and various existing and new investors entered into the Series B preferred stock purchase agreement, or the Series B Agreement, for $4.3167 per share, which resulted in the issuance of an aggregate 10,656,288 shares of Series B preferred stock for aggregate gross cash proceeds of $46,000. In conjunction with the issuance of Series B preferred stock, the Company incurred issuance costs totaling $277. In addition, on March 6, 2018, contemporaneous with the signing of the Novartis Agreement, Novartis purchased 1,158,292 shares of Series B preferred stock at $4.3167 per share, resulting in additional proceeds to the Company of $5,000 and additional issuance costs of $12. See Note 15 for more information.
Series A Convertible Preferred Stock
On January 26, 2016, the Company and various existing and new investors entered into a Series A preferred stock purchase agreement, or the Series A Agreement, which resulted in the issuance of an aggregate 8,859,450 shares of Series A preferred stock at $0.9171 per share, for aggregate gross cash proceeds of $8,125. In conjunction with the issuance of Series A preferred stock, the Company incurred issuance costs totaling $172.
Also, in connection with the Series A Agreement in 2016, all outstanding notes were converted as consideration for the issuance of an aggregate of 6,207,754 shares of Series A preferred stock, with a total fair value of $5,396. Aggregate principal and accrued interest outstanding on the notes immediately prior to the execution of the Series A Agreement was $4,555.
The Series A Agreement also provided for the sale of an aggregate of 8,859,450 shares of Series A preferred stock on the same terms and conditions and dependent on the achievement of receiving FDA marketing authorization of reSET, or the Series A Milestone, or the approval of at least 65.0% of the holders of Series A preferred stock. Upon the initial closing of the Series A preferred stock in 2016, the Company recognized a derivative liability related to the fair value of the milestone tranche liability. This Series A Milestone was met in 2017, which resulted in the issuance of an aggregate 8,859,450 shares of Series A preferred stock for aggregate

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
gross cash proceeds of $8,125 and the milestone tranche liability of $9,682 was derecognized and recorded as an increase to the Series A preferred stock.
Terms of Convertible Preferred Stock
The relevant features of the Series A preferred stock, Series B preferred stock, Series C preferred stock and Series D preferred stock, collectively, the Preferred Stock, are as follows:
Conversion—Each share of Series A preferred stock is convertible, at the option of the holder and at any time, into such number of fully paid and nonassessable shares of common stock, as determined by dividing the Series A preferred stock original issuance price by $0.9171, subject to certain anti-dilutive effects, which, as of
December 31, 2020, equated to a conversion price of $0.9171. Each share of Series B preferred stock is convertible, at the option of the holder and at any time, into such number of fully paid and nonassessable shares of common stock, as determined by dividing the Series B preferred stock original issuance price by $4.3167, subject to certain anti-dilutive effects, which, as of December 31, 2020, equated to a conversion price of $4.3167. Each share of Series C preferred stock is convertible, at the option of the holder and at any time, into such number of fully paid and nonassessable shares of common stock, as determined by dividing the Series C preferred stock original issuance price by $7.1935, subject to certain anti-dilutive effects, which, as of December 31, 2020, equated to a conversion price of $7.1935. Each share of Series D preferred stock is convertible, at the option of the holder and at any time, into such number of fully paid and nonassessable shares of common stock, as determined by dividing the Series D preferred stock original issuance price by $6.5388 and $3.9458 for Series D-1 and D-2, respectively, subject to certain anti-dilutive effects, which, as of December 31, 2020, equated to conversion prices of $6.5388 and $3.9458, respectively.
All outstanding shares of Preferred Stock are automatically convertible based upon either (i) the vote or written consent of holders of at least a majority of the Series A preferred stock outstanding at that time with respect to the conversion of the Series A preferred stock or the vote or written consent of holders of at least a majority of the Series B preferred stock outstanding at that time with respect to the conversion of the Series B preferred stock or the vote or written consent of holders of at least a majority of the Series C preferred stock outstanding at that time with respect to the conversion of the Series C preferred stock or the vote or written consent of holders of at least a majority of the Series D preferred stock outstanding at that time with respect to the conversion of the Series D preferred stock or (ii) the closing of a firm commitment, underwritten initial public offering in which the aggregate net proceeds to the Company are at least $100,000 and have an offering price to the public of at least $11.0104 per share.
Anti-Dilution Features—Series D preferred stock contains anti-dilutive features apart from customary adjustments for splits and reverse splits of common stock (collectively, “down round features”). When a series of convertible preferred stock contains non-standard down round features, the Company is required to adjust the conversion price in the event of future stock sales at a lower unit price. In the event down round adjustments are triggered, the values attributable to the adjustment to the convertible preferred stock conversion price are recorded as an increase to additional paid-in capital and an increase to accumulated deficit. For the year ended December 31, 2020 no down round features have been triggered.
Voting Rights—The holders of the Preferred Stock vote together with the holders of common stock as a single class and each holder of outstanding shares of Preferred Stock is entitled to cast the number of votes equal to the number of whole shares of common stock into which the shares of Preferred Stock held by such holder are convertible as of the record date for determining stockholders entitled to vote on such matter. The holders of record of the shares of Series D preferred stock, exclusively and as a separate class, are entitled to elect one director of the Company. The holders of record of the shares of Series B preferred stock, exclusively and as a separate class, are entitled to elect one director of the Company. The holders of record of the shares of Series A preferred stock, exclusively and as a separate class, are entitled to elect three directors of the Company; and any remaining directors are elected by the holders of record of shares of Preferred Stock and common stock, voting together as a single class on an as-converted to common stock basis. Pursuant to a contractual voting agreement by and among certain holders of Preferred Stock and common stock, the parties to such agreement have agreed to vote in favor of (i) one

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
independent director with relevant industry experience unanimously approved by the then-serving members of the board of directors and (ii) one person designated by the holders of common stock, which individual shall initially be the current CEO, Dr. Corey McCann, MD, PhD, for so long as he serves as the Company’s CEO and in the event Dr. McCann ceases to serve as the Company’s CEO, such other person designated by the holders of common stock. Any time where there are at least 4,477,716 shares of Preferred Stock outstanding, certain actions, such as mergers, acquisition, liquidation, dissolution, windup of business and deemed liquidation events, must be approved by at least a majority of the holders of Preferred Stock voting as a single class on an as-converted basis.
Dividends—Dividends are payable only when declared by the Company’s board of directors. The Series D preferred stock shall be entitled to receive, in preference to the Series C preferred stock, the Series B preferred stock, the Series A preferred stock and common stock, a dividend equal to 8.0% of the Series D original issue price per share per annum, or the Series D Dividend. The Series C preferred stock shall be entitled to receive, in preference to the Series B preferred stock, the Series A preferred stock and common stock, a dividend equal to 8.0% of the Series C original issue price per share per annum, or the Series C Dividend. After payment of the Series C Dividend, the Series B preferred stock shall be entitled to receive, in preference to the Series A preferred stock and common stock, a dividend equal to 8.0% of the Series B original issue price per share per annum, or the Series B Dividend. After the payment of the Series B Dividend, the Series A preferred stock shall be entitled to receive, in preference to the common stock, a dividend equal to 8.0% of the Series A original issue price per share per annum, or the Series A Dividend. After payment of the Series D Dividend, Series C Dividend, the Series B Dividend and the Series A Dividend, any dividends will be declared pro-rata on common stock and Preferred Stock on a pari passu basis. No dividends have been declared to date.
Liquidation Rights—In the event of any voluntary or involuntary liquidation, dissolution, or winding-up of the affairs of the Company, each holder of a share of the Series D preferred stock then outstanding is entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of Series C, Series B, Series A preferred stock and common stock an amount equal to the original purchase price per share ($6.5388 and $3.9458 for Series D-1 and D-2, respectively), plus any dividends declared, but unpaid thereon. From the remaining assets, Series C preferred stock then outstanding is entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of Series B, Series A preferred stock and common stock an amount equal to $7.1935 per share, plus any dividends declared, but unpaid thereon. From the remaining assets, Series B preferred stock then outstanding is entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of Series A preferred stock and common stock an amount equal to $4.3167 per share, plus any dividends declared, but unpaid thereon. From the remaining assets, each holder of a share of the Series A preferred stock then outstanding is entitled to be paid out of the assets of the Company available for distribution before any payment shall be made to the holders of common stock an amount equal to $0.9171 per share, plus any dividends declared, but unpaid thereon. Any remaining assets are to be distributed among the holders of the shares of Preferred Stock and common stock on a pro-rata basis.
If the proceeds, after all preferential amounts have been paid and the remaining proceeds are allocated among all holders of Preferred Stock, as if converted to common stock, are such that the total amount allocated to Series D preferred stock, Series C preferred stock, Series B preferred stock, or Series A preferred stock exceeds three times the original issue price, then holders of Series D preferred stock, Series C preferred stock, Series B preferred stock, or Series A preferred stock, as applicable, will instead be entitled to receive the maximum of either three times their respective original issue price or the amount they would have received if all their shares had been converted into common stock.
Redemption Rights—Preferred Stockholders are not entitled to any redemption rights other than those under their liquidation rights previously discussed above.
11.COMMON STOCK
In December 2020, the Company increased the number of shares designated as common stock from 75,000,000 shares to 100,000,000 shares, of which 15,553,235 shares were issued and include 4,486,299 that were held as treasury stock and 11,066,936 outstanding as of December 31, 2020. On January 26, 2021, the board reduced the number of authorized shares to 90,000,000 and then on February 21, 2021, the board, in connection with the Series

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
D-1 offering, increased the number of common shares to 93,000,000. All of the outstanding shares of common stock have been duly authorized and are fully paid and nonassessable. Each share of common stock is entitled to one vote; there is no cumulative voting. The holders of shares of common stock are entitled to receive dividends if and when declared by the board of directors.
Common Stock Reserved
The number of shares of common stock that have been reserved for the potential conversion of Series A, B, C and D preferred stock, the warrants associated with the Company’s current and former debt facility, and outstanding stock options granted and stock options available for grant under the Company’s 2013 Stock Incentive Plan, or the Stock Incentive Plan, as of December 31, 2020, are as follows:

Share Class	Number of Shares
Conversion of Series A preferred stock	20,308,856
Conversion of Series B preferred stock	11,808,789
Conversion of Series C preferred stock	8,951,819
Conversion of Series D preferred stock	20,344,538
Warrants	1,126,705
Shares reserved for the issuance of warrants	283,599
Outstanding common stock options	9,250,333
Common stock options available for grant	5,471,053
Total number of shares	77,545,692
12.STOCK INCENTIVE PLAN
For the years ended December 31, 2020 and 2019, the Company incurred stock-based compensation expenses of $9,026 and $1,281, respectively.
2013 Stock Incentive Plan
On December 20, 2013, the Company’s board of directors adopted the 2013 Stock Incentive Plan, or the Plan, which provided for the grant of stock options, both incentive stock options and nonqualified stock options and restricted stock, collectively Equity Awards for up to 3,000,000 shares of common stock in the aggregate.
The Plan may be amended by the Company’s board of directors. If shareholder approval is not obtained within twelve months after any amendment increasing the number of shares authorized under the Plan or changing the class of persons eligible to receive stock options under the Plan, no stock option granted pursuant to such amendments may be incentive stock options and no incentive stock options may be issued pursuant to such amendments thereafter. On November 3, 2020, the Board amended the Plan to increase the maximum number of shares of Common Stock that may be issued under the Plan to 16,727,451. Stockholder approval of such amendments was timely obtained. As of December 31, 2020, there were 5,471,053 shares of common stock available to be issued under the Plan.
Stock options are granted with an exercise price equal to the fair market value on the date of grant. Awards may contain service conditions or service and performance conditions and typically vest over one to four years. Options granted under the Plan expire on the date specified in the applicable Option Agreement, provided that such date may not be later than ten years after the date on which the common stock option is granted (or five years in the case of incentive stock options granted to certain large stockholders), in either case, subject to earlier termination as provided in the Plan or Option Agreement.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
Common Stock Options
The combined stock option activity for the year ended December 31, 2020, is as follows:

	Stock Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (years)	Aggregate Intrinsic Value
Options outstanding at beginning of year	10,021,444	$1.27	8.64
Granted	2,613,700	$1.66
Exercised	(693,920)	$0.60
Canceled and forfeited	(2,690,891)	$1.48
Options outstanding at end of year	9,250,333	$1.37	8.09	$93
Exercisable at December 31, 2020	3,990,350	$1.10	7.12	$1,117
The weighted-average grant-date fair value of stock options granted during the year ended December 31, 2020, was $1.00 per share. Total stock-based compensation related to stock option awards was $1,772 and $1,281 for the years ended December 31, 2020 and 2019, respectively.
As of December 31, 2020, the total unrecognized compensation costs related to non-vested stock options were approximately $4,590 and are expected to be recognized over a weighted-average period of 2.7 years.
On January 26, 2016, the Company entered into a restricted stock agreement with its CEO for 5,394,000 shares of common stock. Pursuant to this agreement, 2,697,000 shares of common stock vested immediately, and the remaining 2,697,000 shares of common stock vested in 36 monthly installments. The remaining restricted common stock units vested on January 26, 2019, and we recorded stock-based compensation related to the restricted common stock of $12 for the year ended December 31, 2019.
Stock Compensation Expense
The Black Scholes inputs to determine the fair value of stock options granted included the weighted-average assumptions presented below:

	Years Ended December 31,
	2020	2019
Risk-free interest rate	0.54%	1.92%
Expected volatility	67.65%	62.31%
Expected term (years)	5.57—6.70	5.61—10.0
Expected dividend yield	—%	—%
The Company presents the expenses related to stock-based compensation awards in the same expense line items as cash compensation paid to each of its employees as follows:

	Years Ended December 31,
	2020	2019
Research and development	$793	$616
Selling, general and administrative	8,233	665
Total stock-based compensation expense	$9,026	$1,281
Selling, general and administrative stock compensation expenses included $7,254 in connection with the repurchase of common stock from employees for the year ended December 31, 2020, which represented the difference between the purchase price and the fair value of the common stock on the date of the purchase.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
See Note 10 for more information.
13.INCOME TAXES
A reconciliation of the US federal statutory income rate to the Company’s effective income tax rate is as follows:

	Years Ended December 31,
	2020	2019
Federal statutory income tax rate	21.0%	21.0%
State income taxes, net of federal benefit	5.1%	7.2%
Permanent differences	(5.8%)	(3.3%)
Federal and state research and development tax credits	1.8%	27.0%
Other	0.4%	(3.5%)
Provision to return adjustment	(0.3%)	(7.3%)
Change in deferred tax asset valuation allowance	(22.2%)	(41.1%)
Effective income tax rate	—%	—%
The components of the Company’s deferred tax assets are as follows:

	December 31,
	2020	2019
Deferred tax assets:
Net operating loss carryforwards	$34,040	$12,088
Deferred revenues	10	1,678
Research and development credit carryforwards	4,988	3,179
Accrued expenses and other	1,145	1,610
Stock-based compensation	167	113
Depreciation	(100)	16
Total deferred tax assets	40,250	18,684
Less: valuation allowance	(40,250)	(18,684)
Net deferred tax assets	$—	$—
The Company had no income tax expense due to the operating loss incurred for the years ended December 31, 2020 and 2019. The Company’s management has evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and has determined that it is more likely than not that the Company will not recognize the benefits of the net deferred tax assets. As a result, the Company recorded a full valuation allowance at December 31, 2020 and 2019. The valuation allowance increased by $21,566 during the year ended December 31, 2020, due to the increase in deferred tax assets, primarily due to net operating loss carryforwards, research and development tax credits and accrued expenses. The valuation allowance increased by $3,826 for the year ended December 31, 2019.
As of December 31, 2020, the Company has unused federal and state net operating loss carryforwards, or NOLs, available for carryforward of $124,255 and $125,741, respectively. The federal and state NOL carryforwards begin to expire after 2034 and 2029, respectively. Approximately $106,884 of the federal NOLs have an indefinite carryover period. The Company also had available research and development credits for federal and state income tax purposes of $4,378 and $924, respectively. Utilization of the NOL, research and development credits and other tax attributes may be subject to a substantial annual limitation under Section 382 of the Internal Revenue Code of 1986 due to ownership change limitations that have occurred previously or could occur in the future. The Company has not yet completed an evaluation of the ownership changes through December 31, 2020.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
As of December 31, 2020, and 2019, the Company had no uncertain tax positions. The Company recognizes both interest and penalties associated with unrecognized tax benefits as a component of income tax expense. The Company has not recorded any interest or penalties for unrecognized tax benefits since its inception.
In the normal course of business, the Company and its subsidiaries may be periodically examined by various taxing authorities. The Company files income tax returns in the United States on a federal basis and in certain U.S. states. The associated tax filings remain subject to examination by applicable tax authorities for a certain length of time following the tax year to which those filings relate. With few exceptions, the Company is no longer subject to income tax examinations for years prior to 2017.
14.NET LOSS PER SHARE
For periods in which the Company reports a net loss attributable to common stockholders, potentially dilutive securities have been excluded from the computation of diluted net loss per share as their effects would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	December 31,
	2020	2019
Convertible preferred stock (as converted to common stock)	61,414,002	44,693,053
Outstanding options to purchase common stock	9,250,333	10,021,444
Warrants to purchase common stock	1,126,705	78,216
Total	71,791,040	54,792,713
The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company for each of the years ended December 31:

	Years Ended December 31,
	2020	2019
Numerator:
Net loss	$(97,023)	$(9,334)
Loss on repurchase of convertible preferred stock	(11,053)	—
Net loss attributable to common stockholders	$(108,076)	$(9,334)
Denominator:
Weighted-average common shares outstanding, basic and diluted	14,761,577	14,760,682
Net loss per share attributable to common stockholders, basic and diluted	$(7.32)	$(0.63)
15.RELATED-PARTY TRANSACTIONS
Certain holders of Series A preferred stock had representation on the Company’s board of directors and purchased shares of Series B preferred stock pursuant to the Series B Agreement. Certain holders of Series A and B preferred stock had representation on the Company’s board of directors and purchased shares of Series C preferred stock pursuant to the Series C Agreement. Certain holders of Series A, B and C preferred stock had representation on the Company’s board of directors and purchased shares of Series D preferred stock pursuant to the Series D Agreement.
See Note 10, Convertible Preferred Stock and Note 12, Stock Incentive Plan, for more information on related party transactions in connection with the tender offer and Series D convertible preferred stock offering.

PEAR THERAPEUTICS, INC. AND SUBSIDIARY
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
16.SUBSEQUENT EVENTS
The Company has evaluated subsequent events through July 16, 2021, which is the date these financial statements were available to be issued and determined that there have been no events that have occurred that would require adjustments to our disclosures in the consolidated financial statements except for the transaction described below.
Series D-1 Extension
On February 23, 2021, the Company issued an additional 3,058,665 shares of Series D convertible preferred stock for gross proceeds of $20,000 and incurred issuance costs totaling $83. See Note 10 for more information.
Business Combination Agreement and Plan of Merger
On June 21, 2021, the Company entered into a Business Combination Agreement, or the BCA, with Thimble Point Acquisition Corp, or THMA, a special purpose acquisition company, to effect a business combination among THMA, Oz Merger Sub, Inc., or Merger Sub, and the Company. Pursuant to the BCA, Merger Sub will merge with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of THMA, and THMA will be named Pear Holdings Corp. The Company will be considered the accounting acquirer under ASC, Topic 805, Business Combinations. The merger is expected to close in the second half of 2021. Upon the effectiveness of the merger, each share of the Company’s convertible preferred stock and each share of the Company’s common stock will be converted into the right to receive such number of shares of Class A common stock of THMA, or THMA Common Stock, pursuant to a share exchange formula set forth in the BCA.
The aggregate consideration for the transaction payable to the Company’s existing stockholders shall be equal to $1,200,000 of THMA Common Stock. The consummation of the proposed transaction is subject to the receipt of the requisite approval of the stockholders of each of THMA and the Company and the fulfillment of certain other closing conditions. On June 11, 2021, the holder of all 1,012,672 Series D preferred stock warrants agreed to the conditional exercise of the warrants at $5.51 per share subject to and in connection with the closing of the business combination. The Series D preferred stock warrants holders can elect to settle in cash or net exercise based on a per share price of $9.89 per share, the closing price on June 22, 2021.
Purchase Commitment
In connection with the execution of the BCA, THMA entered into subscription agreements with certain parties subscribing for THMA Class A Shares, pursuant to which the subscribers have agreed to purchase, and THMA has agreed to sell to the Subscribers, THMA Class A Shares, for a purchase price of $10.00 per share. The subscriptions are expected to close substantially concurrently with the closing of the BCA. The consummation of the subscriptions is contingent upon, among other customary closing conditions, the substantially concurrent consummation of the merger. Palantir Technologies, Inc., or Palantir, entered into a subscription agreement on June 21, 2021, and has committed to purchasing $10,000 of THMA Class A Shares at the time of the closing of the BCA.
In addition, on June 17, 2021, the Company entered into a non-cancelable purchase obligation for a data foundry cloud subscription, including support services, updates and related professional services with Palantir for $10,000 payable over three years, continuing through September 30, 2024.
*  *  *  *  *  *

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(dollars in thousands, except per share amounts)

	September 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$62,438	$110,900
Short-term investments	6,508	13,535
Restricted cash	750	—
Accounts receivable	321	257
Prepaid expenses and other current assets	2,620	1,365
Total current assets	72,637	126,057
Property and equipment, net	6,112	4,277
Restricted cash	411	1,161
Deferred offering costs	6,917	—
Other long-term assets	1,436	871
Total assets	$87,513	$132,366
Liabilities, convertible preferred stock and stockholders’ deficit
Current liabilities:
Accounts payable	$3,097	$4,506
Accrued expenses and other current liabilities	17,002	9,568
Deferred revenues	380	267
Debt	26,820	26,345
Total current liabilities	47,299	40,686
Embedded debt derivative	675	675
Warrant liabilities	9,952	2,650
Other long-term liabilities	1,625	1,239
Total liabilities	59,551	45,250
Commitments and contingencies (Note 7)
Convertible preferred stock (Note 8)	291,392	269,422
Stockholders’ deficit:
Common stock, $0.0001 par value; 93,000,000 and 100,000,000 shares authorized as of September 30, 2021 and December 31, 2020, respectively; and 11,798,521 and 11,066,936 shares issued and outstanding as of September 30, 2021 and December 31, 2020, respectively.	1	1
Additional paid-in capital	3,302	534
Accumulated deficit	(266,733)	(182,841)
Accumulated other comprehensive income	—	—
Total stockholders’ deficit	(263,430)	(182,306)
Total liabilities, convertible preferred stock and stockholders’ deficit	$87,513	$132,366
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(dollars in thousands, except per share amounts)

	Nine Months Ended September 30,
	2021	2020
Revenue
Product revenue	$2,550	$115
Collaboration and license revenue	338	9,235
Total revenue	2,888	9,350
Cost and operating expenses
Cost of product revenue	3,585	1,341
Research and development	24,943	21,766
Selling, general, and administrative	45,811	33,645
Total cost and operating expenses	74,339	56,752
Loss from operations	(71,451)	(47,402)
Other income (expenses):
Interest and other (expense) income, net	(3,086)	(926)
Change in estimated fair value of warrant liabilities	(7,302)	(48)
Loss on extinguishment of debt	—	(999)
Loss on issuance of convertible preferred stock	(2,053)	—
Total other (expense) income	(12,441)	(1,973)
Net loss	$(83,892)	$(49,375)
Unrealized gain (loss) on short-term investments	$—	$(25)
Comprehensive loss	$(83,892)	(49,400)
Net loss per share:
Basic and diluted	$(7.31)	$(3.29)
Weighted average common shares outstanding:
Basic and diluted	11,481,620	15,008,629
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF
CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
(dollars in thousands)

	Nine Months Ended September 30, 2021
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders’ Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2021	61,414,002	$269,422	11,066,936	$1	$534	$(182,841)	$—	$(182,306)
Issuance of Series D convertible preferred stock, net of issuance costs of $83	3,058,665	21,970	—	—	—	—	—	—
Exercise of common stock options	—	—	436,353	—	402	—	—	402
Stock-based compensation expense	—	—	—	—	463	—	—	463
Net loss	—	—	—	—	—	(24,393)	—	(24,393)
Balance at March 31, 2021	64,472,667	$291,392	11,503,289	$1	$1,399	$(207,234)	$—	$(205,834)
Exercise of common stock options	—	$—	193,698	$—	$267	$—	$—	$267
Stock-based compensation expense	—	—	—	—	572	—	—	572
Other comprehensive income	—	—	—	—	—	—	1	1
Net loss	—	—	—	—	—	(28,201)	—	(28,201)
Balance at June 30, 2021	64,472,667	$291,392	11,696,987	$1	$2,238	$(235,435)	$1	$(233,195)
Exercise of common stock options	—	$—	101,534	$—	$134	$—	$—	$134
Stock-based compensation expense	—	—	—	—	930	—	—	930
Other comprehensive income	—	—	—	—	—	—	(1)	(1)
Net loss	—	—	—	—	—	(31,298)	—	(31,298)
Balance at September 30, 2021	64,472,667	$291,392	11,798,521	$1	$3,302	$(266,733)	$—	$(263,430)

	Nine Months Ended September 30, 2020
	Convertible Preferred Stock		Common Stock		Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income	Total Stockholders Deficit
	Shares	Amount	Shares	Amount
Balance at January 1, 2020	44,693,053	$144,827	14,859,315	$1	$3,771	$(69,844)	$29	$(66,043)
Exercise of common stock options	—	—	123,720	—	109	—	—	109
Stock-based compensation expense	—	—	—	—	459	—	—	459
Other comprehensive loss	—	—	—	—	—	—	(21)	(21)
Net loss	—	—	—	—	—	(18,381)	—	(18,381)
Balance at March 31, 2020	44,693,053	$144,827	14,983,035	$1	$4,339	$(88,225)	$8	$(83,877)
Issuance of warrants	—	$—	—	$—	$57	$—	$—	$57
Exercise of common stock options	—	—	2,500	—	4	—	—	4
Stock-based compensation expense	—	—	—	—	461	—	—	461
Other comprehensive income	—	—	—	—	—	—	17	17
Net loss	—	—	—	—	—	(11,529)	—	(11,529)
Balance at June 30, 2020	44,693,053	$144,827	14,985,535	$1	$4,861	$(99,754)	$25	$(94,867)
Exercise of common stock options	—	$—	137,606	$—	$190	$—	$—	$190
Stock-based compensation expense	—	—	—	—	444	—	—	444
Other comprehensive income	—	—	—	—	—	—	(21)	(21)
Net loss	—	—	—	—	—	(19,465)	—	(19,465)
Balance at September 30, 2020	44,693,053	$144,827	15,123,141	$1	$5,495	$(119,219)	$4	$(113,719)
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(dollars in thousands)

	Nine Months Ended September 30,
	2021	2020
Operating Activities:
Net loss	$(83,892)	$(49,375)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	1,032	192
Amortization of intangible asset	475	31
Amortization of debt discount	475	350
Loss on extinguishment of debt	—	999
Accretion and amortization of interest income	17	(113)
Stock-based compensation expense	1,965	1,363
Loss on issuance of convertible preferred stock	2,053	—
Change in fair value of warrants	7,302	48
Changes in operating assets and liabilities:
Accounts receivable	(65)	963
Prepaid expenses and other assets	(1,296)	749
Accounts payable	(2,227)	(473)
Accrued expenses, other liabilities and non-current liabilities	4,849	2,970
Deferred revenues	113	(6,124)
Net cash used in operating activities	(69,199)	(48,420)
Investing Activities:
Proceeds from maturities of short-term investments	15,025	74,050
Purchases of short-term investments	(8,014)	(6,490)
Purchases of property and equipment	(2,375)	(3,360)
Milestone based license fee payment	—	(750)
Net cash provided by investing activities	4,636	63,450
Financing Activities:
Proceeds from issuance of convertible preferred stock, net	19,918	—
Proceeds from issuance of debt	—	31,000
Principal payments on debt	—	(17,280)
Deferred financing fees and related debt issuance costs	—	(1,500)
Payment of deferred offering costs	(4,620)	—
Proceeds from exercise of stock options	803	302
Net cash provided by financing activities	16,101	12,522
Net (decrease) increase in cash, cash equivalents and restricted cash	(48,462)	27,552
Cash, cash equivalents and restricted cash—beginning of period	112,061	29,327
Cash, cash equivalents and restricted cash—end of period	$63,599	$56,879
Supplemental disclosure of cash flow information:
Cash paid for interest	$2,730	$1,119
Supplemental disclosure of non-cash investing and financing information:
Deferred offering costs included in accrued expenses	$2,296	$—
Purchases of property and equipment in accounts payable and accrued expenses	$491	$—
Payment of milestone license in intangibles and accrued expenses	$1,000
Fair value of embedded derivative	$—	$675
Recognition of warrant liabilities	$—	$1,860
The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
1.    NATURE OF BUSINESS
Organization
Pear Therapeutics (US), Inc. and subsidiary (the "Company" or "Pear US"), is a leader in prescription digital therapeutics, or PDTs. The Company’s PDTs treat diseases with clinically validated software.
The Company was incorporated on August 14, 2013 (inception) under the name Pear Therapeutics, Inc. as a Delaware Corporation and began operations in August 2013. We are headquartered in Boston, Massachusetts. On December 3, 2021, the Company changed its name to Pear Therapeutics (US), Inc.
On June 21, 2021, the Company entered into a Business Combination Agreement, or the BCA, with Oz Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Thimble Point Acquisition Corp., or THMA, a special purpose acquisition company, where Oz Merger Sub, Inc., or Merger Sub, will merge with the Company, with the Company surviving as a wholly owned subsidiary of THMA (the "Merger"). Upon the completion of the Merger on December 3, 2021, or the Closing, THMA was renamed to Pear Therapeutics, Inc.
On November 30, 2021, THMA held a special meeting of stockholders and approved the Transaction with Pear US. Following the Closing on December 3, 2021, THMA was renamed Pear Therapeutics, Inc., and its Class A Common Stock, par value $0.0001 per share, or Class A Common Shares, began trading on Nasdaq under the ticker symbol “PEAR” on December 6, 2021.
Pursuant to the terms of the Business Combination Agreement, each Pear US Common Share that was issued and outstanding immediately prior to the Closing, after giving effect to the conversion of all issued and outstanding Pear US Preferred Shares to Pear US Common Shares, were canceled and converted into the right to receive a number of the Combined Company’s common stock, par value $0.0001 per share (“Pear Class A Common Shares”) equal to the number of shares of Pear US Common Stock multiplied by the exchange ratio of approximately 1.47. In addition, all outstanding equity awards of Pear US were converted into equity awards of Pear Class A Common Shares with the same terms and conditions adjusted by the exchange ratio of approximately 1.47.
In connection with the Merger, THMA completed the sale and issuance of an aggregate of 10,280,000 Pear Class A Common Shares in a fully committed common stock private placement at a purchase price of $10.00 per share. In addition, upon the Closing of the Merger THMA completed the sale and issuance of 6,387,026 Pear Class A Common Shares equal to a purchase price of $10.00 per share to the Anchor Investor in connection with the Amended Forward Purchase Agreement.
Gross proceeds from the Merger totaled approximately $175.0 million which included funds held in THMA’s trust account (after giving effect to redemptions), proceeds from the PIPE investment of $102.8 million (inclusive of the Forward Purchase Assignment) and proceeds of $63.9 million from the Anchor Investor under the Amended Forward Purchase Agreement. Transaction costs totaled approximately $33.2 million.
Going Concern
The Company is subject to a number of risks and uncertainties common to early-stage technology-based companies, including, but not limited to, rapid technological changes, protection of its proprietary technology and intellectual property, commercialization of existing and new products, development by competitors of competing products, dependence on key personnel, compliance with government regulations, including compliance with the United States (US) Food and Drug Administration, or FDA, and the ability to secure additional capital to fund operations.
The Company obtained FDA marketing authorization for its three products, reSET® (2017), reSET-O® (2018), and Somryst® (2020). The Company is in the beginning stages of self-commercialization of these products. Prior to October, 2019, the Company’s collaboration partner, Sandoz Inc., or Sandoz, was responsible for the commercial launch of reSET® and reSET-O®.
The Company has incurred recurring losses from inception and anticipates net losses and negative operating cash flows for the near future. For the nine months ended September 30, 2021, the Company had a net loss of

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
$83,892 and as of September 30, 2021 had an accumulated deficit of $266,733. As of September 30, 2021, the Company had $68,946 of cash and cash equivalents and short-term investments. While the Company has recorded revenue, revenues have been insufficient to fund operations. Accordingly, the Company has funded its operations to date through a combination of proceeds raised from equity and debt issuances. The Company’s operating costs include the cost of developing and commercializing products as well as providing research services. As a consequence, the Company will need to raise additional equity and debt financing that may not be available, if at all, at terms acceptable to the Company to fund future operations. As a result, the Company could be required to delay, scale back or abandon some or all of its development programs and other operations, which could materially harm the Company’s business, prospects, financial condition and operating results. Management believes these uncertainties raise substantial doubt about the Company’s ability to continue as a going concern. Because of these uncertainties, the accompanying unaudited condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates the realization of assets and the settlement of liabilities and commitments in the normal course of business. Due to the substantial doubt about the Company’s ability to continue operating as a going concern for twelve months from the issuance date of these financial statements and the material adverse change clause in the loan agreement with its lender, the amounts due as of September 30, 2021, have been classified as current in the unaudited condensed consolidated financial statements. The lender has not invoked the material adverse change clause as of the date of issuance of these financial statements. The accompanying unaudited condensed consolidated financial statements do not reflect any other adjustments relating to the recoverability and reclassification of assets and liabilities that might be necessary if the Company is unable to continue as a going concern. The Company is subject to various covenants related to the Perceptive Credit Facility entered into on June 30, 2020 (Note 6) and given the substantial doubt about the Company’s ability to continue as a going concern, there is a risk that it may not meet its covenants in the future.
COVID-19 Related Significant Risks and Uncertainties
There continues to be uncertainties regarding the pandemic of the novel coronavirus, or COVID-19, and the Company is closely monitoring the impact of COVID-19 on all aspects of its business, including how it will impact its customers, employees, suppliers, vendors, and business partners. The Company is unable to predict the specific impact that COVID-19 may have on its financial position and operations moving forward due to the numerous uncertainties. Any estimates made herein may change as new events occur and additional information is obtained, and actual results could differ materially from any estimates made herein under different assumptions or conditions. The Company will continue to assess the evolving impact of COVID-19.
In response to the COVID-19 pandemic, Congress passed the Coronavirus Aid, Relief and Economic Security Act of 2020, or the CARES Act, which was signed into law on March 27, 2020. The CARES Act provides for deferred payment of the employer portion of social security taxes through the end of 2020, with 50% of the deferred amount due by December 31, 2021, and the remaining 50% due by December 31, 2022. During the year ended December 31, 2020, the Company deferred payments of $854 of social security taxes, of which $427 is included in accrued expenses and other liabilities and the remaining $427 is included in other long-term liabilities within the condensed consolidated balance sheet as of September 30, 2021.
2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
The Company’s significant accounting policies are disclosed in the audited consolidated financial statements for the year ended December 31, 2020, included elsewhere in this proxy statement/prospectus. Since the date of those financial statements, there have been no changes to its significant accounting policies except as noted below.
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles, or GAAP and pursuant to the rules and regulations of the SEC for interim financial reporting. Any reference in these notes to applicable guidance is meant to refer to the authoritative GAAP as found in the Accounting Standards Codification, or ASC, and Accounting Standards Update, or ASU, of the Financial Accounting Standards Board, or FASB. In the opinion of management, these unaudited condensed consolidated financial statements reflect all adjustments, consisting of normal recurring items, considered

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
necessary to present fairly the Company’s financial condition, results of operations, stockholders’ deficit and cash flows for the interim periods indicated. The accompanying unaudited condensed consolidated financial statements and related notes should be read in conjunction with the Company’s annual financial statements for the years ended December 31, 2020 and 2019. The results of operations for the nine month period ended September 30, 2021 are not indicative of the results to be expected for the year ending December 31, 2021.
Certain monetary amounts, percentages, and other figures included elsewhere in these financial statements have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Use of Estimates
The preparation of the condensed consolidated financial statements in conformity with GAAP, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of expenses during the reporting periods. On an ongoing basis, the Company evaluates its estimates. The Company bases its estimates on historical experience and various other assumptions that the Company believes to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from those estimates and changes in estimates are reflected in reported results in the period in which they become known.
Cash, Cash Equivalents and Restricted Cash
The Company considers only those highly liquid investments, readily convertible to cash, that mature within 90 days from the date of purchase to be cash equivalents. The Company’s cash equivalents include money market funds and overnight deposits.
The following table reconciles cash, cash equivalents and restricted cash reported within the Company’s condensed consolidated balance sheets to the total amounts shown in the condensed consolidated statements of cash flows:

	September 30, 2021	December 31, 2020
Reconciliation of cash, cash equivalents and restricted cash:
Cash and cash equivalents	$62,438	$110,900
Restricted cash - short-term	750	—
Restricted cash - long-term	411	1,161
Total cash, cash equivalents and restricted cash	$63,599	$112,061
Deferred Offering Costs
As of September 30, 2021, the Company capitalized deferred offering costs of $6,917. Deferred offering costs include certain legal, accounting, consulting and other third-party fees incurred directly related to the anticipated business combination. The Company will keep deferred offering costs classified as a long-term asset until the closing or termination of the business combination. At the closing of the business combination, these costs will be recorded in stockholders’ deficit as a reduction of additional paid-in capital. Should the business combination for which those costs relate no longer be considered probable of being consummated, all deferred offering costs will be charged to operating expenses in the statement of operations at such time.
Recently Issued Accounting Pronouncements Not Yet Adopted
In February 2016, the FASB, issued ASU 2016-02, Leases (Topic 842), which requires lessees to record most leases on the balance sheet and recognize the expense in the statement of operations and comprehensive loss in a

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
manner similar to current practice. ASU 2016-02 states that a lessee would recognize a lease liability for the obligation to make lease payments and a right-to-use asset for the underlying asset for the lease term. This standard is applicable to the Company for the annual reporting periods beginning after December 15, 2021. The Company has commenced work to assess ASU 2016-02 and the impact that adopting this new accounting standard will have on its consolidated financial statements and footnote disclosures. The Company anticipates recognition of additional assets and corresponding liabilities related to leases on the consolidated balance sheets.
In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses: Measurement of Credit Losses on Financial Instruments (Topic 326). The standard, including subsequently issued amendments, requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets such as available for sale debt securities, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions and reasonable and supportable forecasts that affect the collectability of the reported amount. The new standard is effective for annual reporting periods beginning after December 15, 2022. The Company is still evaluating the impact of ASU 2016-13 on the Company’s consolidated financial statements; however, it does not expect the impact to be material.
In December 2019, the FASB issued ASU No. 2019-12, Income Taxes-Simplifying the Accounting for Income Taxes. ASU 2019-12 eliminates certain exceptions related to the approach for intra-period tax allocation, the methodology for calculating income taxes in an interim period and the recognition of deferred tax liabilities for outside basis differences. It also clarifies and simplifies other aspects of the accounting for income taxes. This standard is effective for annual reporting periods beginning after December 15, 2021, and interim periods within annual periods beginning after December 15, 2022. The Company is currently evaluating the potential impact that ASU 2019-12 will have on its consolidated financial statements and related disclosures; however, it does not expect the impact to be material.
In August 2020, the FASB issued ASU 2020-06, Debt—Debt with Conversion and Other (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40). This update simplifies the accounting for convertible debt instruments by removing certain accounting separation models as well as the accounting for debt instruments with embedded conversion features that are not required to be accounted for as derivative instruments. The update also updates and improves the consistency of earnings per share calculations for convertible instruments. The amendments in this ASU are effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. The Company is currently evaluating the impact that the implementation of this update will have on the Company’s consolidated financial statements and related disclosures.
3.    FAIR VALUE MEASUREMENTS
The tables below present certain of our assets and liabilities measured at fair value categorized by the level of input used in the valuation of each asset and liability.

	September 30, 2021
Description	Total Fair Value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$27,892	$27,892	$—	$—
Debt investments:
Corporate bonds	1,013	—	1,013	—
Commercial paper	5,495	—	5,495	—
Total debt investments	6,508	—	6,508	—
Total assets	$34,400	$27,892	$6,508	$—
Long-term liabilities:
Embedded debt derivative	$675			$675
Warrant liabilities	9,952	—	—	9,952
Total liabilities	$10,627	$—	$—	$10,627

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)

	December 31, 2020
Description	Total Fair Value	Level 1	Level 2	Level 3
Cash equivalents:
Money market funds	$96,835	$96,835	$—	$—
Debt investments:
Corporate bonds	3,543	—	3,543	—
Commercial paper	9,992	—	9,992	—
Total debt investments	13,535	—	13,535	—
Total assets	110,370	96,835	$13,535	—
Long-term liabilities:
Embedded debt derivative	$675	$—	$—	$675
Warrant liabilities	2,650	—	—	2,650
Total liabilities	$3,325	$—	$—	$3,325
The Company evaluates transfers between levels at the end of each reporting period. There were no transfers of financial instruments between levels during the nine months ended September 30, 2021 and the year ended December 31, 2020.
Cash equivalents—Money market funds included within cash equivalents are classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices in active markets.
Investments—The Company measures its investments at fair value on a recurring basis and classifies those instruments within Level 2 of the fair value hierarchy. Marketable securities, including corporate bonds and commercial paper, are classified within Level 2 of the fair value hierarchy because pricing inputs are other than quoted prices in active markets, which are either directly or indirectly observable as of the reporting date, and fair value is determined using models or other valuation methodologies. The Company recorded no unrealized gain and an unrealized loss of $25 in other comprehensive income (loss) on short-term investments for the nine months ended September 30, 2021 and 2020, respectively.
Embedded debt derivative and warrant liability—As described in Note 6, the Company concluded that the contingent put options contained in the Perceptive Credit Facility that could require mandatory repayment upon the occurrence of an event of default, change of control and certain other events represent an embedded derivative required to be bifurcated from the debt host instrument. The embedded debt derivative is measured at fair value using a probability-weighted cash flow valuation methodology, having a fair value of $675 at September 30, 2020, the date of issuance and September 30, 2021. The determination of the fair value of an embedded debt derivative includes inputs not observable in the market and as such, represents a Level 3 measurement. The methodology utilized requires inputs based on certain subjective assumptions, specifically, probabilities of mandatory debt repayment prior to maturity ranging between 0-10%.
The Company measures the fair value of the liabilities related to the warrants to purchase Series A and Series D convertible preferred stock, using Level 3 inputs. As of September 30, 2021, the fair market value of the Series D warrants was estimated using a hybrid method between option pricing model (OPM) and a probability-weighted expected return method (PWERM), estimating the probability weighted value across the scenarios, while using an OPM to estimate the allocation of value within one or more of these scenarios. The significant unobservable inputs into the valuation models used to estimate the fair value of the convertible preferred stock warrants include the weighting between the scenarios, timing of potential events, such as a qualified initial public offering, or IPO, consummation of the business combination with THMA and other liquidity events and their probability of occurring, the selection of guideline public company multiples, a discount for the lack of marketability of the preferred and common stock and the discount rate used to calculate the present value of the estimated equity value allocated to each share class. At December 31, 2020, the warrants were valued using an OPM.

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
The following significant assumptions used in the valuation model to estimate the fair value of the warrant liabilities were as follows:

Series A Warrants	September 30, 2021	December 31, 2020
Fair value of underlying preferred stock	$14.24	$2.00
Expected life (years)	0.08 – 1.25	2.00
Expected volatility	45.0% – 74.0%	75.7%
Risk-free interest rate	0.04% – 0.14%	0.13%

Series D Warrants	September 30, 2021	December 31, 2020
Fair value of underlying preferred stock	$14.82	$7.21
Expected life (years)	0.08 – 1.25	2.00
Expected volatility	45.0% – 74.0%	75.7%
Risk-free interest rate	0.04% – 0.14%	0.13%
The following table reconciles the change in the fair value of the warrant liabilities based on Level 3 inputs:

	Warrant Liabilities
	Series A	Series D
Fair value as of December 31, 2019	$52	$—
Issuance of warrants	—	1,803
Change in fair value	2	793
Fair value as of December 31, 2020	54	2,596
Change in fair value	369	6,933
Fair value as of September 30, 2021	$423	$9,529
4.    PROPERTY AND EQUIPMENT
Property and equipment, net consists of the following:

	September 30, 2021	December 31, 2020
Internal-use software	$5,941	$3,682
Equipment	523	441
Construction in process	268	—
Furniture and fixtures	586	383
Leasehold improvements	509	455
Total property and equipment	7,827	4,961
Less: accumulated depreciation	(1,715)	(684)
Property and equipment, net	$6,112	$4,277
Depreciation expense was $1,032 and $192 for the nine months ended September 30, 2021 and 2020, respectively.

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
5.    ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES
Accrued expenses and other current liabilities consist of the following:

	September 30, 2021	December 31, 2020
Compensation and related benefits	$8,803	$6,953
Professional services	2,805	1,787
Research and development costs	1,484	355
Milestone payment	1,000	—
Deferred offering costs	1,970	—
Other	940	473
Total	$17,002	$9,568
6.    INDEBTEDNESS
Perceptive Credit Facility
On June 30, 2020, the Close Date, the Company entered into a Credit Agreement and Guaranty, or Perceptive Credit Facility, with Perceptive Credit Holdings III, LP, as administrative agent and lender with a syndicate of other lenders, collectively Perceptive. The Perceptive Credit Facility, as amended, consists of a secured term loan facility in an aggregate amount of up to $50,000, which will be made available under the following three tranches: (i) Tranche 1 - $30,000, available at the Closing Date; (ii) Tranche 2 - $10,000, available no earlier than December 31, 2021; and (iii) Tranche 3 - $10,000, available no later than December 31, 2021, subject to the Company’s satisfaction of certain business and financial conditions described in the Perceptive Credit Facility.
The Perceptive Credit Facility will bear interest through maturity at a variable rate based upon the one-month LIBOR rate plus 11.0%, subject to a LIBOR floor of 1.0%. As of September 30, 2021, the interest rate was 12.0%. The Company is required to make interest-only payments until May 31, 2024, after which point the Company will be required to make monthly payments of principal equal to 3.0% of the then outstanding principal until maturity on June 30, 2025, or the Maturity Date. If the Company prepays the loan prior to the Maturity Date, it will be required to pay a prepayment fee guaranteeing Perceptive a 1.5 times return on any prepaid amount. A change of control, which includes a new entity or group owning more than 35.0% of the Company’s voting stock, or prior to an IPO, the failure of the existing holders to own at least 35.0% of the Company’s voting stock, trigger a mandatory prepayment of the term loan. The Company paid issuance costs of $750 in connection with its entry into the Perceptive Credit Facility.
The Company concluded the contingent put options that could require mandatory repayment upon the occurrence of an event of default, change of control and certain other events represent an embedded derivative required to be bifurcated from the debt host instrument and accounted for separately and recorded an embedded debt derivative of $675 as of September 30, 2020 and September 30, 2021. Any changes to the derivative liability in future periods will be recognized as interest and other (expense) income, net in the consolidated statements of operations and comprehensive loss.
The Perceptive Credit Facility is secured by substantially all the assets of the Company, including our intellectual property. The Credit Facility requires the Company to (i) maintain a minimum aggregate cash balance of $5,000 in one or more controlled accounts, (ii) as of the last day of each fiscal quarter commencing with the fiscal quarter ending December 30, 2022, report revenues for the trailing 12-month period that exceed the amounts set forth in the Perceptive Credit Facility which range from $83,409 for the fiscal quarter ending December 31, 2022 to $125,000 for the fiscal quarter ending March 31, 2025 and (iii) on or prior to December 31, 2021, raise additional capital of at least $100,000. The Perceptive Credit Facility contains various affirmative and negative covenants that limit the Company’s ability to engage in specified types of transactions. The Company was in compliance with the covenants under the Perceptive Credit Facility as of September 30, 2021.

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
On the Closing Date, Perceptive received a warrant certificate exercisable into 775,000 shares of Series C preferred stock, and upon each borrowing date of Tranche 2 or Tranche 3, the Company will become obligated to issue two additional warrants, the Additional Warrants, to Perceptive each to purchase up to 50,000 shares of Series C preferred stock. In the event the Company issued Series D preferred stock, Perceptive had the right to convert the Series C preferred stock warrant into a warrant to purchase Series D preferred stock, and the exercise price shall be automatically adjusted to equal the original per share price for Series D preferred stock. On the Closing Date, the Company issued freestanding Series C preferred stock warrants to Perceptive, which were converted to Series D preferred stock warrants at the time of the Series D funding round. The Series D preferred stock warrants are exercisable for 1,012,672 shares of Series D preferred stock. The Series D preferred stock warrants have an exercise price of $5.51 per share and expire in 2030. The Company estimated the fair value of the Series D preferred stock warrants at issuance to be $1,803. The warrant is exercisable at any time prior to the ten-year anniversary of the Closing Date of the Perceptive Credit Facility. At issuance, the Company determined that the warrant is liability-classified and would be remeasured at fair value each reporting period, with changes in fair value recorded in the consolidated statements of operations and comprehensive loss. The Additional Warrants, when and if issued, shall be issued as warrants to purchase 65,333 shares of Series D-1 preferred stock. On June 11, 2021, Perceptive agreed to the conditional exercise of the 1,012,672 Series D warrants at $5.51 per share subject to and in connection with the closing of the business combination agreement more fully described in Note 1. On November 30, 2021, Perceptive net exercised 1,012,672 Series D warrants based on a per share price of $9.87 per share, the THMA, closing price on June 22, 2021.
As of September 30, 2021, the Company received proceeds of $28,500, net of fees and expenses of $1,500. The outstanding balance of the Perceptive Credit Facility was:

Perceptive Credit Facility	September 30, 2021
Principal	$30,000
Less: Debt issuance costs and discount at issuance	(3,180)
Net carrying amount	$26,820
Future minimum payments, including contractual interest, under the Perceptive Credit Facility as of September 30, 2021 are as follows:

Year ended December 31,	Amounts
Remainder of 2021	$920
2022	3,650
2023	3,650
2024	10,603
2025 and thereafter	24,039
Total	$42,862
Less:
Interest payable	(12,862)
Unamortized debt issuance costs	(3,180)
Current portion of long-term debt	(26,820)
Long-term debt	$—
SVB Term Loan (Extinguished June 30, 2020)
On June 30, 2020, using the proceeds from the Perceptive Credit Facility, the Company paid the then outstanding principal of $14,889, outstanding interest, a termination fee of $169 and a final payment amount of $1,080, which was equal to 6.75% of all amounts borrowed under the term loan on its then existing loan and security agreement with Silicon Valley Bank, or SVB, or the SVB Term Loan resulting in a loss on extinguishment of debt of $998.

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
As part of entering into the amendments to the SVB Term Loan in 2019 and 2018, the Company issued warrants to purchase 17,019 and 28,486 shares of common stock, respectively, at an exercise price of $1.60 and $1.05 per share, respectively, in cash or pursuant to the net exercise provisions of the warrants. The Company estimated the fair value of the warrants at issuance to be $27 and $29, respectively, using the Black Scholes option-pricing model. The warrants expire on June 28, 2029 and June 8, 2028, respectively. In addition, in connection with a borrowing in 2020 the Company issued warrants to purchase 35,817 shares of common stock at an exercise price of $1.60 per share in cash or pursuant to the net exercise provisions of the warrants. The Company estimated the fair value of the warrants at issuance to be $57, using the Black Scholes option-pricing model. The warrants expire on April 29, 2030. As of September 30, 2021, the warrants had not yet been exercised and remain outstanding. The warrants are automatically exercised through cashless exercise if not exercised prior to the expiration date.
In addition, in 2016 with the initial SVB Term Loan, the Company granted the lender a Series A preferred stock warrant which is exercisable for 32,711 shares of Series A preferred stock. The exercise price of the Series A preferred stock warrant is $0.9171 per share and the Series A preferred stock warrant expires on December 22, 2026. On July 9, 2021, SVB agreed to the conditional exercise of the 32,711 Series A warrants at $0.9171 and 28,486 and 52,836 of the common stock warrants at $1.05 and $1.60 per share, respectively subject to and in connection with the closing of the business combination agreement more fully described in Note 14. On December 1, 2021, in connection with the Merger, SVB elected to net exercise based on a per share price of $9.89 per share THMA, the closing price on June 22, 2021.
7.    COMMITMENTS AND CONTINGENCIES
Leases
As of September 30, 2021, the Company leases office space under non-cancelable operating leases in three cities, Boston, Massachusetts, consisting of approximately 19,000 square feet that will expire on June 1, 2028, including approximately 900 square feet that the Company will take over on January 1, 2022, San Francisco, California, consisting of approximately 17,000 square feet that will expire on July 31, 2025 and Raleigh, North Carolina, consisting of approximately 7,700 square feet that will expire on May 31, 2026.
We recognized rent expense of $2,056 and $1,559 for the nine months ended September 30, 2021 and 2020, respectively.
Licenses
As of September 30, 2021, the Company has three license agreements related to its commercialized products. The Company pays minimum annual royalties to the Invention Science Fund I, LLC, or ISF. In addition, the Company pays minimum annual maintenance fees to Red 5 Group, LLC, or Red 5, in connection with reSET and reSET-O and royalties based on net revenues of the sales of Somryst to BeHealth Solutions, LLC, or BeHealth, and the University of Virginia Patent Foundation, or UVPF. For the nine months ended September 30, 2021, the Company recorded minimum annual royalty fees of $750 to ISF and minimum annual maintenance fees of $188 to Red 5. For the nine months ended September 30, 2020, the Company recorded minimum annual royalty fees of $600 to ISF and minimum annual maintenance fees of $188 to Red 5. During September 2021, a commercial milestone under the license agreement with BeHealth was achieved. As a result, an accrued liability of $1,000 was recorded as of September 30, 2021. The Company recorded de minimus royalties to BeHealth and UVPF for the nine months ended September 30, 2021 and 2020, respectively.
On July 1, 2021, the parties amended the Amended Red 5 License Agreement to further clarify certain terms and increase the royalty rate by a de minimis amount.
Guarantees and Indemnifications
As permitted under Delaware law, the Company indemnifies its officers, directors and employees for certain events or occurrences that happen by reason of the relationship with, or position held at, the Company. For the nine months ended September 30, 2021 and 2020, the Company had not experienced any losses related to these indemnification obligations, and no claims were outstanding as of September 30, 2021. The Company does not

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
expect significant claims related to these indemnification obligations and consequently concluded that the fair value of these obligations is negligible and no related accruals were recorded.
In connection with the Merger, the Company entered into new indemnification agreements with each of it’s officers and directors. In addition, the indemnification agreements entered into with our board members, Messrs. Schwab and Lynch, also provide certain indemnification rights to the entities with which they are affiliated.
Purchase Commitment
On June 17, 2021, and later amended on August 3, 2021, the Company entered into a non-cancelable purchase obligation for a subscription to the Palantir Foundry cloud platform, including support services, updates, and related professional services with Palantir for $9,300 payable over three years, continuing through September 30, 2024. Through September 30, 2021, the Company recorded $725 under the terms of the agreement, $700 of which is included in prepaid expenses on the balance sheet as of September 30, 2021.
Legal Proceedings
The Company is also involved from time to time in various legal proceedings arising in the normal course of business. Although the outcomes of potential legal proceedings are inherently difficult to predict, the Company does not expect the resolution of these occasional legal proceedings to have a material adverse effect on its financial position, results of operations, or cash flow.
8.    CONVERTIBLE PREFERRED STOCK
As of September 30, 2021, Convertible Preferred Stock consists of the following:

Preferred Series	Par Value	Authorized	Issued and Outstanding	Carrying Value	Liquidation Preference	Conversion Price/Share
Series A	$0.0001	20,385,183	20,308,856	$26,708	$55,876	$0.9171
Series B	0.0001	11,808,789	11,808,789	50,686	152,925	4.3167
Series C	0.0001	8,951,819	8,951,819	64,197	193,185	7.1935
Series D-1	0.0001	16,436,653	15,293,315	109,633	300,000	6.5388
Series D-2	0.0001	8,109,888	8,109,888	40,168	96,000	3.9458
Total		65,692,332	64,472,667	$291,392	$797,986
Series D-1 Extension
On February 23, 2021, the Company issued 3,058,665 shares of Series D-1 convertible preferred stock at the price of $6.5388 per share, resulting in proceeds of $20,000, or the D-1 Extension and incurred issuance costs totaling $83. In connection with the Series D-1 Extension, the Company recorded a loss of $2,053, which represents the amount by which the fair value of the shares exceeded the cash proceeds received.
9.    COMMON STOCK
On January 26, 2021, the Company’s board of directors reduced the number of authorized shares from 100,000,000 shares to 90,000,000 and then on February 21, 2021, the Company’s board, in connection with the Series D-1 offering, increased the number of common shares from 90,000,000 to 93,000,000. All of the outstanding shares of common stock have been duly authorized and are fully paid and nonassessable. Each share of common stock is entitled to one vote; there is no cumulative voting. The holders of shares of common stock are entitled to receive dividends if and when declared by the board of directors.
Common Stock Reserved
The number of shares of common stock that have been reserved for the potential conversion of Series A, B, C and D preferred stock, the warrants associated with the Company’s credit facility and prior term loan and

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
outstanding stock options granted and stock options available for grant under the Company’s 2013 Stock Incentive Plan, or the Stock Incentive Plan, as of September 30, 2021, are as follows:

Share Class	Number of Shares
Conversion of Series A preferred stock	20,308,856
Conversion of Series B preferred stock	11,808,789
Conversion of Series C preferred stock	8,951,819
Conversion of Series D preferred stock	23,403,203
Warrants	1,126,705
Shares reserved for the issuance of warrants	283,599
Outstanding common stock options	11,038,739
Common stock options available for grant	2,951,062
Total number of shares	79,872,772
10.    STOCK-BASED COMPENSATION
For the nine months ended September 30, 2021 and 2020, the Company incurred stock-based compensation expenses of $1,965 and $1,363, respectively.
2013 Stock Incentive Plan
On December 20, 2013, the Company’s board of directors adopted the 2013 Stock Incentive Plan, or the Plan, which provided for the grant of stock options, both incentive stock options and nonqualified stock options and restricted stock, collectively Equity Awards for up to 3,000,000 shares of common stock in the aggregate.
The Plan may be amended by the Company’s board of directors. If shareholder approval is not obtained within twelve months after any amendment increasing the number of shares authorized under the Plan or changing the class of persons eligible to receive stock options under the Plan, no stock option granted pursuant to such amendments may be incentive stock options and no incentive stock options may be issued pursuant to such amendments thereafter. On November 3, 2020, the Company’s board of directors amended the Plan to increase the maximum number of shares of Common Stock that may be issued under the Plan to 16,727,451. Stockholder approval of such amendments was timely obtained. As of September 30, 2021, there were 2,951,062 shares of common stock available to be issued under the Plan.
Stock options are granted with an exercise price equal to the fair market value on the date of grant. Awards may contain service conditions or service and performance conditions and typically vest over one to four years. Options granted under the Plan expire on the date specified in the applicable Option Agreement, provided that such date may not be later than ten years after the date on which the common stock option is granted (or five years in the case of incentive stock options granted to certain large stockholders), in either case, subject to earlier termination as provided in the Plan or Option Agreement.
During the nine months ended September 30, 2021 and 2020, the Company granted stock options, to purchase 4,075,600 and 2,160,500 shares of common stock with aggregate grant date fair values of $12,075 and $2,112, respectively.

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
Common Stock Options
The combined stock option activity for the nine months ended September 30, 2021, is as follows:

	Stock Options	Weighted Average Exercise Price
Options outstanding at December 31, 2020	9,250,333	$1.37
Granted	4,075,600	4.92
Exercised	(731,585)	1.09
Canceled and forfeited	(1,555,609)	1.69
Options outstanding at September 30, 2021	11,038,739	2.66
Exercisable at September 30, 2021	4,560,750	1.22
The weighted-average grant date fair value of stock options granted during the nine months ended September 30, 2021, was $2.96 share. The fair value of stock options that vested during the nine months ended September 30, 2021 was $1,420.
As of September 30, 2021, the total unrecognized compensation costs related to non-vested stock options were approximately $13,350 and are expected to be recognized over a weighted average period of 3.3 years.
Stock Compensation Expense
The assumptions used to estimate the grant date fair value using the Black-Scholes option pricing model were as follows:

	Nine Months Ended September 30,
	2021	2020
Risk-free interest rate	0.84%	0.55%
Expected volatility	70.89%	67.13%
Expected term (years)	5.67-6.68	5.57-6.70
Expected dividend yield	—%	—%
The Company has classified stock-based compensation in its condensed consolidated statements of operations and comprehensive loss as follows:

	Nine Months Ended September 30,
	2021	2020
Cost of product revenue	$79	$—
Research and development	711	532
Selling, general, and administrative	1,175	831
Total stock-based compensation expense	$1,965	$1,363
11.    INCOME TAXES
During the nine months ended September 30, 2021 and 2020, the Company recorded a full valuation allowance on federal and state deferred tax assets since management does not forecast the Company to be in a taxable position in the near future.
12.    NET LOSS PER SHARE
For periods in which the Company reports a net loss attributable to common stockholders, potentially dilutive securities have been excluded from the computation of diluted net loss per share as their effects would be anti-dilutive. Therefore, the weighted average number of common shares outstanding used to calculate both basic and

PEAR THERAPEUTICS (US), INC. AND SUBSIDIARY
NOTES TO THE UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(dollars in thousands, except per share amounts)
diluted net loss per share attributable to common stockholders is the same. The Company excluded the following potential common shares, presented based on amounts outstanding at period end, from the computation of diluted net loss per share attributable to common stockholders because including them would have had an anti-dilutive effect:

	Nine Months Ended September 30,
	2021	2020
Convertible preferred stock (as converted to common stock)	64,472,667	44,693,053
Outstanding common stock options	11,038,739	9,809,766
Warrants to purchase common stock	1,126,705	989,033
Total	76,638,111	55,491,852
The following table summarizes the computation of basic and diluted net loss per share attributable to common stockholders of the Company for each of the nine months ended September 30:

	Nine Months Ended September 30,
	2021	2020
Numerator:
Net loss	$(83,892)	$(49,375)
Denominator:
Weighted-average common shares outstanding, basic and diluted	11,481,620	15,008,629
Net loss per share attributable to common stockholders, basic and diluted	$(7.31)	$(3.29)
13.    RELATED-PARTY TRANSACTIONS
Certain holders of Series A preferred stock had representation on the Company’s board of directors and purchased shares of Series B preferred stock pursuant to the Series B Agreement. Certain holders of Series A and B preferred stock had representation on the Company’s board of directors and purchased shares of Series C preferred stock pursuant to the Series C Agreement. Certain holders of Series A, B and C preferred stock had representation on the Company’s board of directors and purchased shares of Series D preferred stock pursuant to the Series D Agreement.
In December 2020, in connection with the D-2 Preferred Stock offering, the Company completed a tender offer. In connection with the tender offer, the Company purchased 2,788,732 shares of common stock from the CEO, and 41,100 common shares from certain eligible employees, at a purchase price of $3.9433 per share totaling $11,159 and resulting in a stock-based compensation expense of $7,254, representing the difference between the purchase price and the estimated fair value of the common stock on the date of the sale. The Company also repurchased 1,656,467 common shares from other shareholders for a total purchase price of $6,532. In total, the Company repurchased 4,486,299 shares of common stock from investors having a total purchase price of $17,691.
14.    SUBSEQUENT EVENTS
The Company has evaluated subsequent events through the date these financial statements were available to be issued and determined that other than the merger with THMA, disclosed in Note 1, no additional subsequent events have occurred that would require recognition or disclosure in these financial statements.
* * * * * *

95,711,409 Shares of Class A Common Stock
5,013,333 Warrants to Purchase Shares of Class A Common Stock

PROSPECTUS

December 30, 2021
You should rely only on the information contained in this prospectus or any supplement or amendment hereto. We have not authorized anyone to provide you with different information. You should not assume that the information contained in this prospectus or any supplement or amendment hereto is accurate as of any date other than the date of this prospectus or any such supplement or amendment. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.